Form 10KSB, Exhibit 13
period 2004-12-31
FPB BANCORP INC
filed 2005-03-28
CIK 1162245

EXHIBIT 13

2004 ANNUAL REPORT

2004 *Annual Report*

FORT PIERCE OFFICE

STUART OFFICE

PORT ST. LUCIE OFFICE

FPB Bancorp, Inc.™

CORPORATE PROFILE

FPB Bancorp, Inc. is a one-bank holding company incorporated in the State of Florida. FPB Bancorp, Inc. owns 100% of First Peoples Bank’s common stock. First Peoples Bank is a Florida state-chartered commercial bank. Our deposits are insured by the Federal Deposit Insurance Corporation. We provide a variety of banking services to small businesses and individuals in St. Lucie and Martin County, Florida. We currently have three retail banking offices located in Port St. Lucie, Florida, Fort Pierce, Florida and Stuart, Florida. At December 31, 2004, we had total consolidated assets of $94.6 million and total consolidated stockholders’ equity of $7.4 million. For the year ended December 31, 2004, we had net earnings of $123,000.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements which represent our expectations or beliefs, including, but not limited to, statements concerning the banking industry and our operations, performance, financial condition and growth. For this purpose, any statements contained in this Report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “can,” “estimate,” or “continue” or the negative of other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature may involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including competition, general economic conditions, changes in interest rates, and changes in the value of real estate and other collateral securing loans, among other things.

CONTENTS	Page
Financial Highlights	1

Letter to Shareholders	2-3

Selected Financial Data	4

Management’s Discussion and Analysis of Financial Condition and Results of Operations	5-20

Consolidated Financial Statements	21-44

Independent Auditors’ Report	45

Board of Directors	46-47

Non-Director Executive Officers	48-49

Community Liaison Board	50-51

General Information	52

Common Stock Prices and Dividends	52

FINANCIAL HIGHLIGHTS

December 31, 2004 and 2003 or the Years Then Ended

(Dollars in thousands, except per share figures)

	2004	2003
At Year End:

Assets	$94,597	$70,055
Loans, net	$68,794	$48,244
Securities	$11,371	$11,375
Deposits	$81,936	$61,064
Stockholders’ equity	$7,420	$7,372
Book value per share	$9.06	$9.01
Shares outstanding	819,120	818,120
Equity as a percentage of assets	7.84%	10.52%
Nonperforming assets as a percentage of total assets	.52%	2.07%

For The Year:

Interest income	$4,345	$3,393
Net earnings	$123	$161
Earnings per share basic and diluted	$.15	.20
Return on average assets	.15%	.25%
Return on average equity	1.67%	2.19%
Average equity as a percentage of average assets	9.02%	11.34%
Noninterest expenses to average assets	4.23%	3.66%

Yields and Rates:

Loan portfolio	6.67%	6.74%
Securities	3.12%	3.05%
Other interest-earning assets	1.65%	2.40%
All interest-earning assets	5.79%	5.97%
Deposits	1.92%	2.16%
Borrowings	1.91%	—%
All interest-bearing liabilities	1.92%	2.16%
Interest-rate spread (1)	3.87%	3.81%
Net yield on average interest earning assets (2)	4.36%	4.22%

(1)	Average yield on all interest-earning assets less average rate paid on all interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.

LETTER TO SHAREHOLDERS

March 15, 2005

Dear Shareholders:

We are pleased to present the Annual Report for FPB Bancorp, Inc. for the year ended December 31, 2004. It was a challenging year not just from an economic standpoint but also because our area was hit by two major hurricanes. The storms caused severe damage to our area and many of our fellow citizens and customers experienced loss of homes, possessions and in some cases jobs and income. First Peoples Bank, along with our local Chamber and Economic Development Council (EDC), was a leader in creating and organizing the Business Assistance Center (BAC) at Indian River Community College (IRCC) immediately following each of the storms. First Peoples Bank joined numerous area banks and financial institutions in approving and granting over $6 million in loans to businesses in Martin, St. Lucie, Indian River and Okeechobee counties. These funds were provided by the State of Florida in the form of temporary bridge loans and provided immediate financial assistance to the numerous area businesses severely affected by the storms.

Our employees showed true dedication during the storms. They came to work and assisted our customers in many cases even though they had sustained substantial damage to their own individual residences. We operated without power at the Port St. Lucie Office for a period of time with both storms and all three of our locations were open for business, in some cases operating manually, to serve our customers as soon as we received permission from our local authorities to open.

Total assets closed 2004 at $95 million, a 35% increase of $24 million over 2003. We generated $20 million in net loans, an increase of 42% and finished the year with total loans of $69 million. Deposits grew by 34% or $20 million for a year-end total of $82 million. We now service over 5,000 loan and deposit customers. We had a total consolidated net income of $123 thousand for 2004.

We opened our Fort Pierce Office in July of this past year. That now gives us a total of three offices to serve your banking needs. The Fort Pierce Office is located at 2500 Virginia Ave. The Stuart Office is located at 715 Colorado Ave. and our headquarters in Port St. Lucie is at 1301 Port St. Lucie Blvd.

Our Fort Pierce location is now fully occupied. We are very pleased to have the upstairs leased to two fine clients, Hospice of the Treasure Coast and Jim Child’s Tax Service, Inc.

We continue to be a leader in the area in providing Small Business Administration (SBA) loans. These loans are very important to the many businesses planning expansion and entrepreneurs starting new companies in our area. SBA loans provide funding to new and existing businesses that normally may not have the required capital to qualify for traditional bank financing. We have two dedicated SBA lenders on staff and they are very experienced in the SBA arena. First Peoples Bank generated over $12 million in SBA loans in the area in 2004.

Our bank continues to be very active in the community. We have employees involved in numerous charitable, civic and service organizations. It’s all a part of our commitment and pledge to support the communities that we are a part of and in which we do business.

We feel that our future in the community looks very bright. Our group is constantly evaluating potential future branch sites and opportunities to grow and expand this franchise. At First Peoples Bank, our people, you our shareholders and customers, come first. If you haven’t stopped in for a visit or to open your shareholder account please do so at any of our three convenient full service locations.

On behalf of our directors, management and staff we again want to thank all of you for your commitment and belief in our mission to bring true community banking to our area.

Sincerely,

David W. Skiles
President & CEO

Gary A. Berger
Board Chairman

SELECTED FINANCIAL DATA

December 31, 2004, 2003, 2002, 2001 and 2000 and the

Years Ended December 31, 2004, 2003, 2002, 2001 and 2000

(Dollars in thousands, except per share figures)

	2004	2003	2002	2001	2000
At Year End:

Cash and cash equivalents	$9,759	7,218	7,825	2,448	4,380
Securities	11,371	11,375	6,697	5,479	6,987
Loans, net	68,794	48,244	41,662	32,215	17,965
All other assets	4,673	3,218	2,583	1,564	1,200

Total assets	$94,597	70,055	58,767	41,706	30,532

Deposit accounts	81,936	61,064	50,265	33,933	25,814
Federal Home Loan Bank advance	2,500	—	—	2,500	—
All other liabilities	2,741	1,619	1,189	1,183	574
Stockholders’ equity	7,420	7,372	7,313	4,090	4,144

Total liabilities and stockholders’ equity	$94,597	70,055	58,767	41,706	30,532

For the Period:

Total interest income	$4,345	3,393	3,203	2,519	1,755
Total interest expense	1,074	993	1,135	1,046	815

Net interest income	3,271	2,400	2,068	1,473	940

Provision for loan losses	380	383	381	202	162

Net interest income after provision for loan losses	2,891	2,017	1,687	1,271	778

Noninterest income	759	620	264	214	141
Noninterest expenses	3,440	2,372	1,825	1,557	1,282

Earnings (loss) before income taxes	210	265	126	(72)	(363)
Income taxes	87	104	52	(23)	(136)

Net earnings (loss)	$123	161	74	(49)	(227)

Net earnings (loss) per basic and diluted share	$.15	.20	.11	(.10)	(.46)

Weighted-average number of shares outstanding for basic and diluted	818,203	817,785	660,352	489,410	489,410

Ratios and Other Data:

Return on average assets	.15%	.25%	.14%	(.14%)	(.93%)
Return on average equity	1.67%	2.19%	1.29%	(1.17%)	(5.40%)
Average equity as a percentage of average assets	9.02%	11.34%	11.11%	12.36%	17.19%
Interest-rate spread during the period	3.87%	3.81%	3.42%	3.27%	2.40%
Net yield on average interest-earning assets	4.36%	4.22%	4.21%	4.59%	4.13%
Noninterest expenses to average assets	4.23%	3.66%	3.53%	4.60%	5.24%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.34	1.24	1.34	1.40	1.48
Nonperforming loans and foreclosed real estate as a percentage of total assets at end of year	52%	2.07%	.29%	NIL	NIL
Allowance for loan losses as a percentage of total loans at end of year	1.56%	1.73%	1.31%	1.10%	1.11%
Total number of banking offices	3	2	1	1	1
Total shares outstanding at end of year	819,120	818,120	817,775	489,410	489,410
Book value per share at end of year	$9.06	9.01	$8.94	$8.36	$8.47

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and our results of operations should be read in conjunction with the consolidated financial statements and the related notes thereto, as of December 31, 2004 and 2003, included elsewhere in this Annual Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

General

FPB is a one-bank holding company incorporated in the State of Florida. Our sole subsidiary, First Peoples Bank, is a Florida state-chartered commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. We opened for business on April 26, 1999 and provide a variety of banking services to small businesses and individuals in St. Lucie and Martin County, Florida. We currently have three retail banking offices located in Port St. Lucie, Fort Pierce and Stuart, Florida. At December 31, 2004, we had total consolidated assets of $94.6 million and total consolidated stockholders’ equity of $7.4 million. For the year ended December 31, 2004, we had net earnings of $123,000. The results were impacted by an unusually disruptive hurricane season, which interrupted the Bank’s normal operations, as well as, our opening of two new branches.

Management’s Strategy

We are organized as a locally-owned, locally managed community financial institution, owned and managed by people who are actively involved in our market area and are committed to our economic growth and development. With local ownership, management, and directors, we believe that we can be more responsive to the communities that we serve. Local ownership allows faster, more responsive and flexible decision-making which is not available at the majority of the financial institutions in or near our market area which consist of branch offices of large regional holding company banks with headquarters located elsewhere in the United States.

Our principal business is to attract deposits from the general public and to invest those funds in various types of loans and other interest-earning assets. Funds are provided for the operations from the proceeds from the sale of investments, from amortization and repayment of outstanding loans and investments, from net deposit inflow, and from borrowings. Our earnings depend primarily upon the difference between: (1) non-interest income, and the interest and fees we receive from loans, the securities held in our investment portfolio and other investments; and (2) the expenses we incur in connection with obtaining funds for lending (including interest paid on deposits and other borrowings) and expenses relating to day-to-day operations.

To the extent market conditions permit, our strategy is intended to insulate our interest rate gap from adverse changes in interest rates by maintaining spreads through the adjustability of our interest-earning assets and interest-bearing liabilities. Our ability to reduce interest-rate risk in our loan and investment portfolios depends upon a number of factors, many of which are beyond our control, including among others, competition for loans and deposits in our market area and conditions prevailing in the economy.

Our primary sources of funds for loans and for other general business purposes are our capital, deposits and loan repayments. We expect that loan repayments will be relatively stable sources of funds, while deposit inflows and outflows will be significantly influenced by prevailing interest rates, money market rates, and general economic conditions. Generally, short-term borrowings may be used to compensate for reductions in normal sources of funds while longer-term borrowings may be used to support expanded lending activities.

Our customers are primarily individuals, professionals, small and medium-size businesses, and seasonal retirees located predominantly in St. Lucie County and Martin County, Florida. Our offices are currently located in Stuart, Port St. Lucie and Fort Pierce, Florida.

We continually seek to develop new business through an ongoing program of personal calls on both present and potential customers. As a local independent bank, we utilize traditional local advertising media to promote and develop loans and deposits. In addition, all of our directors have worked and lived in or near our market area for a number of years. We believe that these factors, coupled with the past and continued involvement of the directors, officers and staff in various local community activities, will further promote our image as a locally-owned independent institution, which we believe is an important factor to our targeted customer base.

Critical Accounting Policies

Our financial condition and results of operations are sensitive to accounting measurements and estimates of matters that are inherently uncertain. When applying accounting policies in areas that are subjective in nature, we must use our best judgment to arrive at the carrying value of certain assets. The most critical accounting policy we apply is related to the valuation of the loan portfolio.

A variety of estimates impact the carrying value of the loan portfolio including the calculation of the allowance for loan losses, valuation of underlying collateral, the timing of loan charge-offs and the amount and amortization of loan fees and deferred origination costs.

Establishing allowance for loan losses requires the most difficult and subjective judgment of all. The allowance is established and maintained at a level we believe is adequate to cover losses resulting from the inability of borrowers to make required payments on loans. Estimates for loan losses are arrived at by analyzing risks associated with specific loans and with the entire loan portfolio, current trends in delinquencies and charge-offs, the views of our regulators, changes in the size and composition of the loan portfolio and peer comparisons. The analysis also requires consideration of both the local and national economic climate and direction, and changes in the interest rate environment, which may impact a borrower’s ability to pay, legislation impacting the banking industry and economic conditions specific to the bank’s service area. Because the calculation of the allowance for loan losses relies on our estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

The allowance for loan losses is also discussed as part of “Results of Operations” and in Note 3 to the consolidated financial statements. The significant accounting policies are discussed in Note 1 to the consolidated financial statements.

Regulation and Legislation

As a bank holding company, we are regulated by the Board of Governor’s of the Federal Reserve System. As a Florida state-chartered commercial bank, we are subject to extensive regulation by the Florida Office of Financial Regulation, Department of Financial Services (the “Department”), and the Federal Deposit Insurance Corporation (“FDIC”). We file reports with the Department and the FDIC concerning our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Department and the FDIC to monitor our compliance with the various regulatory requirements.

Credit Risk

Our primary business is making business and consumer loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond our control. While underwriting guidelines have been instituted and credit review procedures have been put in place to protect us from avoidable credit losses, some losses will inevitably occur. At December 31, 2004, we had nonperforming assets of $496,000.

Allowance for Loan Losses

The following table presents information regarding our total allowance for loan losses as well as the allocation of such amounts to the various categories of loans at December 31, (dollars in thousands):

	2004		2003		2002
	Amount	Loans to Total Loans	Amount	Loans to Total Loans	Amount	Loans to Total Loans
Commercial	$468	32.27%	$281	34.93%	$243	37.15%
Commercial real estate	312	43.90	313	33.59	144	30.52
Construction	36	2.47	26	5.35	—	3.55
Consumer	255	21.10	228	24.68	161	26.38
Residential real estate	26.26		4	1.45	5	2.40

Total allowance for loan losses	$1,097	100.00%	$852	100.00%	$553	100.00%

The allowance for loan losses as a percentage of total loans outstanding		1.56%		1.73%		1.31%

Loan Portfolio

The following table sets forth the composition of our loan portfolio at December 31, (dollars in thousands):

	2004		2003		2002
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial	$22,640	32.27%	$17,202	34.93%	$15,698	37.15%
Commercial real estate	30,803	43.90	16,542	33.59	12,899	30.52
Construction	1,731	2.47	2,635	5.35	1,499	3.55
Consumer	14,803	21.10	12,160	24.68	11,145	26.38
Residential real estate	181.26		714	1.45	1,013	2.40

	70,158	100.00%	49,253	100.00%	42,254	100.00%

Less:
Deferred loan costs and fees, net	(267)		(157)		(39)
Allowance for loan losses	(1,097)		(852)		(553)

Loans, net	$68,794		$48,244		$41,662

The following table sets forth certain information on nonaccrual loans and foreclosed assets, the ratio of such loans and other real estate owned to total assets as of the dates indicated, and certain other related information (dollars in thousands):

	At December 31,
	2004	2003	2002
Nonaccrual loans:
Real estate loans	$465	$—	$—
Consumer loans	1	—	47
Commercial and all other loans	30	1,448	121

Total nonaccrual loans	496	1,448	168

Accruing loans over 90 days delinquent:
Real estate loans	—	—	—
Consumer loans	—	—	—
Commercial and all other loans	—	—	—

Total accrual loans over 90 days delinquent	—	—	—

Total nonperforming loans	496	1,448	168

Foreclosed assets	—	—	—

Total nonperforming loans and foreclosed assets	$496	$1,448	$168

Total nonperforming loans as a percentage of total loans	.71%	2.94%	.40%

Total nonperforming loans as a percentage of total assets	.52%	2.07%	.29%

Total nonperforming loans and real estate owned as a percentage of total assets	.52%	2.07%	.29%

Allowance for Credit Losses

In originating loans, we recognize that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, management’s loan loss experience, evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. We consider several factors in determining the allowances, including charge-off history, the relatively low level of nonperforming assets, and the value of the underlying collateral.

The calculation of the allowance for loan losses is divided into two primary allocation groups: (1) specific allocation loans; and (2) all other passing grade loans. For specific allocation loans, we have determined an allowance amount to set aside which we believe is sufficient to cover any potential collateral shortfall. Problem loans are identified by the loan officer, by our loan review process, by our Bank’s loan committee, or by the Bank’s regulatory examiners. Those loans identified as problem loans are assigned a risk grade. Loans graded as “special mention” are multiplied by an inherent loss factor of 5%. Loans graded as “substandard” are generally multiplied by a loss factor of 15%, loans graded as “doubtful” are generally multiplied by a loss factor of 50% and loans graded as “loss” are multiplied by a loss factor of 100%. In addition to the 15% and 50% on substandard and doubtful loans, the loans are individually reviewed for any additional allowance that may be necessary. All other loans, graded as “pass” are multiplied by an historical experience factor to determine the appropriate level of the allowance for loan losses.

We actively monitor our asset quality and to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although we believe we use the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. We consider several factors in determining the allowances, including charge-off history, the relatively low level of nonperforming assets, and the value of the underlying collateral. Furthermore, nonperforming loans at December 31, 2004, decreased to .71% of total loans, compared to 2.94% at December 31, 2003. The significant increase in problem loan assets during fiscal year 2003 was primarily due to the business closure and multiple loan default by a single commercial loan relationship. The borrower had been in business for 27 years and was a significant loan customer of First Peoples Bank since 1999. The borrower performed as agreed until a major illness and an economic downturn in the printing industry resulted in a business bankruptcy in 2003. The majority of the debt was secured by mortgages on two separate parcels of real estate, however the debt was also secured by several large pieces of printing equipment and other business assets. After a significant period of inventorying and cataloging of all assets, the company was entirely liquidated at auction during fiscal year 2004. During 2004, our allowance increased by $245,000, or 28.76%, and totaled $1,097,000 at December 31, 2004. Additional allowance was made to cover the loan growth of approximately 42.4% in 2004 and a specific allowance for one commercial loan which was impaired at December 31, 2004. We believe that the allowance for loan losses was adequate at December 31, 2004.

The following table sets forth information with respect to activity in our allowance for loan losses during the years indicated (dollars in thousands):

	Year Ended December 31,
	2004	2003	2002
Allowance at beginning of year	$852	$553	$359

Charge-offs:
Real estate loans	—	—	—
Consumer loans	36	71	22
Commercial and all other loans	111	19	166

Total charge-offs	147	90	188

Recoveries:
Real estate loans	—	—	—
Consumer loans	3	5	1
Commercial and all other loans	9	1	—

Total recoveries	12	6	1

Provision for loan losses charged to operations	380	383	381

Allowance at end of year	$1,097	$852	$553

Ratio of net charge-offs during the year to average loans outstanding during the year	.23%	.18%	.50%

Allowance for loan losses as a percentage of total at end of year loans	1.56%	1.73%	1.31%

Allowance for loan losses as a percentage of nonperforming loans	221.17%	58.84%	329.17%

Capital Resources and Liquidity

In managing liquidity, our objective is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise. Our primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments. External sources of funds include increases in deposits and advances from the FHLB. We also have “Fed Funds” lines of credit extended by our correspondent banks to utilize for overnight cash flow needs. Our liquidity is expected to increase due to the net proceeds of this Offering.

Our management team monitors our liquidity position on an on-going basis and reports regularly to our Board of Directors the level of liquidity compared to minimum levels established by Board policy. As of December 31, 2004, our level of liquidity was within the established guidelines of Board policy.

We are subject to various regulatory capital adequacy requirements promulgated by each of the FDIC and the Department. Failure to meet minimum capital requirements can result in certain mandatory and, possibly, additional discretionary actions by federal and state regulators that, if undertaken, could have a direct material effect on our financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk weighted assets and Tier 1 capital to average assets. As of December 31, 2004, we exceeded all applicable capital adequacy requirements. See “Regulation and Supervision - Capital Requirements.”

As of December 31, 2004, our actual and required minimum capital ratios were as follows (dollars in thousands):

	For Capital Adequacy				Minimum To Be Well Capitalized Under Prompt Corrective
	Actual		Purposes		Action	Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2004:
Total capital to Risk-Weighted assets	$7,950	12.90%	$4,930	8.00%	$6,131	10.00%
Tier I Capital to Risk-Weighted Assets	7,176	11.64	2,465	4.00	3,698	6.00
Tier I Capital to Total Assets	7,176	7.65	3,754	4.00	4,692	5.00

Our primary source of cash during the year ended December 31, 2004, was from the proceeds from net deposit inflows of $20.9 million. Cash was used primarily to purchase securities and to originate loans. At December 31, 2004, we had outstanding commitments to originate loans totaling $15.0 million, available lines of credit of $7.4 million, and standby letters of credit of $332,000.

Investment Activities

Our securities portfolio is managed by our Funds Management Committee in accordance with a written investment policy of the Board of Directors that addresses strategies, types and levels of permitted investments. At December 31, 2004, our securities portfolio equaled $11.4 million, or 12% of total assets. Our investment portfolio is comprised of agency securities and mortgage-backed securities.

We classify securities as either available for sale or held to maturity based upon our intent and ability to hold such securities. Securities available for sale include debt and equity securities that are held for an indefinite period of time and are not intended to be held to maturity. Securities available for sale include securities that we intend to use as part of our overall asset/liability management strategy and that may be sold in response to changes in interest rates and resultant prepayment risk and other factors related thereto.

Securities available for sale are carried at fair value, and unrealized gains and losses (net of related tax effects) on such securities are excluded from earnings but are included in stockholders’ equity. Upon realization, such gains and losses will be included in our earnings. Investment securities and mortgage-backed securities, other than those designated as available for sale are comprised of debt securities that we have the affirmative intent and ability to hold to maturity. Securities held to maturity are carried at cost, and are adjusted for amortization of premiums and accretion of discounts over the estimated lives of the securities.

The amortized cost and fair value of securities as of December 31, 2004 are shown below (dollars in thousands).

	Available for Sale
	Amortized Cost	Fair Value
U.S. Government agency securities	$6,482	6,467
Mortgage-backed securities	1,875	1,870

Total securities available for sale	$8,357	8,337

Securities

The following table sets forth the carrying value of our securities portfolio at December 31 (in thousands):

	2004	2003
Securities available for sale:
U.S. Government agency securities	$6,467	$5,518
Mortgage-backed securities	1,870	2,767

	8,337	8,285

Securities held to maturity:
U.S. Government agency securities	2,994	2,989
Mortgage-backed securities	40	101

	3,034	3,090

Total	$11,371	$11,375

The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio as follows (dollars in thousands):

	Due in One Year or Less		From One Year to Five Years		From Five Years to Ten Years		Total
	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield
December 31, 2004:
U.S. Government agency securities	$3,473	2.01%	$4,982	2.63%	$1,006	5.00%	$9,461	2.69%

Mortgage-backed securities							1,910	3.60

Total							$11,371	2.84%

December 31, 2003:
U.S. Government agency securities	$—	—%	$7,489	2.88%	$1,018	5.00%	$8,507	3.13%

Mortgage-backed securities							2,868	5.01

Total							$11,375	3.59%

Regulatory Capital Requirements

Under FDIC regulations, we are required to meet certain minimum regulatory capital requirements. This is not a valuation allowance and has not been created by charges against earnings. It represents a restriction on stockholders’ equity.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios of total and Tier I capital, as defined in the regulations, to risk-weighted assets, also as defined in the regulations, and of Tier I capital to average assets. We believe, as of December 31, 2004, that we met all capital adequacy requirements to which we are subject. See Note 15 to our consolidated financial statements for the actual capital amounts and ratios.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. We do not engage in securities trading or hedging activities and do not invest in interest-rate derivatives or enter into interest rate swaps. Our market risk arises primarily from interest-rate risk inherent in our loan and deposit-taking activities. To that end, we actively monitor and manage our interest-rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 7 of Notes to Consolidated Financial Statements.

The primary objective in managing interest-rate risk is to maximize earnings and minimize the potential adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure. We rely primarily on our asset-liability structure to manage interest-rate risk. However, a sudden and substantial increase in interest rates may adversely impact our earnings, to the extent that the interest-earning assets and interest-bearing liabilities do not change at the same speed, to the same extent, or on the same basis.

Asset and Liability Structure

Our asset and liability management program establishes and implements various internal asset-liability decision processes, as well as communications and control procedures to aid us in managing our earnings. We believe that these processes and procedures provide us with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

The matching of assets and liabilities may be accomplished in part by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as the amount of rate sensitive assets less the amount of rate sensitive liabilities divided by total assets. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, we continue to monitor asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: emphasizing the origination of adjustable-rate loans; maintaining a stable core deposit base; and maintaining a significant portion of liquid assets consisting primarily of cash and short-term securities.

The following table sets forth certain information relating to interest-earning assets and interest-bearing liabilities at December 31, 2004, that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

	One Year or Less	More than One Year and Less than Five Years	More than Five Years and Less than Fifteen Years	Over Fifteen Years	Total
Mortgage and commercial loans (1):
Commercial	$16,778	$5,862	$—	$—	$22,640
Commercial real estate	18,637	12,166	—	—	30,803
Construction	1,093	638	—	—	1,731
Consumer	2,899	10,390	1,514	—	14,803
Residential mortgage	—	148	33	—	181

Total loans	39,407	29,204	1,547	—	70,158

Interest-bearing deposits with banks	55	—	—	—	55
Federal funds sold	7,656	—	—	—	7,656
Securities (2)	3,726	4,982	2,916	—	11,624

Total rate-sensitive assets	50,844	34,186	4,463	—	89,493

Deposit accounts (3):
Money market deposits	$19,515	$—	$—	$—	$19,515
NOW deposits	2,891	—	—	—	2,891
Savings deposits	7,872	—	—	—	7,872
Certificates of deposit	19,927	11,163	—	—	31,090

Total deposit accounts	50,205	11,163	—	—	61,368

Federal Home Loan Bank advance	—	2,500	—	—	2,500

Total rate-sensitive liabilities	50,205	13,663	—	—	63,868

GAP (repricing differences)	$639	$20,523	$4,463	$—	$25,625

Cumulative GAP	$639	$21,162	$25,625	$25,625

Cumulative GAP/total assets	.68%	22.37%	27.09%	27.09%

(1)	In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.
(2)	Securities are scheduled through the maturity dates and include Federal Home Loan Bank stock.
(3)	Money-market, NOW, and savings deposits are regarded as readily accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

The following table reflects the contractual principal repayments by period of the loan portfolio at December 31, 2004 (in thousands):

Years Ending December 31,	Commercial Loans	Commercial Real Estate Loans	Residential Mortgage Loans	Consumer Loans	Construction Loans
2005	$7,171	$9,009	$67	$5,443	$1,512
2006	2,888	4,297	44	3,397	219
2007	2,089	3,304	28	2,447	—
2008-2009	2,900	4,277	28	2,429	—
2010-2011	1,450	1,955	7	487	—
2012 & beyond	6,142	7,961	7	600	—

Total	$22,640	$30,803	$181	$14,803	$1,731

Of the $46.9 million of loans due after 2005, 35.18% of such loans have fixed interest rates and 64.82% have adjustable interest rates.

The following table sets forth total loans originated and repaid during the period ended December 31 (in thousands):

	2004	2003
Originations:
Commercial loans	$9,330	$19,429
Commercial real estate loans	23,357	5,888
Residential mortgage loans	—	97
Consumer loans	10,432	6,564
Construction loans	2,905	4,544

Total loans originated	46,024	36,522

Principal reductions and participations sold	(25,119)	(29,523)

Increase in total loans	$20,905	$6,999

Deposit Activities and Other Sources of Funds

Deposits are the major source of funds for our lending and investment activities. In addition, we also generate funds from loan principal repayments and prepayments, and from the maturities and cash flow of investment securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money-market conditions. Borrowings from the Federal Home Loan Bank of Atlanta (the “FHLB”) may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or for long-term funding purposes. We have “Fed Funds” lines of credit extended by our correspondent banks to utilize for overnight cash flow needs. We have no other borrowing arrangements.

Deposit instruments include NOW accounts, demand deposit accounts, money-market accounts, statement savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance deposit, early withdrawal penalties and interest rate. We review our deposit mix and pricing on a frequent basis.

We believe that we are competitive in the type of accounts and interest rates we offer on our deposit products. We determine deposit interest rates based on a number of conditions, including rates paid by competitors, rates on U.S. Treasury securities, rates offered on various FHLB advance programs, and the deposit growth rate we are seeking to achieve.

We may use premiums to attract new deposit accounts. Such premiums would be reflected in an increase in our advertising and promotion expense, as well as our cost of funds. We also actively solicit business checking accounts and individual retirement accounts.

The following table shows the distribution of, and certain other information relating to deposit accounts by type (dollars in thousands):

	At December 31,
	2004		2003
	Amount	% of Deposits	Amount	% of Deposits
Demand deposits	$20,568	25.10%	$11,371	18.62%
Money-market deposits	19,515	23.82	17,152	28.09
NOW deposits	2,891	3.53	2,155	3.53
Savings deposits	7,872	9.61	5,302	8.68

Subtotal	50,846	62.06	35,980	58.92

Certificate of deposits:
0% - 0.99%	244.30		826	1.35
1.00% - 1.99%	3,628	4.43	3,655	5.98
2.00% - 2.99%	20,140	24.58	14,372	23.54
3.00% - 3.99%	5,153	6.29	4,425	7.25
4.00% - 4.99%	1,674	2.04	1,568	2.57
5.00% - 5.99%	235	0.28	223	0.37
6.00% - 6.99%	16	0.02	15	0.02

Total certificates of deposit (1)	31,090	37.94	25,084	41.08

Total deposits	$81,936	100.00%	$61,064	100.00%

(1)	Included individual retirement accounts (“IRAs”) totaling $1,924,000 and $1,407,000 at December 31, 2004 and 2003, all of which are in the form of certificates of deposit.

The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 2004, which mature during the periods indicated (in thousands):

	Year Ending December 31,
	2005	2006	2007	2008	2009	Total
0% - 0.99%	$244	$—	$—	$—	$—	$244
1.00% - 1.99%	3,444	184	—	—	—	3,628
2.00% - 2.99%	14,962	4,259	773	146	—	20,140
3.00% - 3.99%	1,060	2,180	803	759	351	5,153
4.00% - 4.99%	83	62	929	—	600	1,674
5.00% - 5.99%	118	—	117	—	—	235
6.00% - 6.99%	16	—	—	—	—	16

Total certificates of deposit	$19,927	$6,685	$2,622	$905	$951	$31,090

Jumbo certificates ($100,000 and over) mature as follows (in thousands):

	December 31,
	2004	2003
Due three months or less	$3,010	$602
Due over three months to six months	435	1,266
Due over six months to one year	4,781	5,668
Due over one year to five years	5,234	4,054

	$13,460	$11,590

Interest Rate Sensitivity

Our operating results depend primarily on our net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (“interest-rate spread”) and the relative amounts of interest-earning assets and interest-bearing liabilities. Our interest-rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. In addition, our net earnings are also affected by the level of nonperforming loans and foreclosed real estate, as well as the level of our non-interest income, and our non-interest expenses, such as salaries and employee benefits, occupancy and equipment costs and income taxes.

The following table sets forth, for the years indicated, information regarding: (i) the total dollar amount of interest and dividend income from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest rate spread; (v) net interest margin. Average balances are based on average daily balances (dollars in thousands).

	Year Ended December 31,
	2004			2003
	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate
Interest-earning assets:
Loans	$59,036	3,938	6.67%	$45,580	3,070	6.74%
Securities	9,724	303	3.12	8,034	245	3.05
Other interest-earning assets (1)	6,295	104	1.65	3,244	78	2.40

Total interest-earning assets	75,055	4,345	5.79	56,858	3,393	5.97

Noninterest-earning assets	6,339			7,964

Total assets	$81,394			$64,822

Interest-bearing liabilities:
Savings, NOW and money-market deposits	27,297	340	1.25	21,687	319	1.47
Certificates of deposit	27,445	712	2.59	24,322	674	2.77
Other borrowings	1,151	22	1.91	—	—	—

Total interest-bearing liabilities	55,893	1,074	1.92	46,009	993	2.16

Demand deposits	17,238			10,423
Noninterest-bearing liabilities	918			1,040
Stockholders’ equity	7,345			7,350

Total liabilities and stockholders’ equity	$81,394			$64,822

Net interest income		$3,271			$2,400

Interest-rate spread			3.87%			3.81%

Net interest margin (2)			4.36%			4.22%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.34			1.24

(1)	Other interest-earning assets included federal funds sold, Federal Home Loan Bank stock and time deposits.
(2)	Net interest margin is net interest income divided by total average interest-earning assets.

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

Year Ended December 31, 2004 vs. 2003:

	Increase (Decrease) Due to
	Rate	Volume	Rate/ Volume	Total
	(In thousands)
Interest-earning assets:
Loans	$(30)	$906	$(8)	$868
Securities	5	52	1	58
Other interest-earning assets	(24)	73	(23)	26

Total	(49)	1,031	(30)	952

Interest-bearing liabilities:
Deposits:
Savings, money-market and NOW deposits	(49)	83	(13)	21
Certificates of deposit	(43)	86	(5)	38
Other borrowings	—	115	(93)	22

Total	(92)	284	(111)	81

Net change in net interest income	$43	$747	$81	$871

Comparison of Years Ended December 31, 2004 and 2003

General. Net earnings for the year ended December 31, 2004, was $123,000 or $.15 per basic and diluted share compared to net earnings of $161,000 or $.20 per basic and diluted share for the year ended December 31, 2003. This decrease in net operating results was primarily due to an increase in interest expense and noninterest expense, partially offset by an increase in interest income and noninterest income, all as a result of our growth.

Interest Income. Interest income increased to $4.3 million for the year ended December 31, 2004, from $3.4 million for the year ended December 31, 2003. Interest income on loans increased to $3.9 million from $3.1 million due to an increase in the average loan portfolio balance for the year ended December 31, 2004, partially offset by a decrease in the weighted-average yield earned on the portfolio. Interest on securities increased to $303,000 in 2004, from $245,000 in 2003, due to an increase in the average yield in 2004, and an increase in the average portfolio balance. Interest on other interest-earning assets increased to $104,000 primarily due to an increase in the weighted-average portfolio balance.

Interest Expense. Interest expense increased to $1.1 million in 2004 from $993,000 in 2003. Interest expense increased due to growth in average interest-bearing deposits in 2004, despite a decrease in the weighted-average rate paid on deposits.

Provision for Loan Losses. The provision for loan losses was charged to operations to bring the total allowance to a level we deem appropriate and is based upon historical experience, the volume and the type of lending we conduct. In addition, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to our market area, and other factors related to the collectibility of our loan portfolio were considered. The provision for loan losses decreased to $380,000 in 2004 from $383,000 in 2003. The allowance for loan losses increased to $1.1 million at December 31, 2004 from $852,000 at December 31, 2003. The increase in the allowance was due to the increase in the average loan portfolio during the year and from a specific allowance with respect to one commercial loan that was impaired as of December 31, 2004. Management believes that the allowance for loan losses of $1.1 million is adequate at December 31, 2004.

Noninterest Income. Noninterest income increased to $759,000 in 2004 from $620,000 in 2003. This was primarily a result of increased fees and service charges on deposit accounts in 2004 and gains from the sales of loans in 2004 compared to 2003.

Noninterest Expense. Total noninterest expense increased to $3.4 million for the year ended December 31, 2004, compared to $2.4 million in 2003. This was primarily due to increases in employee compensation and benefits, occupancy and equipment and other expenses, all a result of our overall growth and operating expenses associated with the opening of the Stuart and Fort Pierce offices.

Income Taxes. The income tax provision was $87,000 (an effective rate of 41.4%) for 2004 compared to $104,000 (an effective rate of 39.2%) for 2003.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Selected Quarterly Results

Selected quarterly results of operations for the four quarters ended December 31 are as follows (in thousands, except per share amounts):

	2004				2003
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$1,341	1,107	967	930	878	858	839	818
Interest expense	335	272	231	236	242	246	254	251
Net interest income	1,006	835	736	694	636	612	585	567
Provision for loan losses	55	85	115	125	105	106	89	83
Earnings before income taxes	171	99	39	(99)	18	24	146	77
Net earnings	104	58	25	(64)	8	16	90	47
Basic earnings per common share	.13	.07	.03	(.08)	.01	.02	.11	.06
Diluted earnings per common share	.13	.07	.03	(.08)	.01	.02	.11	.06
Cash dividends declared per common share	.07	—	—	—	.05	—	—	—

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

($in thousands, except share amounts)

	At December 31,
	2004	2003
Assets

Cash and due from banks	$2,048	2,827
Interest-bearing deposits with banks	55	2,546
Federal funds sold	7,656	1,845

Total cash and cash equivalents	9,759	7,218

Securities available for sale	8,337	8,285
Securities held to maturity (market value of $3,002 and $3,086)	3,034	3,090
Loans, net of allowance for loan losses of $1,097 and $852	68,794	48,244
Premises and equipment, net	3,668	2,437
Federal Home Loan Bank stock, at cost	253	122
Accrued interest receivable	306	249
Deferred income taxes	214	280
Other assets	232	130

Total assets	$94,597	70,055

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	20,568	11,371
Savings, NOW and money-market deposits	30,278	24,609
Time deposits	31,090	25,084

Total deposits	81,936	61,064

Official checks	2,455	1,446
Federal Home Loan Bank advance	2,500	—
Other liabilities	286	173

Total liabilities	87,177	62,683

Commitments and contingencies (Notes 4 and 7)

Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 5,000,000 shares authorized, 819,120 and 818,120 shares issued and outstanding	8	8
Additional paid-in capital	7,927	7,918
Accumulated deficit	(503)	(567)
Accumulated other comprehensive income (loss)	(12)	13

Total stockholders’ equity	7,420	7,372

Total liabilities and stockholders’ equity	$94,597	70,055

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

($in thousands, except per share amounts)

	Year Ended December 31,
	2004	2003
Interest income:
Loans	$3,938	3,070
Securities	303	245
Other	104	78

Total interest income	4,345	3,393

Interest expense:
Deposits	1,052	993
Federal Home Loan Bank advance	22	—

Total interest expense	1,074	993

Net interest income	3,271	2,400

Provision for loan losses	380	383

Net interest income after provision for loan losses	2,891	2,017

Noninterest income:
Service charges and fees on deposit accounts	284	259
Loan brokerage fees	88	198
Gain on the sale of loans held for sale	363	102
Gain on sale of securities available for sale	20	33
Other fees	4	28

Total noninterest income	759	620

Noninterest expenses:
Salaries and employee benefits	1,720	1,017
Occupancy and equipment	466	323
Advertising	263	165
Professional fees	93	158
Data processing	274	220
Supplies	133	71
Other	491	418

Total noninterest expenses	3,440	2,372

Earnings before income taxes	210	265

Income taxes	87	104

Net earnings	$123	161

Earnings per share basic and diluted	$.15	.20

Weighted-average number of shares, basic and diluted	818,203	817,785

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2004 and 2003

($in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2002	817,775	$8	7,932	(687)	60	7,313

Comprehensive income:
Net earnings	—	—	—	161	—	161
Net unrealized loss on securities available for sale, net of tax benefit of $28	—	—	—	—	(47)	(47)

Comprehensive income						114

Common stock offering costs	—	—	(2)	—	—	(2)
Issuance of common stock from exercise of warrants	16,000	—	160	—	—	160
Repurchase and retirement of common stock	(16,000)	—	(176)	—	—	(176)
Common stock issued as compensation	345	—	4	—	—	4
Dividends	—	—	—	(41)	—	(41)

Balance at December 31, 2003	818,120	8	7,918	(567)	13	7,372

Comprehensive income:
Net earnings	—	—	—	123	—	123
Net unrealized loss on securities available for sale, net of tax benefit of $16	—	—	—	—	(25)	(25)

Comprehensive income						98

Issuance of common stock from exercise of warrants	8,000	—	80	—	—	80
Repurchase and retirement of common stock	(8,000)	—	(83)	—	—	(83)
Common stock issued as compensation	1,000	—	12	—	—	12
Dividends	—	—	—	(59)	—	(59)

Balance at December 31, 2004	819,120	$8	7,927	(503)	(12)	7,420

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$123	161
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	177	92
Provision for loan losses	380	383
Deferred income taxes	87	104
Stock based compensation	12	4
Amortization of loan fees, net	(66)	(19)
Net amortization of premiums and discounts on securities	7	79
Gain on the sale of securities available for sale	(20)	(33)
Proceeds from sale of loans held for sale	3,762	2,597
Originations of loans held for sale	(3,399)	(2,495)
Gain on sale of loans held for sale	(363)	(102)
Increase in accrued interest receivable	(57)	(52)
(Increase) decrease in other assets	(102)	42
Increase in official checks and other liabilities	1,104	389

Net cash provided by operating activities	1,645	1,150

Cash flows from investing activities:
Purchase of securities available for sale	(3,500)	(9,579)
Purchase of securities held to maturity	—	(3,488)
Maturities and calls of securities available for sale	—	3,000
Principal payments of securities available for sale	1,418	2,230
Maturities and calls of securities held to maturity	—	500
Principal payments of securities held to maturity	58	322
Proceeds from the sale of securities available for sale	2,000	2,216
Net increase in loans	(20,864)	(6,946)
Purchase of Federal Home Loan Bank stock	(131)	(42)
Purchase of premises and equipment	(1,408)	(751)

Net cash used in investing activities	(22,427)	(12,538)

Cash flows from financing activities:
Net increase in deposits	20,872	10,799
Proceeds from Federal Home Loan Bank advance	2,500	—
Proceeds from the issuance of common stock, net	80	160
Repurchase and retirement of common stock	(88)	(176)
Stock offering costs	—	(2)
Dividends paid	(41)	—

Net cash provided by financing activities	23,323	10,781

Net increase (decrease) in cash and cash equivalents	2,541	(607)
Cash and cash equivalents at beginning of the year	7,218	7,825

Cash and cash equivalents at end of the year	$9,759	7,218

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,
	2004	2003
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest, net of amount capitalized of $23 and $6	$1,053	999

Income taxes	$—	—

Noncash transactions:
Accumulated other comprehensive income, net change in unrealized gain on securities available for sale, net of tax	$(25)	(47)

Dividends payable included in other liabilities	$59	41

Tax benefit from exercise of stock warrants	$5	—

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 and the Years Then Ended

(1) Summary of Significant Accounting Policies

Organization. FPB Bancorp, Inc. (the “Holding Company”) owns 100% of the outstanding stock of First Peoples Bank (the “Bank”) (collectively referred to as the “Company”). The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank. The Bank is a state (Florida)-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Port St. Lucie, Fort Pierce, and Stuart, Florida.

The following is a description of the significant accounting policies and practices followed by the Company, which conform with U.S. generally accepted accounting principles and prevailing practices within the banking industry.

Basis of Presentation. The consolidated financial statements include the Holding Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold, all of which mature within ninety days.

The Bank is required by law or regulation to maintain cash reserves in the form of vault cash or in noninterest-earning accounts with the Federal Reserve Bank or other qualified banks. There was no required reserve balance at December 31, 2004. The required reserve balance at December 31, 2003 was approximately $105,000.

Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in accumulated other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Loans. Loans management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Commitment fees and loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held for Sale. The Company originates loans guaranteed by the U.S. Small Business Administration, the guaranteed portion of which may be sold at a premium. These loans are carried at the lower of cost or estimated fair value in the aggregate. There were no loans held for sale at December 31, 2004 or 2003.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either loss, doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical industry loss experience adjusted for qualitative factors.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses, Continued. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, construction and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment. Land is stated at cost. Building, building and improvements and furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset. Furniture, fixtures and equipment are being depreciated using estimated lives of three to fifteen years.

Transfer of Financial Assets. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Stock Compensation Plans. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively “FASB No. 123”) encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in APB No. 25.

No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price which approximated the market value of the underlying common stock on the date of grant. For purposes of proforma disclosures, the estimated fair value is included in expense in the period vesting occurs. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of FASB No. 123 to stock-based employee compensation. ($ in thousands, except per share amounts).

	Year Ended December 31,
	2004	2003
Net earnings as reported	$123	161

Deduct: Total stock-based employee compensation determined under the fair value based method for all awards, net of related tax effect	(33)	(16)

Proforma net earnings	$90	145

Earnings per share, basic and diluted	$.15	.20

Proforma earnings per share, basic and diluted	$.11	.18

Weighted-average grant-date fair value of options issued during the year	$3.46	3.96

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2004	2003
Dividend yield	.69%	—%
Expected life	10 years	10 years
Expected volatility	—%	—%
Risk-free interest rate	4.13 - 4.80%	4.82%

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Off-Balance-Sheet Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of unfunded loan commitments, available lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Per Share Amounts. Basic and diluted per share amounts are computed on the basis of the weighted-average number of common shares outstanding. Outstanding stock options and warrants are not dilutive.

Fair Values of Financial Instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Securities. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Federal Home Loan Bank Stock. Fair value of the Bank’s investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

Federal Home Loan Bank Advance. The fair value of the Federal Home Loan Bank advance is estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowings.

Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net earnings, are components of comprehensive income. The components of accumulated other comprehensive income and related tax effects are as follows (in thousands):

	Year Ended December 31,
	2004	2003
Holding losses on available-for-sale securities	$(21)	(42)
Gain realized in earnings	(20)	(33)

Net unrealized loss	(41)	(75)
Tax effect	16	28

Net-of-tax amount	$(25)	(47)

Recent Pronouncements. In December 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-3, “Accounting for Certain Loans and Debt Securities Acquired in a Transfer” (SOP 03-3). SOP 03-3 addresses accounting for differences between contractual cash flows expected to be collected and an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 also prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of SOP 03-3. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. The Company does not anticipate that the adoption of SOP 03-3 will have a material impact on its consolidated financial condition or results of operations.

In March 2004, the Emerging Issues Task Force reached a consensus on Issue 03-1, “Meaning of Other Than Temporary Impairment” (Issue 03-1). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and cost method investments, and required certain additional financial statement disclosures. The implementation of the “Other-Than-Temporary Impairment” component of this consensus has been postponed. Management cannot determine the effect of the adoption of this guidance on the Company’s consolidated financial condition or results of operations.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Recent Pronouncements, Continued. In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment.” This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, which includes stock options and warrants, based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. Public entities will adopt this Statement using a modified version of prospective application. Under this application, this Statement will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date and to awards not yet vested that exist as of the effective date. This Statement is effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Management has not yet determined what effect this Statement will have on the Company’s 2006 consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-an Amendment to APB opinion No. 29.” This Statement addresses the measurement of exchanges of nonmonetary assets. The Statement is effective for fiscal periods beginning after June 15, 2005. Management believes this Statement will not have a material effect on the Company’s consolidated financial statements.

(2) Securities

Securities have been classified according to management’s intention. The carrying amount of securities and their fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2004:
Securities available for sale:
U.S. Government agency securities	$6,482	6	(21)	6,467
Mortgage-backed securities	1,875	5	(10)	1,870

Total securities available for sale	$8,357	11	(31)	8,337

Securities held to maturity:
U.S. Government agency securities	2,994	—	(32)	2,962
Mortgage-backed securities	40	—	—	40

Total securities held to maturity	$3,034	—	(32)	3,002

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2003:
Securities available for sale:
U.S. Government agency securities	$5,489	29	—	5,518
Mortgage-backed securities	2,775	5	(13)	2,767

Total securities available for sale	$8,264	34	(13)	8,285

Securities held to maturity:
U.S. Government agency securities	2,989	8	(13)	2,984
Mortgage-backed securities	101	1	—	102

Total securities held to maturity	$3,090	9	(13)	3,086

For the years ended December 31, 2004 and 2003, proceeds from the sale of securities available for sale were $2,000,000 and $2,216,000, respectively. Gross realized gains were $20,000 and $33,000 in 2004 and 2003, respectively.

The scheduled maturities of securities at December 31, 2004 are as follows (in thousands):

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$3,482	3,473	—	—
Due from one to five years	2,000	1,988	2,994	2,962
Due from five to ten years	1,000	1,006	—	—
Mortgage-backed securities	1,875	1,870	40	40

	$8,357	8,337	3,034	3,002

At December 31, 2004 and 2003 securities with a carrying value of $2,882,000 and $4,033,000, respectively, were pledged to the State of Florida as collateral for public funds.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

Securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. Government agency securities	$(21)	5,461	—	—
Mortgage-backed securities	—	—	(10)	766

Total securities available for sale	$(21)	5,461	(10)	766

Securities held to maturity-
U.S. Government agency securities	$(7)	1,490	(25)	1,472

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The unrealized losses on investment securities available for sale and held to maturity were caused by interest rate changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3) Loans

The components of loans are as follows (in thousands):

	At December 31,
	2004	2003
Commercial	$22,640	17,202
Commercial real estate	30,803	16,542
Construction	1,731	2,635
Consumer	14,803	12,160
Residential real estate	181	714

Total loans	70,158	49,253

Deduct:
Deferred loan costs and fees, net	(267)	(157)
Allowance for loan losses	(1,097)	(852)

Loans, net	$68,794	48,244

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

An analysis of the change in the allowance for loan losses follows (in thousands):

	Year Ended December 31,
	2004	2003
Beginning balance	$852	553
Provision for loan losses	380	383
Charge-offs, net of recoveries	(135)	(84)

Ending balance	$1,097	852

Information	about impaired loans, all of which are collateral dependent, is as follows (in thousands):

	At December 31,
	2004	2003
Loans identified as impaired:
Gross loans with no related allowances for loan losses	$—	—

Gross loans with related allowances for losses recorded	465	1,448
Less allowance on these loans	(70)	(238)

Net investment in impaired loans	$395	1,210

	Year Ended December 31,
	2004	2003
Average net investment in impaired loans	$1,026	429

Interest income recognized on impaired loans	$93	6

Interest income received on impaired loans	$93	6

Nonaccrual loans and loans past due ninety days or more but still accruing were as follows (in thousands):

	At December 31,
	2004	2003
Nonaccrual loans	$496	1,448
Past due ninety days or more but still accruing	—	—

	$496	1,448

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2004	2003
Building and improvements	$2,433	1,048
Land	552	552
Furniture, fixtures and equipment	820	619
Leasehold improvements	220	181
Construction in process	222	439

Total, at cost	4,247	2,839
Less accumulated depreciation and amortization	(579)	(402)

Premises and equipment, net	$3,668	2,437

Interest capitalized and included in construction in process during 2004 and 2003 was approximately $23,000 and $6,000, respectively.

The Company leased its main office under an operating lease. During 2003, the Company purchased the facility. The Company leases its Stuart branch office facility under a noncancelable lease. The initial lease term is five years with two five-year renewal options. The Company is required to pay an allowable share of common area maintenance and real estate taxes. Rent expense under the operating leases during the years ended December 31, 2004 and 2003 was approximately $104,000 and $44,000, respectively. In addition, in 2004, the Company began leasing space in its Fort Pierce branch office facility to third parties. The leases have initial terms of five years and lease income was approximately $42,000 in 2004. At December 31, 2004, future minimum rental commitments under these noncancelable leases were approximately as follows (in thousands):

Year Ending December 31,	Operating Lease Expense	Operating Lease Income
2005	$102	104
2006	104	106
2007	106	108
2008	108	110
2009	110	112

Total	$530	540

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5) Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $13,460,000 and $11,590,000 at December 31, 2004 and 2003, respectively.

A schedule of maturities of time deposits follows (in thousands):

Year Ending December 31,	Amount
2005	$19,927
2006	6,685
2007	2,622
2008	905
2009	951

$31,090

(6) Federal Home Loan Bank Advance

At December 31, 2004, the Company had a Federal Home Loan Bank advance (“FHLB”) in the amount of $2.5 million outstanding. The advance pays interest at a rate of LIBOR plus two basis points adjusted quarterly (2.08% at December 31, 2004). The advance matures in 2006. The advance is callable by the FHLB in 2005. There was no advances outstanding at December 31, 2003. The advance is collateralized by securities available for sale with a carrying value of approximately $3,510,000 at December 31, 2004.

(7) Financial Instruments

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31, 2004		At December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$9,759	9,759	7,218	7,218
Securities available for sale	8,337	8,337	8,285	8,285
Securities held to maturity	3,034	3,002	3,090	3,086
Loans, net	68,794	68,934	48,244	51,111
Federal Home Loan Bank stock	253	253	122	122
Accrued interest receivable	306	306	249	249

Financial liabilities:
Deposit liabilities	81,936	82,139	61,064	61,415
Federal Home Loan Bank advance	2,500	2,500	—	—

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unfunded loan commitments, available lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(7) Financial Instruments, Continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed-expiration dates or other termination clauses and may require payment of a fee. Because some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management’s credit evaluation of the counterparty. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that included in extending loans to customers. The Company generally holds collateral supporting these commitments and management does not anticipate any potential losses if these letters of credit are funded.

Standby letters of credit, available lines of credit and commitments to extend credit typically result in loans with a market interest rate when funded. A summary of Company’s financial instruments with off balance sheet risk at December 31, 2004 follows (in thousands):

	Contract Amount	Carrying Amount	Estimated Fair Value
Standby letters of credit	$332	—	—

Unfunded loan commitments	$15,041	—	—

Available lines of credit	$7,398	—	—

(8) Credit Risk

The Company grants the majority of its loans to borrowers throughout the Port St. Lucie, Stuart and Fort Pierce, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in St. Lucie County and Martin County Florida.

(9) Income Taxes

Income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2004	2003
Deferred:
Federal	$74	89
State	13	15

Total deferred	$87	104

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(9) Income Taxes, Continued

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2004		2003
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Income taxes at statutory rate	$71	34%	$90	34%
Increase resulting from:
State taxes, net of Federal tax benefit	9	4	10	4
Nondeductible expenses	7	3	4	1

Income taxes	$87	41%	$104	39%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$125	239
Allowance for loan losses	353	243
Organizational and preopening costs	—	9
Unrealized loss on securities available for sale	8	—
Other	—	2

Deferred tax assets	486	493

Deferred tax liabilities:
Accrual to cash adjustment	(153)	(126)
Accumulated depreciation	(117)	(79)
Unrealized gain on securities available for sale	—	(8)
Other	(2)	—

Deferred tax liabilities	(272)	(213)

Net deferred tax asset	$214	280

At December 31, 2004, the Company has the following net operating loss carryforwards available to offset future taxable income (in thousands):

Expiration
2020	$309
2021	23

$332

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10) Related Party Transactions

In the ordinary course of business, the Company may make loans at terms and rates prevailing at the time to officers and directors of the Company or their affiliates. The Company also accepts deposits from these same related parties. These are summarized as follows (in thousands):

	2004	2003
Balance at beginning of year	$1,981	1,197
Borrowings	490	1,131
Repayments	(385)	(347)

Balance at end of year	$2,086	1,981

At December 31, 2004 and 2003, directors and officers of the Company had $3,423,000 and $2,375,000, respectively, on deposit with the Company.

(11) Stock Options

The Company established an Incentive Stock Option Plan for officers and employees of the Company. The Plan was amended in April 2003 to increase the number of shares available for grant to 122,666. The exercise price of the stock options is the greater of issue price or the fair market value of the common stock on the date of grant. The options vest 33.3% during the second and third year, respectively, after grant and are fully exercisable during the fourth year after the grant date. The options expire ten years from the date of grant. At December 31, 2004, 13,664 shares remain available for grant. A summary of stock option information follows ($ in thousands, except share amounts):

	Number of Shares	Range of Per Share Option Price	Weighted - Average Per Share Price	Aggregate Option Price
Outstanding at December 31, 2002	97,882	$10.00-10.50	10.03	982
Granted	14,870	10.75	10.75	160
Forfeited	(5,200)	10.00	10.00	(52)

Outstanding at December 31, 2003	107,552	10.00-10.75	10.13	1,090
Granted	2,500	10.50	10.50	26
Forfeited	(1,050)	10.50	10.50	(11)

Outstanding at December 31, 2004	109,002	$10.00-10.75	10.14	1,105

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11) Stock Options, Continued

The weighted-average remaining contractual life of the outstanding stock options at December 31, 2004 and 2003 was 5.4 years and 6.2 years, respectively. These options are exercisable as follows:

Year Ending	Number of Shares	Weighted-Average Exercise Price
Currently	94,721	$10.06
2005	7,658	10.66
2006	5,789	10.71
2007	834	10.50

	109,002	$10.14

(12) Stock Warrants

During 1999, the Company granted stock warrants to certain shareholders to purchase 24,000 shares of the Company’s common stock at $10 per share. Warrant holders exercised 8,000 and 16,000 warrants in 2004 and 2003, respectively.

(13) Profit Sharing Plan

The Company sponsors a section 401(k) profit sharing plan which is available to all employees electing to participate. During 2004, the Company approved a 1% match to the Plan in an approximate amount of $8,000. There were no contributions in 2003.

(14) Restrictions on Dividends

The Company’s ability to pay cash dividends on its common stock is limited to the amount of dividends it could receive from the Bank plus its own cash and cash equivalents, which amounted to $258,000 at December 31, 2004. The amount of dividends the Bank is permitted to pay to the Company is restricted to 100% of its calendar year-to-date net earnings plus retained earnings for the preceding two years. Twenty percent of the net earnings in the preceding two-year period may not be paid in dividends, but must be retained to increase capital surplus until such surplus equals the amount of the Bank’s common stock then outstanding. In addition, no bank may pay a dividend at any time that net earnings in the current year when combined with retained earnings from the preceding two years produce a loss. Under Florida law, a Florida chartered commercial bank may not pay cash dividends that would cause the Bank’s capital to fall below the minimum amount required by Federal or Florida law.

(15) Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s and the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(15) Regulatory Matters, Continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands).

	For Capital Adequacy				Minimum To Be Well Capitalized Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2004:
Total capital to Risk-Weighted assets	$7,950	12.90%	$4,930	8.00%	$6,131	10.00%
Tier I Capital to Risk-Weighted Assets	7,176	11.64	2,465	4.00	3,698	6.00
Tier I Capital to Total Assets	7,176	7.65	3,754	4.00	4,692	5.00

As of December 31, 2003:
Total capital to Risk-Weighted assets	5,901	12.98	3,637	8.00	4,546	10.00
Tier I Capital to Risk-Weighted Assets	5,329	11.72	1,818	4.00	2,728	6.00
Tier I Capital to Total Assets	5,329	7.66	2,781	4.00	3,478	5.00

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(16) Holding Company Financial Information

The Holding Company’s unconsolidated financial information is as follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2004	2003
Assets

Cash and cash equivalents	$243	1,822
Investment in subsidiary	7,163	5,544
Other assets	73	47

Total assets	$7,479	7,413

Liabilities and Stockholders’ Equity

Other liabilities	59	41
Stockholders’ equity	7,420	7,372

Total liabilities and stockholders’ equity	$7,479	7,413

Condensed Statements of Earnings

	Year Ended December 31,
	2004	2003
Revenues	$—	—
Expenses	(21)	(21)

Loss before earnings of subsidiary	(21)	(21)
Earnings of subsidiary	144	182

Net earnings	$123	161

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(16) Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$123	161
Adjustments to reconcile net earnings to net cash used in operating activities:
Stock based compensation	12	4
Undistributed earnings of subsidiary	(144)	(182)
Increase in other assets	(21)	(15)

Net cash used in operating activities	(30)	(32)

Cash flows from investing activities:
Investment in subsidiary	(1,500)	(30)
Proceed from sale of premises and equipment	—	341

Net cash (used in) provided by investing activities	(1,500)	311

Cash flows from financing activities:
Proceeds from the issuance of common stock	80	160
Repurchase of common stock	(88)	(176)
Stock offering costs	—	(2)
Dividends paid	(41)	—

Net cash used in financing activities	(49)	(18)

Net (decrease) increase in cash and cash equivalents	(1,579)	261
Cash and cash equivalents at beginning of the year	1,822	1,561

Cash and cash equivalents at end of year	$243	1,822

Noncash transaction-
Tax benefit from exercise of stock warrants	$5	—

Report of Independent Registered Public Accounting Firm

FPB Bancorp, Inc.

Port St. Lucie, Florida:

We have audited the accompanying consolidated balance sheets of FPB Bancorp, Inc. and Subsidiary (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
March 1, 2005

BOARD OF DIRECTORS

John R. Baker, Sr., age 55, is the Bank and FPB’s Vice Chairman of the Board. He graduated from the University of Georgia with a Bachelor of Business Administration degree in Real Estate. He moved to Stuart, Florida in 1981 and assumed the position of Vice President, General Manager of Bessemer Properties, Incorporated. Prior to moving to Stuart, Mr. Baker served as Director of Residential Sales for Bessemer in Atlanta, Georgia, where he began his real estate career in 1975. Mr. Baker is a former director of Barnett Bank of Martin County and is past President of Treasure Coast Builders Association and Florida Home Builders Association. He also served as Chairman of Housing and Finance Authority in Martin County and the Martin County Affordable Housing Task Force. Mr. Baker lives in Vero Beach and is in his 16th year as a youth soccer coach. He is employed with the Laurel Corporation in Vero Beach and is involved in all aspects of real estate.

Gary A. Berger, age 55, serves as a director and as Chairman of the Board for both FPB and the Bank. Mr. Berger is President of the accounting firm of Berger, Toombs, Elam, Gaines, and Frank, CPA. He is a graduate of Michigan State University and has been a certified public accountant since 1975. Mr. Berger is a member of the Rotary Club of Ft. Pierce, the Florida Institute of Certified Public Accountants and the American Institute of Certified Public Accountants. He is a past Treasurer of the United Way, past President of the St. Lucie County Economic Development Council and past President of the Rotary Club of Ft. Pierce, Florida.

Donald J. Cuozzo, age 51, is a director of FPB and the Bank. He received a Bachelor of Science degree in Environmental Technology from Florida Institute of Technology in 1979. He began his work career in the public sector with the Martin County Growth Management Department before leaving to work with regional and national developers. In that role, he was instrumental in obtaining approval of the Martin Downs DRI amendment and in coordinating the acquisition and development of a number of large residential communities in Palm Beach and Martin Counties. Mr. Cuozzo also served as a principal with a large Palm Beach County based engineering firm where he gained extensive experience in the area of project management and coordination. In 1993, he co-founded Houston Cuozzo Group to provide planning, design and government-oriented strategic planning service for private and public sector clients in South Florida. Mr. Cuozzo has more than 30 years of experience planning and implementing numerous land developments throughout the region and has worked in nearly all facets of community and project development. Mr. Cuozzo is a founding member of the Martin County Business Development Board, a graduate of the first class of Martin County Leadership 91/92 and a recipient of the 1991 Industry Appreciation Award for Outstanding Contribution to the Community. He is a past Second Vice President of the Treasure Coast Builders Association. Mr. Cuozzo was appointed to the Treasure Coast Regional Planning Council by Governor Jeb Bush and served for four years in that position.

Ann L. Decker, age 53, serves as director and Secretary of FPB and the Bank. Ms. Decker presently serves as District Manager for U.S. Congressman Mark Foley. Ms. Decker was formerly a co-owner of Intracoastal Printing, Inc., which was sold in 1990. Ms. Decker was born in Chicago, Illinois and has a Bachelor of Science degree in Professional Business Management from Barry University in Miami, Florida.

Paul J. Miret, age 58, is a director of FPB and the Bank. Mr. Miret is presently a realtor with RE/MAX 100 Riverside. Prior to that, he was the owner and operator of Sunshine Carpet Cleaning from 1978 to 1998 and of Ameri-Kleen Services from 1992 to 1998. He also owns and manages several residential rental units. From 1995 to 1997, Mr. Miret served on the Community Board of Riverside National Bank. Mr. Miret is also a past President of the Port St. Lucie Little League and the Port St. Lucie Exchange Club and a past director of the Port St. Lucie Chamber of Commerce.

Robert L. Schweiger, age 57, serves as a director for both FPB and the Bank. He has been a resident of the Treasure Coast since 1974 and currently resides in Palm City. From 1994 to 1997, Mr. Schweiger served as an Advisory Board member; first with Port St. Lucie National Bank and then with First National Bank. He serves as a board member and officer of the Exchange CASTLE and previously served as founder/President of the Treasure Coast Children’s Home Society and Treasurer of the St. Lucie Boys & Girls Clubs. He studied for his BA degree at Colorado State University and American University of Beirut and for his MBA degree at Florida Atlantic University. Currently, Mr. Schweiger is a private financial investor and thoroughbred race horse owner and breeder.

Robert L. Seeley, age 80, is a director of FPB and the Bank. Mr. Seeley has been in private law practice in Florida for more than 40 years. With Tom Warner and M. Lanning Fox, Mr. Seeley was co-founder of the Stuart law firm of Fox, Wackeen, Dungey, Beard, Sobel and McCluskey, LLP, for which he currently serves “of counsel.” From 1973 to 1996, Mr. Seeley served as a director of Barnett Bank of the Treasure Coast. He also served as the founding director and Chairman of the Saint Lucie Medical Center and a former director of the St. Lucie and Martin County Economic Development Councils. Mr. Seeley completed his undergraduate studies at the University of Illinois and received his Juris Doctorate degree from the University of Florida.

David W. Skiles, age 57, is the President, Chief Executive Officer and a director of FPB and the Bank. Prior to joining the Bank, he was the Vice President and Regional Manager with First United/Wachovia Bank in Stuart. Previously, Mr. Skiles was the Vice President and Senior Lender of Port St. Lucie National Bank for 7 years. Mr. Skiles has a Bachelor of Science degree from Barry University, and is President of the St. Lucie County Chamber of Commerce. He is also a member of the Stuart/Martin County Chamber of Commerce. Mr. Skiles was appointed to the Florida Bankers Association GRC Committee (Government Relations Committee) for the past three years. He has served on the St. Lucie County Chamber of Commerce Local Affairs Committee and is also active with the Treasure Coast Legislative Delegation. Mr. Skiles previously served as Chairman of the Port St. Lucie Area Council and is still a member of that committee, as well as the Chamber’s Executive Committee and Education Foundation Board. He was past President and District Governor of the Sertoma Club of Martin County. Mr. Skiles has also served on numerous campaigns for the United Way of St. Lucie and Martin Counties, most notably as Campaign Chairman in Martin County in 1985 and as Chairman of the Professional Division in St. Lucie County for the 2000 Campaign. Mr. Skiles served on the St. Lucie County Airport Steering Committee and is a member of Business Alliance for Prosperity (BAP). In addition, he serves on St. Martin de Porres Catholic Church of Jensen Beach’s Budget and Finance Boards.

Paul A. Zinter, age 50, is a director of FPB and the Bank. He has been a resident of Port St. Lucie for 36 years, and was a member of the second graduating class from Fort Pierce Central High School. Mr. Zinter received a Bachelor of Arts degree in business administration from Eastern New Mexico University in 1975, where he majored in real estate and marketing and was managing partner of a family-owned real estate company. Mr. Zinter was past president and honorary member of the Rotary Club of Port St. Lucie and has been a local realtor/managing partner and business owner for the past 29 years.

FPB BANCORP, INC.

NON-DIRECTOR

EXECUTIVE OFFICERS

Nancy E. Aumack, age 56, is FPB’s and the Bank’s Senior Vice President and Chief Financial Officer. Prior to joining the Bank in 2001, she was Senior Vice President and Chief Financial Officer of Independent Community Bank, Tequesta, Florida. In the period from 1997 to 1999, she served as Chief Financial Officer and Administrative Support Director for the engineering firm LBFH, Palm City, Florida. From 1995 to 1997, she served as Vice President and Chief Financial Officer for Treasure Coast Bank, Stuart, Florida, and from 1983 to 1995, she served as Vice President and Financial Accounting Officer for American Bank of Martin County in Stuart, Florida. Ms. Aumack received her A.S. degree in Banking and Financial Services from Indian River Community College in 1989. She is presently a member of the Port St. Lucie Women on Wall Street, and a director and Vice Chairman of the ARC of Martin County, Florida, as well as a community board member for the Treasure Coast Division of the American Heart Association.

P. Lee Brown, age 45, is the Bank’s Senior Vice President and Fort Pierce Commercial Lender. Prior to joining the Bank in 2003, he was Vice President and Commercial Lender for Riverside National Bank from May 1988 through November of 2003. He is currently enrolled in his junior year with The Graduate School of Banking at Louisiana State University and is a graduate of the National Commercial Lending School in Norman, Oklahoma. He received his AA degree from Indian River Community College in 1979 and BS Degree in Business Management from the University of Florida in 1981. He is a Certified General Contractor licensed with the State of Florida, member of the Treasure Coast Builders, board member for the St. Lucie County Fair and an active member of the Fort Pierce Rotary Club.

Melissa M. Favorite, age 36 is the Bank’s Senior Vice President of Deposit Operations. She also serves as the Bank Secrecy Act Officer. Prior to joining the Bank in 1999, Ms. Favorite was Assistant Vice President and Branch Manager for First National Bank & Trust Company of the Treasure Coast from 1997 to 1999. Prior to that she also served as Assistant Vice President - Consumer Lender for Port St. Lucie National Bank. Ms. Favorite holds diplomas from the American Institute of Banking in General Banking, Consumer Lending and Commercial Lending. Ms. Favorite will graduate this year from Florida Bankers Association’s Florida School of Banking. She is an active member of the March of Dimes Walk America committee, which she has chaired for the last four years. She presently serves as Vice-Chair for the board of the Treasure Coast Division of the March of Dimes.

Stephen J. Krumfolz, age 53, is FPB’s and the Bank’s Senior Vice President and Senior Lending Officer. Prior to joining the Bank in 1999, he was Vice President and SBA Lending Manager for Riverside National Bank from January 1998 through June 1999. He served as Vice President and Commercial Lending Officer for Port St. Lucie National Bank from 1994 through 1997, and completed all phases of Barnett Bank’s Management Training Program during his employment from 1989 through 1994. Mr. Krumfolz received an Associate Degree in Banking through the American Institute of Banking and Indian River Community College in 1991, as well as a Core Credit School Certificate from Barnett Bank in 1992. He is an active member of the Port St. Lucie Breakfast Rotary Club and Treasure Coast Business on The Green.

Marge Riley, age 56, is FPB’s and the Bank’s Executive Vice President and Chief Operating Officer. She also serves as the Bank’s Security Officer, Compliance Officer and Information Systems Technology Officer. Prior to joining the Bank in 1998, Ms. Riley was the Assistant Vice President and Branch Manager for First National Bank & Trust Company of the Treasure Coast from 1997 to 1998. She also served as Assistant Vice President – Loan Administrator for Port St. Lucie National Bank from 1990 to 1997. Ms. Riley has A.S. Degrees in Accounting and Banking and Financial Services from Fox Valley Technical College in Appleton, Wisconsin. She is presently Vice President of the Port St. Lucie Business Women, Board member for Elementary Shakespeare Corp., Secretary of the Port St. Lucie Women on Wall Street and a Board Member for United Way of St. Lucie County.

William V. West, age 38, is the Bank’s Senior Vice President and Martin County Commercial Lender. Prior to joining the Bank in 2004, he was Vice President of Commercial Lending for Southern Community Bank of Southwest Florida, Naples, Florida. From 1999 to 2001, he served as Assistant Vice President and Commercial Lender for SouthTrust Bank in Naples, Florida. In 2001, he completed his Masters of Business Administration in Finance, Summa Cum Laude, with International College. He also completed a Bachelor of Arts of Organizational Management with Warner Southern College in 1996. Mr. West serves as a Board Member and Education Committee Chairman for the Jensen Beach Chamber of Commerce, Chairman of the Treasure Coast FastTrac Coalition, and President of the Christian Business Fellowship.

FIRST PEOPLES BANK

OFFICERS

David W. Skiles, President and Chief Executive Officer

Marge Riley, Executive Vice President and Chief Operating Officer

Nancy E. Aumack, Senior Vice President and Chief Financial Officer

Stephen J. Krumfolz, Senior Vice President and Senior Lender

Philip Lee Brown, Senior Vice President and Commercial Lender

Melissa M. Favorite, Senior Vice President, Deposit Operations

William V. West, Senior Vice President and Commercial Lender

David P. Hoffman, Vice President, Senior Consumer Lender

Sandra Cotter, Vice President, Loan Operations

Marianne K. Keehan, Vice President, SBA Lender

Susan S. Eldred, Assistant Vice President, Credit Administration

Brenda K. Parmelee, Assistant Vice President, Branch Manager (Fort Pierce)

Jillian A. Lopez, Assistant Vice President, Branch Manager (Stuart)

Christina M. Saltos, Assistant Vice President, Branch Manager (Port St. Lucie)

COMMUNITY LIAISON BOARD

Barbara S. Allen is a registered nurse currently managing Associated Coastal ENT Physicians, PA. She has over 20 years experience in hospital and office based patient care, primarily in ear, nose and throat and facial plastic surgery. Mrs. Allen is an advocate of St. Andrew’s Episcopal School, having served as School Board Chairman, PTO President and Chairman of the “A Night Before Christmas” annual fundraiser for several years. She is a member of the board of directors for the Backus Gallery and the Basil L. King Scholarship Foundation, part of the IRCC Foundation. She has chaired the St. Lucie County Heart Ball and was a member of the local Heart Association Board of Directors. She is active in the Sunrise Theater restoration and Love Center Regeneration Ministries. Mrs. Allen is also a member of the Fort Pierce American Little League board of directors and is the “Information Officer.”

Ronald Belkin is the President of Dolphin Realty Group, Inc., located in Port St. Lucie. He has been involved in residential and commercial real estate as well as new residential construction in both New York and Florida for more than 20 years. Dolphin Realty Group, Inc. acts as an exclusive buyer/broker for clients wishing to purchase real estate in Florida. Through its affiliation with a major general contractor, Dolphin Realty Group, Inc. builds and sells spec homes on Hutchinson Island. Mr. Belkin is a 25-year member of Rotary International, a Paul Harris fellow, a member of the St. Lucie Chamber of Commerce, and the St. Lucie Association of Realtors. Mr. Belkin also hosts a live call-in radio show on our local radio station, WPSL 1590 AM.

Linda Braswell owns and operates Braswell Bail Bonds & Braswell Surety Services in Stuart, Florida. She is past President of the Florida Surety Agent Association, and was its former Secretary and Vice President. In addition, she is a former SE director and Executive Vice President and now serves as president of the Professional Bail Agents of the U.S. She is also President of the Martin County Republican Council of 100 and serves as a director of the 100 Club of Martin County. Mrs. Braswell has three times been appointed by Governor Jeb Bush to the Judicial Nominating Commission, 19th Judicial Circuit. She was awarded 2003 Bail Agent of the Year by the Professional Bail Agents of the U.S.A.

Meredith Breault graduated from Essex College of Business in New Jersey, and is the owner of Management Recruiters in Port St. Lucie, Florida. She is also a fashion consultant with Weekenders, USA, presenting a wardrobe concept for all lifestyles to women throughout this area. In addition, Meredith is involved in the IRCC Scholarship Fund Program and is a Partner in Treasure Coast Preferred Properties.

Shirley Cherveny graduated from Monterey Peninsula College in Monterey, California, with a degree in Special Education and Creative Writing. For the past 25 years, she has been an active real estate broker, specializing in commercial and residential land. Presently, she is owner and real estate broker with Palm Realty.

Gardner S. Foote is a retired U.S. Air Force aircraft maintenance supervisor, flight engineer and senior manager, serving active duty during WWII, Korea and Vietnam. Formerly, he was a member of the Board of Directors of the Dow Air Force Base Federal Credit Union in Bangor, ME, as well as the Bolling Air Force Base Federal Credit Union, Washington, DC. He was employed by Northern Virginia Bank as their Facilities Manager and Purchasing Agent, and by the U.S. Department of Justice, Drug Enforcement Administration. He is a former chairman of the St. Lucie County Solid Waste Advisory Board, and was a member of the Community Board of Directors of Port St. Lucie National Bank.

Jim McKenzie is the President of Labor Finders, with offices in Port Salerno and Fort Pierce and Treasure Coast Staffing in Port St. Lucie. The two companies offer temporary to permanent job placement and provide employment opportunities to hundreds of people in Martin and St. Lucie Counties. Mr. McKenzie has held various board positions with the Treasure Coast Builders Association, St. Lucie Chamber of Commerce, Martin and St. Lucie Economic Development Councils. Additionally, he is very active in the community with such organizations as the YMCA, United Way, Exchange Club Castle, and is a founder of Celebrities Fore Kids, Inc. that provides support to children with cancer living on the Treasure Coast. Mr. McKenzie received the Volunteer Fundraiser of the Year award in 2001, from the Treasure Coast Chapter of the Association for Fundraising Professionals. Mr. McKenzie has recently been appointed to the Workforce Development Board of the Treasure Coast.

Howard Shields, co-founder of First Peoples Bank, and chairman of the Community Liaison Board, began his banking career in Dayton, Ohio, serving 27 years with Merchants National Bank and Trust Company. After moving to Florida in 1976, he served as Executive Vice President, and later Director, of Stuart National Bank, Stuart, Florida, Charter Director of Treasure Coast Savings Bank, Stuart, Florida, managing agent for Resolution Trust Company, and President, Chief Executive Officer and Director of Seaboard Savings Bank, Stuart, Florida. He is a past President of the Rotary Club of Stuart, Florida, past President and board member of United Way of Martin County, Florida, a long-time member of the Financial Executives Institute, and past Chairman of Group Seven, Florida Bankers Association.

John J. Wilson has been a Treasure Coast resident for 25 years. His business accomplishments include the successful vertical integration of a large seafood fleet in New England to include the catch, processing and delivery operations. Currently, Mr. Wilson is the CEO of Florida Tire Recycling, Inc., the largest waste tire disposal company in the Southeast US. He is active in many civic and charitable organizations.

Greg Wyatt is the Vice-President and General Manager of Port St. Lucie Broadcasters, the owner of WPSL Port St. Lucie, WSTU Stuart and WJNX Fort Pierce. Since 1993, WPSL has spearheaded the WPSL Christmas Kids of St. Lucie County program, which gave Christmas gifts to 2,000 youngsters in 2004. Hundreds more attended summer, spring or holiday camps throughout the county, courtesy of the Christmas Kids. Mr. Wyatt and his wife, Carol, headed the United Way fundraising campaign in 2000. He is a member of the Fort Pierce Rotary, and has spent more than 20 years in television news, ending his career in Los Angeles at KTTV-Fox 11, anchoring and producing Dodger Central. Mr. Wyatt was one of the original anchors at ESPN and also served as their first West Coast Bureau Chief.

GENERAL INFORMATION

Annual Meeting	The Annual Meeting of the Stockholders will be held at Holiday Inn, 10120 South Federal Highway, Port St. Lucie, Florida 34952 at 5:30 P.M., April 27, 2005. A social hour will begin at 4:30 p.m.

Transfer Agent and	Registrar and Transfer Co.
Registrar	10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Corporate Counsel	Igler & Dougherty, P.A.
2457 Care Drive
Tallahassee, Florida 32308

Independent	Hacker, Johnson & Smith PA
Auditors	Certified Public Accountants
500 West Cypress Creek Road, Suite 450
Fort Lauderdale, Florida 33309

Form 10-KSB	A copy of the Form 10-KSB as filed with the Securities and Exchange Commission may be obtained by stockholders without charge upon written request to Nancy E. Aumack, Senior Vice President and Chief Financial Officer, 1301 Port St. Lucie Boulevard, Port St. Lucie, Florida 34952.

COMMON STOCK PRICES AND DIVIDENDS

The common stock of FPB Bancorp, Inc. is not actively traded, but was sold in a public offering in 2004 for $13 per share. As of December 31, 2004 the Company had declared a cash dividend of $.07 per share to be paid in the first quarter of 2005. Future dividends, if any, will be determined by the Board of Directors. As of December 31, 2004, FPB Bancorp, Inc. had approximately 761 holders of record of common stock.

FPB Bancorp, Inc.™

1301 SE Port St. Lucie Boulevard
Port St. Lucie, Florida 34952