Form 10KSB, Exhibit 13
period 2005-12-31
FPB BANCORP INC
filed 2006-03-16
CIK 1162245

Exhibit 13

FPB BANCORP, INC.

2005 ANNUAL REPORT

CORPORATE PROFILE

FPB Bancorp, Inc. is a one-bank holding company incorporated in the State of Florida. FPB Bancorp, Inc. owns 100% of First Peoples Bank’s common stock. First Peoples Bank is a Florida state-chartered commercial bank. Our deposits are insured by the Federal Deposit Insurance Corporation. We provide a variety of banking services to small businesses and individuals in St. Lucie, Martin, and Indian River County, Florida. We currently have three retail banking offices located in Port St. Lucie, Fort Pierce and Stuart, Florida. A Loan Production Office (LPO) is currently open in Vero Beach, Florida, in preparation for the estimated April, 2006 opening of a fourth banking office in that area. The Company also anticipates opening an operations center in 2006. At December 31, 2005, we had total consolidated assets of $127.3 million and total consolidated stockholders’ equity of $20.3 million. For the year ended December 31, 2005, we had net earnings of $765,000.

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

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

Page
CONTENTS

Financial Highlights	1

Letter to Shareholders	2-3

Selected Financial Data	4

Management’s Discussion and Analysis of Financial Condition and Results of Operations	5-20

Consolidated Financial Statements	21-46

Report of Independent Registered Public Accounting Firm	47

Board of Directors	48-49

Non-Director Executive Officers	50-51

First Peoples Bank Officers	52

Community Liaison Board	53

General Information	54

Common Stock Prices and Dividends	54

FINANCIAL HIGHLIGHTS

December 31, 2005 and 2004 or the Years Then Ended

(Dollars in thousands, except per share figures)

	2005	2004
At Year End:

Assets	$127,309	$94,597
Loans, net	$95,666	$68,794
Securities	$12,244	$11,371
Deposits	$102,809	$81,936
Stockholders’ equity	$20,341	$7,420
Book value per share	$11.23	$9.06
Shares outstanding	1,810,588	819,120
Equity as a percentage of assets	15.98%	7.84%
Nonperforming assets as a percentage of total assets	—%	.52%

For The Year:

Interest income	$7,243	$4,345
Net earnings	$765	$123
Earnings per share, basic	$.55	$.15
Earnings per share, diluted	$.52	$.15
Return on average assets	.64%	.15%
Return on average equity	5.42%	1.67%
Average equity as a percentage of average assets	11.85%	9.02%
Noninterest expenses to average assets	3.89%	4.23%

Yields and Rates:

Loan portfolio	7.15%	6.67%
Securities	3.36%	3.12%
Other interest-earning assets	3.13%	1.65%
All interest-earning assets	6.38%	5.79%
Deposits	2.57%	1.92%
Borrowings	3.21%	1.91%
All interest-bearing liabilities	2.59%	1.92%
Interest-rate spread (1)	3.79%	3.87%
Net yield on average interest earning assets (2)	4.67%	4.36%

(1)	Average yield on all interest-earning assets less average rate paid on all interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.

LETTER TO SHAREHOLDERS

March 10, 2006

Dear Shareholders:

We are pleased to present the Annual Report for FPB Bancorp, Inc. for the year ended December 31, 2005. It was another challenging year with several storms again threatening Florida and Hurricane Wilma actually affecting us locally.

FPB Bancorp, Inc. had a number of very significant events occur in 2005, most notably completing our third successful stock offering which resulted in net capital proceeds of $11.8 million. In conjunction with the offering, our stock became listed on the NASDAQ SmallCap Market under the symbol FPBI.

In June of 2005, we entered the Vero Beach, Indian River County market with a Loan Production Office. That office is headed by Senior Vice President and Area Executive Randy Riley, who has spent over seventeen years in Indian River County. We are extremely excited about the prospect of doing business there. In July 2005, we formed a Residential Mortgage Department under the leadership of Senior Vice President and Residential Lending Manager, Tom Eby. Tom is a veteran banker with over twenty years of experience in our area. He has hired two active residential mortgage originators who are successfully working the Treasure Coast marketplace. We are very proud to have all of these experienced bankers as part of our team.

FPB Bancorp, Inc. experienced record earnings for 2005, with total consolidated net income of $765 thousand for year-end, an increase of 522% over the 2004 consolidated income results. Total assets closed at $127 million, a 35% increase or $33 million over 2004. Net loans grew by $27 million, an increase of 39% and finished the year with a combined total of $96 million. Deposits grew by 25%, or $21 million for a year-end total of $103 million. We now service over 1,338 loans and 5,068 deposit accounts.

Along with this tremendous growth comes growth in staff. We employed over 60 people by year end 2005. First Peoples Bank was very pleased to be named “The Best Place to Work” in both St. Lucie and Martin Counties last year in contests sponsored by the Workforce Development Board and local Chambers of Commerce.

In October 2005 we signed a lease for a full service branch site in Vero Beach. That office is located at 4000 20th St. We anticipate an April, 2006 opening date for our newest branch office. That gives us a total of four offices to serve your banking needs. Our Fort Pierce Office is located at 2500 Virginia Ave. The Stuart Office is located at 715 Colorado Ave. and our headquarters in Port St. Lucie is at 1301 Port St. Lucie Blvd. We also are negotiating to move our operations center to a bigger and more efficient location. This again is a result of our tremendous growth and that move will allow us to expand our staff as needed to service future growth.

We continue to be a leader in the area in providing Small Business Administration (SBA) loans on the Treasure Coast. These loans are very important to the many businesses planning expansion and area entrepreneurs starting new companies in our area. SBA loans provide funding to new and existing businesses that normally may not have the required capital or financial stability to qualify for traditional bank financing. We have trained personnel on staff that are very experienced with SBA lending.

Our bank remains very active in community fundraisers and charitable organizations and events. Most of our officer staff and many of our employees are members of numerous charitable, civic and service organizations. It’s all a part of our commitment and pledge to support the communities that we are a part of and in which we do business. As a result of a shareholder question at our annual meeting last year we began tracking our community service hours in May, 2005. We logged over 1,700 volunteer hours for community service by our staff as of December 31, 2005.

We are very excited about the future of your bank in the communities that we serve. By end of second quarter 2006, we will have full service offices open in the four major cities: Fort Pierce, Port St. Lucie, Stuart and Vero Beach. Our Long Range Planning and Building Committee is constantly evaluating potential future branch sites and opportunities to grow and expand this franchise. At First Peoples Bank, our people........YOU, our shareholders and customers, come first. If you haven’t stopped in for a visit or to open your shareholder account please do so at any of our three, soon to be four, convenient full service locations.

On behalf of our directors, management and staff we again want to thank all of you for your commitment to FPB Bancorp, Inc. and First Peoples Bank and for your support and belief in our mission to bring true community banking to our area.

Sincerely,

David W. Skiles

President & CEO

Gary A. Berger

Board Chairman

SELECTED FINANCIAL DATA

December 31, 2005, 2004, 2003, 2002 and 2001 and the

Years Ended December 31, 2005, 2004, 2003, 2002 and 2001

(Dollars in thousands, except per share figures)

	2005	2004	2003	2002	2001
At Year End:

Cash and cash equivalents	$12,366	9,759	7,218	7,825	2,448
Securities	12,244	11,371	11,375	6,697	5,479
Loans, net	95,666	68,794	48,244	41,662	32,215
All other assets	7,033	4,673	3,218	2,583	1,564

Total assets	$127,309	94,597	70,055	58,767	41,706

Deposit accounts	102,809	81,936	61,064	50,265	33,933
Federal Home Loan Bank advances	2,600	2,500	—	—	2,500
All other liabilities	1,559	2,741	1,619	1,189	1,183
Stockholders’ equity	20,341	7,420	7,372	7,313	4,090

Total liabilities and stockholders’ equity	$127,309	94,597	70,055	58,767	41,706

For the Period:

Total interest income	$7,243	4,345	3,393	3,203	2,519
Total interest expense	1,939	1,074	993	1,135	1,046

Net interest income	5,304	3,271	2,400	2,068	1,473

Provision for loan losses	352	380	383	381	202

Net interest income after provision for loan losses	4,952	2,891	2,017	1,687	1,271

Noninterest income	930	759	620	264	214
Noninterest expenses	4,639	3,440	2,372	1,825	1,557

Earnings (loss) before income taxes	1,243	210	265	126	(72)
Income taxes	478	87	104	52	(23)

Net earnings (loss)	$765	123	161	74	(49)

Net earnings (loss) per basic share	$.55	.15	.20	.11	(.10)

Net earnings (loss) per diluted share	$.52	.15	.20	.11	(.10)

Weighted-average number of shares outstanding for basic	1,396,384	818,203	817,785	660,352	489,410

Weighted-average number of shares outstanding for diluted	1,462,465	818,203	817,785	660,352	489,410

Ratios and Other Data:

Return on average assets	.64%	.15%	.25%	.14%	(.14)%
Return on average equity	5.42%	1.67%	2.19%	1.29%	(1.17)%
Average equity as a percentage of average assets	11.85%	9.02%	11.34%	11.11%	12.36%
Interest-rate spread during the period	3.79%	3.87%	3.81%	3.42%	3.27%
Net yield on average interest-earning assets	4.67%	4.36%	4.22%	4.21%	4.59%
Noninterest expenses to average assets	3.89%	4.23%	3.66%	3.53%	4.60%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.51	1.34	1.24	1.34	1.40
Nonperforming loans and foreclosed real estate as a percentage of total assets at end of year	—%	.52%	2.07%	.29%	NIL
Allowance for loan losses as a percentage of total loans at end of year	1.42%	1.56%	1.73%	1.31%	1.10%
Total number of banking offices	3	3	2	1	1
Total shares outstanding at end of year	1,810,588	819,120	818,120	817,775	489,410
Book value per share at end of year	$11.23	$9.06	$9.01	$8.94	$8.36

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and our results of operations should be read in conjunction with the consolidated financial statements and the related notes thereto, as of December 31, 2005 and 2004, included elsewhere in this Annual Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

General

FPB is a one-bank holding company incorporated in the State of Florida. Our sole subsidiary, First Peoples Bank, is a Florida state-chartered commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. We opened for business on April 26, 1999 and provide a variety of banking services to small businesses and individuals in St. Lucie, Martin and Indian River County, Florida. We currently have three retail banking offices located in Port St. Lucie, Fort Pierce and Stuart, Florida. An LPO (Loan Production Office) opened in Vero, Florida in 2005, and we anticipate that a full-service branch will open in Vero Beach in approximately April, 2006. The Company also anticipates opening an operations center in 2006. At December 31, 2005, we had total consolidated assets of $127.3 million and total consolidated stockholders’ equity of $20.3 million. For the year ended December 31, 2005, we had net earnings of $765,000.

Management’s Strategy

We are organized as a locally-owned, locally managed community financial institution, owned and managed by people who are actively involved in our market area and are committed to our economic growth and development. With local ownership, management, and directors, we believe that we can be more responsive to the communities that we serve. Local ownership allows faster, more responsive and flexible decision-making, which is not available at the majority of the financial institutions in or near our market area which consist of branch offices of large regional holding company banks with headquarters located elsewhere in the United States.

Our principal business is to attract deposits from the general public and to invest those funds in various types of loans and other interest-earning assets. Funds are provided for the operations by the proceeds from the sale of investments, from amortization and repayment of outstanding loans and investments, from net deposit inflow, and from borrowings. Our earnings depend primarily upon the difference between: (1) non-interest income, and the interest and fees we receive from loans, the securities held in our investment portfolio and other investments; and (2) the expenses we incur in connection with obtaining funds for lending (including interest paid on deposits and other borrowings) and expenses relating to day-to-day operations.

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

Our customers are primarily individuals, professionals, small and medium-size businesses, and seasonal retirees located predominantly in St. Lucie, Martin and Indian River County, Florida. Our offices are currently located in Stuart, Port St. Lucie and Fort Pierce, Florida. A fourth office in Vero Beach, Florida is estimated to open in April, 2006.

We continually seek to develop new business through an ongoing program of personal calls on both present and potential customers. As a local independent bank, we utilize traditional local advertising media to promote and develop loans and deposits. In addition, all of our directors have worked and lived in or near our market area for a number of years. We believe that these factors, coupled with the past and continued involvement of the directors, officers and staff in various local community activities, will further promote our image as a locally owned independent institution, which we believe is an important factor to our targeted customer base.

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

Regulation and Legislation

As a bank holding company, we are regulated by the Board of Governor’s of the Federal Reserve System. As a Florida state chartered commercial bank, we are subject to extensive regulation by the Florida Office of Financial Regulation, Department of Financial Services (the “Department”), and the Federal Deposit Insurance Corporation (“FDIC”). We file reports with the Department and the FDIC concerning our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Department and the FDIC to monitor our compliance with the various regulatory requirements.

Credit Risk

Our primary business is making business and consumer loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond our control. While underwriting guidelines have been instituted and credit review procedures have been put in place to protect us from avoidable credit losses, some losses will inevitably occur. At December 31, 2005, we did not have any nonperforming assets.

Allowance for Loan Losses

The following table presents information regarding our total allowance for loan losses as well as the allocation of such amounts to the various categories of loans at December 31, (dollars in thousands):

	2005		2004		2003
	Amount	Loans to Total Loans	Amount	Loans to Total Loans	Amount	Loans to Total Loans
Commercial	$576	37.42%	$468	32.27%	$281	34.93%
Commercial real estate	478	40.79	312	43.90	313	33.59
Construction	53	4.47	36	2.47	26	5.35
Consumer	274	17.11	255	21.10	228	24.68
Residential real estate	2.21		26.26		4	1.45

Total allowance for loan losses	$1,383	100.00%	$1,097	100.00%	$852	100.00%

The allowance for loan losses as a percentage of total loans outstanding		1.42%		1.56%		1.73%

Loan Portfolio

The following table sets forth the composition of our loan portfolio at December 31, (dollars in thousands):

	2005		2004		2003
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial	$36,510	37.42%	$22,640	32.27%	$17,202	34.93%
Commercial real estate	39,794	40.79	30,803	43.90	16,542	33.59
Construction	4,365	4.47	1,731	2.47	2,635	5.35
Consumer	16,688	17.11	14,803	21.10	12,160	24.68
Residential real estate	206.21		181.26		714	1.45

	97,563	100.00%	70,158	100.00%	49,253	100.00%

Less:
Deferred loan costs and fees, net	(514)		(267)		(157)
Allowance for loan losses	(1,383)		(1,097)		(852)

Loans, net	$95,666		$68,794		$48,244

The following table sets forth certain information on nonaccrual loans and foreclosed assets, the ratio of such loans and other real estate owned to total assets as of the dates indicated, and certain other related information (dollars in thousands):

	At December 31,
	2005	2004	2003
Nonaccrual loans:
Real estate loans	$—	$465	$—
Consumer loans	—	1	—
Commercial and all other loans	—	30	1,448

Total nonaccrual loans	—	496	1,448

Accruing loans over 90 days delinquent:
Real estate loans	—	—	—
Consumer loans	—	—	—
Commercial and all other loans	—	—	—

Total accrual loans over 90 days delinquent	—	—	—

Total nonperforming loans	—	496	1,448

Foreclosed assets	—	—	—

Total nonperforming loans and foreclosed assets	$—	$496	$1,448

Total nonperforming loans as a percentage of total loans	—%	.71%	2.94%

Total nonperforming loans as a percentage of total assets	—%	.52%	2.07%

Total nonperforming loans and real estate owned as a percentage of total assets	—%	.52%	2.07%

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

We actively monitor our asset quality and to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although we believe we use the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. We consider several factors in determining the allowances, including charge-off history, the relatively low level of nonperforming assets, and the value of the underlying collateral. Furthermore, nonperforming loans at December 31, 2005, decreased to 0% of total loans, compared to .71% at December 31, 2004. During 2005, our allowance increased by $286,000, or 26.07%, and totaled $1,383,000 at December 31, 2005. Additional allowance was made to cover the loan growth of approximately 39.06% in 2005. We believe that the allowance for loan losses was adequate at December 31, 2005.

The following table sets forth information with respect to activity in our allowance for loan losses during the years indicated (dollars in thousands):

	Year Ended December 31,
	2005	2004	2003
Allowance at beginning of year	$1,097	$852	$553

Charge-offs:
Real estate loans	—	—	—
Consumer loans	17	36	71
Commercial and all other loans	55	111	19

Total charge-offs	72	147	90

Recoveries:
Real estate loans	—	—	—
Consumer loans	1	3	5
Commercial and all other loans	5	9	1

Total recoveries	6	12	6

Provision for loan losses charged to operations	352	380	383

Allowance at end of year	$1,383	$1,097	$852

Ratio of net charge-offs during the year to average loans outstanding during the year	.08%	.25%	.18%

Allowance for loan losses as a percentage of total at end of year loans	1.42%	1.56%	1.73%

Allowance for loan losses as a percentage of nonperforming loans	—%	221.17%	58.84%

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

Our management team monitors our liquidity position on an on-going basis and reports regularly to our Board of Directors the level of liquidity compared to minimum levels established by Board policy. As of December 31, 2005, our level of liquidity was within the established guidelines of Board policy.

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

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk weighted assets and Tier 1 capital to average assets. As of December 31, 2005, we exceeded all applicable capital adequacy requirements. See “Regulation and Supervision - Capital Requirements.”

As of December 31, 2005, our actual and required minimum capital ratios were as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2005:
Total capital to Risk- Weighted assets	$11,078	12.55%	$7,059	8.00%	$8,824	10.00%
Tier I Capital to Risk- Weighted Assets	9,972	11.30	3,530	4.00	5,294	6.00
Tier I Capital to Total Assets	9,972	7.75	5,148	4.00	6,435	5.00

Our primary source of cash during the year ended December 31, 2005, was from the proceeds from net deposit inflows of $20.9 million and net proceeds from the issuance of common stock of $12.2 million. Cash was used primarily to purchase securities and to originate loans. At December 31, 2005, we had outstanding commitments to originate loans totaling $9.2 million, available lines of credit of $13.4 million, and standby letters of credit of $474,000.

Investment Activities

Our securities portfolio is managed by our Funds Management Committee in accordance with a written investment policy of the Board of Directors that addresses strategies, types and levels of permitted investments. At December 31, 2005, our securities portfolio equaled $12.2 million, or 9.62% of total assets. Our investment portfolio is comprised of agency securities and mortgage-backed securities.

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

Securities

The following table sets forth the carrying value of our securities portfolio at December 31, 2005 (in thousands):

	2005	2004
Securities available for sale:
U.S. Government agency securities	$7,919	6,467
Mortgage-backed securities	1,310	1,870

	9,229	8,337

Securities held to maturity:
U.S. Government agency securities	2,997	2,994
Mortgage-backed securities	18	40

	3,015	3,034

Total	$12,244	11,371

The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio as follows (dollars in thousands):

	Due in One Year or Less		From One Year to Five Years		From Five Years to Ten Years		Total
	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield
December 31, 2005:
U.S. Government agency securities	$2,471	2.78%	$7,458	3.85%	$987	5.00%	$10,916	3.71%

Mortgage-backed securities							1,328	3.76

Total							$12,244	3.72%

December 31, 2004:
U.S. Government agency securities	$3,473	2.01%	$4,982	2.63%	$1,006	5.00%	$9,461	2.69%

Mortgage-backed securities							1,910	3.60

Total							$11,371	2.84%

Regulatory Capital Requirements

Under FDIC regulations, we are required to meet certain minimum regulatory capital requirements. This is not a valuation allowance and has not been created by charges against earnings. It represents a restriction on stockholders’ equity.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios of total and Tier I capital, as defined in the regulations, to risk-weighted assets, also as defined in the regulations, and of Tier I capital to average assets. We believe, as of December 31, 2005, that we met all capital adequacy requirements to which we are subject. See Note 15 to our consolidated financial statements for the actual capital amounts and ratios.

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

The following table sets forth certain information relating to interest-earning assets and interest-bearing liabilities at December 31, 2005, that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

	One Year or Less	More than One Year and Less than Five Years	More than Five Years and Less than Fifteen Years	Over Fifteen Years	Total
Mortgage and commercial loans (1):
Commercial	$23,512	$10,387	$807	$1,804	$36,510
Commercial real estate	8,382	28,089	3,049	274	39,794
Construction	1,791	2,574	—	—	4,365
Consumer	5,046	10,371	1,271	—	16,688
Residential mortgage	206	—	—	—	206

Total loans	38,937	51,421	5,127	2,078	97,563

Interest-bearing deposits with banks	229	—	—	—	229
Federal funds sold	9,268	—	—	—	9,268
Securities (2)	2,471	8,352	1,709	18	12,550

Total rate-sensitive assets	50,905	59,773	6,836	2,096	119,610

Deposit accounts (3):
Money market deposits	$26,267	$—	$—	$—	$26,267
NOW deposits	4,808	—	—	—	4,808
Savings deposits	6,996	—	—	—	6,996
Certificates of deposit	32,799	11,565	—	—	44,364

Total deposit accounts	70,870	11,565	—	—	82,435

Federal Home Loan Bank advance	2,500	—	100	—	2,600

Total rate-sensitive liabilities	73,370	11,565	100	—	85,035

GAP (repricing differences)	$(22,465)	$48,208	$6,736	$2,096	$34,575

Cumulative GAP	$(22,465)	$25,743	$32,479	$34,575

Cumulative GAP/total assets	(17.65)%	20.22%	25.51%	27.16%

(1)	In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.
(2)	Securities are scheduled through the maturity dates and include Federal Home Loan Bank stock.
(3)	Money-market, NOW, and savings deposits are regarded as readily accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

The following table reflects the contractual principal repayments by period of the loan portfolio at December 31, 2005 (in thousands):

Years Ending December 31,	Commercial Loans	Commercial Real Estate Loans	Residential Mortgage Loans	Consumer Loans	Construction Loans
2006	$8,788	$10,301	$83	$5,787	$1,791
2007	4,742	6,830	30	3,490	903
2008	3,642	4,266	28	2,868	62
2009-2010	4,768	4,271	39	3,235	205
2011-2012	2,851	3,003	22	619	139
2013 & beyond	11,719	11,123	4	689	1,265

Total	$36,510	$39,794	$206	$16,688	$4,365

Of the $70.8 million of loans due after 2006, 34.41% of such loans have fixed interest rates and 65.59% have adjustable interest rates.

The following table sets forth total loans originated and repaid during the period ended December 31 (in thousands):

	2005	2004
Originations:

Commercial loans	$30,314	$9,330
Commercial real estate loans	20,582	23,357
Residential mortgage loans	—	—
Consumer loans	15,168	10,432
Construction loans	6,445	2,905

Total loans originated	72,509	46,024

Principal reductions and participations sold	(45,104)	(25,119)

Increase in total loans	$27,405	$20,905

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

The following table shows the distribution of, and certain other information relating to deposit accounts by type (dollars in thousands):

	At December 31,
	2005		2004
	Amount	% of Deposits	Amount	% of Deposits
Demand deposits	$20,374	19.82%	$20,568	25.10%
Money-market deposits	26,267	25.55	19,515	23.82
NOW deposits	4,808	4.68	2,891	3.53
Savings deposits	6,996	6.80	7,872	9.61

Subtotal	58,445	56.85	50,846	62.06

Certificate of deposits:
0% - 0.99%	52.05		244.30
1.00% - 1.99%	187.18		3,628	4.43
2.00% - 2.99%	6,713	6.53	20,140	24.58
3.00% - 3.99%	17,212	16.74	5,153	6.29
4.00% - 4.99%	18,077	17.58	1,674	2.04
5.00% - 5.99%	2,123	2.07	235	0.28
6.00% - 6.99%	—	—	16	0.02

Total certificates of deposit (1)	44,364	43.15	31,090	37.94

Total deposits	$102,809	100.00%	$81,936	100.00%

(1)	Included individual retirement accounts (“IRAs”) totaling $2,632,000 and $1,924,000 at December 31, 2005 and 2004, all of which are in the form of certificates of deposit.

The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 2005, which mature during the periods indicated (in thousands):

	Year Ending December 31,
	2006	2007	2008	2009	2010	Total
0% - 0.99%	$52	$—	$—	$—	$—	$52
1.00% - 1.99%	187	—	—	—	—	187
2.00% - 2.99%	5,788	775	150	—	—	6,713
3.00% - 3.99%	14,694	1,107	884	441	86	17,212
4.00% - 4.99%	12,078	2,384	1,254	600	1,761	18,077
5.00% - 5.99%	—	1,123	—	—	1,000	2,123

Total certificates of deposit	$32,799	$5,389	$2,288	$1,041	$2,847	$44,364

Jumbo certificates ($100,000 and over) mature as follows (in thousands):

	December 31,
	2005	2004
Due three months or less	$3,072	$3,010
Due over three months to six months	3,413	435
Due over six months to one year	7,863	4,781
Due over one year to five years	7,843	5,234

	$22,191	$13,460

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

	Year Ended December 31,
	2005			2004
	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate
Interest-earning assets:
Loans	$91,215	6,523	7.15%	$59,036	3,938	6.67%
Securities	10,144	341	3.36	9,724	303	3.12
Other interest-earning assets (1)	12,127	379	3.13	6,295	104	1.65

Total interest-earning assets	113,486	7,243	6.38	75,055	4,345	5.79

Noninterest-earning assets	5,656			6,339

Total assets	$119,142			$81,394

Interest-bearing liabilities:
Savings, NOW and money-market deposits	36,345	709	1.95	27,297	340	1.25
Certificates of deposit	36,039	1,148	3.19	27,445	712	2.59
Other borrowings	2,552	82	3.21	1,151	22	1.91

Total interest-bearing liabilities	74,936	1,939	2.59	55,893	1,074	1.92

Demand deposits	28,715			17,238
Noninterest-bearing liabilities	1,375			918
Stockholders’ equity	14,116			7,345

Total liabilities and stockholders’ equity	$119,142			$81,394

Net interest income		$5,304			$3,271

Interest-rate spread			3.79%			3.87%

Net interest margin (2)			4.67%			4.36%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.51			1.34

(1)	Other interest-earning assets included federal funds sold, Federal Home Loan Bank stock and time deposits.
(2)	Net interest margin is net interest income divided by total average interest-earning assets.

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

Year Ended December 31, 2005 vs. 2004:

	Increase (Decrease) Due to
	Rate	Volume	Rate/ Volume	Total
	(In thousands)
Interest-earning assets:
Loans	$283	$2,147	$155	$2,585
Securities	24	13	1	38
Other interest-earning assets	93	96	86	275

Total	400	2,256	242	2,898

Interest-bearing liabilities:
Deposits:
Savings, money-market and NOW deposits	192	113	64	369
Certificates of deposit	164	221	51	436
Other borrowings	15	27	18	60

Total	371	361	133	865

Net change in net interest income	$29	$1,895	$109	$2,033

Comparison of Years Ended December 31, 2005 and 2004

General. Net earnings for the year ended December 31, 2005, were $765,000 or $.55 per basic and $.52 per diluted share compared to net earnings of $123,000 or $.15 per basic and diluted share for the year ended December 31, 2004. This increase in net operating results was primarily due to an increase in interest income and noninterest income, partially offset by an increase in interest expense and noninterest expense, all as a result of our growth.

Interest Income. Interest income increased to $7.2 million for the year ended December 31, 2005, from $4.3 million for the year ended December 31, 2004. Interest income on loans increased to $6.5 million from $3.9 million due to an increase in the average loan portfolio balance for the year ended December 31, 2005, and an increase in the weighted-average yield earned on the portfolio. Interest on securities increased to $341,000 in 2005, from $303,000 in 2004, due to an increase in the average yield in 2005, and an increase in the average portfolio balance. Interest on other interest-earning assets increased to $379,000 primarily due to an increase in the weighted-average portfolio balance.

Interest Expense. Interest expense increased to $1.9 million in 2005 from $1.1 million in 2004. Interest expense increased due to growth in average interest-bearing deposits in 2005, as well as an increase in the weighted-average rate paid on deposits.

Provision for Loan Losses. The provision for loan losses was charged to operations to bring the total allowance to a level we deem appropriate and is based upon historical experience, the volume and the type of lending we conduct. In addition, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to our market area, and other factors related to the collectibility of our loan portfolio were considered. The provision for loan losses decreased to $352,000 in 2005 from $380,000 in 2004. The allowance for loan losses increased to $1.4 million at December 31, 2005 from $1.1 million at December 31, 2004. The increase in the allowance was due to the increase in the loan portfolio during the year. Management believes that the allowance for loan losses of $1.4 million is adequate at December 31, 2005.

Noninterest Income. Noninterest income increased to $930,000 in 2005 from $759,000 in 2004. This was primarily a result of increased gains from the sales of loans and loan brokerage fees in 2005 compared to 2004.

Noninterest Expense. Total noninterest expense increased to $4.6 million for the year ended December 31, 2005, compared to $3.4 million in 2004. This was primarily due to increases in employee compensation and benefits, occupancy and equipment and other expenses, all a result of our overall growth.

Income Taxes. The income tax provision was $478,000 (an effective rate of 38.5%) for 2005 compared to $87,000 (an effective rate of 41.4%) for 2004.

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

Selected Quarterly Results

Selected quarterly results of operations for the four quarters ended December 31 are as follows (in thousands, except per share amounts):

	2005				2004
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$2,167	1,923	1,681	1,472	1,341	1,107	967	930
Interest expense	663	479	424	373	335	272	231	236
Net interest income	1,504	1,444	1,257	1,099	1,006	835	736	694
Provision for loan losses	95	95	92	70	55	85	115	125
Earnings before income taxes	182	425	409	227	171	99	39	(99)
Net earnings	109	263	253	140	104	58	25	(64)
Basic earnings per common share	.04	.15	.19	.17	.13	.07	.03	(.08)
Diluted earnings per common share	.03	.14	.18	.17	.13	.07	.03	(.08)
Cash dividends declared per common share	—	—	—	—	.07	—	—	—

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

($ in thousands, except share amounts)

	At December 31,
	2005	2004
Assets
Cash and due from banks	$2,869	2,048
Federal funds sold	9,268	7,656
Interest-bearing deposits with banks	229	55

Total cash and cash equivalents	12,366	9,759

Securities available for sale	9,229	8,337
Securities held to maturity (market value of $2,950 and $3,002)	3,015	3,034
Loans, net of allowance for loan losses of $1,383 and $1,097	95,666	68,794
Premises and equipment, net	3,699	3,668
Federal Home Loan Bank stock, at cost	306	253
Accrued interest receivable	558	306
Deferred income taxes	197	214
Bank owned life insurance	1,950	—
Other assets	323	232

Total assets	$127,309	94,597

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	20,374	20,568
Savings, NOW and money-market deposits	38,071	30,278
Time deposits	44,364	31,090

Total deposits	102,809	81,936

Official checks	938	2,455
Federal Home Loan Bank advances	2,600	2,500
Other liabilities	621	286

Total liabilities	106,968	87,177

Commitments and contingencies (Notes 4 and 7)

Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 5,000,000 shares authorized, 1,810,588 and 819,120 shares issued and outstanding	18	8
Additional paid-in capital	20,136	7,927
Retained earnings (accumulated deficit)	262	(503)
Accumulated other comprehensive income (loss)	(75)	(12)

Total stockholders’ equity	20,341	7,420

Total liabilities and stockholders’ equity	$127,309	94,597

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

($ in thousands, except per share amounts)

	Year Ended December 31,
	2005	2004
Interest income:
Loans	$6,523	3,938
Securities	341	303
Other	379	104

Total interest income	7,243	4,345

Interest expense:
Deposits	1,857	1,052
Federal Home Loan Bank advances	82	22

Total interest expense	1,939	1,074

Net interest income	5,304	3,271
Provision for loan losses	352	380

Net interest income after provision for loan losses	4,952	2,891

Noninterest income:
Service charges and fees on deposit accounts	292	284
Loan brokerage fees	205	88
Gain on sale of loans held for sale	421	363
Gain on sale of securities available for sale	—	20
Other fees	12	4

Total noninterest income	930	759

Noninterest expenses:
Salaries and employee benefits	2,438	1,720
Occupancy and equipment	608	466
Advertising	364	263
Professional fees	141	93
Data processing	308	274
Supplies	130	133
Other	650	491

Total noninterest expenses	4,639	3,440

Earnings before income taxes	1,243	210
Income taxes	478	87

Net earnings	$765	123
Earnings per share:

Basic	$.55	.15

Diluted	$.52	.15

Weighted-average number of shares, basic	1,396,384	818,203

Weighted-average number of shares, diluted	1,462,465	818,203

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2005 and 2004

($ in thousands)

	Accumulated
	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2003	818,120	$8	7,918	(567)	13	7,372

Comprehensive income:
Net earnings	—	—	—	123	—	123
Net unrealized loss on securities available for sale, net of tax benefit of $16	—	—	—	—	(25)	(25)

Comprehensive income						98

Issuance of common stock from exercise of warrants	8,000	—	80	—	—	80
Repurchase and retirement of common stock	(8,000)	—	(83)	—	—	(83)
Common stock issued as compensation	1,000	—	12	—	—	12
Dividends	—	—	—	(59)	—	(59)

Balance at December 31, 2004	819,120	8	7,927	(503)	(12)	7,420

Proceeds from the sale of common stock (net of offering costs of $641)	960,000	10	11,829	—	—	11,839

Comprehensive income:
Net earnings	—	—	—	765	—	765
Net unrealized loss on securities available for sale, net of tax benefit of $37	—	—	—	—	(63)	(63)

Comprehensive income						702

Proceeds from exercise of common stock options and warrants	31,468	—	316	—	—	316
Tax benefit from common stock options exercised	—	—	64	—	—	64

Balance at December 31, 2005	1,810,588	$18	20,136	262	(75)	20,341

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net earnings	$765	123
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	269	177
Provision for loan losses	352	380
Deferred income taxes	54	87
Stock based compensation	—	12
Amortization of loan costs (fees), net	37	(66)
Net amortization of premiums and discounts on securities	(5)	7
Gain on the sale of securities available for sale	—	(20)
Gain on sale of loans held for sale	(421)	(363)
Proceeds from sale of loans held for sale	7,393	3,762
Originations of loans held for sale	(6,972)	(3,399)
Increase in accrued interest receivable	(252)	(57)
Increase in other assets	(91)	(102)
(Decrease) increase in official checks and other liabilities	(1,059)	1,104

Net cash provided by operating activities	70	1,645

Cash flows from investing activities:
Maturities of securities available for sale	3,500	—
Purchase of securities available for sale	(5,000)	(3,500)
Principal payments on securities available for sale	510	1,418
Proceeds from the sale of securities available for sale	—	2,000
Principal payments on securities held to maturity	22	58
Net increase in loans	(27,261)	(20,864)
Purchase of Federal Home Loan Bank stock	(53)	(131)
Purchase of premises and equipment	(300)	(1,408)
Purchase of bank owned life insurance	(1,950)	—

Net cash used in investing activities	(30,532)	(22,427)

Cash flows from financing activities:
Net increase in deposits	20,873	20,872
Proceeds from Federal Home Loan Bank advances	100	2,500
Net proceeds from the issuance of common stock	12,155	80
Repurchase of common stock	—	(88)
Dividends paid	(59)	(41)

Net cash provided by financing activities	33,069	23,323

Net increase in cash and cash equivalents	2,607	2,541

Cash and cash equivalents at beginning of the year	9,759	7,218

Cash and cash equivalents at end of the year	$12,366	9,759

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,
	2005	2004
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest, net of interest capitalized of $3 and $23	$1,897	1,053

Income taxes	$355	—

Noncash transactions:
Accumulated other comprehensive income, net change in unrealized loss on securities available for sale, net of tax	$(63)	(25)

Tax benefit from exercise of common stock options and warrants	$64	5

Dividends payable included in other liabilities	$—	59

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2005 and 2004 and the Years Then Ended

(1) Summary of Significant Accounting Policies

Organization. FPB Bancorp, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of First Peoples Bank (the “Bank”) (collectively referred to as the “Company”). The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank. The Bank is a state (Florida)-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Port St. Lucie, Fort Pierce, and Stuart, Florida. A Loan Production Office (LPO) opened in Vero Beach, Florida, in preparation for the estimated April, 2006 opening of a fourth banking office. The Company also anticipates opening an operations center in 2006.

The following is a description of the significant accounting policies and practices followed by the Company, which conform with U.S. generally accepted accounting principles and prevailing practices within the banking industry.

Basis of Presentation. The consolidated financial statements include the accounts of the Holding Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold, all of which mature within ninety days.

The Bank is required by law or regulation to maintain cash reserves in the form of vault cash or in noninterest-earning accounts with the Federal Reserve Bank or other qualified banks. At December 31, 2005 and 2004, there was no required reserve balance.

Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in accumulated other comprehensive income (loss). Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

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

Loans Held for Sale. The Company originates loans guaranteed by the U.S. Small Business Administration, the guaranteed portion of which may be sold at a premium. These loans are carried at the lower of cost or estimated fair value in the aggregate. There were no loans held for sale at December 31, 2005 or 2004.

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

Premises and Equipment. Land is stated at cost. Building and improvements, leasehold improvements, and furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset or the length of time the Company expects to lease the property.

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

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Stock Compensation Plans. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively “SFAS No. 123”) encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in APB No. 25.

No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price which approximated the market value of the underlying common stock on the date of grant. For purposes of proforma disclosures, the estimated fair value is included in expense in the period vesting occurs. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation. ($ in thousands, except per share amounts).

	Year Ended December 31,
	2005	2004
Net earnings as reported	$765	123
Deduct: Total stock-based employee compensation determined under the fair value based method for all awards, net of related tax effect	(315)	(33)

Proforma net earnings	$450	90

Basic earnings per share:
As reported	$.55	.15

Proforma	$.32	.11

Diluted earnings per share:
As reported	$.52	.15

Diluted	$.31	.11

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2005	2004
Dividend yield	—%	.69%

Expected life	5 years	10 years

Expected volatility	6.35%	—%

Risk-free interest rate	4.34%	4.13-4.80%
Weighted-average grant-date fair value of options issued during the year	$3.32	3.46

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Off-Balance-Sheet Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, available lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Earnings Per Share. Basic earnings per share has been computed on the basis of the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share were computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. Earnings per common share have been computed based on the following:

	Year Ended December 31,
	2005	2004
Weighted-average number of common shares outstanding used to calculate basic earnings per common share	1,396,384	818,203
Effect of dilutive stock options	66,081	—

Weighted-average number of common shares outstanding used to calculate diluted earnings per common share	1,462,465	818,203

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

Fair Values of Financial Instruments, Continued.

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

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

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

Federal Home Loan Bank Advances. The fair value of Federal Home Loan Bank advances is estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowings.

Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net earnings, are components of comprehensive income. The components of accumulated other comprehensive income and related tax effects are as follows (in thousands):

	Year Ended December 31,
	2005	2004
Holding losses on available-for-sale securities	$(100)	(21)
Gain realized in earnings	—	(20)

Net unrealized loss	(100)	(41)
Tax effect	37	16

Net-of-tax amount	$(63)	(25)

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Recent Pronouncements. In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This SOP requires acquired impaired loans for which it is probable that the investor will be unable to collect all contractually required payments receivable to be recorded at the present value of amounts expected to be received. The SOP also prohibits carrying over or creation of valuation allowances in the initial accounting for these loans. The SOP was effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP did not impact the Company’s consolidated financial position or results of operations.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised), Share-Based Payment (“SFAS No. 123(R)”). This Statement replaces SFAS No. 123 and supersedes APB No. 25. SFAS No. 123(R) clarifies and expands SFAS No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, accounting for nonsubstantive vesting provisions, and attributing compensation cost to reporting periods. Under the provisions of SFAS No. 123(R), the alternative to use APB No. 25’s intrinsic value method of accounting that was provided in SFAS No. 123, as originally issued, is eliminated. Effective January 1, 2006, the Company will begin expensing the fair value of unvested stock options and any future grants of stock options. Based on the number of unvested stock options as of December 31, 2005, the Company will record compensation expense of approximately $7,800 annually for the years 2006, 2007 and 2008.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes, and SFAS 3, Reporting Accounting Changes in Interim Financial Statements An Amendment of APB Opinion No. 28. SFAS 154 changes the requirements for the accounting and reporting of a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities

Securities have been classified according to management’s intention. The carrying amount of securities and their fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2005:
Securities available for sale:
U.S. Government agency securities	$8,002	—	(83)	7,919
Mortgage-backed securities	1,347	—	(37)	1,310

Total securities available for sale	$9,349	—	(120)	9,229

Securities held to maturity:
U.S. Government agency securities	2,997	—	(65)	2,932
Mortgage-backed securities	18	—	—	18

Total securities held to maturity	$3,015	—	(65)	2,950

At December 31, 2004:
Securities available for sale:
U.S. Government agency securities	6,482	6	(21)	6,467
Mortgage-backed securities	1,875	5	(10)	1,870

Total securities available for sale	$8,357	11	(31)	8,337

Securities held to maturity:
U.S. Government agency securities	2,994	—	(32)	2,962
Mortgage-backed securities	40	—	—	40

Total securities held to maturity	$3,034	—	(32)	3,002

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

There were no sales of available for sale securities in 2005. For the year ended December 31, 2004, proceeds from the sale of securities available for sale were $2,000,000. Gross realized gains were $20,000 in 2004.

The scheduled maturities of securities at December 31, 2005 are as follows (in thousands):

	Held to Maturity		Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$2,000	1,972	499	494
Due from one to five years	5,002	4,960	2,498	2,438
Due from five to ten years	1,000	987	—	—
Mortgage-backed securities	1,347	1,310	18	18

	$9,349	9,229	3,015	2,950

At December 31, 2005 and 2004 securities with a carrying value of $3,999,000 and $2,882,000, respectively, were pledged to the State of Florida as collateral for public funds.

Securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. Government agency securities	$(55)	4,947	(28)	1,972
Mortgage-backed securities	(17)	760	(20)	550

Total securities available for sale	$(72)	5,707	(48)	2,522

Securities held to maturity-
U.S. Government agency securities	$—	—	(65)	2,932

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

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans

The components of loans are as follows (in thousands):

	At December 31,
	2005	2004
Commercial	$36,510	22,640
Commercial real estate	39,794	30,803
Construction	4,365	1,731
Consumer	16,688	14,803
Residential real estate	206	181

Total loans	97,563	70,158

Deduct:
Deferred loan costs and fees, net	(514)	(267)
Allowance for loan losses	(1,383)	(1,097)

Loans, net	$95,666	68,794

An analysis of the change in the allowance for loan losses follows (in thousands):

	Year Ended December 31,
	2005	2004
Beginning balance	$1,097	852
Provision for loan losses	352	380
Charge-offs, net of recoveries	(66)	(135)

Ending balance	$1,383	1,097

Information about impaired loans, all of which are collateral dependent, is as follows (in thousands):

	At December 31,
	2005	2004
Loans identified as impaired:
Gross loans with no related allowances for loan losses	$—	—

Gross loans with related allowances for losses recorded	—	465
Less allowance on these loans	—	(70)

Net investment in impaired loans	$—	395

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

	Year Ended December 31,
	2005	2004
Average net investment in impaired loans	$90	1,026

Interest income recognized on impaired loans	$49	93

Interest income received on impaired loans	$49	93

Nonaccrual loans and loans past due ninety days or more but still accruing were as follows (in thousands):

	At December 31,
	2005	2004
Nonaccrual loans	$—	496
Past due ninety days or more but still accruing	—	—

	$—	496

(4) Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2005	2004
Building and improvements	$2,614	2,433
Land	552	552
Furniture, fixtures and equipment	884	820
Leasehold improvements	221	220
Construction in process	—	222

Total, at cost	4,271	4,247
Less accumulated depreciation and amortization	(572)	(579)

Premises and equipment, net	$3,699	3,668

Interest capitalized and included in construction in process during 2005 and 2004 was approximately $3,000 and $23,000, respectively.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Premises and Equipment, Continued

The Company leases its Stuart branch office facility under a noncancelable lease. The initial lease term is five years with two five-year renewal options. The Company is required to pay an allowable share of common area maintenance and real estate taxes. In 2005, the Company opened an LPO under a short-term lease through June of 2006. In November 2005, the Company signed a ten year lease with four five year renewals, on a branch building in Vero Beach. That branch is expected to open in April of 2006. At December 31, 2005, the Company has purchase commitments of approximately $109,000 relating to the opening of the Vero Beach branch. Rent expense under the operating leases during the years ended December 31, 2005 and 2004 was approximately $127,000 and $104,000, respectively. In addition, in 2004, the Company began leasing space in its Fort Pierce branch office facility to third parties. The leases have initial terms of five years and lease income was approximately $110,000 and $42,000 in 2005 and 2004, respectively. At December 31, 2005, future minimum rental commitments, including renewal options, under these noncancelable leases were approximately as follows (in thousands):

Operating

Year Ending December 31,	Lease Expense	Lease Income
2006	$210	112
2007	215	115
2008	221	118
2009	226	88
2010	232	—
Thereafter	2,300	—

Total	$3,404	433

(5) Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $22,191,000 and $13,460,000 at December 31, 2005 and 2004, respectively.

A schedule of maturities of time deposits follows (in thousands):

Year Ending December 31,	Amount
2006	$32,799
2007	5,389
2008	2,288
2009	1,041
2010	2,847

$44,364

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(6) Federal Home Loan Bank Advances

Maturities and interest rates of advances from the Federal Home Loan Bank of Atlanta (“FHLB”) consisted of the following ($ in thousands):

					At December 31,
Maturity Year Ending December 31,	Fixed or Variable Rate		Call Date	Interest Rate	2005	2004
2006	Variable	(1)	N/A	4.15%	$2,500	2,500
2015	Fixed	(2)	N/A	.50%	100	—

Total					$2,600	2,500

(1)	Interest rate of libor plus two basis points, adjusts quarterly.
(2)	Low interest rate due to being related to FHLB low-housing project lending.

The advances are collateralized by securities available for sale with a carrying value of approximately $3,075,000 at December 31, 2005.

(7) Financial Instruments

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31, 2005		At December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$12,366	12,366	9,759	9,759
Securities available for sale	9,229	9,229	8,337	8,337
Securities held to maturity	3,015	2,950	3,034	3,002
Loans, net	95,666	97,469	68,794	68,934
Federal Home Loan Bank stock	306	306	253	253
Accrued interest receivable	558	558	306	306

Financial liabilities:
Deposit liabilities	102,809	102,579	81,936	82,139
Federal Home Loan Bank advances	2,600	2,600	2,500	2,500

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

Standby letters of credit, available lines of credit and commitments to extend credit typically result in loans with a market interest rate when funded. A summary of Company’s financial instruments with off balance sheet risk at December 31, 2005 follows (in thousands):

	Contract Amount	Carrying Amount	Estimated Fair Value
Standby letters of credit	$474	—	—

Commitments to extend credit	$9,209	—	—

Available lines of credit	$13,437	—	—

(8) Credit Risk

The Company grants the majority of its loans to borrowers throughout the Port St. Lucie, Stuart, Fort Pierce and Vero Beach, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in St. Lucie County, Martin County and Indian River County, Florida.

(9) Income Taxes

Income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2005	2004
Current:
Federal	$365	—
State	59	—

Total current	424	—

Deferred:
Federal	44	74
State	10	13

Total deferred	54	87

Income taxes	$478	87

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(9) Income Taxes, Continued

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2005		2004
	Amount	% of Earnings	Amount	% of Earnings
Income taxes at statutory rate	$423	34%	$71	34%
Increase resulting from:
State taxes, net of Federal tax benefit	46	4	9	4
Nondeductible expenses	9	—	7	3

Income taxes	$478	38%	$87	41%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2005	2004
Deferred tax assets:
Allowance for loan losses	$474	353
Net operating loss carryforwards	—	125
Unrealized loss on securities available for sale	45	8

Deferred tax assets	519	486

Deferred tax liabilities:
Accrual to cash adjustment	(93)	(96)
Accumulated depreciation	(123)	(117)
Deferred loan costs	(106)	(57)
Other	—	(2)

Deferred tax liabilities	(322)	(272)

Net deferred tax asset	$197	214

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10) Related Party Transactions

In the ordinary course of business, the Company may make loans at terms and rates prevailing at the time to officers and directors of the Company or their affiliates. The Company also accepts deposits from these same related parties. These are summarized as follows (in thousands):

	2005	2004
Loans:
Balance at beginning of year	$2,086	1,981
Borrowings	2,169	490
Repayments	(924)	(385)

Balance at end of year	$3,331	2,086

Deposits	$3,232	3,423

(11) Stock Options

The Company established an Option Plan in 1998 for directors, officers and employees of the Company. The Plan was amended in April 2003 to increase the number of shares available for grant to 122,666. The exercise price of the stock options is the greater of $10 or the fair market value of the common stock on the date of grant. The options expire ten years from the date of grant. At December 31, 2005, no shares remain available for grant and all options are exercisable. A summary of stock option information follows ($ in thousands, except share amounts):

	Number of Shares	Range of Per Share Option Price	Weighted- Average Per Share Price	Aggregate Option Price
Outstanding at December 31, 2003	107,552	$10.00-10.75	10.13	1,090
Granted	2,500	10.50	10.50	26
Forfeited	(1,050)	(10.50)	(10.50)	(11)

Outstanding at December 31, 2004	109,002	10.00-10.75	10.14	1,105
Exercised	(31,468)	(10.00-10.50)	(10.00)	(316)
Granted	13,664	17.00	17.00	232

Outstanding at December 31, 2005	91,198	$10.00-17.50	11.19	1,021

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11) Stock Options, Continued

In 2005, the Company established a new option plan for directors, officers and employees of the Company. The Plan provides for 144,000 shares of common stock to be available for grant. The exercise price of the stock options is the fair market value of the common stock on the date of grant. The Plan allows for various vesting periods. All options granted in 2005 were vested immediately except for 7,054 options which vest 33.3% in the second and third year, respectively, after grant and are fully exercisable during the fourth year after grant. The options expire ten years from the date of grant. At December 31, 2005, 63,053 shares remain available for grant. A summary of stock option information follows ($ in thousands, except share amounts):

	Number of Shares	Range of Per Share Option Price	Weighted- Average Per Share Price	Aggregate Option Price
Outstanding at December 31, 2004	—	$—	—	—
Granted	80,947	17.00	17.00	1,376

Outstanding at December 31, 2005	80,947	$17.00	17.00	1,376

The weighted-average remaining contractual life of the outstanding stock options at December 31, 2005 and 2004 was 7.6 years and 5.4 years, respectively.

In 2005, the Company accelerated the vesting of all unvested options that existed as of December 31, 2004. All of these options are now currently exercisable, and were accelerated primarily to reduce noncash compensation expense that would have been recorded in its consolidated statements of earnings in future years due to the adoption of SFAS No. 123(R) in January 2006.

Also in January 2004, 20,000 stock options were granted to a third party as compensation for services provided to the Company. The options were issued at $11.00 per share and are fully vested. As of December 31, 2005, none of these options had been exercised.

(12) Stock Warrants

During 1999, the Company granted stock warrants to certain shareholders to purchase 24,000 shares of the Company’s common stock at $10 per share. Warrant holders exercised 8,000 and 16,000 warrants in 2004 and 2003, respectively.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(13) Profit Sharing Plan

The Company sponsors a section 401(k) profit sharing plan (The “Plan”) which is available to all employees electing to participate. During 2005, the Company approved a 1.5% match to the Plan in an approximate amount of $20,000. A 1% match in the approximate amount of $8,000 was made in 2004.

(14) Restrictions on Dividends

The Company’s ability to pay cash dividends on its common stock is limited to the amount of dividends it could receive from the Bank plus its own cash and cash equivalents, which amounted to $10.3 million at December 31, 2005. The amount of dividends the Bank is permitted to pay to the Company is restricted to 100% of its calendar year-to-date net earnings plus retained earnings for the preceding two years. In addition, no bank may pay a dividend at any time that net earnings in the current year when combined with retained earnings from the preceding two years produce a loss. Under Florida law, a Florida chartered commercial bank may not pay cash dividends that would cause the Bank’s capital to fall below the minimum amount required by Federal or Florida law.

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

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(15) Regulatory Matters, Continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands).

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2005:
Total capital to Risk- Weighted assets	$11,078	12.55%	$7,059	8.00%	$8,824	10.00%
Tier I Capital to Risk- Weighted Assets	9,972	11.30	3,530	4.00	5,294	6.00
Tier I Capital to Total Assets	9,972	7.75	5,148	4.00	6,435	5.00

As of December 31, 2004:
Total capital to Risk- Weighted assets	7,950	12.90	4,930	8.00	6,131	10.00
Tier I Capital to Risk- Weighted Assets	7,176	11.64	2,465	4.00	3,698	6.00
Tier I Capital to Total Assets	7,176	7.65	3,754	4.00	4,692	5.00

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(16) Holding Company Financial Information

The Holding Company’s unconsolidated financial information is as follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2005	2004
Assets

Cash and cash equivalents	$10,289	243
Investment in subsidiary	9,897	7,163
Other assets	155	73

Total assets	$20,341	7,479

Liabilities and Stockholders’ Equity

Other liabilities	—	59
Stockholders’ equity	20,341	7,420

Total liabilities and stockholders’ equity	$20,341	7,479

Condensed Statements of Earnings

	Year Ended December 31,
	2005	2004
Revenues	$2	—
Expenses	(34)	(21)

Loss before earnings of subsidiary	(32)	(21)
Earnings of subsidiary	797	144

Net earnings	$765	123

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(16) Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net earnings	$765	123
Adjustments to reconcile net earnings to net cash used in operating activities:
Stock based compensation	—	12
Undistributed earnings of subsidiary	(797)	(144)
Increase in other assets	(18)	(21)

Net cash used in operating activities	(50)	(30)

Cash flows from investing activity-
Investment in subsidiary	(2,000)	(1,500)

Cash flows from financing activities:
Net proceeds from the issuance of common stock	12,155	80
Repurchase of common stock	—	(88)
Dividends paid	(59)	(41)

Net cash provided by (used in) financing activities	12,096	(49)

Net increase (decrease) in cash and cash equivalents	10,046	(1,579)

Cash and cash equivalents at beginning of the year	243	1,822

Cash and cash equivalents at end of year	$10,289	243

Noncash transactions:
Tax benefit from exercise of stock options and warrants	$64	5

Dividends payable included in other liabilities	$—	59

Accumulated other comprehensive income of subsidiary, net change in unrealized loss on securities available for sale, net of tax	$(63)	(25)

Report of Independent Registered Public Accounting Firm

FPB Bancorp, Inc.

Port St. Lucie, Florida:

We have audited the accompanying consolidated balance sheets of FPB Bancorp, Inc. and Subsidiary (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

March 2, 2006

500 North Westshore Boulevard, Post Office Box 20368, Tampa, Florida 33622-0368, (813) 286-2424

A Registered Public Accounting Firm

BOARD OF DIRECTORS

John R. Baker, Sr., age 56, is the Bank’s and FPB’s Vice Chairman of the Board. He graduated from the University of Georgia with a Bachelor of Business Administration degree in Real Estate. He moved to Stuart, Florida in 1981 and assumed the position of Vice President, General Manager of Bessemer Properties, Incorporated. Prior to moving to Stuart, Mr. Baker served as Director of Residential Sales for Bessemer in Atlanta, Georgia, where he began his real estate career in 1975. Mr. Baker is a former director of Barnett Bank of Martin County and is past President of Treasure Coast Builders Association and Florida Home Builders Association. He also served as Chairman of Housing and Finance Authority in Martin County and the Martin County Affordable Housing Task Force. Mr. Baker lives in Vero Beach and is in his 17th year as a youth soccer coach. He is employed with the Laurel Corporation in Vero Beach and is involved in all aspects of real estate.

Gary A. Berger, age 56, is a director and Chairman of the Board for both FPB and the Bank. Mr. Berger is President of the accounting firm of Berger, Toombs, Elam, Gaines, and Frank, CPA. He is a graduate of Michigan State University and has been a certified public accountant since 1975. Mr. Berger is a member of the Rotary Club of Ft. Pierce, the Florida Institute of Certified Public Accountants and the American Institute of Certified Public Accountants. He is a past Treasurer of the United Way, past President of the St. Lucie County Economic Development Council and past President of the Rotary Club of Ft. Pierce, Florida.

Donald J. Cuozzo, age 52, is a director of FPB and the Bank. He received a Bachelor of Science degree in Environmental Technology from the Florida Institute of Technology in 1979. He began his work career in the public sector with the Martin County Growth Management Department before leaving to work with regional and national developers. In that role, he was instrumental in obtaining approval of the Martin Downs DRI amendment and in coordinating the acquisition and development of a number of large residential communities in Palm Beach and Martin Counties. Mr. Cuozzo also served as a principal with a large Palm Beach County based engineering firm where he gained extensive experience in the area of project management and coordination. In 1993, he co-founded Houston Cuozzo Group to provide planning, design and government-oriented strategic planning service for private and public sector clients in South Florida. Mr. Cuozzo has more than 30 years of experience planning and implementing numerous land developments throughout the region and has worked in nearly all facets of community and project development. Mr. Cuozzo is a founding member of the Martin County Business Development Board, a graduate of the first class of Martin County Leadership 91/92, a recipient of the 1991 Industry Appreciation Award for Outstanding Contribution to the Community, and a 2006 recipient of the Industry Appreciation Award for Martin County. He is a past Second Vice President of the Treasure Coast Builders Association. Mr. Cuozzo was appointed to the Treasure Coast Regional Planning Council by Governor Jeb Bush and served for four years in that position.

Ann L. Decker, age 53, is a director and Secretary of FPB and the Bank. Ms. Decker presently serves as District Manager for U.S. Congressman Mark Foley. Ms. Decker was formerly a co-owner of Intracoastal Printing, Inc., which was sold in 1990. Born in Chicago, Illinois, Ms. Decker has a Bachelor of Science degree in Professional Business Management from Barry University in Miami, Florida. Ms. Decker currently serves on the FAU (Florida Atlantic University) Advisory Board.

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

Robert L. Schweiger, age 58, is a director of FPB and the Bank. He has been a resident of the Treasure Coast since 1974 and currently resides in Palm City. From 1994 to 1997, Mr. Schweiger served as an Advisory Board member—first with Port St. Lucie National Bank and then with First National Bank. He serves as a board member and officer of the Exchange CASTLE and previously served as founder/President of the Treasure Coast Children’s Home Society and Treasurer of the St. Lucie Boys & Girls Clubs. He studied for his BA degree at Colorado State University and American University of Beirut and for his MBA degree at Florida Atlantic University. Currently, Mr. Schweiger is a private financial investor and thoroughbred race horse owner and breeder.

Robert L. Seeley, age 81, is a director of FPB and the Bank. Mr. Seeley has been in private law practice in Florida for more than 40 years. Mr. Seeley was co-founder of the Stuart law firm of Fox, Wackeen, Dungey, Beard, Sobel and McCluskey, LLP, for which he currently serves “Of Counsel.” From 1973 to 1996, Mr. Seeley served as a director of Barnett Bank of the Treasure Coast. He also served as the founding director and Chairman of the Saint Lucie Medical Center and a former director of the St. Lucie and Martin County Economic Development Councils. Mr. Seeley completed his undergraduate studies at the University of Illinois and received his Juris Doctorate degree from the University of Florida.

David W. Skiles, age 58, is (CEO) Chief Executive Officer, President, and a director of FPB and the Bank. Prior to joining First Peoples Bank, he was Vice President and Regional Manager with 1st United/Wachovia Bank in Stuart and was Vice President and Senior Lender of Port St. Lucie National Bank. Mr. Skiles has a Bachelor of Science degree from Barry University, and an Associate Degree from Sinclair Community College in Dayton, Ohio. He currently serves on the FAU (Florida Atlantic University) Advisory Board, is Vice President of the (SLC) St Lucie County (EDC) Economic Development Council and is Chairman of (BAP) Business Alliance for Prosperity in SLC. He is Past-President of the SLC Chamber of Commerce and is a member of the Stuart/Martin County Chamber of Commerce. Mr. Skiles has served on the (FBA) Florida Bankers Association GRC Committee (Government Relations Committee) for three years & is active with the SLC Chamber’s Local Affairs Committee & Treasure Coast Legislative Delegation. He previously served as Chairman of the SLC Chamber’s Port St. Lucie Area Council and is still a member of that committee and the Chamber’s Executive Committee. He is also a Vice President and board member of the SLC Education Foundation. He was Past-President and District Governor of Sertoma Club of Martin County and has also served on numerous campaigns for the United Way of St. Lucie and Martin Counties, most notably as a previous campaign chairman in Martin County and as Chairman of the Professional Division in St. Lucie County for the 2000 Campaign. Mr. Skiles served on the SLC Airport Steering Committee and is currently a member of the Budget and Finance Boards for St. Martin de Porres Catholic Church in Jensen Beach, Florida.

Paul A. Zinter, age 51, is a director of FPB and the Bank. He has been a resident of Port St. Lucie for 37 years, and was a member of the second graduating class from Fort Pierce Central High School. Mr. Zinter received a Bachelor of Arts degree in business administration from Eastern New Mexico University in 1975, where he majored in real estate and marketing and was managing partner of a family-owned real estate company. Mr. Zinter was past president and honorary member of the Rotary Club of Port St. Lucie and has been a local realtor/managing partner and business owner for the past 29 years.

FPB BANCORP, INC.

NON-DIRECTOR

EXECUTIVE OFFICERS

Nancy E. Aumack, age 57, is FPB’s and the Bank’s Senior Vice President and Chief Financial Officer. Prior to joining the Bank in 2001, she was Senior Vice President and Chief Financial Officer of Independent Community Bank, Tequesta, Florida. In the period from 1997 to 1999, she served as Chief Financial Officer and Administrative Support Director for the engineering firm LBFH, Palm City, Florida. From 1995 to 1997, she served as Vice President and Chief Financial Officer for Treasure Coast Bank, Stuart, Florida, and from 1983 to 1995, she served as Vice President and Financial Accounting Officer for American Bank of Martin County in Stuart, Florida. Ms. Aumack received her A.S. degree in Banking and Financial Services from Indian River Community College in 1989. She is presently a member of the Port St. Lucie Women on Wall Street, a member of the Port St. Lucie Business Women, and a director and Vice Chairman of the ARC of Martin County, Florida, as well as a community board member for the Treasure Coast Division of the American Heart Association.

P. Lee Brown, age 46, is FPB’s and the Bank’s Senior Vice President and Fort Pierce Area Executive. Prior to joining the Bank in 2003, he was Vice President and Commercial Lender for Riverside National Bank from 1988 to 2003. He is a 2005 graduate of the Graduate School of Banking at Louisiana State University and is a graduate of the National Commercial Lending School in Norman, Oklahoma. He received his A.A. degree from Indian River Community College in 1979 and B.S. degree in Business Management from the University of Florida in 1981. He is a Certified General Contractor, licensed with the State of Florida, member of the Treasure Coast Builders, board member for the St. Lucie County Fair and an active member of the Fort Pierce Rotary Club.

Thomas W. Eby, age 56, is FPB’s and the Bank’s Senior Vice President of Residential Lending. Prior to joining the Bank in 2005, he was the Wholesale Lending Manager for Indian River National Bank, Vero Beach, Florida. From 2002 to 2004 he was the Residential Lending Manager for Public Bank, Vero Beach, Florida. He also served as Vice President and Regional Sales Manager for Community Savings, West Palm Beach, Florida from 1999 to 2002. Mr. Eby has 32 years of Residential Lending experience. He received his undergraduate degree in Finance from the University of Miami, Miami, Florida. He also graduated from the Graduate School for Executive Development from the University of Georgia. He is an active member with our local Realtor Boards and the Treasure Coast Builders Association since 1982.

Melissa M. Favorite, age 36, is FPB’s and the Bank’s Senior Vice President of Deposit Operations. She also serves as the Bank Secrecy Act Officer. Prior to joining the bank in 1999, Ms. Favorite was Assistant Vice President and Branch Manager for First National Bank & Trust Company of the Treasure Coast from 1997 to 1999. Prior to that she also served as Assistant Vice President – Lender for Port St. Lucie National Bank from 1988 to 1997. Ms. Favorite holds diplomas from the American Institute of Banking in General Banking, Consumer Lending and Commercial Lending. Ms. Favorite is a graduate of the Florida Bankers Association’s Florida School of Banking. She is an active member of the March of Dimes Walk America committee, which she has chaired for four years. She presently serves on the board of the Treasure Coast Division of the March of Dimes.

Stephen J. Krumfolz, age 54, is FPB’s and the Bank’s Senior Vice President and Port St. Lucie Area Executive. Prior to joining the Bank in 1999, he was Vice President and SBA Lending Manager for Riverside National Bank from January 1998 through June 1999. He served as Vice President and Commercial Lending Officer for Port St. Lucie National Bank from 1994 through 1997, and completed all phases of Barnett Bank’s Management Training Program during his employment from 1989 through 1994. Mr. Krumfolz received an Associate Degree in Banking through the American Institute of Banking and Indian River Community College in 1991, as well as a Core Credit School Certificate from Barnett Bank in 1992. He is an active member of the Port St. Lucie Breakfast Rotary Club and Treasure Coast Business on The Green.

Marge Riley, age 57, is FPB’s and the Bank’s Executive Vice President and Chief Operating Officer. She also serves as the Bank’s Security Officer, Compliance Officer and Information Systems Technology Officer. Prior to joining the Bank in 1998, Ms. Riley was the Assistant Vice President and Branch Manager for First National Bank & Trust Company of the Treasure Coast from 1997 to 1998. She also served as Assistant Vice President – Loan Administrator for Port St. Lucie National Bank from 1990 to 1997. Ms. Riley has A.S. Degrees in Accounting and Banking and Financial Services from Fox Valley Technical College in Appleton, Wisconsin. She is presently President of the Port St. Lucie Business Women, a member of the Port St. Lucie Women on Wall Street, a Board Member and Allocations Chair for United Way of St. Lucie County, a graduate of the St. Lucie County Chamber of Commerce Leadership program class of 2004, and serves as a Board member of its Leadership Alumni Council.

Randy J. Riley, age 55, is FPB’s and the Bank’s Senior Vice President and Area Executive for Indian River County. Prior to joining FPB he was Senior Vice President and Area Executive for Indian River National Bank 2004-2005, Area President for Public Bank 2001-2004 and President and CEO of Citrus Financial Services, Inc. and Citrus Bank, NA 1989-2001. Riley has been in the banking business since 1970 and has worked for banks in Illinois, Wisconsin and Florida. Riley attended Elmhurst College, Elmhurst, IL, the Graduate School of Banking at the University of Wisconsin, and the School of Bank Marketing at the University of Colorado. Riley has also served as an instructor for the American Institute of Banking. He is currently a member of the Indian River County Chamber of Commerce Board of Directors, Treasurer of Vero Beach Treasure Coast Kiwanis and Treasurer of Elk’s Lodge 1774 in Vero Beach. He has been an active participant in both Indian River Economic Development Division and the Treasure Coast Legislative Delegation. He previously served as Chairman of the Junior Achievement Board of Directors, United Way Finance Division, SunUp Board, Mental Health Organization Board and Academy of Entrepreneurship Board.

William V. West, age 39, is FPB’s and the Bank’s Senior Vice President and Martin County Area Executive. Prior to joining the Bank in 2004, he was Vice President of Commercial Lending for Southern Community Bank of Southwest Florida, Naples, Florida. From 1999 to 2001, he served as Assistant Vice President and Commercial Lender for SouthTrust Bank in Naples, Florida. In 2001, he completed his Master of Business Administration in Finance, Summa Cum Laude, with International College. He also completed a Bachelor of Arts in Organizational Management with Warner Southern College in 1996, an Associate in Arts with an emphasis in Financial Institution Management with Brevard Community College in 1993, a Supervisory Skills Certificate from the American Institute of Banking in 2000 and will graduate from the Graduate School of Banking at Colorado in 2006. Mr. West is President of the Jensen Beach Chamber of Commerce, President of the Christian Business Fellowship, Treasurer of Entrepreneurship Foundation and Treasurer of the Treasure Coast Angel Investment Forum. In 2005, the Florida Economic Development Council awarded Bill the McLaughlin Award for his contributions to economic development in Florida.

FIRST PEOPLES BANK

OFFICERS

David W. Skiles, President and Chief Executive Officer

Marge Riley, Executive Vice President and Chief Operating Officer

Nancy E. Aumack, Senior Vice President and Chief Financial Officer

Stephen J. Krumfolz, Senior Vice President and Area Executive – Port St. Lucie

Philip Lee Brown, Senior Vice President and Area Executive – Fort Pierce

Melissa M. Favorite, Senior Vice President, Deposit Operations

William V. West, Senior Vice President and Area Executive – Stuart

Randy J. Riley, Senior Vice President and Area Executive – Vero Beach

Thomas W. Eby, Senior Vice President, Residential Lending

David P. Hoffman, Vice President, Senior Consumer Lender

Sandra Cotter, Vice President, Loan Operations

Irene P. Teresi, Vice President and Controller

Brenda K. Parmelee, Assistant Vice President, Branch Manager (Fort Pierce)

Jillian A. Lopez, Assistant Vice President, Branch Manager (Stuart)

Christina M. Saltos, Assistant Vice President, Branch Manager (Port St. Lucie)

Ryan T. Kamphuis, Assistant Vice President, Branch Manager (Vero Beach)

Peter G. Ferlatte, Network Administration Officer

COMMUNITY LIAISON BOARD

Fort Pierce

Barbara Allen, Medical Office and Property Management

Stefan Matthes, Sr. Vice President and Professional Engineer, Culpepper & Terpening, Inc.

Michele Miller, Owner of Miller Insurance

John Schwerer, DMD

David Wright, Owner of Butterfield Drugs and Butterfield Oxygen and Medical Equipment

Port St. Lucie

Meredith Breault, Owner of Management Recruiters

Shirley Cherveny, Owner of Palm Realty

Gardner Foote, Retired

Jack Wilson, Owner of Florida Tire Recycling

Greg Wyatt, Owner of Port St. Lucie Broadcasters

Stuart

Linda Braswell, Owner of Braswell Bail Bonds and Braswell Surety Services

Mark Brechbill, Owner of Mark Brechbill CPA

Lee Carroll, Vice President of Deakins Carroll Insurance

Vicki Davis, Supervisor of Elections for Martin County, FL

Phil Faherty, Owner of Stuart Business Systems

Craig Melby, Owner of the Melby Group

Howard Shields, Organizing Board Chairman/Director of Emeritus

David Walker, Attorney with David Walker Attorney at Law

GENERAL INFORMATION

Annual Meeting	The Annual Meeting of the Stockholders will be held at Holiday Inn, 10120 South Federal Highway, Port St. Lucie, Florida 34952 at 5:30 P.M., April 26, 2006. A social hour will begin at 4:30 p.m.

Transfer Agent and Registrar	Registrar and Transfer Co. 10 Commerce Drive Cranford, NJ 07016 (800) 368-5948

Corporate Counsel	Igler & Dougherty, P.A. 2457 Care Drive Tallahassee, Florida 32308

Independent Auditors	Hacker, Johnson & Smith PA Certified Public Accountants 500 West Cypress Creek Road, Suite 450 Fort Lauderdale, Florida 33309

Form 10-KSB	A copy of the Form 10-KSB as filed with the Securities and Exchange Commission may be obtained by stockholders without charge upon written request to Nancy E. Aumack, Senior Vice President and Chief Financial Officer, 1301 Port St. Lucie Boulevard, Port St. Lucie, Florida 34952.

COMMON STOCK PRICES AND DIVIDENDS

The common stock of FPB Bancorp, Inc. is listed with the NASDAQ, under the symbol “FPBI”. As of December 31, 2005 the Company had not declared a dividend. Future dividends, if any, will be determined by the Board of Directors. As of December 31, 2005, FPB Bancorp, Inc. had approximately 1,172 holders of record of common stock.