Form 10KSB, Exhibit 13
period 2006-12-31
FPB BANCORP INC
filed 2007-03-15
CIK 1162245

Exhibit 13

FPB BANCORP, INC.

2006 ANNUAL REPORT

CORPORATE PROFILE

FPB Bancorp, Inc. is a one-bank holding company incorporated in the State of Florida. FPB Bancorp, Inc. owns 100% of First Peoples Bank’s common stock. First Peoples Bank is a Florida state-chartered commercial bank. Our deposits are insured by the Federal Deposit Insurance Corporation. We provide a variety of banking services to small businesses and individuals in St. Lucie, Martin, and Indian River County, Florida. We currently have four retail banking offices located in Port St. Lucie, Fort Pierce, Stuart and Vero Beach, Florida. A fifth office is anticipated to open in early 2008 on Gatlin Boulevard in Port St. Lucie, Florida. In addition, an 11,000 square foot Operations Center in Jensen Beach, Florida will be open by the end of the first quarter of 2007. At December 31, 2006, we had total consolidated assets of $153.4 million and total consolidated stockholders’ equity of $21.1 million. For the year ended December 31, 2006, we had net earnings of $631,000.

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

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

CONTENTS	Page
Financial Highlights	1

Selected Financial Data	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations	3-18

Consolidated Financial Statements	19-47

Report of Independent Registered Public Accounting Firm	48

Board of Directors	49-50

Non-Director Executive Officers	51-52

First Peoples Bank Officers	53

Community Liaison Board	54

General Information	55

Common Stock Prices and Dividends	55

FINANCIAL HIGHLIGHTS

December 31, 2006 and 2005 or the Years Then Ended

(Dollars in thousands, except per share figures)

	2006	2005
At Year End:

Assets	$153,439	$127,309
Loans, net	$130,133	$95,666
Securities	$8,953	$12,244
Deposits	$130,219	$102,809
Stockholders’ equity	$21,063	$20,341
Book value per share (1)	$11.05	$10.70
Shares outstanding (1)	1,906,203	1,901,117
Equity as a percentage of assets	13.73%	15.98%
Nonperforming assets as a percentage of total assets	.22%	—%

For The Year:

Interest income	$10,626	$7,243
Net earnings	$631	$765
Earnings per share, basic (1)	$.33	$.52
Earnings per share, diluted (1)	$.33	$.52
Return on average assets	.43%	.64%
Return on average equity	3.04%	5.42%
Average equity as a percentage of average assets	14.08%	11.85%
Noninterest expenses to average assets	4.12%	3.89%

Yields and Rates:

Loan portfolio	8.33%	7.15%
Securities	3.97%	3.36%
Other interest-earning assets	4.56%	3.13%
All interest-earning assets	7.65%	6.38%
Deposits	3.82%	2.57%
Borrowings	4.74%	3.21%
All interest-bearing liabilities	3.83%	2.59%
Interest-rate spread (2)	3.82%	3.79%
Net yield on average interest earning assets (3)	4.79%	4.67%

(1)	All per share amounts reflect the 5% stock dividend declared on April 26, 2006 and paid on May 17, 2006.
(2)	Average yield on all interest-earning assets less average rate paid on all interest-bearing liabilities.
(3)	Net interest income divided by average interest-earning assets.

SELECTED FINANCIAL DATA

December 31, 2006, 2005, 2004, 2003 and 2002 and the

Years Ended December 31, 2006, 2005, 2004, 2003 and 2002

(Dollars in thousands, except per share figures)

	2006	2005	2004	2003	2002
At Year End:

Cash and cash equivalents	$5,422	12,366	9,759	7,218	7,825
Securities	8,953	12,244	11,371	11,375	6,697
Loans, net	130,133	95,666	68,794	48,244	41,662
All other assets	8,931	7,033	4,673	3,218	2,583

Total assets	$153,439	127,309	94,597	70,055	58,767

Deposit accounts	130,219	102,809	81,936	61,064	50,265
Federal Home Loan Bank advances	100	2,600	2,500	—	—
All other liabilities	2,057	1,559	2,741	1,619	1,189
Stockholders’ equity	21,063	20,341	7,420	7,372	7,313

Total liabilities and stockholders’ equity	$153,439	127,309	94,597	70,055	58,767

For the Period:

Total interest income	$10,626	7,243	4,345	3,393	3,203
Total interest expense	3,976	1,939	1,074	993	1,135

Net interest income	6,650	5,304	3,271	2,400	2,068

Provision for loan losses	429	352	380	383	381

Net interest income after provision for loan losses	6,221	4,952	2,891	2,017	1,687

Noninterest income	824	930	759	620	264
Noninterest expenses	6,082	4,639	3,440	2,372	1,825

Earnings before income taxes	963	1,243	210	265	126
Income taxes	332	478	87	104	52

Net earnings	$631	765	123	161	74

Net earnings per basic share (1)	$.33	.52	.14	.19	.10

Net earnings per diluted share (1)	$.33	.52	.14	.19	.10

Weighted-average number of shares outstanding for basic (1)	1,903,687	1,466,203	859,113	858,674	693,370

Weighted-average number of shares outstanding for diluted (1)	1,933,661	1,479,641	859,113	858,674	693,370

Ratios and Other Data:

Return on average assets	.43%	.64%	.15%	.25%	.14%
Return on average equity	3.04%	5.42%	1.67%	2.19%	1.29%
Average equity as a percentage of average assets	14.08%	11.85%	9.02%	11.34%	11.11%
Interest-rate spread during the period	3.82%	3.79%	3.87%	3.81%	3.42%
Net yield on average interest-earning assets	4.79%	4.67%	4.36%	4.22%	4.21%
Noninterest expenses to average assets	4.12%	3.89%	4.23%	3.66%	3.53%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.34	1.51	1.34	1.24	1.34
Nonperforming loans and foreclosed real estate as a percentage of total assets at end of year	.22%	—%	.52%	2.07%	.29%
Allowance for loan losses as a percentage of total loans at end of year	1.36%	1.42%	1.56%	1.73%	1.31%
Total number of banking offices	4	3	3	2	1
Total shares outstanding at end of year (1)	1,906,203	1,901,117	860,076	859,026	858,664
Book value per share at end of year (1)	$11.05	$10.70	$8.63	$8.58	$8.51

(1)	All per share amounts reflect the 5% stock dividend declared on April 26, 2006 and paid on May 17, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and our results of operations should be read in conjunction with the consolidated financial statements and the related notes, as of December 31, 2006 and 2005, included elsewhere in this Annual Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

General

FPB is a one-bank holding company incorporated in the State of Florida. Our sole subsidiary, First Peoples Bank, is a Florida state-chartered commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. We opened for business on April 26, 1999 and provide a variety of banking services to small businesses and individuals in St. Lucie, Martin and Indian River County, Florida. We currently have four retail banking offices located in Port St. Lucie, Fort Pierce, Stuart and Vero Beach, Florida. At December 31, 2006, we had total consolidated assets of $153.4 million and total consolidated stockholders’ equity of $21.1 million. For the year ended December 31, 2006, we had net earnings of $631,000.

Management’s Strategy

We are organized as a locally-owned, locally managed community financial institution, owned and managed by people who are actively involved in our market area and are committed to our economic growth and development. With local ownership, management, and directors, we believe that we can be more responsive to the communities that we serve. Local ownership allows faster, more responsive and flexible decision-making, which is not available at the majority of the financial institutions in or near our market area which consist primarily of branch offices of large regional holding company banks with headquarters located elsewhere in the United States.

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

Our customers are primarily individuals, professionals, small and medium-size businesses, and seasonal retirees located predominantly in St. Lucie, Martin and Indian River County, Florida. Our offices are currently located in Stuart, Port St. Lucie, Fort Pierce and Vero Beach, Florida. A fifth office in Port St. Lucie, Florida is estimated to open in early 2008 on Gatlin Boulevard in Port St. Lucie, Florida. In addition, the 11,000 square foot Operations Center in Jensen Beach, Florida will open by the end of the first quarter 2007.

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

Regulation and Legislation

As a bank holding company, we are regulated by the Board of Governor of the Federal Reserve System. As a Florida state chartered commercial bank, we are subject to extensive regulation by the Florida Office of Financial Regulation, Department of Financial Services (the “Department”), and the Federal Deposit Insurance Corporation (“FDIC”). We file reports with the Department and the FDIC concerning our activities and financial condition, in addition to obtaining regulatory approvals from all three agencies prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Department and the FDIC to monitor our compliance with the various regulatory requirements.

Credit Risk

Our primary business is making business and consumer loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond our control. While underwriting guidelines have been instituted and credit review procedures have been put in place to protect us from avoidable credit losses, some losses will inevitably occur. At December 31, 2006, we had nonperforming assets of $344,000.

Allowance for Loan Losses

The following table presents information regarding our total allowance for loan losses as well as the allocation of such amounts to the various categories of loans at December 31, (dollars in thousands):

	2006		2005		2004
	Amount	Loans to Total Loans	Amount	Loans to Total Loans	Amount	Loans to Total Loans
Commercial	$811	38.13%	$576	37.42%	$468	32.27%
Commercial real estate	631	42.24	478	40.79	312	43.90
Construction	65	4.59	53	4.47	36	2.47
Consumer	293	14.80	274	17.11	255	21.10
Residential real estate	1.24		2.21		26.26

Total allowance for loan losses	$1,801	100.00%	$1,383	100.00%	$1,097	100.00%

The allowance for loan losses as a percentage of total loans outstanding		1.36%		1.42%		1.56%

Loan Portfolio

The following table sets forth the composition of our loan portfolio at December 31, (dollars in thousands):

	2006		2005		2004
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial	$50,521	38.13%	$36,510	37.42%	$22,640	32.27%
Commercial real estate	55,967	42.24	39,794	40.79	30,803	43.90
Construction	6,089	4.59	4,365	4.47	1,731	2.47
Consumer	19,618	14.80	16,688	17.11	14,803	21.10
Residential real estate	315.24		206.21		181.26

	132,510	100.00%	97,563	100.00%	70,158	100.00%

Less:
Deferred loan costs and fees, net	(576)		(514)		(267)
Allowance for loan losses	(1,801)		(1,383)		(1,097)

Loans, net	$130,133		$95,666		$68,794

The following table sets forth certain information on nonaccrual loans and foreclosed assets, the ratio of such loans and other real estate owned to total assets as of the dates indicated, and certain other related information (dollars in thousands):

	At December 31,
	2006	2005	2004
Nonaccrual loans:
Real estate loans	$172	$—	$465
Consumer loans	18	—	1
Commercial and all other loans	154	—	30

Total nonaccrual loans	344	—	496

Accruing loans over 90 days delinquent:
Real estate loans	—	—	—
Consumer loans	—	—	—
Commercial and all other loans	—	—	—

Total accrual loans over 90 days delinquent	—	—	—

Total nonperforming loans	344	—	496

Foreclosed assets	—	—	—

Total nonperforming loans and foreclosed assets	$344	$—	$496

Total nonperforming loans as a percentage of total loans	.26%	—%	.71%

Total nonperforming loans as a percentage of total assets	.22%	—%	.52%

Total nonperforming loans and real estate owned as a percentage of total assets	.22%	—%	.52%

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

We actively monitor our asset quality to charged-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although we believe we use the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. We consider several factors in determining the allowances, including charge-off history, the relatively low level of nonperforming assets, and the value of the underlying collateral. Nonperforming loans at December 31, 2006, increased to .26% of total loans, compared to 0% at December 31, 2005. During 2006, our allowance increased by $418,000, or 30%, and totaled $1.8 million at December 31, 2006. Additional allowance was made to cover the loan growth of approximately 36% in 2006. We believe that the allowance for loan losses was adequate at December 31, 2006.

The following table sets forth information with respect to activity in our allowance for loan losses during the years indicated (dollars in thousands):

	Year Ended December 31,
	2006	2005	2004
Allowance at beginning of year	$1,383	$1,097	$852

Charge-offs:
Real estate loans	—	—	—
Consumer loans	19	17	36
Commercial and all other loans	14	55	111

Total charge-offs	33	72	147

Recoveries:
Real estate loans	—	—	—
Consumer loans	10	1	3
Commercial and all other loans	12	5	9

Total recoveries	22	6	12

Provision for loan losses charged to operations	429	352	380

Allowance at end of year	$1,801	$1,383	$1,097

Ratio of net charge-offs during the year to average loans outstanding during the year	.01%	.08%	.25%

Allowance for loan losses as a percentage of total at end of year loans	1.36%	1.42%	1.56%

Allowance for loan losses as a percentage of nonperforming loans	523.55%	—%	221.17%

Capital Resources and Liquidity

In managing liquidity, our objective is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise. Our primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments. External sources of funds include increases in deposits and advances from the FHLB. We also have “Fed Funds” lines of credit extended by our correspondent banks to utilize for overnight cash flow needs. Longer term funding sources include brokered CD’s and repurchase agreements both with our primary correspondent bank.

Our management team monitors our liquidity position on an on-going basis and reports regularly to our Board of Directors the level of liquidity compared to minimum levels established by Board policy. As of December 31, 2006, our level of liquidity was within the established guidelines of Board policy.

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

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk weighted assets and Tier 1 capital to average assets. As of December 31, 2006, we exceeded all applicable capital adequacy requirements. See “Regulation and Supervision—Capital Requirements.”

As of December 31, 2006, our actual and required minimum capital ratios were as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2006:
Total Capital to Risk- Weighted Assets	$14,232	10.45%	$10,899	8.00%	$13,624	10.00%
Tier I Capital to Risk- Weighted Assets	12,650	9.29	5,449	4.00	8,174	6.00
Tier I Capital to Total Assets	12,650	8.08	6,259	4.00	7,824	5.00

Our primary source of cash during the year ended December 31, 2006, was from the proceeds from net deposit inflows of $27.4 million and net proceeds from the maturity and repayment of securities totaling $4.8 million. Cash was used primarily to purchase securities, originate loans and repay FHLB advances. At December 31, 2006, we had outstanding commitments to originate loans totaling $16.2 million, available lines of credit of $23.2 million, and standby letters of credit of $146,000.

Investment Activities

Our securities portfolio is managed by our Funds Management Committee in accordance with a written investment policy of the Board of Directors that addresses strategies, types and levels of permitted investments. At December 31, 2006, our securities portfolio equaled $9.0 million, or 5.83% of total assets. Our investment portfolio is comprised of agency securities and mortgage-backed securities.

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

Securities

The following table sets forth the carrying value of our securities portfolio at December 31, 2006 (in thousands):

	2006	2005
Securities available for sale:
U.S. Government agency securities	$5,445	7,919
Mortgage-backed securities	999	1,310

	6,444	9,229

Securities held to maturity:
U.S. Government agency securities	2,500	2,997
Mortgage-backed securities	9	18

	2,509	3,015

Total	$8,953	12,244

The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio as follows (dollars in thousands):

	Due in One Year or Less		From One Year to Five Years		From Five Years to Ten Years		Total
	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield
December 31, 2006:
U.S. Government agency securities	$3,986	3.20%	$2,964	4.69%	$995	5.62%	$7,945	4.06%

Mortgage-backed securities							1,008	3.96

Total							$8,953	4.05%

December 31, 2005:
U.S. Government agency securities	$2,471	2.78%	$7,458	3.85%	$987	5.00%	$10,916	3.71%

Mortgage-backed securities							1,328	3.76

Total							$12,244	3.72%

Regulatory Capital Requirements

Under FDIC regulations, we are required to meet certain minimum regulatory capital requirements. This is not a valuation allowance and has not been created by charges against earnings. It represents a restriction on stockholders’ equity.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios of total and Tier I capital, as defined in the regulations, to risk-weighted assets, also as defined in the regulations, and of Tier I capital to average assets. We believe, as of December 31, 2006, that we met all capital adequacy requirements to which we are subject. See Note 15 to our consolidated financial statements for the actual capital amounts and ratios.

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

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, we continue to monitor asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of emphasizing the origination of adjustable-rate loans; maintaining a stable core deposit base; and maintaining a significant portion of liquid assets consisting primarily of cash and short-term securities.

The following table sets forth certain information relating to interest-earning assets and interest-bearing liabilities at December 31, 2006, that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

	One Year or Less	More than One Year and Less than Five Years	More than Five Years and Less than Fifteen Years	Over Fifteen Years	Total
Mortgage and commercial loans (1):
Commercial	$25,236	$23,415	$1,864	$6	$50,521
Commercial real estate	12,917	39,334	3,327	389	55,967
Construction	18	1,527	—	4,544	6,089
Consumer	4,534	13,735	1,272	77	19,618
Residential mortgage	315	—	—	—	315

Total loans	43,020	78,011	6,463	5,016	132,510

Interest-bearing deposits with banks	189	—	—	—	189
Federal funds sold	3,499	—	—	—	3,499
Securities (2)	4,047	3,349	1,548	268	9,212

Total rate-sensitive assets	50,755	81,360	8,011	5,284	145,410

Deposit accounts (3):
Money market deposits	$26,541	$—	$—	$—	$26,541
NOW deposits	3,834	—	—	—	3,834
Savings deposits	5,111	—	—	—	5,111
Certificates of deposit	63,649	10,959	—	—	74,608

Total deposit accounts	99,135	10,959	—	—	110,094

Federal Home Loan Bank advance	—	—	100	—	100

Total rate-sensitive liabilities	99,135	10,959	100	—	110,194

GAP (repricing differences)	$(48,380)	$70,401	$7,911	$5,284	$35,216

Cumulative GAP	$(48,380)	$22,021	$29,932	$35,216

Cumulative GAP/total assets	(31.53)%	14.35%	19.51%	22.95%

(1)

In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2)	Securities are scheduled through the maturity dates and include Federal Home Loan Bank stock.
(3)	Money-market, NOW, and savings deposits are regarded as readily accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

The following table reflects the contractual principal repayments by period of the loan portfolio at December 31, 2006 (in thousands):

Years Ending December 31,	Commercial Loans	Commercial Real Estate Loans	Residential Mortgage Loans	Consumer Loans	Construction Loans
2007	$19,234	$16,865	$72	$7,111	$4,720
2008	5,555	5,455	68	4,718	176
2009	4,839	3,619	57	3,404	176
2010-2011	5,571	4,941	110	3,542	141
2012-2013	3,643	4,229	8	456	141
2014 & beyond	11,679	20,858	—	387	735

Total	$50,521	$55,967	$315	$19,618	$6,089

Of the $84.5 million of loans due after 2007, 31.22% of such loans have fixed interest rates and 68.78% have adjustable interest rates.

The following table sets forth total loans originated and repaid during the period ended December 31 (in thousands):

	2006	2005
Originations:
Commercial loans	$28,540	$30,314
Commercial real estate loans	23,983	20,582
Residential mortgage loans	—	—
Consumer loans	12,891	15,168
Construction loans	5,868	6,445

Total loans originated	71,282	72,509
Principal reductions and participations sold	(36,335)	(45,104)

Increase in total loans	$34,947	$27,405

Deposit Activities and Other Sources of Funds

Deposits are the major source of funds for our lending and investment activities. In addition, we also generate funds from loan principal repayments and prepayments, and from the maturities and cash flow of investment securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money-market conditions. Borrowings from the Federal Home Loan Bank of Atlanta (the “FHLB”) may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or for long-term funding purposes. We have “Fed Funds” lines of credit extended by our correspondent banks to utilize for overnight cash flow needs. Longer-term funding is available through a Brokered CD Program and a Repurchase Agreement, both of which are set-up with our primary correspondent bank. Neither of these two funding sources were utilized in 2006.

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

The following table shows the distribution of, and certain other information relating to deposit accounts by type (dollars in thousands):

	At December 31,
	2006		2005
	Amount	% of Deposits	Amount	% of Deposits
Demand deposits	$20,125	15.45%	$20,374	19.82%
Money-market deposits	26,541	20.38	26,267	25.55
NOW deposits	3,834	2.94	4,808	4.68
Savings deposits	5,111	3.92	6,996	6.80

Subtotal	55,611	42.69	58,445	56.85

Certificate of deposits:
0% - 0.99%	274.21		52.05
1.00% - 1.99%	—	—	187.18
2.00% - 2.99%	932.72		6,713	6.53
3.00% - 3.99%	2,364	1.82	17,212	16.74
4.00% - 4.99%	21,272	16.34	18,077	17.58
5.00% - 5.99%	49,766	38.22	2,123	2.07

Total certificates of deposit (1)	74,608	57.31	44,364	43.15

Total deposits	$130,219	100.00%	$102,809	100.00%

(1)	Included individual retirement accounts (“IRAs”) totaling $3,998,000 and $2,632,000 at December 31, 2006 and 2005, all of which are in the form of certificates of deposit.

The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 2006, which mature during the periods indicated (in thousands):

	Year Ending December 31,
	2007	2008	2009	2010	2011	Total
0% - 0.99%	$274	$—	$—	$—	$—	$274
1.00% - 1.99%	—	—	—	—	—	—
2.00% - 2.99%	778	154	—	—	—	932
3.00% - 3.99%	1,365	707	201	91	—	2,364
4.00% - 4.99%	16,631	1,817	934	1,710	180	21,272
5.00% - 5.99%	44,601	317	1,000	1,245	2,603	49,766

Total certificates of deposit	$63,649	$2,995	$2,135	$3,046	$2,783	$74,608

Jumbo certificates ($100,000 and over) mature as follows (in thousands):

	December 31,
	2006	2005
Due three months or less	$6,512	$3,072
Due over three months to six months	5,273	3,413
Due over six months to one year	19,118	7,863
Due over one year to five years	8,325	7,843

	$39,228	$22,191

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

	Year Ended December 31,
	2006			2005
	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate
Interest-earning assets:
Loans	$115,533	9,626	8.33%	$91,215	6,523	7.15%
Securities	10,741	426	3.97	10,144	341	3.36
Other interest-earning assets (1)	12,587	574	4.56	12,127	379	3.13

Total interest-earning assets	138,861	10,626	7.65	113,486	7,243	6.38

Noninterest-earning assets	8,700			5,656

Total assets	$147,561			$119,142

Interest-bearing liabilities:
Savings, NOW and money-market deposits	37,710	1,121	2.97	36,345	709	1.95
Certificates of deposit	64,718	2,791	4.31	36,039	1,148	3.19
Other borrowings	1,350	64	4.74	2,552	82	3.21

Total interest-bearing liabilities	103,778	3,976	3.83	74,936	1,939	2.59

Demand deposits	20,978			28,715
Noninterest-bearing liabilities	2,034			1,375
Stockholders’ equity	20,771			14,116

Total liabilities and stockholders’ equity	$147,561			$119,142

Net interest income		$6,650			$5,304

Interest-rate spread			3.82%			3.79%

Net interest margin (2)			4.79%			4.67%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.34			1.51

(1)	Other interest-earning assets included federal funds sold, Federal Home Loan Bank stock and time deposits.
(2)	Net interest margin is net interest income divided by total average interest-earning assets.

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

Year Ended December 31, 2006 vs. 2005:

	Increase (Decrease) Due to
	Rate	Volume	Rate/ Volume	Total
	(In thousands)
Interest-earning assets:
Loans	$1,076	$1,739	$288	$3,103
Securities	61	20	4	85
Other interest-earning assets	174	14	7	195

Total	1,311	1,773	299	3,383

Interest-bearing liabilities:
Deposits:
Savings, money-market and NOW deposits	371	27	14	412
Certificates of deposit	405	916	322	1,643
Other borrowings	39	(39)	(18)	(18)

Total	815	904	318	2,037

Net change in net interest income	$496	$869	$(19)	$1,346

Comparison of Years Ended December 31, 2006 and 2005

General. Net earnings for the year ended December 31, 2006, were $631,000 or $.33 per basic and diluted share compared to net earnings of $765,000 or $.52 per basic and diluted share for the year ended December 31, 2005. This decrease in net operating results was primarily due to an increase in interest expense and noninterest expense, partially offset by an increase in interest income, all as a result of our growth and expansion.

Interest Income. Interest income increased to $10.6 million for the year ended December 31, 2006, from $7.2 million for the year ended December 31, 2005. Interest income on loans increased to $9.6 million from $6.5 million due to an increase in the average loan portfolio balance for the year ended December 31, 2006, and an increase in the weighted-average yield earned on the portfolio. Interest on securities increased to $426,000 in 2006, from $341,000 in 2005, due to an increase in the average yield in 2006, and an increase in the average portfolio balance. Interest on other interest-earning assets increased to $574,000 for the year ended December 31, 2006, from $379,000 for the year ended December 31, 2005, primarily due to an increase in the weighted-average rate paid in 2006.

Interest Expense. Interest expense increased to $4.0 million in 2006 from $1.9 million in 2005. Interest expense increased due to growth in average interest-bearing deposits in 2006, as well as an increase in the weighted-average rate paid on deposits.

Provision for Loan Losses. The provision for loan losses was charged to operations to bring the total allowance to a level we deem appropriate and is based upon historical experience, the volume and the type of lending we conduct. In addition, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to our market area, and other factors related to the collectibility of our loan portfolio were considered. The provision for loan losses increased to $429,000 in 2006 from $352,000 in 2005. The allowance for loan losses increased to $1.8 million at December 31, 2006 from $1.4 million at December 31, 2005. The increase in the allowance was due to the increase in the loan portfolio during the year. Management believes that the allowance for loan losses of $1.8 million is adequate at December 31, 2006.

Noninterest Income. Noninterest income decreased to $824,000 in 2006 from $930,000 in 2005. This was primarily a result of decreased gains from the sales of loans in 2006 compared to 2005, partially offset by an increase in loan brokerage fees, service charges on deposit accounts and income from bank-owned life insurance in 2006.

Noninterest Expense. Total noninterest expense increased to $6.1 million for the year ended December 31, 2006, compared to $4.6 million in 2005. This was primarily due to increases in employee compensation and benefits, occupancy and equipment and other expenses, all a result of our overall growth and expansion.

Income Taxes. The income tax provision was $332,000 (an effective rate of 34.5%) for 2006 compared to $478,000 (an effective rate of 38.5%) for 2005.

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

Selected Quarterly Results

Selected quarterly results of operations for the four quarters ended December 31 are as follows (in thousands, except per share amounts):

	2006				2005
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$3,009	2,763	2,546	2,308	$2,167	1,923	1,681	1,472
Interest expense	1,255	1,023	936	762	663	479	424	373
Net interest income	1,754	1,740	1,610	1,546	1,504	1,444	1,257	1,099
Provision for loan losses	107	145	70	107	95	95	92	70
Earnings before income taxes	205	303	220	235	182	425	409	227
Net earnings	135	198	142	156	109	263	253	140
Basic earnings per common share	.07	.10	.07	.09	.04	.14	.18	.16
Diluted earnings per common share	.07	.10	.07	.08	.03	.14	.17	.16
Cash dividends declared per common share	—	—	—	—	—	—	—	—

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	At December 31,
	2006	2005
Assets
Cash and due from banks	$1,734	2,869
Federal funds sold	3,499	9,268
Interest-bearing deposits with banks	189	229

Total cash and cash equivalents	5,422	12,366

Securities available for sale	6,444	9,229
Securities held to maturity (market value of $2,499 and $2,950)	2,509	3,015
Loans, net of allowance for loan losses of $1,801 and $1,383	130,133	95,666
Premises and equipment, net	4,278	3,699
Federal Home Loan Bank stock, at cost	259	306
Accrued interest receivable	828	558
Deferred income taxes	368	197
Bank-owned life insurance	2,573	1,950
Other assets	625	323

Total assets	$153,439	127,309

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	20,125	20,374
Savings, NOW and money-market deposits	35,486	38,071
Time deposits	74,608	44,364

Total deposits	130,219	102,809

Official checks	1,241	938
Federal Home Loan Bank advances	100	2,600
Other liabilities	816	621

Total liabilities	132,376	106,968

Commitments and contingencies (Notes 4 and 7)

Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 5,000,000 shares authorized, 1,906,203 and 1,810,588 shares issued and outstanding	19	18
Additional paid-in capital	21,729	20,136
(Accumulated deficit) retained earnings	(634)	262
Accumulated other comprehensive loss	(51)	(75)

Total stockholders’ equity	21,063	20,341

Total liabilities and stockholders’ equity	$153,439	127,309

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

($ in thousands, except per share amounts)

	Year Ended December 31,
	2006	2005
Interest income:
Loans	$9,626	6,523
Securities	426	341
Other	574	379

Total interest income	10,626	7,243

Interest expense:
Deposits	3,912	1,857
Federal Home Loan Bank advances	64	82

Total interest expense	3,976	1,939

Net interest income	6,650	5,304

Provision for loan losses	429	352

Net interest income after provision for loan losses	6,221	4,952

Noninterest income:
Service charges and fees on deposit accounts	439	292
Loan brokerage fees	260	205
Income from bank-owned life insurance	98	—
Gain on sale of loans held for sale	—	421
Other fees	27	12

Total noninterest income	824	930

Noninterest expenses:
Salaries and employee benefits	3,163	2,438
Occupancy and equipment	878	608
Advertising	498	364
Professional fees	183	141
Data processing	394	308
Supplies	162	130
Other	804	650

Total noninterest expenses	6,082	4,639

Earnings before income taxes	963	1,243

Income taxes	332	478

Net earnings	$631	765

Earnings per share:

Basic	$.33	.52

Diluted	$.33	.52

Weighted-average number of shares, basic	1,903,687	1,466,203

Weighted-average number of shares, diluted	1,933,661	1,479,641

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2006 and 2005

($ in thousands)

	Common Stock		Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2004	819,120	$8	7,927	(503)	(12)	7,420

Proceeds from the sale of common stock (net of offering costs of $641)	960,000	10	11,829	—	—	11,839

Comprehensive income:

Net earnings	—	—	—	765	—	765

Net change in unrealized loss on securities available for sale, net of tax benefit of $37	—	—	—	—	(63)	(63)

Comprehensive income						702

Proceeds from exercise of common stock options	31,468	—	316	—	—	316

Tax benefit from common stock options exercised	—	—	64	—	—	64

Balance at December 31, 2005	1,810,588	18	20,136	262	(75)	20,341

Comprehensive income:

Net earnings	—	—	—	631	—	631

Net change in unrealized loss on securities available for sale, net of tax benefit of $14	—	—	—	—	24	24

Comprehensive income						655

5% stock dividend, fractional shares paid-in cash of $2	90,602	1	1,524	(1,527)	—	(2)

Share-based compensation	—	—	8	—	—	8

Proceeds from exercise of common stock options	5,013	—	50	—	—	50

Tax benefit from common stock options exercised	—		11	—	—	11

Balance at December 31, 2006	1,906,203	$19	21,729	(634)	(51)	21,063

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$631	765
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	285	269
Provision for loan losses	429	352
Amortization of loan (fees) costs, net	(26)	37
Deferred income taxes	(185)	54
Net amortization of premiums and discounts on securities	8	(5)
Gain on sale of loans held for sale	—	(421)
Proceeds from sale of loans held for sale	—	7,393
Origination of loans held for sale	—	(6,972)
Increase in accrued interest receivable	(270)	(252)
Increase in other assets	(302)	(91)
Increase (decrease) in official checks and other liabilities	498	(1,123)
Income from bank-owned life insurance	(98)	—
Tax benefit associated with exercise of common stock options	—	64
Share-based compensation	8	—

Net cash provided by operating activities	978	70

Cash flows from investing activities:
Maturities of securities available for sale	4,000	3,500
Maturity of security held to maturity	500	—
Purchase of securities available for sale	(1,500)	(5,000)
Principal payments on securities available for sale	312	510
Principal payments on securities held to maturity	9	22
Net increase in loans	(34,870)	(27,261)
Sale (purchase) of Federal Home Loan Bank stock	47	(53)
Purchase of premises and equipment	(864)	(300)
Purchase of bank-owned life insurance	(525)	(1,950)

Net cash used in investing activities	(32,891)	(30,532)

Cash flows from financing activities:
Net increase in deposits	27,410	20,873
(Decrease) increase of Federal Home Loan Bank advances	(2,500)	100
Net proceeds from the issuance of common stock	—	11,839
Proceeds from the exercise of common stock options	50	316
Tax benefit associated with exercise of common stock options	11	—
Fractional shares of stock dividends paid-in cash	(2)	—
Dividends paid	—	(59)

Net cash provided by financing activities	24,969	33,069

Net (decrease) increase in cash and cash equivalents	(6,944)	2,607

Cash and cash equivalents at beginning of the year	12,366	9,759

Cash and cash equivalents at end of the year	$5,422	12,366

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,
	2006	2005
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest, net of interest capitalized of $3 in 2005	$3,955	1,897

Income taxes	$379	355

Noncash transactions:
Accumulated other comprehensive income, net change in unrealized loss on securities available for sale, net of tax	$24	(63)

Common stock dividend	$1,525	—

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2006 and 2005 and the Years Then Ended

(1)	Summary of Significant Accounting Policies

Organization. FPB Bancorp, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of First Peoples Bank (the “Bank”) (collectively referred to as the “Company”). The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank. The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the applicable amounts by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its four banking offices located in Port St. Lucie, Fort Pierce, Vero Beach and Stuart, Florida. A fifth office is anticipated to open in early 2008, on Gatlin Boulevard in Port St. Lucie, Florida. In addition, an 11,000 square foot Operations Center in Jensen Beach, Florida, will open by the end of the first quarter of 2007.

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

The Bank is required by law or regulation to maintain cash reserves in the form of vault cash or in noninterest-earning accounts with the Federal Reserve Bank or other qualified banks. At December 31, 2006 and 2005, there was no required reserve balance.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in accumulated other comprehensive loss. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

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

Loans Held for Sale. In 2005, the Company originated loans guaranteed by the U.S. Small Business Administration, the guaranteed portion of which may be sold at a premium. These loans were carried at the lower of cost or estimated fair value in the aggregate. There were no loans held for sale at December 31, 2006 or 2005.

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

Premises and Equipment. Land is stated at cost. Building and improvements, leasehold improvements, and furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset or the length of time the Company expects to lease the property, if shorter.

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

Share-Based Compensation. Prior to January 1, 2006, the Company’s stock option plans were accounted for under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation (as amended by Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123). No stock-based employee compensation cost was recognized in the Company’s consolidated statements of earnings through December 31, 2005, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123(R)), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). As of December 31, 2006 and 2005, respectively, only 4,938 (adjusted) and 7,406 (adjusted) stock options were not fully vested and no stock options were granted in 2006. The effect of adopting SFAS 123(R) in 2006 was not material.

In addition, prior to the adoption of SFAS 123(R), the tax benefits of stock options exercised were classified as operating cash flows. Since the adoption of SFAS 123(R), tax benefits resulting from tax deductions in excess of the compensation cost recognized for options are classified as financing cash flows. As the Company adopted the modified-prospective- transition method, the prior period consolidated cash flow statement was not adjusted to reflect current period presentation.

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

Earnings Per Share. Basic earnings per share has been computed on the basis of the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share were computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. All per share amounts reflect the 5% stock dividend declared on April 26, 2006 and paid on May 17, 2006. Earnings per common share have been computed based on the following:

	Year Ended December 31,
	2006	2005
Weighted-average number of common shares outstanding used to calculate basic earnings per common share	1,903,687	1,466,203
Effect of dilutive stock options	29,974	13,438

Weighted-average number of common shares outstanding used to calculate diluted earnings per common share	1,933,661	1,479,641

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

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments, Continued.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate residential mortgage, commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

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

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net earnings, are components of comprehensive income. The component of accumulated other comprehensive income are net unrealized losses on securities available for sale.

Recent Accounting Pronouncements. In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), (SFAS 158) which requires the recognition of a plan’s over-funded or under-funded status as an asset or liability with an offsetting adjustment to Accumulated Other Comprehensive Income (Loss). This statement was effective as of December 31, 2006. The adoption of SFAS 158 had no effect on the Company’s results of operations or financial condition.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Recent Accounting Pronouncements, Continued. In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. SFAS 157 retains the exchange price notion and clarifies that the exchange price is the price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. SFAS 157 is effective for the Company’s financial statements for the year beginning on January 1, 2008, with earlier adoption permitted. The adoption of SFAS 157 is not expected to have a material impact on the Company.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 (SAB 108). SAB 108 expresses the SEC Staff’s views regarding the process of quantifying financial statement misstatements. SAB 108 states that in evaluating the materiality of financial statement misstatements a corporation must quantify the impact of correcting misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. SAB 108 was effective for the fiscal years ended after November 15, 2006. The adoption of SAB 108 had no effect on the Company’s results of operations or financial condition.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The Company adopted FIN 48 on January 1, 2007. The adoption of FIN 48 had no effect on the Company.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 133 and 140 (SFAS 156), which permits, but does not require, an entity to account for one or more classes of servicing rights (i.e., mortgage servicing rights) at fair value, with the changes in fair value recorded in the consolidated statement of earnings. This Statement was effective as of January 1, 2007. The adoption of SFAS 156 had no effect on the Company.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Instruments (SFAS 155), which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS 133. The statement also subjects beneficial interests issued by securitization vehicles to the requirements of SFAS 133. The statement was effective as of January 1, 2007. The adoption of SFAS 155 had no effect on the Company.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Securities

Securities have been classified according to management’s intention. The carrying amount of securities and their fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2006:
Securities available for sale:
U.S. Government agency securities	$5,500	—	(55)	5,445
Mortgage-backed securities	1,026	—	(27)	999

Total securities available for sale	$6,526	—	(82)	6,444

Securities held to maturity:
U.S. Government agency securities	2,500	—	(10)	2,490
Mortgage-backed securities	9	—	—	9

Total securities held to maturity	$2,509	—	(10)	2,499

At December 31, 2005:
Securities available for sale:
U.S. Government agency securities	8,002	—	(83)	7,919
Mortgage-backed securities	1,347	—	(37)	1,310

Total securities available for sale	$9,349	—	(120)	9,229

Securities held to maturity:
U.S. Government agency securities	2,997	—	(65)	2,932
Mortgage-backed securities	18	—	—	18

Total securities held to maturity	$3,015	—	(65)	2,950

There were no sales of available for sale securities in 2006 or 2005.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Securities, Continued

The scheduled maturities of securities at December 31, 2006 are as follows (in thousands):

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$1,500	1,486	2,500	2,490
Due from one to five years	3,000	2,964	—	—
Due from five to ten years	1,000	995	—	—
Mortgage-backed securities	1,026	999	9	9

	$6,526	6,444	2,509	2,499

At December 31, 2006 and 2005 securities with a carrying value of $5,594,000 and $7,074,000, respectively, were pledged for Federal Home Loan Bank advances and to the State of Florida as collateral for public funds.

Securities with gross unrealized losses at December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. Government agency securities	$(7)	1,494	(48)	3,951
Mortgage-backed securities	—	—	(27)	999

Total securities available for sale	$(7)	1,494	(75)	4,950

Securities held to maturity-
U.S. Government agency securities	$—	—	(10)	2,490

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

The unrealized losses on seventeen investment securities available for sale and held to maturity were caused by interest rate changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3)	Loans

The components of loans are as follows (in thousands):

	At December 31,
	2006	2005
Commercial	$50,521	36,510
Commercial real estate	55,967	39,794
Construction	6,089	4,365
Consumer	19,618	16,688
Residential real estate	315	206

Total loans	132,510	97,563

Deduct:
Deferred loan costs and fees, net	(576)	(514)
Allowance for loan losses	(1,801)	(1,383)

Loans, net	$130,133	95,666

An analysis of the change in the allowance for loan losses follows (in thousands):

	Year Ended December 31,
	2006	2005
Beginning balance	$1,383	1,097
Provision for loan losses	429	352
Charge-offs, net of recoveries	(11)	(66)

Ending balance	$1,801	1,383

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

Information about impaired loans, all of which are collateral dependent, is as follows (in thousands):

	At December 31,
	2006	2005
Loans identified as impaired:
Gross loans with no related allowances for loan losses	$—	—

Gross loans with related allowances for losses recorded	344	—
Less allowance on these loans	87	—

Net investment in impaired loans	$257	—

	Year Ended December 31,
	2006	2005
Average net investment in impaired loans	$69	90

Interest income recognized on impaired loans	$14	49

Interest income received on impaired loans	$14	49

Nonaccrual loans and loans past due ninety days or more but still accruing were as follows (in thousands):

	At December 31,
	2006	2005
Nonaccrual loans	$344	—
Past due ninety days or more but still accruing	—	—

	$344	—

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)	Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2006	2005
Building and improvements	$2,614	2,614
Land	552	552
Furniture, fixtures and equipment	1,259	884
Leasehold improvements	327	221
Construction in process	379	—

Total, at cost	5,131	4,271

Less accumulated depreciation and amortization	(853)	(572)

Premises and equipment, net	$4,278	3,699

Interest capitalized and included in construction in process during 2005 was approximately $3,000.

The Company leases its Stuart, Florida branch office facility under a noncancelable lease. The initial lease term is five years with two five-year renewal options. In November 2005, the Company signed a ten year lease with four five-year renewals, on a branch building in Vero Beach, Florida which opened in March, 2006. In February of 2006, the Company signed a fifty year lease, with four ten-year renewal options on a ground lease for the Gatlin Boulevard, Port St. Lucie, Florida future branch site. That branch is expected to open in early 2008. In April of 2006, the Company signed a seven year lease, with two five-year renewal options, on the Operations Center in Jensen Beach, Florida which is expected to open in early 2007. The Company has approximately $371,000 in outstanding purchase commitments related to the Operations Center. The Company is required to pay an allowable share of common area maintenance, insurance and real estate taxes on these leases. Rent expense under the operating leases during the years ended December 31, 2006 and 2005 was approximately $298,000 and $127,000, respectively. In addition, the Company leases space in its Fort Pierce branch office facility to third parties. The leases have initial terms of five years and lease income was approximately $89,000 and $110,000 in 2006 and 2005, respectively.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)	Premises and Equipment, Continued

At December 31, 2006, future minimum rental commitments, including certain renewal options, under these noncancelable leases were approximately as follows (in thousands):

Year Ending December 31,	Operating Lease Expense	Operating Lease Income
2007	$317	83
2008	393	84
2009	406	13
2010	414	—
2011	423	—
Thereafter	14,504	—

Total	$16,457	180

(5)	Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $39,228,000 and $22,191,000 at December 31, 2006 and 2005, respectively.

A schedule of maturities of time deposits follows (in thousands):

Year Ending December 31,	Amount
2007	$63,649
2008	2,995
2009	2,135
2010	3,046
2011	2,783

$74,608

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(6)	Federal Home Loan Bank Advances

Maturities and interest rates of advances from the Federal Home Loan Bank of Atlanta (“FHLB”) consisted of the following ($ in thousands):

Maturity Year Ending December 31,	Fixed or Variable Rate	Call Date	Interest Rate	At December 31,
				2006	2005
2006	Variable	N/A	4.15%	$—	2,500
2015	Fixed(1)	N/A	.50%	100	100

Total				$100	2,600

(1)	Low interest rate due to being related to FHLB low-housing project lending.

The advances are collateralized by securities available for sale with a carrying value of approximately $336,000 and $3,075,000 at December 31, 2006 and 2005, respectively.

(7)	Financial Instruments

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31, 2006		At December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$5,422	5,422	12,366	12,366
Securities available for sale	6,444	6,444	9,229	9,229
Securities held to maturity	2,509	2,499	3,015	2,950
Loans, net	130,133	126,597	95,666	97,469
Federal Home Loan Bank stock	259	259	306	306
Accrued interest receivable	828	828	558	558

Financial liabilities:
Deposit liabilities	130,219	129,948	102,809	102,579
Federal Home Loan Bank advances	100	100	2,600	2,600

Off-balance-sheet financial instruments	—	—	—	—

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, available lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

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

Standby letters of credit, available lines of credit and commitments to extend credit typically result in loans with a market interest rate when funded. A summary of Company’s financial instruments with off balance sheet risk at December 31, 2006 follows (in thousands):

Contract Amount
Standby letters of credit	$146

Commitments to extend credit	$16,157

Available lines of credit	$23,246

(8)	Credit Risk

The Company grants the majority of its loans to borrowers throughout the Port St. Lucie, Stuart, Fort Pierce and Vero Beach, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in St. Lucie County, Martin County and Indian River County, Florida.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(9)	Benefit Agreements

In December 2005, the Company entered into Deferred Compensation Agreements (the “Agreements”) with certain officers and directors which require the Company to provide salary continuation benefits to them upon retirement. The Agreements require the Company to pay annual benefits for five to fifteen years following their normal retirement ages. The Company has purchased life insurance policies on these officers and directors which although not formerly linked, have estimated future cash values that exceed the estimated future benefits that will be due under these Agreements. The Company recognized income on the life insurance policies, net of benefit expense accrued on the Agreements, of $98,000 during the year ended December 31, 2006. The Company has also entered into split-dollar agreements with these individuals that would pay their beneficiaries a certain percentage of the death benefits in excess of the cash surrender amounts if these payments were triggered.

(10)	Income Taxes

Income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2006	2005
Current:
Federal	$439	365
State	78	59

Total current	517	424

Deferred:
Federal	(158)	44
State	(27)	10

Total deferred	(185)	54

Income taxes	$332	478

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10)	Income Taxes, Continued

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2006		2005
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Income taxes at statutory rate	$327	34%	$423	34%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	34	4	46	4
Income from bank-owned life insurance	(37)	(4)	—	—
Nondeductible expenses	8	—	9	—

Income taxes	$332	34%	$478	38%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2006	2005
Deferred tax assets:
Allowance for loan losses	$635	474
Unrealized loss on securities available for sale	31	45
Deferred compensation	21	—
Other	6	—

Deferred tax assets	693	519

Deferred tax liabilities:
Accrual to cash adjustment	(85)	(93)
Accumulated depreciation	(134)	(123)
Deferred loan costs	(106)	(106)

Deferred tax liabilities	(325)	(322)

Net deferred tax asset	$368	197

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11)	Related Party Transactions

In the ordinary course of business, the Company may make loans at terms and rates prevailing at the time to officers and directors of the Company or their affiliates. The Company also accepts deposits from these same related parties. These are summarized as follows (in thousands):

	2006	2005
Loans:
Balance at beginning of year	$3,331	2,086
Borrowings	559	2,169
Repayments	(1,066)	(924)

Balance at end of year	$2,824	3,331

Deposits	$3,460	3,232

(12)	Stock Options

The Company established a Stock Option Plan in 1998 for directors, officers and employees of the Company. The Plan as amended provides for 127,027 shares (adjusted) of common stock to be available for grant. The exercise price of the stock options is the greater of $10 or the fair market value of the common stock on the date of grant. The options expire ten years from the date of grant. At December 31, 2006, 105 shares (adjusted) remain available for grant and all issued options are exercisable. All per share amounts reflect the 5% stock dividend declared on April 26, 2006 and paid on May 17, 2006. A summary of stock option information follows ($ in thousands, except share amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2004	114,241	$9.66
Options exercised	(33,041)	(9.52)
Options granted	14,347	16.19

Outstanding at December 31, 2005	95,547	10.66
Options exercised	(5,013)	(9.97)
Options forfeited	(105)	(9.52)

Outstanding and exercisable at December 31, 2006	90,429	$10.70	4.30 years	$615

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12)	Stock Options, Continued

In 2005, the Company’s Board of Directors approved the acceleration of vesting of all outstanding stock options that existed as of December 31, 2004 (the “Acceleration”). In accordance with SFAS 123, in 2005 the Company expensed the remaining unrecognized compensation cost associated with the options with accelerated vesting in the pro forma disclosure. These actions were taken in order to avoid expense recognition in future financial statements upon adoption of SFAS 123(R).

In 2005, the Company established a new option plan for directors, officers and employees of the Company. The Plan provides for 151,200 shares (adjusted) of common stock to be available for grant. The exercise price of the stock options is the fair market value of the common stock on the date of grant. The Plan allows for various vesting periods. All options granted in 2005 were vested immediately except for 7,406 (adjusted) options which vest 33.3% in the second and third year, respectively, after grant and are fully exercisable during the fourth year after grant. The options expire ten years from the date of grant. At December 31, 2006, 67,781 shares (adjusted) remain available for grant. All per share amounts reflect the 5% stock dividend declared on April 26, 2006 and paid on May 17, 2006. A summary of stock option information follows ($ in thousands, except share amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2004	—	$—
Options granted	84,994	16.19

Options outstanding at December 31, 2005	84,994	16.19

Options forfeited	(1,575)	16.19

Options outstanding at December 31, 2006	83,419	$16.19	8.67 years	$109

Options exercisable at December 31, 2006	78,483	$16.19	8.67 years	$103

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12)	Stock Options, Continued

The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company’s stock option plan for 2005. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and is being amortized to expense over the options’ vesting periods. All per share amounts reflect the 5% stock dividend declared on April 26, 2006 and paid on May 17, 2006 (in thousands, except per share data).

Year Ended December 31, 2005
Net earnings as reported	$765
Deduct: Total stock-based employee compensation determined under the fair value based method for all awards, net of related tax effect	(315)

Proforma net earnings	$450

Basic earnings per share:
As reported	$.52

Proforma	$.31

Diluted earnings per share:
As reported	$.52

Diluted	$.30

The fair value of each option granted in 2005 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Dividend yield	—%
Expected life	5 years
Expected volatility	6.35%
Risk-free interest rate	4.34%
Weighted-average grant-date fair value of options issued during the year	$3.32

The Company examined its historical pattern of option exercises in an effort to determine if there was any pattern based on certain employee populations. From this analysis, the Company could not identify any patterns in the exercise of options. As such, the Company used the guidance in Staff Accounting Bulletin No. 107 issued by the Securities and Exchange Commission to determine the estimated life of options. Expected volatility is based on historical volatility of the Company’s common stock. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12)	Stock Options, Continued

The total intrinsic value of options exercised during 2006 was $38,000 and the related tax benefit recognized was $11,000. The total fair value of shares vested and recognized as compensation expense was $8,000 for 2006. As of December 31, 2006, the Company had 4,938 (adjusted) stock options not fully vested and there was $16,000 of total unrecognized compensation cost related to these nonvested options. This cost is expected to be recognized monthly on a straight-line basis through December 31, 2008.

Also in January 2004, 21,000 (adjusted) stock options were granted to a third party as compensation for services provided to the Company. The options were issued at $11.00 per share and are fully vested. As of December 31, 2006, none of these options had been exercised.

(13)	Profit Sharing Plan

The Company sponsors a section 401(k) profit sharing plan (the “Plan”) which is available to all employees electing to participate. During 2006, the Company approved a 2% match to the Plan in an approximate amount of $29,000. A 1.5% match in the approximate amount of $20,000 was made in 2005.

(14)	Restrictions on Dividends

The Company’s ability to pay cash dividends on its common stock is limited to the amount of dividends it could receive from the Bank plus its own cash and cash equivalents, which amounted to $8.3 million at December 31, 2006. The amount of dividends the Bank is permitted to pay to the Company is restricted to 100% of its calendar year-to-date net earnings plus retained earnings for the preceding two years. In addition, no bank may pay a dividend at any time that net earnings in the current year when combined with retained earnings from the preceding two years produce a loss. Under Florida law, a Florida chartered commercial bank may not pay cash dividends that would cause the Bank’s capital to fall below the minimum amount required by Federal or Florida law.

(15)	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s and the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(15)	Regulatory Matters, Continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands).

			For Capital Adequacy		Minimum To Be Well Capitalized Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2006:
Total Capital to Risk-Weighted Assets	$14,232	10.45%	$10,899	8.00%	$13,624	10.00%
Tier I Capital to Risk-Weighted Assets	12,650	9.29	5,449	4.00	8,174	6.00
Tier I Capital to Total Assets	12,650	8.08	6,259	4.00	7,824	5.00

As of December 31, 2005:
Total Capital to Risk- Weighted Assets	11,078	12.55	7,059	8.00	8,824	10.00
Tier I Capital to Risk- Weighted Assets	9,972	11.30	3,530	4.00	5,294	6.00
Tier I Capital to Total Assets	9,972	7.75	5,148	4.00	6,435	5.00

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(16)	Holding Company Financial Information

The Holding Company’s unconsolidated financial information is as follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2006	2005
Assets

Cash and cash equivalents	$8,285	10,289
Investment in subsidiary	12,599	9,897
Other assets	179	155

Total assets	$21,063	20,341

Stockholders’ Equity
Stockholders’ equity	$21,063	20,341

Condensed Statements of Earnings

	Year Ended
	December 31,
	2006	2005
Revenues	$—	2
Expenses	(47)	(34)

Loss before earnings of subsidiary	(47)	(32)
Earnings of subsidiary	678	797

Net earnings	$631	765

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(16)	Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$631	765
Adjustments to reconcile net earnings to net cash used in operating activities:
Stock based compensation	8	—
Undistributed earnings of subsidiary	(678)	(797)
Increase in other assets	(24)	(82)
Tax benefit from exercise of stock options	—	64

Net cash used in operating activities	(63)	(50)

Cash flows from investing activity-
Investment in subsidiary	(2,000)	(2,000)

Cash flows from financing activities:
Net proceeds from the issuance of common stock	50	12,155
Tax benefit associated with exercise of common stock options	11	—
Dividends paid	(2)	(59)

Net cash provided by financing activities	59	12,096

Net (decrease) increase in cash and cash equivalents	(2,004)	10,046

Cash and cash equivalents at beginning of the year	10,289	243

Cash and cash equivalents at end of year	$8,285	10,289

Noncash transactions:
Common stock dividend	$1,525	—

Accumulated other comprehensive income of subsidiary, net change in unrealized loss on securities available for sale, net of tax	$24	(63)

Report of Independent Registered Public Accounting Firm

FPB Bancorp, Inc.

Port St. Lucie, Florida:

We have audited the accompanying consolidated balance sheets of FPB Bancorp, Inc. and Subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

March 7, 2007

BOARD OF DIRECTORS

Executive Officers and Directors of FPB

John R. Baker, Sr., age 57, is the Bank and FPB’s Vice Chairman of the Board. He graduated from the University of Georgia with a Bachelor of Business Administration degree in Real Estate. He moved to Stuart, Florida in 1981 and assumed the position of Vice President, General Manager of Bessemer Properties, Incorporated. Prior to moving to Stuart, Mr. Baker served as Director of Residential Sales for Bessemer in Atlanta, Georgia, where he began his real estate career in 1975. Mr. Baker is a former director of Barnett Bank of Martin County and is past President of Treasure Coast Builders Association and Florida Home Builders Association. He also served as Chairman of Housing and Finance Authority in Martin County and the Martin County Affordable Housing Task Force. Mr. Baker lives in Vero Beach and is in his 17th year as a youth soccer coach. He is employed with the Laurel Corporation in Vero Beach and is involved in all aspects of real estate.

Gary A. Berger, age 57, is a director and Chairman of the Board for both FPB and the Bank. Mr. Berger is President of the accounting firm of Berger, Toombs, Elam, Gaines, and Frank, CPA. He is a graduate of Michigan State University and has been a certified public accountant since 1975. Mr. Berger is a member of the Rotary Club of Ft. Pierce, the Florida Institute of Certified Public Accountants and the American Institute of Certified Public Accountants. He is a past Treasurer of the United Way, past President of the St. Lucie County Economic Development Council and past President of the Rotary Club of Ft. Pierce, Florida.

Donald J. Cuozzo, age 53, is a director of FPB and the Bank. He received a Bachelor of Science degree in Environmental Technology from the Florida Institute of Technology in 1979. He began his work career in the public sector with the Martin County Growth Management Department before leaving to work with regional and national developers. In that role, he was instrumental in obtaining approval of the Martin Downs DRI amendment and in coordinating the acquisition and development of a number of large residential communities in Palm Beach and Martin Counties. Mr. Cuozzo also served as a principal with a large Palm Beach County based engineering firm where he gained extensive experience in the area of project management and coordination. In 1993, he co-founded Houston Cuozzo Group to provide planning, design and government-oriented strategic planning service for private and public sector clients in South Florida. Mr. Cuozzo has more than 30 years of experience planning and implementing numerous land developments throughout the region and has worked in nearly all facets of community and project development. Mr. Cuozzo is a founding member of the Martin County Business Development Board, a graduate of the first class of Martin County Leadership 91/92, a recipient of the 1991 Industry Appreciation Award for Outstanding Contribution to the Community, and a 2006 recipient of the Industry Appreciation Award for Martin County. He is a past Second Vice President of the Treasure Coast Builders Association. Mr. Cuozzo was appointed to the Treasure Coast Regional Planning Council by Governor Jeb Bush and served for four years in that position.

Ann L. Decker, age 55, is a director and Secretary of FPB and the Bank. Ms. Decker serves as the Executive Director of the Indian River Community College Foundation, Inc., in Fort Pierce, Florida. For over thirty years, Ms. Decker served as the District Manager for three different U.S. Congressmen that represented this area. Ms. Decker was formerly a co-owner of Intracoastal Printing, Inc., which was sold in 1990. Born in Chicago, Illinois, Ms. Decker has a Bachelor of Science degree in Professional Business Management from Barry University in Miami, Florida.

Paul J. Miret, age 60, is a director of FPB and the Bank. Mr. Miret is presently a realtor with RE/MAX 100 Riverside. Prior to that, he was the owner and operator of Sunshine Carpet Cleaning from 1978 to 1998 and of Ameri-Kleen Services from 1992 to 1998. He also owns and manages several residential rental units. From 1995 to 1997, Mr. Miret served on the Community Board of Riverside National Bank. Mr. Miret is also a past President of the Port St. Lucie Little League and the Port St. Lucie Exchange Club and a past director of the Port St. Lucie Chamber of Commerce.

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

Robert L. Seeley, age 82, is a director of FPB and the Bank. Mr. Seeley has been in private law practice in Florida for more than 40 years. Mr. Seeley was co-founder of the Stuart law firm of Fox, Wackeen, Dungey, Beard, Sobel and McCluskey, LLP, for which he currently serves “Of Counsel.” From 1973 to 1996, Mr. Seeley served as a director of Barnett Bank of the Treasure Coast. He also served as the founding director and Chairman of the Saint Lucie Medical Center and a former director of the St. Lucie and Martin County Economic Development Councils. Mr. Seeley completed his undergraduate studies at the University of Illinois and received his Juris Doctorate degree from the University of Florida.

David W. Skiles, age 59, is (CEO) Chief Executive Officer, President, and a director of FPB and the Bank. Prior to joining First Peoples Bank, he was a Vice President in charge of Martin County at 1st United/Wachovia Bank in Stuart and was Vice President/Senior Lender of Port St. Lucie National Bank. Mr. Skiles has a Bachelor of Science degree from Barry University, and an Associate Degree from Sinclair Community College in Dayton, Ohio. He currently serves on the (FAU) Florida Atlantic University Advisory Board, is Vice President of the Executive Committee and regular board member of the St. Lucie County (EDC) Economic Development Council. He is the current President of the St. Lucie County Education Foundation, and currently serves on the Florida Bankers Association, Government Relations Committee and the FBA Bank Pac Board, as well as on the boards of the YMCA of the Treasure Coast, Workforce Development Board of the Treasure Coast and the Arts Foundation of Martin County. He is past President of the St. Lucie County Chamber of Commerce and is a current member of the Stuart/Martin County and St. Lucie County Chambers. He served as Chairman of the St. Lucie County Chamber’s Port St. Lucie Area Council and is a current member of that committee. He has served on numerous campaigns for the United Way of St. Lucie and Martin Counties, most notably as a past Campaign Chair in Martin County and as Chair of the Professional Division in St. Lucie County. Mr. Skiles also serves on the Advisory Board for St. Martin de Porres Catholic Church in Jensen Beach, Florida and is past Chairman of (BAP) Business Alliance for Prosperity in St. Lucie County. He was formerly District Governor and past President of Sertoma Club of Martin County.

Paul A. Zinter, age 52, is a director of FPB and the Bank. He has been a resident of Port St. Lucie for 38 years, and was a member of the second graduating class from Fort Pierce Central High School. Mr. Zinter received a Bachelor of Arts degree in business administration from Eastern New Mexico University in 1975, where he majored in real estate and marketing and was managing partner of a family-owned real estate company. Mr. Zinter was past president and honorary member of the Rotary Club of Port St. Lucie and has been a local realtor/managing partner and business owner for the past 29 years.

FPB BANCORP, INC.

NON-DIRECTOR

EXECUTIVE OFFICERS

Nancy E. Aumack, age 58, is FPB and the Bank’s Senior Vice President and Chief Financial Officer. Prior to joining the Bank in 2001, she was Senior Vice President and Chief Financial Officer of Independent Community Bank, Tequesta, Florida. In the period from 1997 to 1999, she served as Chief Financial Officer and Administrative Support Director for the engineering firm LBFH, Palm City, Florida. From 1995 to 1997, she served as Vice President and Chief Financial Officer for Treasure Coast Bank, Stuart, Florida, and from 1983 to 1995, she served as Vice President and Financial Accounting Officer for American Bank of Martin County in Stuart, Florida. Ms. Aumack received her A.S. degree in Banking and Financial Services from Indian River Community College in 1989. She is presently Chairman of the ARC of Martin County, Financial Partner for the Port St. Lucie Women on Wall Street, and a member of the Port St. Lucie Business Women.

P. Lee Brown, age 47, is FPB and the Bank’s Senior Vice President and Fort Pierce Area Executive. Prior to joining the Bank in 2003, he was Vice President and Commercial Lender for Riverside National Bank from 1988 to 2003. He is a 2005 graduate of the Graduate School of Banking at Louisiana State University and is a graduate of the National Commercial Lending School in Norman, Oklahoma. He received his A.A. degree from Indian River Community College in 1979 and B.S. degree in Business Management from the University of Florida in 1981. He is a Certified General Contractor, licensed with the State of Florida, member of the Treasure Coast Builders, board member for the St. Lucie County Fair and an active member of the Fort Pierce Rotary Club.

Thomas W. Eby, age 57, is FPB and the Bank’s Senior Vice President of Residential Lending. Prior to joining the Bank in 2005, he was the Wholesale Lending Manager for Indian River National Bank, Vero Beach, Florida. From 2002 to 2004 he was the Residential Lending Manager for Public Bank, Vero Beach, Florida. He also served as Vice President and Regional Sales Manager for Community Savings, West Palm Beach, Florida from 1999 to 2002. Mr. Eby has 32 years of Residential Lending experience. He received his undergraduate degree in Finance from the University of Miami, Miami, Florida, and graduated from the School for Executive Development from the University of Georgia. He is an active member of the Fort Pierce Exchange Club, a board member of Exchange Club C.A.S.T.L.E., a member of the St. Lucie, Indian River and Martin County Realtor boards, and a member of the Treasure Coast Builders Association.

Melissa M. Favorite, age 37, is FPB and the Bank’s Senior Vice President of Deposit Operations. She also serves as the Bank Secrecy Act Officer. Prior to joining the bank in 1999, Ms. Favorite was Assistant Vice President and Branch Manager for First National Bank & Trust Company of the Treasure Coast from 1997 to 1999. Prior to that she also served as Assistant Vice President – Lender for Port St. Lucie National Bank from 1988 to 1997. Ms. Favorite holds diplomas from the American Institute of Banking in General Banking, Consumer Lending and Commercial Lending. Ms. Favorite is a graduate of the Florida Bankers Association’s Florida School of Banking. She is an active member of the March of Dimes Walk America walk committee in which she has chaired for four years. She presently serves on the board of the Treasure Coast Division of the March of Dimes.

Stephen J. Krumfolz, age 55, is FPB and the Bank’s Senior Vice President and Port St. Lucie Area Executive. Prior to joining the Bank in 1999, he was Vice President and SBA Lending Manager for Riverside National Bank from January 1998 through June 1999. He served as Vice President and Commercial Lending Officer for Port St. Lucie National Bank from 1994 through 1997, and completed all phases of Barnett Bank’s Management Training Program during his employment from 1989 through 1994. Mr. Krumfolz received an Associate Degree in Banking through the American Institute of Banking and Indian River Community College in 1991, as well as a Core Credit School Certificate from Barnett Bank in 1992. He is an active member of the Port St. Lucie Breakfast Rotary Club and Treasure Coast Business on The Green.

Marge Riley, age 58, is FPB and the Bank’s Executive Vice President and Chief Operating Officer. She also serves as the Bank’s Security Officer, Compliance Officer and Information Systems Technology Officer. Ms. Riley joined the Bank while it was In Organization in 1998. Ms. Riley began her banking career in 1985 at M & I Western State Bank in Oshkosh, Wisconsin. After moving to Florida in 1987, she worked as Loan Review Specialist for Barnett Bank, Assistant Vice President, Loan Administration at Port St. Lucie National Bank, and Assistant Vice President, Branch Manager for First National Bank. She has A.S. Degrees in Accounting and Banking and Financial Services from Fox Valley Technical College in Appleton, Wisconsin. Ms. Riley is presently a board member and Allocations Chair for United Way of St. Lucie County, a board member for St. Lucie County Chamber Leadership Council, a board member for Pace Center for Girls in Fort Pierce, Florida, a past president and board member of the Port St. Lucie Business Women, a member of the Port St. Lucie Women on Wall Street, and a member of B.P.O.E. 1774 in Vero Beach, Florida.

Randy J. Riley, age 56, is FPB and the Bank’s Senior Vice President and Area Executive for Indian River County. Prior to joining FPB he was Senior Vice President and Area Executive for Indian River National Bank 2004-2005, Area President for Public Bank 2001-2004 and President and CEO of Citrus Financial Services, Inc. and Citrus Bank, NA 1989-2001. Mr. Riley has been in the banking business since 1970 and has worked for banks in Illinois, Wisconsin and Florida. Mr. Riley attended Elmhurst College, Elmhurst, IL, the Graduate School of Banking at the University of Wisconsin, and the School of Bank Marketing at the University of Colorado. Riley has also served as an instructor for the American Institute of Banking. He is currently Treasurer of Vero Beach Treasure Coast Kiwanis and a past Lt. Governor of Kiwanis Florida District. He has been an active participant in both Indian River Economic Development Division and the Treasure Coast Legislative Delegation. He previously served as Chairman of the Junior Achievement Board of Directors, United Way Finance Division, and was on the boards of Indian River County Chamber of Commerce, SunUp, Mental Health Organization and Academy of Entrepreneurship.

William V. West, age 40, is FPB and the Bank’s Senior Vice President and Martin County Area Executive. Prior to joining the Bank in 2004, he was Vice President of Commercial Lending for Southern Community Bank of Southwest Florida, Naples, Florida. From 1999 to 2001, he served as Assistant Vice President and Commercial Lender for SouthTrust Bank in Naples, Florida. In 2001, he completed his Master of Business Administration in Finance, Summa Cum Laude, with International College. He completed his Bachelor of Arts in Organizational Management with Warner Southern College in 1996, and graduated from the Graduate School of Banking at Colorado in 2006. Mr. West also holds an Associate in Arts with an emphasis in Financial Institution Management from Brevard Community College and a Supervisory Skills Certificate from the American Institute of Banking. Mr. West is the President of the Education Foundation of Martin County, a director and immediate past President of the Jensen Beach Chamber of Commerce, the 2007 Chair of the Leukemia & Lymphoma Society Light the Night Walk, and Treasurer of the Entrepreneurship Foundation. In 2005, the Florida Economic Development Council awarded Mr. West the McLaughlin Award for his contributions to economic development in Florida.

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

William V. West, Senior Vice President and Area Executive – Stuart

Randy J. Riley, Senior Vice President and Area Executive – Vero Beach

Thomas W. Eby, Senior Vice President, Residential Lending

David P. Hoffman, Vice President, Senior Consumer Lender

Craig Dietz, Vice President, Credit Administration

Brenda K. Parmelee, Vice President, Branch Manager (Fort Pierce)

Michelle A. Sias, Vice President, Commercial Lender

Jillian A. Lopez, Assistant Vice President, Human Resource Officer

Christina M. Saltos, Assistant Vice President, Branch Manager (Port St. Lucie)

Ryan T. Kamphuis, Assistant Vice President, Branch Manager (Vero Beach)

Peter G. Ferlatte, Network Administration Officer

Sarah C. Baker, Assistant Vice President, Branch Manager (Stuart)

Ryan C. Coughlin, Assistant Vice President, Commercial Lender

Samuel L. Patterson, Business Development Officer

Larry J. Stevens, Commercial SBA Lending Officer

COMMUNITY LIAISON BOARDS

Fort Pierce

Barbara S. Allen, Associated Coastal Ear/Nose/Throat

Judy Culpepper, Retired

Stefan K. Matthes, Sr., Culpepper & Terpening, Inc.

Michelle R. Miller-Morris, Miller Insurance Agency

John A. Schwerer, DMD

Babu Thomas, IRCC Regional Crime Lab

Port St. Lucie

Meredith C. Breault, Management Recruiters

Shirley Cherveny, Palm Realty

Gardner S. Foote, Retired

Al Soricelli, AXA Advisors

Jack Wilson, Florida Tire Recycling

Ernesto Velasco, Velcon Group

Greg Wyatt, Port St. Lucie Broadcasters

Stuart

Linda B. Braswell, Braswell Bail Bonds and Braswell Surety Services

Mark E. Brechbill, Mark Brechbill CPA

Lee Carroll, Deakins Carroll Insurance

Rick Crary, Crary Buchanan

Vicki Davis, Supervisor of Elections for Martin County, FL

Philip T. Faherty, Stuart Business Systems

Craig Melby, the Melby Group

Howard Shields, Organizing Board Chairman & Director Emeritus

David Walker, Attorney

Vero Beach

Joe Coakley, Market Rite, Inc.

Lynn Hall, Northwestern Mutual

Steve Henderson, Collins, Brown & Caldwell (of counsel)

Claude Hessee, Echo Trading Co.

Catherine McKenzie, BellSouth

John Michael Matthews, John Michael Matthews Fine Jewelry

Mahendra Patel, Patel & Associates

John “Jerry” Swanson, P & S Properties

GENERAL INFORMATION

Annual Meeting	The Annual Meeting of the Stockholders will be held at Tradition Town Hall, 10799 Civic Lane, Port St. Lucie, Florida 34987 at 5:30 P.M., April 25, 2007. A social hour will begin at 4:30 p.m.

Transfer Agent and Registrar	Registrar and Transfer Co. 10 Commerce Drive Cranford, NJ 07016 (800) 368-5948

Corporate Counsel	Igler & Dougherty, P.A. 2457 Care Drive Tallahassee, Florida 32308

Independent Auditors	Hacker, Johnson & Smith PA Independent Registered Public Accountants 500 West Cypress Creek Road, Suite 450 Fort Lauderdale, Florida 33309

Form 10-KSB

A copy of the Form 10-KSB as filed with the Securities and Exchange Commission may be obtained by stockholders without charge upon written request to Nancy E. Aumack, Senior Vice

President and Chief Financial Officer, 1301 Port St. Lucie Boulevard, Port St. Lucie, Florida 34952.

COMMON STOCK PRICES AND DIVIDENDS

The common stock of FPB Bancorp, Inc. is listed with the NASDAQ, under the symbol “FPBI”. As of December 31, 2006 the Company had not declared a dividend. Future dividends, if any, will be determined by the Board of Directors. As of December 31, 2006, FPB Bancorp, Inc. had approximately 1,500 holders of record of common stock. A 5% stock dividend was paid on May 17, 2006.