Form 10KSB, Exhibit 13
period 2007-12-31
FPB BANCORP INC
filed 2008-03-14
CIK 1162245

2007

ANNUAL

REPORT

LETTER TO SHAREHOLDERS

March 14, 2008

Dear Shareholders:

We are pleased to present the Annual Report for FPB Bancorp, Inc. (FPBI) for the year ended December 31, 2007. While it has been a positive year for your bank, it has been a very unusual year with many changes economically both in our state and the entire country. We have seen our area drastically affected by the decline in the real estate market resulting in job losses, foreclosures and business failures. The phrase “sub-prime mortgage” has also crept into our vocabularies nationwide. Our state has been affected by problems associated with past hurricanes, resulting in increased insurance premiums. Escalating property values have also resulted in rising property taxes. The business downturns have sparked sluggish real estate sales and a slowdown in new home construction and development. Despite all of these issues, I am pleased to tell you that your bank has not been involved in any sub-prime lending and has a limited exposure to large development projects. As a result, FPBI was able to stay profitable for the year as we will note later in this correspondence.

Our entire servicing and operations staff moved into a centralized facility in the Ocean Breeze Plaza in Jensen Beach, Florida in March of 2007. The center is 11,000 square feet and will allow us to service our growth plans well into the future. That location includes a training area, ample storage and a large meeting room.

First Peoples Bank has two new branch offices, both in various stages of development. Our Palm City, Florida office opened quietly in January. That property was a former bank site and required remodeling and refurbishing. Palm City opens another new market to us and the branch office is in a very visible and extremely high growth area. It is located in the Martin Downs Village Shoppe’s on High Meadows Avenue. We have an additional branch office tentatively planned to open in the second quarter of 2008. It will be located approximately 1 1/2 miles east of the new Tradition Development on Gatlin Boulevard between Savage and Fondura Streets in Port St Lucie, Florida. Both of our new locations will be full service branch banking offices. We will have a total of six banking offices when Gatlin opens this year. Other office locations are: Stuart, located at 715 Colorado Ave. in Stuart; Florida; Port St Lucie at 1301 SE PSL Blvd, in Port St Lucie, Florida; Fort Pierce at 2500 Virginia Ave in Fort Pierce, Florida and Vero Beach at 4000 20th St. in Vero Beach, Florida.

We ended the year with net income of approximately $177,000, down significantly from the 2006 income figure of $631,000 due primarily to the hard and soft costs related to the development of our new branch offices and final expenses associated with the Jensen Beach Operations Center. In addition, our significant loan growth in 2007 made it necessary to allocate funds in excess of what we had budgeted.

We anticipated the decrease in income attributable to the aforementioned growth and were still able to come very close to our budgeted income figure for the year. FPB Bancorp, Inc. ended 2007 with total consolidated assets of $197 million, a 28% increase, or $43 million over 2006. Net loans grew by $42 million, an increase of 32% and finished the year at $172 million. Deposits were up 33%, or $42 million for a total of $173 million. We now service over 1,644 loans and 7,732 depository accounts. Despite the costs associated with this growth, we were still able to control our overall expenses. Our net interest margin is among the leaders when compared to our peer banks in Florida. Along with the growth, comes increased staffing and at the end of 2007, we employed a total of 83 people.

First Peoples Bank continues to be a leader in providing Small Business Administration (SBA) loans on the Treasure Coast. SBA loans provide funding to new and existing businesses that normally may not have the required capital or financial stability to qualify for traditional bank financing and a large percentage is guaranteed by the U. S. Government. Our SBA loans are generally real estate secured and we work very closely with area executives and programs that promote SBA lending in our area.

The bank‘s directors, officer staff and employees remain very active in community functions, charitable organizations and events. It’s all a part of our commitment and pledge to support the communities in which we are located. In 2007 we had over 3,423 volunteer hours dedicated to community service by our staff, an 11% increase over 2006. The banking and business climate in our area is changing and continually evolving. The Treasure Coast has welcomed several new biotech industries to the area the past two years and there is tremendous excitement over the new opportunities such newcomers spawn. New employment opportunities and housing will be required as well as additional government services. The business prospects for the future in our market area remain very high. On the banking front, two of our major competitors consolidated and are now headquartered in Cleveland, Ohio. Several out of area banks have entered our market as well. Competition continues to be fierce these days but despite that fact we continue to grow and maintain our commitment to relationship banking by providing outstanding customer service and by stressing our community bank image.

We remain very excited about the future of our bank in the communities that we serve.  People will always be FIRST at First Peoples Bank. If you haven’t stopped in for a visit or to open your shareholder account, please do so at any of our five, soon to be six convenient full service locations. On behalf of our directors, management and staff we again want to thank all of you for your support, commitment and belief in our mission to bring community and people centered banking to our area.

Sincerely,

David W. Skiles
  President & CEO

Gary A. Berger
  Board Chairman

CORPORATE PROFILE

FPB Bancorp, Inc. is a one-bank holding company incorporated in the State of Florida.  FPB Bancorp, Inc. owns 100% of First Peoples Bank's common stock. First Peoples Bank is a Florida state-chartered commercial bank.  Our deposits are insured by the Federal Deposit Insurance Corporation.  We provide a variety of banking services to small businesses and individuals in St. Lucie, Martin, and Indian River Counties, Florida.  We currently have five retail banking offices located in Port St. Lucie, Stuart, Fort Pierce, Vero Beach and Palm City (opened in January, 2008), Florida.  A sixth office is anticipated to open in the second quarter of 2008 on Gatlin Boulevard in Port St. Lucie, Florida.  In addition, an 11,000 square foot Operations Center in Jensen Beach, Florida opened in March of 2007.  At December 31, 2007, we had total consolidated assets of $196.8 million and total consolidated stockholders' equity of $21.9 million.  For the year ended December 31, 2007, we had net earnings of $177,000.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements which represent our expectations or beliefs, including, but not limited to, statements concerning the banking industry and our operations, performance, financial condition and growth.  For this purpose, any statements contained in this Report that are not statements of historical fact may be deemed forward-looking statements.  Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "should," "can," "estimate," or "continue" or the negative of other variations thereof or comparable terminology are intended to identify forward-looking statements.  These statements by their nature may involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including competition, general economic conditions, changes in interest rates, and changes in the value of real estate and other collateral securing loans, among other things.

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

FINANCIAL HIGHLIGHTS

December 31, 2007 and 2006 or the Years Then Ended
(Dollars in thousands, except per share figures)

At Year End:	2007	2006

Assets	$196,753	$153,439
Loans, net	$172,251	$130,133
Securities	$6,793	$8,953
Deposits	$172,677	$130,219
Stockholders' equity	$21,931	$21,063
Book value per share (1)	$10.66	$10.52
Shares outstanding (1)	2,058,047	2,001,513
Equity as a percentage of assets	11.15%	13.73%
Nonperforming assets as a percentage of total assets	.89%	.22%

For The Year:

Interest income	$13,588	$10,626
Net earnings	$177	$631
Earnings per share, basic (1)	$.09	$.32
Earnings per share, diluted (1)	$.09	$.31
Return on average assets	.10%	.43%
Return on average equity	.83%	3.04%
Average equity as a percentage of average assets	12.11%	14.08%
Non-interest expenses to average assets	4.18%	4.12%

Yields and Rates:

Loan portfolio	8.49%	8.33%
Securities	4.87%	3.97%
Other interest-earning assets	4.98%	4.56%
All interest-earning assets	8.18%	7.65%
Deposits	4.85%	3.82%
Borrowings	4.00%	4.74%
All interest-bearing liabilities	4.85%	3.83%
Interest-rate spread (2)	3.33%	3.82%
Net yield on average interest earning assets (3)	4.53%	4.79%

_________________

(1)	All per share amounts reflect the 5% stock dividends declared on May 16, 2007 and April 26, 2006 and paid on June 15, 2007 and May 17, 2006.
(2)	Average yield on all interest-earning assets less average rate paid on all interest-bearing liabilities.
(3)	Net interest income divided by average interest-earning assets.

SELECTED FINANCIAL DATA

December 31, 2007, 2006, 2005, 2004 and 2003 and the
Years Ended December 31, 2007, 2006, 2005, 2004 and 2003
(Dollars in thousands, except per share figures)

At Year End:	2007	2006	2005	2004	2003
Cash and cash equivalents	$6,795	5,422	12,366	9,759	7,218
Securities	6,793	8,953	12,244	11,371	11,375
Loans, net	172,251	130,133	95,666	68,794	48,244
All other assets	10,914	8,931	7,033	4,673	3,218

Total assets	$196,753	153,439	127,309	94,597	70,055

Deposit accounts	172,677	130,219	102,809	81,936	61,064
Federal Home Loan Bank advances	100	100	2,600	2,500	-
All other liabilities	2,045	2,057	1,559	2,741	1,619
Stockholders' equity	21,931	21,063	20,341	7,420	7,372

Total liabilities and stockholders' equity	$196,753	153,439	127,309	94,597	70,055

For the Period:
Total interest income	$13,588	10,626	7,243	4,345	3,393
Total interest expense	6,060	3,976	1,939	1,074	993
Net interest income	7,528	6,650	5,304	3,271	2,400
Provision for loan losses	885	429	352	380	383
Net interest income after provision for loan losses	6,643	6,221	4,952	2,891	2,017
Non-interest income	996	824	930	759	620
Non-interest expenses	7,385	6,082	4,639	3,440	2,372

Earnings before income taxes	254	963	1,243	210	265
Income taxes	77	332	478	87	104

Net earnings	$177	631	765	123	161

Net earnings per basic share (1)	$.09	.32	.50	.14	.18
Net earnings per diluted share (1)	$.09	.31	.49	.14	.18
Weighted-average number of shares outstanding for basic (1)	2,017,553	1,998,871	1,539,513	902,068	901,607
Weighted-average number of shares outstanding for diluted (1)	2,034,070	2,030,344	1,553,623	902,068	901,607

Ratios and Other Data:
Return on average assets	.10%	.43%	.64%	.15%	.25%
Return on average equity	.83%	3.04%	5.42%	1.67%	2.19%
Average equity as a percentage of average assets	12.11%	14.08%	11.85%	9.02%	11.34%
Interest-rate spread during the period	3.33%	3.82%	3.79%	3.87%	3.81%
Net yield on average interest-earning assets	4.53%	4.79%	4.67%	4.36%	4.22%
Non-interest expenses to average assets	4.18%	4.12%	3.89%	4.23%	3.66%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.33	1.34	1.51	1.34	1.24
Nonperforming loans and foreclosed real estate as a percentage of total assets at end of year	.89%	.22%	-%	.52%	2.07%
Allowance for loan losses as a percentage of total loans at end of year	1.36%	1.36%	1.42%	1.56%	1.73%
Total number of banking offices	4	4	3	3	2
Total shares outstanding at end of year (1)	2,058,047	2,001,513	1,996,172	903,079	901,977
Book value per share at end of year (1)	$10.66	$10.52	$10.19	$8.22	$8.17
(1) All per share amounts reflect the 5% stock dividends declared on May 16, 2007 and April 26, 2006 and paid on June 15, 2007 and May 17, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and our results of operations should be read in conjunction with the consolidated financial statements and the related notes, as of December 31, 2007 and 2006, included elsewhere in this Annual Report.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements.

General

FPB is a one-bank holding company incorporated in the State of Florida.  Our sole subsidiary, First Peoples Bank, is a Florida state-chartered commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation.  We opened for business on April 26, 1999 and provide a variety of banking services to small businesses and individuals in St. Lucie, Martin and Indian River Counties, Florida.  We currently have five retail banking offices located in Port St. Lucie, Stuart, Fort Pierce, Vero Beach and Palm City, Florida and an 11,000 square foot Operations Center in Jensen Beach, Florida. A sixth office is anticipated to open in the second quarter of 2008 on Gatlin Boulevard in Port St. Lucie, Florida. The Palm City, Florida office opened in January, 2008. At December 31, 2007, we had total consolidated assets of $196.8 million and total consolidated stockholders’ equity of $21.9 million.  For the year ended December 31, 2007, we had net earnings of $177,000.

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

Our customers are primarily individuals, professionals, small and medium-size businesses, and seasonal retirees located predominantly in St. Lucie, Martin and Indian River Counties, Florida.  Our offices are currently located in Stuart, Palm City, Port St. Lucie, Fort Pierce and Vero Beach, Florida.  A sixth office in Port St. Lucie, Florida is estimated to open in the second quarter of 2008 on Gatlin Boulevard in Port St. Lucie, Florida.  An 11,000 square foot Operations Center opened in March, 2007 in Jensen Beach, Florida.

       We continually seek to develop new business through an ongoing program of personal calls on both present and potential customers.  As a local independent bank, we utilize traditional local advertising media to promote and develop loans and deposits.  In addition, all of our directors have worked and lived in or near our market area for a number of years.  We believe that these factors, coupled with the past and continued involvement of the directors, community advisory board members, officers and staff in various local community activities, will further promote our image as a locally owned independent institution, which we believe is an important factor to our targeted customer base.

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

Regulation and Legislation

As a bank holding company, we are regulated by the Board of Governors of the Federal Reserve System. As a Florida state chartered commercial bank, we are subject to extensive regulation by the Florida Office of Financial Regulation, Department of Financial Services (the “Department”), and the Federal Deposit Insurance Corporation (“FDIC”).  We file reports with the Department and the FDIC concerning our activities and financial condition, in addition to obtaining regulatory approvals from all three agencies prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions.  Periodic examinations are performed by the Department and the FDIC to monitor our compliance with the various regulatory requirements.

Credit Risk

Our primary business is making business and consumer loans.  That activity entails potential loan losses, the magnitude of which depends on a variety of economic factors affecting borrowers which are beyond our control.  While underwriting guidelines have been instituted and credit review procedures have been put in place to protect us from avoidable credit losses, some losses will inevitably occur.  At December 31, 2007, we had nonperforming assets of $1.8 million.

Allowance for Loan Losses

The following table presents information regarding our total allowance for loan losses as well as the allocation of such amounts to the various categories of loans at December 31, (dollars in thousands):

	2007		2006		2005
		Loans to		Loans to		Loans to
	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans

Commercial	$1,156	34.15%	$811	38.13%	$576	37.42%
Commercial real estate	857	47.31	631	42.24	478	40.79
Construction	145	6.38	65	4.59	53	4.47
Consumer	234	12.13	293	14.80	274	17.11
Residential real estate	1	.03	1	.24	2	.21

Total allowance for loan losses	$2,393	100.00%	$1,801	100.00%	$1,383	100.00%

The allowance for loan losses as a percentage of total loans outstanding		1.36%		1.36%		1.42%

Loan Portfolio

The following table sets forth the composition of our loan portfolio at December 31, (dollars in thousands):

	2007		2006		2005
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

Commercial	$59,878	34.15%	$50,521	38.13%	$36,510	37.42%
Commercial real estate	82,951	47.31	55,967	42.24	39,794	40.79
Construction	11,186	6.38	6,089	4.59	4,365	4.47
Consumer	21,279	12.13	19,618	14.80	16,688	17.11
Residential real estate	48	.03	315	.24	206	.21

	175,342	100.00%	132,510	100.00%	97,563	100.00%

Less:
Deferred loan costs and fees, net	(698)		(576)		(514)
Allowance for loan losses	(2,393)		(1,801)		(1,383)

Loans, net	$172,251		$130,133		$95,666

The following table sets forth certain information on non-accrual loans and foreclosed assets, the ratio of such loans and other real estate owned to total assets as of the dates indicated, and certain other related information (dollars in thousands).  The increase in non-accrual loans is primarily attributable to the downturn in the economy, and the expectations for a lengthened period of economic weakness.

	At December 31,
	2007	2006	2005
Non-accrual loans:
Real estate loans	$1,077	$172	$-
Consumer loans	27	18	-
Commercial and all other loans	297	154	-

Total non-accrual loans	1,401	344	-

Accruing loans over 90 days delinquent:
Real estate loans	243	-	-
Consumer loans	-	-	-
Commercial and all other loans	106	-	-

Total accrual loans over 90 days delinquent	349	-	-

Total nonperforming loans	1,750	344	-

Foreclosed assets	-	-	-

Total non-performing loans and foreclosed assets	$1,750	$344	$-

Total non-performing loans as a percentage of total loans	1.00%	.26%	-%

Total non-performing loans as a percentage of total assets	.89%	.22%	-%

Total non-performing loans and real estate owned
as a percentage of total assets	.89%	.22%	-%

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

The calculation of the allowance for loan losses is divided into two primary allocation groups: (1) impaired loans; and (2) all other loans.  For impaired loans, we have determined an allowance amount to set aside which we believe is sufficient to cover any potential collateral shortfall.  Problem loans are identified by the loan officer, by our loan review process, by our Bank’s loan committee, or by the Bank’s regulatory examiners.  All other loans are multiplied by an historical experience factor adjusted for qualitative factors to determine the appropriate level of the allowance for loan losses.

We actively monitor our asset quality to charged-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary.  Although we believe we use the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations.  We consider several factors in determining the allowances, including charge-off history, the relatively low level of nonperforming assets, and the value of the underlying collateral.  Nonperforming loans  at December 31, 2007, increased to 1.00 % of total loans, compared to .26% at December 31, 2006.  During 2007, our allowance increased by $592,000 or 33%, and totaled $2.4 million at December 31, 2007.   Additional allowance was made to cover the loan growth of approximately 32% in 2007. We believe that the allowance for loan losses was adequate at December 31, 2007.

The following table sets forth information with respect to activity in our allowance for loan losses during the years indicated (dollars in thousands):

	Year Ended December 31,
	2007	2006	2005

Allowance at beginning of year	$1,801	$1,383	$1,097

Charge-offs:
Real estate loans	123	-	-
Consumer loans	49	19	17
Commercial and all other loans	128	14	55

Total charge-offs	300	33	72

Recoveries:
Real estate loans	-	-	-
Consumer loans	6	10	1
Commercial and all other loans	1	12	5

Total recoveries	7	22	6

Provision for loan losses charged to operations	885	429	352

Allowance at end of year	$2,393	$1,801	$1,383

Ratio of net charge-offs during the year to average loans outstanding during the year	.19%	.01%	.08%

Allowance for loan losses as a percentage of total at end of year loans	1.36%	1.36%	1.42%

Allowance for loan losses as a percentage of nonperforming loans	136.74%	523.55%	-%

Capital Resources and Liquidity

In managing liquidity, our objective is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion.  Liquidity management addresses the ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.  Our primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments.  External sources of funds include increases in deposits and advances from the FHLB.  We also have “Fed Funds” lines of credit extended by our correspondent banks to utilize for overnight cash flow needs.  Longer term funding sources include brokered CD's and repurchase agreements both with our primary correspondent bank.

Our management team monitors our liquidity position on an on-going basis and reports regularly to our Board of Directors the level of liquidity compared to minimum levels established by Board policy.  As of December 31, 2007, our level of liquidity was within the established guidelines of Board policy.

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

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk weighted assets and Tier 1 capital to average assets.  As of December 31, 2007, we exceeded all applicable capital adequacy requirements.  See "Regulation and Supervision - Capital Requirements."

As of December 31, 2007, our actual and required minimum capital ratios were as follows (dollars in thousands):

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2007:	Amount	%	Amount	%	Amount	%

Total Capital to Risk-Weighted Assets	$20,202	11.09%	$14,579	8.00%	$18,224	10.00%
Tier I Capital to Risk-Weighted Assets	17,923	9.83	7,290	4.00	10,934	6.00
Tier I Capital to Total Assets	17,923	9.09	7,884	4.00	9,855	5.00

Our primary source of cash during the year ended December 31, 2007, was from the proceeds from net deposit inflows of $42.5 million and net proceeds from the maturity and repayment of securities totaling $5.3 million.  Cash was used primarily to purchase securities, premises and equipment and originate loans. At  December 31, 2007, we had outstanding commitments to originate loans totaling $3.4 million, available lines of credit of $22.7 million, and standby letters of credit of $287,000.

Investment Activities

Our securities portfolio is managed by our Funds Management Committee in accordance with a written investment policy of the Board of Directors that addresses strategies, types and levels of permitted investments.  At December 31, 2007, our securities portfolio equaled $6.8 million, or 3.45% of total assets.  Our investment portfolio is comprised of agency securities and mortgage-backed securities.

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

Securities

The following table sets forth the carrying value of our securities portfolio at December 31, 2007 (in thousands):

	2007	2006
Securities available for sale:
U.S. Government agency securities	$6,061	$5,445
Mortgage-backed securities	728	999
	6,789	6,444

Securities held to maturity:
U.S. Government agency securities	-	2,500
Mortgage-backed securities	4	9
	4	2,509
Total	$6,793	$8,953

The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio as follows (dollars in thousands):

	Due in		From One Year		From Five Years
	One Year or Less		to Five Years		to Ten Years		Total
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield
December 31, 2007:
U.S. Government agency securities	$1,499	4.26%	$1,003	500%	$3,559	5.71%	$6,061	5.24%
Mortgage-backed securities							732	4.03

Total							$6,793	5.11%

December 31, 2006:
U.S. Government agency securities	$3,986	3.20%	$2,964	4.69%	$995	5.62%	$7,945	4.06%
Mortgage-backed securities							1,008	3.96

Total							$8,953	4.05%

Regulatory Capital Requirements

Under FDIC regulations, we are required to meet certain minimum regulatory capital requirements.  This is not a valuation allowance and has not been created by charges against earnings.  It represents a restriction on stockholders’ equity.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios of total and Tier I capital, as defined in the regulations, to risk-weighted assets, also as defined in the regulations, and of Tier I capital to average assets.  We believe, as of December 31, 2007, that we met all capital adequacy requirements to which we are subject.  See Note 15 to our consolidated financial statements for the actual capital amounts and ratios.

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

The primary objective in managing interest-rate risk is to maximize earnings and minimize the potential adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure.  We rely primarily on our asset-liability structure to manage interest-rate risk.  However, a sudden and substantial decrease in interest rates may adversely impact our earnings, to the extent that the interest-earning assets and interest-bearing liabilities do not change at the same speed, to the same extent, or on the same basis.

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

The following table sets forth certain information relating to interest-earning assets and interest-bearing liabilities at December 31, 2007, that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

		More	More
		than One	than Five
		Year and	Years and	Over
	One Year	Less than	Less than	Fifteen
	or Less	Five Years	Fifteen Years	Years	Total
Mortgage and commercial loans (1):
Commercial	$25,029	$30,811	$4,038	$-	$59,878
Commercial real estate	15,450	53,896	13,262	343	82,951
Construction	2,088	7,097	2,001	-	11,186
Consumer	6,001	14,261	852	165	21,279
Residential mortgage	48	-	-	-	48

Total loans	48,616	106,065	20,153	508	175,342

Interest-bearing deposits with banks	250	-	-	-	250
Federal funds sold	2,466	-	-	-	2,466
Federal Home Loan Bank stock	-	-	-	280	280
Securities (2)	4,499	1,807	428	59	6,793

Total rate-sensitive assets	55,831	107,872	20,581	847	185,131

Deposit accounts (3):
Money market deposits	$26,121	$-	$-	$-	$26,121
NOW deposits	3,175	-	-	-	3,175
Savings deposits	4,061	-	-	-	4,061
Certificates of deposit	82,562	33,617	-	-	116,179

Total deposit accounts	115,919	33,617	-	-	149,536

Federal Home Loan Bank advance	-	-	100	-	100

Total rate-sensitive liabilities	115,919	33,617	100	-	149,636

GAP (repricing differences)	$(60,088)	$74,255	$20,481	$847	$35,495

Cumulative GAP	$(60,088)	$14,167	$34,648	$35,495

Cumulative GAP/total assets	(30.54)%	7.20%	17.61%	18.04%

(1)
In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature.  Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2)	Securities are scheduled through the maturity or call dates.
(3)	Money-market, NOW, and savings deposits are regarded as readily accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

The following table reflects the contractual principal repayments by period of the loan portfolio at December 31, 2007 (in thousands):

		Commercial
		Real	Residential
Years Ending	Commercial	Estate	Mortgage	Consumer	Construction
December 31,	Loans	Loans	Loans	Loans	Loans

2008	$18,340	$19,453	$27	$8,025	$2,884
2009	9,772	6,725	4	4,907	983
2010	6,202	4,541	4	3,854	981
2011-2012	7,715	7,832	9	3,404	921
2013-2014	4,840	7,285	4	566	874
2015 & beyond	13,009	37,115	-	523	4,543

Total	$59,878	$82,951	$48	$21,279	$11,186

Of the $126.6 million of loans due after 2008, 31.80% of such loans have fixed interest rates and 68.20% have adjustable interest rates.

The following table sets forth total loans originated and repaid during the period ended December 31 (in thousands):
Originations:	2007	2006

Commercial loans	$29,299	$28,540
Commercial real estate loans	38,323	23,983
Consumer loans	10,197	12,891
Construction loans	13,637	5,868

Total loans originated	91,456	71,282

Principal reductions and participations sold	(48,624)	(36,335

Increase in total loans	$42,832	$34,947

Deposit Activities and Other Sources of Funds

Deposits are the major source of funds for our lending and investment activities.  In addition, we also generate funds from loan principal repayments and prepayments, and from the maturities and cash flow of investment securities.  Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money-market conditions.  Borrowings from the Federal Home Loan Bank of Atlanta (the “FHLB”) may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or for long-term funding purposes.  We have “Fed Funds” lines of credit extended by our correspondent banks to utilize for overnight cash flow needs.  Longer-term funding is available through a Brokered CD Program and a Repurchase Agreement, both of which are set-up with our primary correspondent bank.  Repurchase agreements as a funding source were not utilized in 2007.

Deposit instruments include NOW accounts, demand deposit accounts, money-market accounts, statement savings accounts and certificates of deposit.  Deposit account terms vary, with the principal differences being the minimum balance deposit, early withdrawal penalties and interest rate.  We review our deposit mix and pricing on a frequent basis.

We believe that we are competitive in the type of accounts and interest rates we offer on our deposit products, although deposit pricing continues to be a challenge.  We determine deposit interest rates based on a number of conditions, including rates paid by competitors, rates on U.S. Treasury securities, rates offered on various FHLB advance programs, and the deposit growth rate we are seeking to achieve.

With the substantial decline in local real estate and general business activity, we have seen similar declines in our deposit balances from both new and existing depositors, as evidenced in the table below.  This decrease in liquidity has resulted in an increase in wholesale funding sources, which has place further pressure on deposit costs and the net-interest margin.

We may use premiums to attract new deposit accounts.  Such premiums would be reflected in an increase in our advertising and promotion expense, as well as our cost of funds.  We also actively solicit business checking accounts and individual retirement accounts.

The following table shows the distribution of, and certain other information relating to deposit accounts by type (dollars in thousands):

	At December 31,
	2007		2006
		% of		% of
	Amount	Deposits	Amount	Deposits
Demand deposits	$23,141	13.40%	$20,125	15.45
Money-market deposits	26,121	15.13	26,541	20.38
NOW deposits	3,175	1.84	3,834	2.94
Savings deposits	4,061	2.35	5,111	3.92

Subtotal	56,498	32.72	55,611	42.69

Certificate of deposits:
0%-0.99%	391	.23	274	.21
1.00%-1.99%	170	.10	-	-
2.00%-2.99%	-	-	932	.72
3.00%-3.99%	1,497	.87	2,364	1.82
4.00%-4.99%	41,742	24.17	21,272	16.34
5.00%-5.99%	72,379	41.91	49,766	38.22

Total certificates of deposit (1)	116,179	67.28	74,608	57.31

Total deposits	$172,677	100.00%	$130,219	100.00

(1)	Included individual retirement accounts (“IRAs”) totaling $4.5 million and $4.0 million at December 31, 2007 and 2006, all of which are in the form of certificates of deposit.

The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 2007, which mature during the periods indicated (in thousands):

The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 2007, which mature during the periods indicated (in thousands):

	Year Ending December 31,
	2008	2009	2010	2011	2012	Total

0% - 0.99%	$ 391	$ -	$ -	$ -	$ -	$ 391
1.00% - 1.99%	170	-	-	-	-	170
2.00% - 2.99%	-	-	-	-	-	-
3.00% - 3.99%	1,197	207	93	-	-	1,497
4.00% - 4.99%	29,426	7,782	2,848	312	1,374	41,742
5.00% - 5.99%	51,378	8,014	5,488	3,466	4,033	72,379

Total certificates of deposit	$ 82,562	$ 16,003	$ 8,429	$ 3,778	$ 5,407	$ 116,179

Jumbo certificates ($100,000 and over) mature as follows (in thousands):

	December 31,
	2007	2006

Due three months or less	$10,535	$6,512
Due over three months to six months	14,286	5,273
Due over six months to one year	16,464	19,118
Due over one year to five years	27,249	8,325

	$68,534	$39,228

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

	Year Ended December 31,
	2007			2006
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate	Balance	Dividends	Rate
Interest-earning assets:
Loans	$151,760	12,878	8.49%	$115,533	9,626	8.33%
Securities	7,704	375	4.87	10,741	426	3.97
Other interest-earning assets (1)	6,732	335	4.98	12,587	574	4.56

Total interest-earning assets	166,196	13,588	8.18	138,861	10,626	7.65

Non interest-earning assets	10,528			8,700

Total assets	$176,724			$147,561

Interest-bearing liabilities:
Savings, NOW and money-market deposits	34,200	1,156	3.38	37,710	1,121	2.97
Certificates of deposit	90,727	4,900	5.40	64,718	2,791	4.31
Other borrowings	100	4	4.00	1,350	64	4.74

Total interest-bearing liabilities	125,027	6,060	4.85	103,778	3,976	3.83

Demand deposits	23,004			20,978
Non-interest bearing liabilities	7,299			2,034
Stockholders' equity	21,394			20,771

Total liabilities and stockholders' equity	$176,724			$147,561

Net interest income		$7,528			$6,650

Interest-rate spread (2)			3.33%			3.82%

Net interest margin (3)			4.53%			4.79%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.33			1.34

(1)	Other interest-earning assets included federal funds sold, Federal Home Loan Bank stock and time deposits.
(2)	Interest-rate spread represents the difference between the average yield on interest-earning assets and the average rate of interest-bearing liabilities.
(3)	Net interest margin is net interest income divided by total average interest-earning assets.

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

Year Ended December 31, 2007 vs. 2006:
	Increase (Decrease)
			Rate/
	Rate	Volume	Volume	Total
	(In thousands)
Interest-earning assets:
Loans	$174	$3,019	$59	$3,252
Securities	97	(121)	(27)	(51)
Other interest-earning assets	53	(267)	(25)	(239)

Total	324	2,631	7	2,962

Interest-bearing liabilities:
Deposits:
Savings, money-market and NOW deposits	154	(105)	(14)	35
Certificates of deposit	705	1,121	283	2,109
Other borrowings	(10)	(59)	9	(60)

Total	849	957	278	2,084

Net change in net interest income	$(525)	$1,674	$(271)	$878

Comparison of Years Ended December 31, 2007 and 2006

General.  Net earnings for the year ended December 31, 2007, were $177,000 or $.09 per basic and diluted share compared to net earnings of $631,000 or $.32 per basic and $.31 per diluted share for the year ended December 31, 2006.  This decrease in net operating results was primarily due to an increase in interest expense   and non-interest expense, partially offset by an increase in interest income and non-interest income, all as a result of our growth and expansion.  In addition, the economic downturns both in our State and the country as a whole have resulted from a decline in the real estate market, new home construction and development, loss of jobs, foreclosures and business failures.  As a result of these factors, and in view of the lengthened expectations for a further weakened economy, we have begun to increase our reserves for potential impaired loans.

Interest Income.  Interest income increased to $13.6 million for the year ended December 31, 2007, from $10.6 million for the year ended December 31, 2006.  Interest income on loans increased to $12.9 million from $9.6 million due to an increase in the average loan portfolio balance for the year ended December 31, 2007, and an increase in the weighted-average yield earned on the portfolio.  Interest on securities decreased to $375,000 in 2007, from $426,000 in 2006, due to a decrease in the average portfolio balance in 2007, partially offset by an increase in the average yield earned. Interest on other interest-earning assets decreased to $335,000 for the year ended December 31, 2007, from $574,000 for the year ended December 31, 2006, primarily due to a decrease in the average balance in 2007.

Interest Expense.  Interest expense increased to $6.1 million in 2007 from $4.0 million in 2006.  Interest expense increased due to growth in average interest-bearing deposits in 2007, as well as an increase in the weighted-average rate paid on deposits.

Provision for Loan Losses.  The provision for loan losses is charged to operations to bring the total allowance to a level we deem appropriate and is based upon historical experience, the volume and the type of lending we conduct.  In addition, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to our market area, and other factors related to the collectibility of our loan portfolio were considered.  The provision for loan losses increased to $885,000 in 2007 from $429,000 in 2006.  The allowance for loan losses increased to $2.4 million at December 31, 2007 from $1.8 million at December 31, 2006.  The increase in the allowance was due to the increase in the loan portfolio during the year, as well as an increase in non-performing loans in 2007. Management believes that the allowance for loan losses of $2.4  million is adequate at December 31, 2007.

Non-interest Income.  Non-interest income increased to $996,000 in 2007 from $824,000 in 2006. This was primarily a result of increased gains from the sales of loans, service charges on deposit accounts and income from bank-owned life insurance in 2007 compared to 2006, partially offset by a decrease in loan brokerage fees.

Non-interest Expense.  Total non-interest expense increased to $7.4 million for the year ended December 31, 2007, compared to $6.1 million in 2006.  This was primarily due to increases in employee compensation and benefits, occupancy and equipment, data processing and other expenses, all a result of our overall growth and expansion.

Income Taxes.  The income tax provision was $77,000 (an effective rate of 30%) for 2007 compared   to $332,000 (an effective rate of 34%) for 2006.

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

	2007				2006
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income	$3,694	3,640	3,286	2,968	$3,009	2,763	2,546	2,308
Interest expense	1,737	1,636	1,417	1,270	1,255	1,023	936	762
Net interest income	1,957	2,004	1,869	1,698	1,754	1,740	1,610	1,546
Provision for loan losses	317	252	221	95	107	145	70	107
Earnings before income taxes	26	43	53	132	205	303	220	235
Net earnings	22	32	37	86	135	198	142	156
Basic earnings per common share	.01	.02	.02	.04	.07	.09	.07	.09
Diluted earnings per common share	.01	.02	.02	.04	.07	.09	.07	.08
Cash dividends declared per common share	-	-	-	-	-	-	-	-

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)

	December 31,
	2007	2006
Assets

Cash and due from banks	$4,079	1,734
Federal funds sold	2,466	3,499
Interest-bearing deposits with banks.	250	189

Total cash and cash equivalents	6,795	5,422

Securities available for sale	6,789	6,444
Securities held to maturity (market value of $4 and $2,499)	4	2,509
Loans, net of allowance for loan losses of $2,393 and $1,801	172,251	130,133
Premises and equipment, net	5,466	4,278
Federal Home Loan Bank stock, at cost	280	259
Accrued interest receivable	983	828
Deferred income taxes	628	368
Bank-owned life insurance	2,681	2,573
Other assets	876	625

Total assets	$196,753	153,439

Liabilities and Stockholders' Equity

Liabilities:
Non-interest bearing demand deposits	23,141	20,125
Savings, NOW and money-market deposits	33,357	35,486
Time deposits	116,179	74,608

Total deposits	172,677	130,219

Official checks	1,214	1,241
Federal Home Loan Bank advance	100	100
Other liabilities	831	816

Total liabilities	174,822	132,376

Commitments (Notes 4 and 7)

Stockholders' equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $.01 par value; 5,000,000 shares authorized, 2,058,047 and 1,906,203 shares issued and outstanding	20	19
Additional paid-in capital	23,813	21,729
Accumulated deficit	(1,936)	(634)
Accumulated other comprehensive income (loss)	34	(51)

Total stockholders' equity	21,931	21,063

Total liabilities and stockholders' equity	$196,753	153,439

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Earnings
(Dollars in thousands, except per share amounts)

	Year Ended December 31,
Interest income:	2007	2006
Loans	$12,878	9,626
Securities	375	426
Other	335	574

Total interest income	13,588	10,626

Interest expense:
Deposits	6,056	3,912
Federal Home Loan Bank advances	1	64
Other	3	-

Total interest expense	6,060	3,976

Net interest income	7,528	6,650

Provision for loan losses	885	429
Net interest income after provision for loan losses	6,643	6,221

Non-interest income:
Service charges and fees on deposit accounts	473	439
Loan brokerage fees	205	260
Gain on sale of loans held for sale	175	-
Income from bank-owned life insurance	108	98
Other fees	35	27

Total non-interest income	996	824

Non-interest expenses:
Salaries and employee benefits	3,681	3,163
Occupancy and equipment	1,246	878
Advertising	566	498
Data processing	482	394
Supplies	151	162
Professional fees	185	183
Other	1,074	804

Total non-interest expenses	7,385	6,082

Earnings before income taxes	254	963
Income taxes	77	332

Net earnings	$177	631
Net earnings per share:
Basic	$.09	.32
Diluted	$.09	.31

Weighted-average number of shares, basic	2,017,553	1,998,871
Weighted-average number of shares, diluted	2,034,070	2,030,344
See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2007 and 2006
(Dollars in thousands)

					Accumulated
				(Accumulated	Other
			Additional	Deficit)	Compre-	Total
	Common Stock		Paid-In	Retained	hensive	Stockholders’
	Shares	Amount	Capital	Earnings	Income (Loss)	Equity
Balance at December 31, 2005	1,810,588	$18	20,136	262	(75)	20,341

Comprehensive income:
Net earnings	-	-	-	631	-	631

Net change in unrealized loss on securities available for sale, net of tax of $14	-	-	-	-	24	24

Comprehensive income						655

5% stock dividend, fractional shares paid in cash of $2	90,602	1	1,524	(1,527)	-	(2)

Share-based compensation	-	-	8	-	-	8

Proceeds from exercise of common stock options	5,013	-	50	-	-	50

Tax benefit associated with exercise of common stock options	-	-	11	-	-	11

Balance at December 31, 2006	1,906,203	19	21,729	(634)	(51)	21,063

Comprehensive income:
Net earnings	-	-	-	177	-	177

Net change in unrealized loss on securities available for sale, net of tax of $51	-	-	-	-	85	85

Comprehensive income						262

5% stock dividend, fractional shares paid in cash of $6	94,915	1	1,472	(1,479)	-	(6)

Share-based compensation	-	-	32	-	-	32

Proceeds from exercise of common stock options	56,929	-	520	-	-	520

Tax benefit associated with exercise of common stock options	-	-	60	-	-	60
Balance at December 31, 2007	2,058,047	$20	23,813	(1,936)	34	21,931

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2007	2006
Cash flows from operating activities:
Net earnings	$177	631
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	376	285
Provision for loan losses	885	429
Amortization of loan (fees) costs, net	(111)	(26)
Deferred income taxes	(311)	(185)
Net amortization of premiums and discounts on securities	8	8
Gain on sale of loans held for sale	(175)	-
Proceeds from sale of loans held for sale	4,562	-
Originations of loans held for sale	(4,387)	-
Increase in accrued interest receivable	(155)	(270)
Increase in other assets	(251)	(302)
(Decrease) increase in official checks and other liabilities	(12)	498
Income from bank-owned life insurance	(108)	(98)
Share-based compensation	32	8

Net cash provided by operating activities	530	978

Cash flows from investing activities:
Maturities and calls of securities available for sale	2,500	4,000
Maturities of securities held to maturity	2,500	500
Purchase of securities available for sale	(3,000)	(1,500)
Principal payments on securities available for sale	283	312
Principal payments on securities held to maturity	5	9
Net increase in loans	(42,892)	(34,870)
Purchase of premises and equipment	(1,564)	(864)
Purchase of bank-owned life insurance	-	(525)
(Purchase) sale of Federal Home Loan Bank stock	(21)	47

Net cash used in investing activities	(42,189)	(32,891)

Cash flows from financing activities:
Net increase in deposits	42,458	27,410
Decrease of Federal Home Loan Bank advances	-	(2,500)
Proceeds from the exercise of common stock options	520	50
Tax benefit associated with exercise of common stock options	60	11
Fractional shares of stock dividends paid in cash	(6)	(2)

Net cash provided by financing activities	43,032	24,969

Net increase (decrease) in cash and cash equivalents	1,373	(6,944)

Cash and cash equivalents at beginning of year	5,422	12,366

Cash and cash equivalents at end of year	$6,795	5,422

                                                (continued)

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued
(In thousands)

	Year Ended December 31,
	2007	2006
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest, net of interest capitalized of $7 in 2007	$6,026	3,955

Income taxes	$448	379

Non-cash transactions:
Accumulated other comprehensive income (loss), net change in unrealized loss on securities available for sale, net of tax	$85	24

Common stock dividend	$1,473	1,525

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

     December 31, 2007 and 2006 and the Years Then Ended

(1)  Summary of Significant Accounting Policies

Organization.  FPB Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of First Peoples Bank (the "Bank") (collectively referred to as the "Company"). The Holding Company operates as a one-bank holding company and it’s only business activity is the operation of the Bank.  The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the applicable amounts by the Federal Deposit Insurance Corporation.  The Bank offers a variety of community banking services to individual and corporate customers through its four banking offices located in Port St. Lucie, Stuart, Fort Pierce and Vero Beach, Florida.  A fifth office opened on January 18, 2008 in Palm City, Florida and a sixth office is anticipated to open in the second quarter of 2008, on Gatlin Boulevard in Port St. Lucie, Florida.  In addition, an 11,000 square foot Operations Center in Jensen Beach, Florida, opened in March of 2007.

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

The Bank may be required by law or regulation to maintain cash reserves in the form of vault cash or in non-interest earning accounts with the Federal Reserve Bank or other qualified banks.  At December 31, 2007 and 2006, there was no required reserve balance.

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

The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection.  In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held for Sale.  In 2007, the Company originated loans guaranteed by the U.S. Small Business Administration, the guaranteed portion of which may be sold at a premium.  These loans were carried at the lower of cost or estimated fair value in the aggregate. There were no loans held for sale at December 31, 2007 or 2006.

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

The allowance consists of specific and general components.  The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.

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

Share-Based Compensation. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (“SFAS 123(R)”), using the modified-prospective-transition method.  Under that transition method, compensation cost recognized beginning in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, Accounting for Stock-Based Compensation (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123) and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).

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

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)    Summary of Significant Accounting Policies, Continued

Earnings Per Share. Basic earnings per share have been computed on the basis of the weighted-average number of shares of common stock outstanding during the year.  Diluted earnings per share were computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method.  All per share amounts reflect the 5% stock dividends paid on June 15, 2007 and May 17, 2006. Earnings per common share have been computed based on the following:

	Year Ended December 31,
	2007	2006
Weighted-average number of common shares outstanding used to calculate basic earnings per common share	2,017,553	1,998,871

Effect of dilutive stock options	16,517	31,473

Weighted-average number of common shares outstanding used to calculate diluted earnings per common share	2,034,070	2,030,344

The following options were excluded from the calculation of earnings per share, due to the exercise price being above the average market price:

	Number Outstanding	Exercise Price	Expires
For the year ended December 31, 2007	115,798	$ 15.42-16.67	2015-2017

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

Federal Home Loan Bank Stock. Fair value of the Company's investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

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

Federal Home Loan Bank Advance.  The fair value of the Federal Home Loan Bank advance is estimated using a discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowings.

Off-Balance-Sheet Instruments.  Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Comprehensive Income.  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net earnings, are components of comprehensive income.  The component of accumulated other comprehensive income are net unrealized gains (losses) on securities available for sale.

Recent Accounting Pronouncements.  In September 2006, Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for the Company's financial statements as of January 1, 2008. Management is in the process of evaluating the impact of SFAS 157 and does not anticipate it will have any effect on the Company’s consolidated financial condition or results of operations.

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)  Summary of Significant Accounting Policies, Continued
Recent Accounting Pronouncements, Continued.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assetsand Financial Liabilities (“SFAS 159”). SFAS 159 provides the Company with an option to report selected financial assets and liabilities at fair value. This statement is effective for the Company as of January 1, 2008. Management is in the process of evaluating the impact of SFAS 159 and does not anticipate it will have any effect on the Company’s consolidated financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141 (R)”). SFAS 141 (R) is effective for fiscal years beginning after December 15, 2008 and early implementation is not permitted. SFAS 141 (R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. Acquisition related costs including finder’s feed, advisory, legal, accounting valuation and other professional and consulting fees are required to be expensed as incurred. Management is in the process of evaluating the impact of SFAS 141 (R) and does not anticipate it will have any effect on the Company’s current consolidated financial condition or results of operations.

In September 2006, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (“EITF No. 06-04”). The guidance clarifies the accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that is not limited to the employee’s active service period and concluded that an employer should recognize a liability for future benefits based on the substantive agreement with the employee since the postretirement benefit obligation is not effectively settled through the purchase of the endorsement split-dollar life insurance policy. Also, in March 2007, the EITF reached a consensus on EITF Issue No. 06-10, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements (“EITF No. 06-10”). This Issue clarifies the accounting for collateral split-dollar life insurance arrangements that provide a benefit to an employee that extends into postretirement periods and clarifies the accounting for assets related to collateral split-dollar life insurance assignment arrangements. This Issue requires that an employer recognize a liability for future benefits based on the substantive agreement with the employee and concluded that the asset recorded should also be measured based on the nature and substance of the collateral split-dollar life insurance arrangement. EITF No. 06-4 and EITF No. 06-10 are effective for fiscal years beginning December 15, 2007, with earlier adoption permitted and any resulting adjustment will be recorded as a change in accounting principle through a cumulative effect adjustment to equity.  In 2008, the Company recorded a cumulative effect adjustment of $67,000 to beginning retained earnings.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)  Securities
Securities have been classified according to management's intention. The carrying amount of securities and their fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2007: Securities available for sale:
U.S. Government agency securities	$6,000	62	(1)	6,061
Mortgage-backed securities	735	-	(7)	728

Total securities available for sale	$6,735	62	(8)	6,789

Security held to maturity -
Mortgage-backed security	$4	-	-	4

At December 31, 2006: Securities available for sale:
U.S. Government agency securities	5,500	-	(55)	5,445
Mortgage-backed securities	1,026	-	(27)	999

Total securities available for sale	$6,526	-	(82)	6,444

Securities held to maturity:
U.S. Government agency securities	2,500	-	(10)	2,490
Mortgage-backed security	9	-	-	9

Total securities held to maturity	$2,509	-	(10)	2,499

There were no sales of available for sale securities in 2007 or 2006.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)  Securities, Continued
The scheduled maturities of securities at December 31, 2007 are as follows (in thousands):

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$1,500	1,499	-	-
Due from one to five years	1,000	1,003	-	-
Due from five to ten years	3,500	3,559	-	-
Mortgage-backed securities	735	728	4	4

	$6,735	6,789	4	4

At December 31, 2007 and 2006 securities with a carrying value of $6,724,000 and $5,594,000, respectively, were pledged for Federal Home Loan Bank advances and to the Federal Reserve Bank for Treasury Tax and Loan (TT&L) transactions and the State of Florida as collateral for public funds.

Securities with gross unrealized losses at December 31, 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in   thousands):

	Over Twelve Months
	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. Government agency securities	$(1)	1,499
Mortgage-backed securities	(7)	663

Total securities available for sale	$(8)	2,162

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

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)  Securities, Continued

The unrealized losses on six investment securities available for sale were caused by interest rate changes. It is expected that the securities would not be settled at a price less than the par value of the investments.  Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3)  Loans
The components of loans are as follows (in thousands):

	At December 31,
	2007	2006

Commercial	$59,878	50,521
Commercial real estate	82,951	55,967
Construction	11,186	6,089
Consumer	21,279	19,618
Residential real estate	48	315

Total loans	175,342	132,510

Deduct:
Deferred loan costs and fees, net	(698)	(576)
Allowance for loan losses	(2,393)	(1,801)

Loans, net	$172,251	130,133
An analysis of the change in the allowance for loan losses follows (in thousands):

	Year ended December 31,
	2007	2006

Beginning balance	$1,801	1,383
Provision for loan losses	885	429
Charge-offs, net of recoveries	(293)	(11)

Ending balance	$2,393	1,801

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)  Loans, Continued
Information about impaired loans, all of which are collateral dependent, is as follows (in thousands):

	At December 31,
	2007	2006
Loans identified as impaired:
Gross loans with no related allowance for losses	$1,410	-
Gross loans with related allowance for loan losses recorded	1,280	344
Less: Allowance on these loans	355	87

Net investment in impaired loans	$2,335	257

	Year Ended December 31,
	2007	2006
Average investment in impaired loans	$1,331	69

Interest income recognized on impaired loans	$31	14

Interest income received on impaired loans	$31	14

	At December 31,
	2007	2006

Non-accrual loans	$1,401	344
Past due ninety days or more but still accruing	349	-

	$1,750	344

Non-accrual loans and loans past due ninety days or more but still accruing were as follows (in thousands):

	At December 31,
	2007	2006

Non-accrual loans	$1,401	344
Past due ninety days or more but still accruing	349	-

	$1,750	344

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)  Premises and Equipment
A summary of premises and equipment follows (in thousands):

	At December 31,
	2007	2006
Building and improvements	$2,779	2,614
Land	552	552
Furniture, fixtures and equipment	1,651	1,259
Leasehold improvements	811	327
Construction in process	834	379

Total, at cost	6,627	5,131

Less accumulated depreciation and amortization	(1,161)	(853)

Premises and equipment, net	$5,466	4,278

Interest capitalized and included in construction in process during 2007 was approximately $7,000.

The Company leases its Stuart, Florida branch office facility under a non-cancelable lease. The initial lease term is five years with two five-year renewal options.  In November 2005, the Company signed a ten year lease with four five-year renewals, on a branch building in Vero Beach, Florida which opened in March, 2006.  In February of 2006, the Company signed a fifty year lease, with four ten-year renewal options on a ground lease for the Gatlin Boulevard, Port St. Lucie, Florida future branch site.  That branch is expected to open in the first quarter of 2008.  In April of 2006, the Company signed a seven year lease, with two five-year renewal options, on the Operations Center in Jensen Beach, Florida which opened in March of 2007. In May of 2007, the Company signed a 10 year lease with two five-year renewal options for a branch office in Palm City, Florida, which opened in January, 2008.  At December 31, 2007, the Company had approximately $466,000 in outstanding purchase commitments related to the Gatlin Boulevard and Palm City, Florida branch locations. The Company is required to pay an allowable share of common area maintenance, insurance and real estate taxes on these leases.  Rent expense under the operating leases during the years ended December 31, 2007 and 2006 was approximately $488,000 and $298,000, respectively. In addition, the Company leases space in its Fort Pierce branch office facility to third parties.  The leases have initial terms of five years and lease income was approximately $87,000 and $89,000 in 2007 and 2006, respectively.

      (continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)  Premises and Equipment, Continued
At December 31, 2007, future minimum rental commitments, including certain renewal options, under these non-cancelable leases were approximately as follows (in thousands):

Year Ending December 31,	Operating Lease Expense	Operating Lease Income
2008	$465	84
2009	479	57
2010	490	-
2011	501	-
2012	517	-
Thereafter	16,195	-

Total	$18,647	141

(5)  Deposits
The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $68,534,000 and $39,228,000 at December 31, 2007 and 2006, respectively.

A schedule of maturities of time deposits at December 31, 2007 follows (in thousands):

Year EndingDecember 31,	Amount
2008	$82,562
2009	16,003
2010	8,429
2011	3,778
2012	5,407

$116,179

     (continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(6)  Federal Home Loan Bank Advance
Maturity and interest rate of the advance from the Federal Home Loan Bank of Atlanta ("FHLB") consisted of the following ($ in thousands):

Maturity	Fixed or
Year Ending	Variable	Call		At December 31,
December 31,	Rate	Date	Interest Rate	2007	2006

2015	Fixed(1)	N/A	50%	$ 100	100

(1) Low interest rate due to being related to FHLB low-housing project lending.

The advance is collateralized by securities available for sale with a carrying value of approximately $250,000 and $336,000 at December 31, 2007 and 2006, respectively.

(7)  Financial Instruments
The estimated fair values of the Company's financial instruments were as follows (in thousands):

	At December 31, 2007		At December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$6,795	6,795	5,422	5,422
Securities available for sale	6,789	6,789	6,444	6,444
Securities held to maturity	4	4	2,509	2,499
Loans, net	172,251	173,071	130,133	126,597
Federal Home Loan Bank stock	280	280	259	259
Accrued interest receivable	983	983	828	828

Financial liabilities:
Deposit liabilities	172,677	173,078	130,219	129,948
Federal Home Loan Bank advance	100	100	100	100

Off-balance-sheet financial instruments	-	-	-	-

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

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

 Notes to Consolidated Financial Statements, Continued

(7) Financial Instruments, Continued

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments.  The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed-expiration dates or other termination clauses and may require payment of a fee.  Because some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer's creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management's credit evaluation of the counterparty.

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

Standby letters of credit, available lines of credit and commitments to extend credit typically result in loans with a market interest rate when funded.  A summary of Company's financial instruments with off balance sheet risk at December 31, 2007 follows (in thousands):

Contract Amount

Standby letters of credit	$287

Commitments to extend credit	$3,436

Available lines of credit	$22,729

(8)  Credit Risk

The Company grants the majority of its loans to borrowers throughout the Port St. Lucie, Stuart, Palm City, Fort Pierce and Vero Beach, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in St. Lucie County, Martin County and Indian River County, Florida. The Company does not have significant concentrations to any one industry or customer. The Company does have eighteen loans, generally with original terms of 5 years or less, aggregating $16.9 million at December 31, 2007, where the primary source of repayment is the sale of the related collateral or the conversion of the existing debt into debt at another financial institution. The majority of these loans are located in Martin and St. Lucie County, Florida.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(8)  Credit Risk, Continued

With the uncertain real estate market in Martin, St. Lucie and Indian River Counties, Florida, obtaining refinancing or sale of the collateral may be difficult or impossible. It is most likely many of these loans will be extended and may be modified to provide additional interest reserves. Management is closely monitoring these loans and believes the loan loss allowance at December 31, 2007 is adequate.

(9)  Benefit Agreements

In December 2005, the Company entered into Deferred Compensation Agreements (the "Agreements") with certain officers and directors which require the Company to provide salary continuation benefits to them upon retirement.  The Agreements require the Company to pay annual benefits for five to fifteen years following their normal retirement ages.  The Company has purchased life insurance policies on these officers and directors which although not formerly linked, have estimated future cash values that exceed the estimated future benefits that will be due under these Agreements.  The Company recognized income on the life insurance policies, net of benefit expense accrued on the Agreements, of $86,000 in 2007 and $80,000 in 2006.  The Company has also entered into split-dollar agreements with these individuals that would pay their beneficiaries a certain percentage of the death benefits in excess of the cash surrender amounts if these payments were triggered.

(10) Income Taxes
Income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2007	2006
Current:
Federal	$332	439
State	56	78

Total current	388	517

Deferred:
Federal	(265)	(158)
State	(46)	(27)

Total deferred	(311)	(185)

Income taxes	$77	332

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

        Notes to Consolidated Financial Statements, Continued

(10) Income Taxes, Continued
The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2007		2006
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings

Income taxes at statutory rate	$86	34%	$327	34%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	7	3	34	4
Income from bank-owned life insurance	(40)	(16)	(37)	(4)
Nondeductible expenses	13	5	5	-
Share-based compensation	11	4	3	-
Income taxes	$77	30%	$332	34%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2007	2006
Deferred tax assets:
Allowance for loan losses	$830	635
Unrealized loss on securities available for sale	-	31
Deferred compensation	64	21
Other	19	6

Deferred tax assets	913	693

Deferred tax liabilities:
Accrual to cash adjustment	(60)	(85)
Accumulated depreciation	(87)	(134)
Deferred loan costs	(118)	(106)
Unrealized gain on securities available for sale	(20)	-

Deferred tax Liabilities	(285)	(325)

Net deferred tax asset	$628	368

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11) Related Party Transactions

In the ordinary course of business, the Company may make loans at terms and rates prevailing at the time to officers and directors of the Company or their affiliates. The Company also accepts deposits from these same related parties.  These are summarized as follows (in thousands):

	2007	2006
Loans:
Balance at beginning of year	$2,824	3,331
Borrowings	1,892	559
Repayments	(370)	(1,066)

Balance at end of year	$4,346	2,824

Deposits	$2,867	3,460

(12) Stock Options

The Company established a Stock Option Plan in 1998 (“1998 Plan”) for directors, officers and employees of the Company.  The 1998 Plan as amended provides for 131,553 shares (adjusted) of common stock to be available for grant.  The exercise price of the stock options is the fair market value of the common stock on the date of grant.  The options expire ten years from the date of grant. At December 31, 2007, 1,160 shares (adjusted) remain available for grant. As of December 31, 2005, all issued options were exercisable and no stock options were granted in 2006 or 2007, therefore, no share based compensation was recognized in 2006 or 2007 from the 1998 plan. All per share amounts reflect the 5% stock dividends paid on June 15, 2007 and May 17, 2006.  A summary of stock option information follows ($ in thousands, except per share amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2005	100,305	$ 10.15
Options exercised	(5,263)	(9.50)
Options forfeited	(110)	(9.07)

Outstanding at December 31, 2006	94,932	10.19
Options exercised	(56,929)	(9.12)
Options forfeited	(1,050)	(15.42)

Outstanding and exercisable at
December 31, 2007	36,953	$ 11.68	3.30 years	$ 9

          (continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12) Stock Options, Continued

In 2005, the Company established a new option plan (“2005 Plan”) for directors, officers and employees of the Company.  The 2005 Plan provides for 158,743 shares (adjusted) of common stock to be available for grant.  The exercise price of the stock options is the fair market value of the common stock on the date of grant.  The 2005 Plan allows for various vesting periods.  All options granted in 2005 were vested immediately except for 7,776 (adjusted) options which vest 33.3% in the second and third year, respectively, after grant and are fully exercisable during the fourth year after grant. The options expire ten years from the date of grant.  At December 31, 2007, 56,960 shares (adjusted) remain available for grant.  All per share amounts reflect the 5% stock dividends paid on June 15, 2007 and May 17, 2006.  A summary of stock option information follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Options outstanding at December 31, 2005	89,226	$15.42
Options forfeited	(1,653)	(15.42)

Options outstanding at December 31, 2006	87,573	15.42
Options forfeited	(2,756)	(15.42)
Options granted	16,966	16.67

Options outstanding at December 31, 2007	101,783	$15.63	8.09 years	$-

Options exercisable at December 31, 2007	82,225	$15.42	7.92 years	$-

The fair value of each option granted in 2007 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Dividend yield	-%
Expected life	6 years
Expected volatility	18.62%
Risk-free interest rate	3.88%
Weighted-average grant-date fair value of options
issued during the year	$ 4.96

  (continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12) Stock Options, Continued

The Company has examined its historical pattern of option exercises by its directors and employees in an effort to determine if there was any pattern based on these populations.  From this analysis, the Company could not identify any patterns in the exercise of options.  As such, the Company used the guidance in Staff Accounting Bulletin No. 107 issued by the Securities and Exchange Commission to determine the estimated life of options.  Expected volatility is based on historical volatility of the Company's common stock.  The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant.  The dividend yield assumptions are based on the Company’s history and expectation of dividend payments.

The total intrinsic value of options exercised during 2007 and 2006 was $186,000 and $ 38,000, respectively and the related tax benefit recognized was $60,000 and $11,000 respectively. The total fair value of shares vested and recognized as compensation expense was $32,000 and $8,000 for 2007 and 2006 respectively. As of December 31, 2007, the Company had 19,558 (adjusted) stock options not fully vested and there was $61,000 of total unrecognized compensation cost related to these non-vested options. This cost is expected to be recognized monthly over a weighted-average period of 1.9 years on a straight-line basis.

Also in January 2004, 22,050 (adjusted) stock options were granted to a third party as compensation for services provided to the Company.  The options were issued at $11.00 per share and are fully vested.  As of December 31, 2007, none of these options had been exercised.

(13) Profit Sharing Plan

The Company sponsors a section 401(k) profit sharing plan (the "Plan") which is available to all employees electing to participate.  During 2007 and 2006, the Company approved a 2% match to the Plan in an approximate amount of $43,000 and $29,000 respectively.

(14) Restrictions on Dividends

The Company’s ability to pay cash dividends on its common stock is limited to the amount of dividends it could receive from the Bank plus its own cash and cash equivalents, which amounted to $3.7 million at December 31, 2007. The amount of dividends the Bank is permitted to pay to the Company is restricted to 100% of its calendar year-to-date net earnings plus retained earnings for the preceding two years.  In addition, no bank may pay a dividend at any time that net earnings in the current year when combined with retained earnings from the preceding two years produce a loss. Under Florida law, a Florida chartered commercial bank may not pay cash dividends that would cause the Bank’s capital to fall below the minimum amount required by Federal or Florida law.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

      Notes to Consolidated Financial Statements, Continued

(15) Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's and the Company's consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2007, the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category.  The Bank's actual capital amounts and percentages are also presented in the table ($ in thousands).

	Actual		Minimum for Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2007:
Total Capital to Risk- Weighted Assets	$20,202	11.09%	$14,579	8.00%	$18,224	10.00%
Tier 1 Capital to Risk- Weighted Assets	17,923	9.83	7,290	4.00	10,934	6.00
Tier 1 Capital To Total Assets	17,923	9.09	7,884	4.00	9,855	5.00

As of December 31, 2006:
Total Capital to Risk- Weighted Assets	14,232	10.45	10,899	8.00	13,624	10.00
Tier 1 Capital to Risk- Weighted Assets	12,650	9.29	5,449	4.00	8,174	6.00
Tier 1 Capital To Total Assets	12,650	8.08	6,259	4.00	7,824	5.00

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(16) Holding Company Financial Information
The Holding Company's unconsolidated financial information is as follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2007	2006
Assets

Cash and cash equivalents	$3,687	8,285
Investment in subsidiary	17,957	12,599
Other assets	287	179

Total assets	$21,931	21,063

Stockholders’ Equity

Stockholders’ Equity	$21,931	21,063

Condensed Statements of Earnings

	Year Ended December 31,
	2007	2006

Revenues	$-	-
Expenses	(96)	(47)

Loss before earnings of subsidiary	(96)	(47)
Earnings of subsidiary	273	678

Net earnings	$177	631

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(16) Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended
	December 31,
	2007	2006
Cash flows from operating activities:
Net earnings	$177	631
Adjustments to reconcile net earnings to net cash used in operating activities:
Share-based compensation	32	8
Undistributed earnings of subsidiary	(273)	(678)
Increase in other assets	(108)	(24)

Net cash used in operating activities	(172)	(63)

Cash flows from investing activities-
Investment in subsidiary	(5,000)	(2,000)

Cash flows from financing activities:
Proceeds from the exercise of common stock options	520	50
Tax benefit associated with exercise of common stock options	60	11
Fractional shares of stock dividends, paid in cash	(6)	(2)

Net cash provided by financing activities	574	59

Net decrease in cash and cash equivalents	(4,598)	(2,004)

Cash and cash equivalents at beginning of year	8,285	10,289

Cash and cash equivalents at end of year	$3,687	8,285

Non-cash transactions:
Common stock dividend	$1,473	1,525

Accumulated other comprehensive income (loss) of subsidiary, net change in unrealized loss on securities available for sale, net of tax	$85	24

Report of Independent Registered Public Accounting Firm

FPB Bancorp, Inc.
Port St. Lucie, Florida:

We have audited the accompanying consolidated balance sheets of FPB Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
March 6, 2008

FPB BANCORP, INC.

BOARD OF DIRECTORS

Gary A. Berger, Chairman
Donald J. Cuozzo
Ann L. Decker, Secretary
Paul J. Miret
Robert L. Schweiger
Robert L. Seeley
David W. Skiles, President & Chief Executive Officer
Paul A. Zinter, Vice Chairman

NON-DIRECTOR EXECUTIVE OFFICERS

Marge Riley, Executive Vice President and Chief Operating Officer

Nancy E. Aumack, Senior Vice President and Chief Financial Officer

FIRST PEOPLES BANK

BOARD OF DIRECTORS

Gary A. Berger, Chairman
Donald J. Cuozzo
Ann L. Decker, Secretary
Paul J. Miret
Robert L. Schweiger
Robert L. Seeley
David W. Skiles, President & Chief Executive Officer
Paul A. Zinter, Vice Chairman

OFFICERS

Marge Riley, Executive Vice President and Chief Operating Officer

Nancy E. Aumack, Senior Vice President and Chief Financial Officer

Stephen J. Krumfolz, Senior Vice President, SBA Commercial Lender

Philip Lee Brown, Senior Vice President and Area Executive – St. Lucie County

Melissa M. Favorite, Senior Vice President, BSA/Compliance Officer

William V. West, Senior Vice President and Area Executive – Martin County

Randy J. Riley, Senior Vice President and Area Executive – Indian River County

Thomas W. Eby, Senior Vice President, Residential Lending

David P. Hoffman, Vice President, Senior Consumer Lender

Craig Dietz, Vice President, Credit Administration

Brenda K. Parmelee, Vice President, Branch Manager (Fort Pierce)

Michelle A. Sias, Vice President, Commercial Lender

Amy M. Sowerby, Vice President, Deposit Operations

Jill E. Knapp, Vice President, Commercial Lender

Jillian A. Lopez, Assistant Vice President, Human Resource Officer

Christina M. Saltos, Assistant Vice President, Branch Manager (Port St. Lucie)

Sarah C. Baker, Assistant Vice President, Branch Manager (Stuart)

Peter G. Ferlatte, Assistant Vice President, Network Administration Officer

Ryan T. Kamphuis, Assistant Vice President, Branch Manager (Vero Beach)

Ryan C. Coughlin, Assistant Vice President, Commercial Lender

Rebekah A. Witt, Assistant Vice President, Loan Operations

Rosalind M. Green, Assistant Vice President, Branch Manager (Palm City)

FIRST PEOPLES BANK

COMMUNITY LIAISON BOARDS

Fort Pierce

Barbara S. Allen, Associated Coastal Ear/Nose/Throat
Judy Culpepper, Retired
Robert Hargis, Accent Landscape
Dr. Kenneth Langley, St. Lucie Eye Associates
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
John S. Leighton, Real Estate Broker
Craig Melby, the Melby Group
Howard Shields, Organizing Board Chairman & Director Emeritus
David Walker, Attorney

Vero Beach

Joe Coakley, Market Rite, Inc.
Lynn Hall, Northwestern Mutual
Steve Henderson, Collins, Brown & Caldwell (of counsel)
Claude Hessee, Echo Trading Co.
James Kretsch, James Kretsch & Associates, LLC
Catherine McKenzie, BellSouth
John Michael Matthews, John Michael Matthews Fine Jewelry
Mahendra Patel, Patel & Associates

GENERAL INFORMATION

Annual Meeting
The Annual Meeting of the Stockholders will be held at Josef’s Steakhouse, 2601 SE Morningside Boulevard, Port St. Lucie, Florida 34952 at 5:30 P.M., Wednesday, April 30th, 2008.  A social hour will begin at 4:30 p.m.

Transfer Agent and	Registrar and Transfer Co.
Registrar	10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Corporate Counsel	Igler & Dougherty, P.A.
2457 Care Drive
Tallahassee, Florida 32308

Independent	Hacker, Johnson & Smith PA
Auditors	Independent Registered Public Accountants
500 West Cypress Creek Road, Suite 450
Fort Lauderdale, Florida 33309

Form 10-KSB
A copy of the Form 10-KSB as filed with the Securities and Exchange Commission may be obtained by stockholders without charge upon written request to Nancy E. Aumack, Senior Vice President and Chief Financial Officer, 1792 NE Jensen Beach Blvd., Jensen Beach, Florida  34957.

COMMON STOCK PRICES AND DIVIDENDS

The common stock of FPB Bancorp, Inc. is listed with the NASDAQ, under the symbol "FPBI". As of December 31, 2007 the Company had not declared a dividend.  Future dividends, if any, will be determined by the Board of Directors.  As of December 31, 2007, FPB Bancorp, Inc. had approximately 1,200 holders of record of common stock.  A 5% stock dividend was paid on June 15, 2007.