Form 10-K, Exhibit 13
period 2008-12-31
FPB BANCORP INC
filed 2009-03-19
CIK 1162245

2008

ANNUAL

REPORT

LETTER TO SHAREHOLDERS

March 13, 2009

Dear Shareholders:

We want to share with you the Annual Report for FPB Bancorp, Inc. (FPBI) for the year ended December 31, 2008. It goes without saying that 2008 was a very sobering and historical year, with many dramatic changes both economically and politically in Florida, as well as the entire country. We have seen our area greatly impacted by continued declines in real estate values and high unemployment, resulting in a high number of business failures and residential foreclosures, ranking Florida as one of the top five states in the country in these categories.

By now we all know what the phrase “sub-prime mortgage” means and how it has affected the local, state, national and worldwide economies. Our subsidiary, First Peoples Bank did not engage in any sub-prime lending, nor did we invest in any of the exotic investment vehicles that were being offered industry wide. The economic downturn has, however, negatively affected our Bank’s earnings and has impacted not only our loan portfolio, but credit quality across the banking industry. This has resulted in a number of our customers being unable to make the scheduled payments on their loans. Banking regulations require us to downgrade these loans and recognize any future potential losses in our loan portfolio, causing us to have to significantly increase our loan loss reserves for these potential future losses.

We opened two branches in 2008, which were previously planned and budgeted in our long-range growth strategy. The performance of those offices has been dramatically affected by the economic downturn, which significantly reduced the original growth projections. As the economy rebounds, we expect the growth at those locations to resume.

FPBI and First Peoples Bank continue to be well-capitalized. We were among the first banks in the country to apply and receive funds under the U.S. Treasury T.A.R.P.-Capital Purchase Program. Although we were well-capitalized before applying, those funds will allow us to meet our customer’s borrowing needs and provide for supplemental capital for additional reserves that might be required should economic conditions continue to deteriorate.

We ended 2008 with a consolidated net loss of approximately $3.0 million compared to 2007 net earnings of $177,000. This dramatic change is a stark reminder of the impact of the declining local and national economies. Our management team recognized the downturn early on, electing to slow our loan growth in 2008. Net loans grew by $12 million, an increase of only 7%, and ended the year with total loans of $184.2 million. This was in contrast to loan growth in several prior years, which averaged above 20%.
In anticipation of the net loss for 2008, the Board and management took steps to reduce costs and expenses throughout the Company which included reducing staff in all areas by approximately 18%, freezing all executive and employee salaries, suspending bonuses, and reducing director fees.

The recession has impacted both loan and deposit rates. The Prime rate of interest decreased from 7 ¼% to the current 3¼%, with a total of seven downward prime rate decreases. This downward decrease in rates had a profound affect on our income, as many of our loans are tied to an adjustable rate, and the income earned on these loans decreased with the market.

FPBI ended 2008 with total consolidated assets of $239 million, a 22% increase, or $42 million over year-end. Deposits were up 16%, or $28 million for a total of $200 million. All interest bearing accounts at First Peoples Bank are FDIC insured for $250,000 per account title and all non-interest bearing accounts are insured with no cap until December 31, 2009. We would like to emphasize that no one has ever lost a penny on an account that is covered by FDIC insurance.

Our directors, officers and employees remain very active in many community functions, charitable organizations and events, with over 3,000 volunteer hours in 2008. As a local community bank we make quick decisions and are working with our customers, some of whom are experiencing difficulties throughout these trying times. This sometimes can mean lower performance scores for our bank when compared with our peer banks in some of the media published rating services, such as Bauer Financial. Our management team and directors, however, feel compelled to assist our customers, protect their credit scores and keep local businesses open rather than close them down. While our collection efforts have had to be intensified, we continue to assist borrowers who are trying to work their way through the current financial turmoil we are experiencing.

We can assure you that our management and Board of Directors are working diligently to ensure the success and profitability of FPBI and First Peoples Bank. We will continue to strive to keep your Company safe and sound throughout this downward economic cycle and we are confident that we will be able to meet all challenges and overcome them. On April 26, 2009, we will be celebrating the 10th anniversary of First Peoples Bank. We will operate as we always have, proud of our heritage and purpose, to serve our customers and community and strive to enhance long-term shareholder value.

We continue to be optimistic about the future of the bank in the communities that we serve.  People will always be FIRST at First Peoples Bank and if you haven’t stopped in for a visit or to open your shareholder account, or our new Advantage Checking Account, please do so at any of our six convenient full service locations. On behalf of our directors, management and staff we again want to thank you for your support, commitment and belief in our mission to bring community and people centered banking to our area.

Sincerely,

David W. Skiles                                                                                                                       Gary A. Berger

President & CEO                                                                                                        Chairman of the Board

CORPORATE PROFILE

FPB Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of First Peoples Bank (the "Bank") and the Bank owns 100% of the outstanding common stock of Treasure Coast Holdings, Inc., (collectively referred to as the "Company"). The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank.  The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the maximum amounts by the Federal Deposit Insurance Corporation, which are currently $250,000 for all qualified deposits, and unlimited for non-interest bearing transaction accounts, both through  December 31, 2009. The Bank offers a variety of community banking services to individual and corporate customers through its six banking offices located in Port St. Lucie, Stuart, Fort Pierce, Vero Beach and Palm City, Florida.  The newest office opened in May, 2008, on Gatlin Boulevard in Port St. Lucie, Florida.  In addition, the Palm City, Florida office opened in January of 2008 and an 11,000 square foot Operations Center in Jensen Beach, Florida, opened in March of 2007.  The new subsidiary, Treasure Coast Holdings, Inc., was incorporated in June 2008 for the sole purpose of managing foreclosed assets.  At December 31, 2008, we had total consolidated assets of $239 million and total consolidated stockholders' equity of $24.9 million.  For the year ended December 31, 2008, we had net losses of $3.0 million.

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

FINANCIAL HIGHLIGHTS

December 31, 2008 and 2007 or the Years Then Ended
(Dollars in thousands, except per share figures)

At Year End:	2008	2007	2006

Assets	$239,173	$196,753	$153,439
Loans, net	$184,182	$172,251	$130,133
Securities	$33,239	$6,793	$8,953
Deposits	$200,683	$172,677	$130,219
Stockholders' equity	$24,896	$21,931	$21,063
Book value per share (1)	$9.53	$10.66	$10.52
Shares outstanding (1)	2,058,047	2,058,047	2,001,513
Equity as a percentage of assets	10.41%	11.15%	13.73%
Nonperforming assets as a percentage of total assets	5.05%	.89%	.22%

For The Year:

Interest income	$13,802	$13,588	$10,626
Net (loss) earnings	$(2,978)	$177	$631
(Loss) earnings per common share, basic (1)	$(1.46)	$.09	$.32
(Loss) earnings per common share, diluted (1)	$(1.46)	$.09	$.31
Return on average assets	(1.37)%	.10%	.43%
Return on average equity	(13.97)%	.83%	3.04%
Average equity as a percentage of average assets	9.79%	12.11%	14.08%
Non-interest expenses to average assets	3.89%	4.18%	4.12%

Yields and Rates:

Loan portfolio	7.02%	8.49%	8.33%
Securities	4.95%	4.87%	3.97%
Other interest-earning assets	2.00%	4.98%	4.56%
All interest-earning assets	6.71%	8.18%	7.65%
Deposits	4.05%	4.85%	3.82%
Borrowings	2.54%	4.00%	4.74%
All interest-bearing liabilities	4.04%	4.85%	3.83%
Interest-rate spread (2)	2.67%	3.33%	3.82%
Net yield on average interest earning assets (3)	3.33%	4.53%	4.79%
_________________

(1)	All per share amounts reflect the 5% stock dividends declared on May 16, 2007 and paid on June 15, 2007.
(2)	Average yield on all interest-earning assets less average rate paid on all interest-bearing liabilities.
(3)	Net interest income divided by average interest-earning assets.

SELECTED FINANCIAL DATA

December 31, 2008, 2007, 2006, 2005 and 2004 and the
Years Ended December 31, 2008, 2007, 2006, 2005 and 2004
(Dollars in thousands, except per share figures)

At Year End:	2008	2007	2006	2005	2004
Cash and cash equivalents	$5,457	6,795	5,422	12,366	9,759
Securities	33,239	6,793	8,953	12,244	11,371
Loans, net	184,182	172,251	130,133	95,666	68,794
All other assets	16,295	10,914	8,931	7,033	4,673

Total assets	$239,173	196,753	153,439	127,309	94,597

Deposit accounts	$200,683	172,677	130,219	102,809	81,936
Federal Home Loan Bank advances	11,100	100	100	2,600	2,500
All other liabilities	2,494	2,045	2,057	1,559	2,741
Stockholders' equity	24,896	21,931	21,063	20,341	7,420

Total liabilities and stockholders' equity	$239,173	196,753	153,439	127,309	94,597

For the Period:
Total interest income	$13,802	13,588	10,626	7,243	4,345
Total interest expense	6,951	6,060	3,976	1,939	1,074
Net interest income	6,851	7,528	6,650	5,304	3,271
Provision for loan losses	4,059	885	429	352	380
Net interest income after provision for loan losses	2,792	6,643	6,221	4,952	2,891
Non-interest income	874	996	824	930	759
Non-interest expenses	8,464	7,385	6,082	4,639	3,440

(Loss) earnings before income taxes	(4,798)	254	963	1,243	210
Income tax (benefit)	(1,820)	77	332	478	87

Net (loss) earnings	$(2,978)	177	631	765	123

(Loss) earnings per basic common share (1)	$(1.46)	.09	.32	.50	.14
(Loss) earnings per diluted common share (1)	$(1.46)	.09	.31	.49	.14
Weighted-average number of common shares outstanding for basic (1)	2,058,047	2,017,553	1,998,871	1,539,513	902,068
Weighted-average number of common shares outstanding for diluted (1)	2,058,047	2,034,070	2,030,344	1,553,623	902,068

Ratios and Other Data:
Return on average assets	(1.37)%	.10%	.43%	.64%	.15%
Return on average equity	(13.97)%	.83%	3.04%	5.42%	1.67%
Average equity as a percentage of average assets	9.79%	12.11%	14.08%	11.85%	9.02%
Interest-rate spread during the period	2.67%	3.33%	3.82%	3.79%	3.87%
Net yield on average interest-earning assets	3.33%	4.53%	4.79%	4.67%	4.36%
Non-interest expenses to average assets	3.89%	4.18%	4.12%	3.89%	4.23%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.20	1.33	1.34	1.51	1.34
Nonperforming loans and foreclosed real estate as a percentage of total assets at end of year	5.05%	.89%	.22%	-%	.52%
Allowance for loan losses as a percentage of total loans at end of year	1.36%	1.36%	1.36%	1.42%	1.56%
Total number of banking offices	6	4	4	3	3
Total shares outstanding at end of year (1)	2,058,047	2,058,047	2,001,513	1,996,172	903,079
Book value per share at end of year (1)	$9.53	$10.66	$10.52	$10.19	$8.22
         (1)   All per share amounts reflect the 5% stock dividends declared on May 16, 2007 and paid on June 15, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and our results of operations should be read in conjunction with the consolidated financial statements and the related notes, as of December 31, 2008 and 2007, included elsewhere in this Annual Report.  This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

General

FPB Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of First Peoples Bank (the "Bank") and the Bank owns 100% of the outstanding common stock of Treasure Coast Holdings, Inc., (collectively referred to as the "Company"). The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank.  The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the maximum amounts by the Federal Deposit Insurance Corporation, which are currently $250,000 for all qualified deposits, and unlimited for non-interest bearing transaction accounts, both through  December 31, 2009. The Bank offers a variety of community banking services to individual and corporate customers through its six banking offices located in Port St. Lucie, Stuart, Fort Pierce, Vero Beach and Palm City, Florida.  The newest office opened in May, 2008, on Gatlin Boulevard in Port St. Lucie, Florida.  In addition, the Palm City, Florida office opened in January of 2008 and an 11,000 square foot Operations Center in Jensen Beach, Florida, opened in March of 2007.  The new subsidiary, Treasure Coast Holdings, Inc., was incorporated in June 2008 for the sole purpose of managing foreclosed assets.  At December 31, 2008, we had total consolidated assets of $239 million and total consolidated stockholders' equity of $24.9 million.  For the year ended December 31, 2008, we had net losses of $3.0 million.

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

(continued)

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

Our customers are primarily individuals, professionals, small and medium-size businesses, and seasonal retirees located predominantly in St. Lucie, Martin and Indian River Counties, Florida.  Our offices are currently located in Stuart, Palm City, Port St. Lucie, Fort Pierce and Vero Beach, Florida.  The Gatlin Boulevard office in Port St. Lucie, Florida opened in May of 2008 and the Palm City office in Palm City, Florida opened in January of 2008.  An 11,000 square foot Operations Center opened in March, 2007 in Jensen Beach, Florida.

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

Credit Risk

Our primary business is making business and consumer loans.  That activity entails potential loan losses, the magnitude of which depends on a variety of economic factors affecting borrowers which are beyond our control.  While underwriting guidelines have been instituted and credit review procedures have been put in place to protect us from avoidable credit losses, some losses will inevitably occur.  At December 31, 2008, we had nonperforming assets of $12.1 million.

Allowance for Loan Losses

The following table presents information regarding our total allowance for loan losses as well as the allocation of such amounts to the various categories of loans at December 31, (dollars in thousands):

	2008		2007		2006		2005		2004
		Loans to Total Loans		Loans to Total Loans		Loans to Total Loans		Loans to Total Loans		Loans to Total Loans

	Amount		Amount		Amount		Amount		Amount

Commercial	$1,292	34.04%	$1,156	34.15%	$811	38.13%	$576	37.42%	$468	32.27%
Commercial real estate	916	50.54	857	47.31	631	42.24	478	40.79	312	43.90
Construction	113	5.23	145	6.38	65	4.59	53	4.47	36	2.47
Consumer	228	10.02	234	12.13	293	14.80	274	17.11	255	21.10
Residential real estate	3.17		1.03		1.24		2.21		26.26

Total allowance for loan losses	$2,552	100.00%	$2,393	100.00%	$1,801	100.00%	$1,383	100.00%	$1,097	100.00%

Allowance for loan losses as a percentage of total loans outstanding		1.36%		1.36%		1.36%		1.42%		1.56%

Loan Portfolio

The following table sets forth the composition of our loan portfolio at December 31, (dollars in thousands):

	2008		2007		2006		2005		2004
		% of Total		% of Total		% of Total		% of Total		% of Total
	Amount		Amount		Amount		Amount		Amount

Commercial	$63,768	34.04%	$59,878	34.15%	$50,521	38.13%	$36,510	37.42%	$22,640	32.27%
Commercial real estate	94,675	50.54	82,951	47.31	55,967	42.24	39,794	40.79	30,803	43.90
Construction	9,793	5.23	11,186	6.38	6,089	4.59	4,365	4.47	1,731	2.47
Consumer	18,762	10.02	21,279	12.13	19,618	14.80	16,688	17.11	14,803	21.10
Residential real estate	324.17		48.03		315.24		206.21		181.26

	187,322	100.00%	175,342	100.00%	132,510	100.00%	97,563	100.00%	70,158	100.00%

Less:
Deferred loan costs and fees, net	(588)		(698)		(576)		(514)		(267)
Allowance for loan losses	(2,552)		(2,393)		(1,801)		(1,383)		(1,097)

Loans, net	$184,182		$172,251		$130,133		$95,666		$68,794

The following table sets forth certain information on non-accrual loans and foreclosed assets, the ratio of such loans and foreclosed assets to total assets as of the dates indicated, and certain other related information (dollars in thousands).  The increase in non-accrual loans is primarily attributable to the downturn in the economy, and the expectations for a lengthened period of economic weakness.

	At December 31,
	2008	2007	2006	2005	2004
Non-accrual loans:
Real estate loans	$6,627	$1,077	$172	$-	$465
Consumer loans	224	27	18	-	1
Commercial and all other loans	3,254	297	154	-	30

Total non-accrual loans	10,105	1,401	344	-	496

Accruing loans over 90 days delinquent:
Real estate loans	-	243	-	-	-
Consumer loans	-	-	-	-	-
Commercial and all other loans	250	106	-	-	-

Total accrual loans over 90 days delinquent	250	349	-	-	-

Total nonperforming loans	10,355	1,750	344	-	496

Foreclosed assets	1,714	-	-	-	-

Total non-performing loans and foreclosed assets	$12,069	$1,750	$344	$-	$496

Total non-performing loans as a percentage of total loans	5.53%	1.00%	.26%	-%	.71%

Total non-performing loans as a percentage of total assets	4.33%	.89%	.22%	-%	.52%

Total non-performing loans and foreclosed assets as a percentage of total assets	5.05%	.89%	.22%	-%	.52%

Restructured troubled debt	$12,279	$-	$-	$-	$-

As of December 31, 2008, the $12.3 million in restructured troubled debt are performing loans.

Allowance for Credit Losses

In originating loans, we recognize that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions.  It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, management’s loan loss experience, evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. We consider several factors in determining the allowances, including charge-off history, the relative level of nonperforming assets, and the value of the underlying collateral.

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

We actively monitor our asset quality to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although we believe we use the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations.  We consider several factors in determining the allowances, including charge-off history, the relative level of nonperforming assets, and the value of the underlying collateral.  Nonperforming loans  at December 31, 2008, increased to 5.53% of total loans, compared to 1.00% at December 31, 2007.  During 2008, our allowance increased by $159,000 or 6.6%, and totaled $2.6 million at December 31, 2008, as well as the increase in non-performing loans. Additional allowance was made to cover the loan growth of 32% in 2008, as well as the increase in non-performing loans. We believe that the allowance for loan losses was adequate at December 31, 2008.

The following table sets forth information with respect to activity in our allowance for loan losses during the years indicated (dollars in thousands):

	Year Ended December 31,
	2008	2007	2006	2005	2004

Allowance at beginning of year	$2,393	$1,801	$1,383	$1,097	$852

Charge-offs:
Real estate loans	2,898	123	-	-	-
Consumer loans	394	49	19	17	36
Commercial and all other loans	631	128	14	55	111

Total charge-offs	3,923	300	33	72	147

Recoveries:
Real estate loans	10	-	-	-	-
Consumer loans	6	6	10	1	3
Commercial and all other loans	7	1	12	5	9

Total recoveries	23	7	22	6	12

Provision for loan losses charged to operations	4,059	885	429	352	380

Allowance at end of year	$2,552	$2,393	$1,801	$1,383	$1097

Ratio of net charge-offs during the year to average loans outstanding during the year	2.11%	.19%	.01%	.08%	.25%

Allowance for loan losses as a percentage of total loans at end of year	1.36%	1.36%	1.36%	1.42%	1.56%

Allowance for loan losses as a percentage of non-performing loans	24.65%	136.74%	523.55%	-%	221.17%

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

Our management team monitors our liquidity position on an on-going basis and reports regularly to our Board of Directors the level of liquidity compared to minimum levels established by Board policy.  As of December 31, 2008, our level of liquidity was within the established guidelines of Board policy.

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

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk weighted assets and Tier 1 capital to average assets.  As of December 31, 2008, we exceeded all applicable capital adequacy requirements.  See "Regulation and Supervision - Capital Requirements."

As of December 31, 2008, our actual and required minimum capital ratios were as follows (dollars in thousands):

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2008:	Amount	%	Amount	%	Amount	%

Total Capital to Risk-Weighted Assets	$21,280	10.88%	$15,647	8.00%	$19,559	10.00%
Tier 1 Capital to Risk-Weighted Assets	18,834	9.63	7,824	4.00	11,736	6.00
Tier 1 Capital to Total Assets	18,834	8.27	9,111	4.00	11,389	5.00

Our primary source of cash during the year ended December 31, 2008, was from the proceeds from net deposit inflows of $28 million, proceeds from Federal Home Loan Bank advances of $11.0 million, net proceeds from the sale and repayment of securities totaling $7.9 million, and proceeds from the issuance of preferred stock and common stock warrants to the US Treasury of $5.8 million. Cash was used primarily to purchase securities, premises and equipment and originate loans. At December 31, 2008, we had outstanding commitments to originate loans totaling $700,000, available lines of credit of $16.2 million, and standby letters of credit of $148,000.

Investment Activities

Our securities portfolio is managed by our Funds Management Committee in accordance with a written investment policy of the Board of Directors that addresses strategies, types and levels of permitted investments.  At December 31, 2008, our securities portfolio equaled $33.2 million, or 13.9% of total assets. Our investment portfolio is comprised of agency securities and mortgage-backed securities.

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

Securities available for sale are carried at fair value, and unrealized gains and losses (net of related tax effects) on such securities are excluded from operations but are included in stockholders’ equity.  Upon realization, such gains and losses will be included in our operations.  Investment securities and mortgage-backed securities, other than those designated as available for sale are comprised of debt securities that we have the affirmative intent and ability to hold to maturity.  Securities held to maturity are carried at cost, and are adjusted for amortization of premiums and accretion of discounts over the estimated lives of the securities.

Securities

The following table sets forth the carrying value of our securities portfolio at December 31, 2008 (in thousands):

	2008	2007	2006
Securities available for sale:
U.S. Government agency securities	$16,375	$6,061	$5,445
Mortgage-backed securities	16,863	728	999
	33,238	6,789	6,444

Securities held to maturity:
U.S. Government agency securities	-	-	2,500
Mortgage-backed securities	1	4	9
	1	4	2,509

Total	$33,239	$6,793	$8,953

The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio as follows (dollars in thousands):

	Due in		From One Year		From Five Years		Due in More Than
	One Year or Less		to Five Years		to Ten Years		Ten Years		Total
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield
December 31, 2008:
U.S. Government agency securities	$1,000	2.46%	$1,002	4.32%	$3,577	4.94%	$10,796	5.39%	$16,375	5.05%
Mortgage-backed securities									16,864	5.49

Total									$33,239	5.27%

December 31, 2007:
U.S. Government agency securities	$1,499	4.26%	$1,003	5 00%	$3,559	5.71%	-	-	$6,061	5.24%
Mortgage-backed securities									732	4.03

Total									$6,793	5.11%

December 31, 2006:
U.S. Government agency securities	$3,986	3.20%	$2,964	4.69%	$995	5.62%	-	-	$7,945	4.06%
Mortgage-backed securities									1,008	3.96

Total									$8,953	4.05%

Regulatory Capital Requirements

Under FDIC regulations, we are required to meet certain minimum regulatory capital requirements.  This is not a valuation allowance and has not been created by charges against operations.  It represents a restriction on stockholders’ equity.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios of total and Tier 1 capital, as defined in the regulations, to risk-weighted assets, also as defined in the regulations, and of Tier 1 capital to average assets.  We believe, as of December 31, 2008, that we met all capital adequacy requirements to which we are subject.  See Note 16 to our consolidated financial statements for the actual capital amounts and ratios.

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

Asset and Liability Structure

Our asset and liability management program establishes and implements various internal asset-liability decision processes, as well as communications and control procedures to aid us in managing our operations.  We believe that these processes and procedures provide us with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

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

The following table sets forth certain information relating to interest-earning assets and interest-bearing liabilities at December 31, 2008, that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

		More than One	More than Five
		Year and	Years and	Over
	One Year	Less than	Less than	Fifteen
	or Less	Five Years	Fifteen Years	Years	Total
Mortgage and commercial loans (1):
Commercial	$29,604	$30,263	$3,901	$-	$63,768
Commercial real estate	15,939	63,795	14,351	590	94,675
Construction	1,633	5,164	2,979	17	9,793
Consumer	6,952	11,184	478	148	18,762
Residential mortgage	195	-	-	129	324

Total loans	54,323	110,406	21,709	884	187,322

Interest-bearing deposits with banks	247	-	-	-	247
Federal funds sold	2,384	-	-	-	2,384
Federal Home Loan Bank stock	-	-	-	853	853
Securities (2)	11,997	3,045	2,814	15,383	33,239

Total rate-sensitive assets	68,951	113,451	24,523	17,120	224,045

Deposit accounts (3):
Money market deposits	$30,262	$-	$-	$-	$30,262
NOW deposits	5,039	-	-	-	5,039
Savings deposits	4,157	-	-	-	4,157
Certificates of deposit	107,016	34,717	-	-	141,733

Total deposit accounts	146,474	34,717	-	-	181,191

Federal Home Loan Bank advances	3,000	8,100	-	-	11,100

Total rate-sensitive liabilities	149,474	42,817	-	-	192,291

GAP (repricing differences)	$(80,523)	$70,634	$24,523	$17,120	$31,754

Cumulative GAP	$(80,523)	$(9,889)	$14,634	$31,754

Cumulative GAP/total assets	(33.67)%	(4.13)%	6.12%	13.28%

(1)
In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature.  Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2)	Securities are scheduled through the maturity or call dates.
(3)	Money-market, NOW, and savings deposits are regarded as readily accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

The following table reflects the contractual principal repayments by period of the loan portfolio at December 31, 2008 (in thousands):

		Commercial Real	Residential
Years Ending	Commercial	Estate	Mortgage	Consumer	Construction
December 31,	Loans	Loans	Loans	Loans	Loans

2009	$23,873	$17,861	$109	$7,489	$1,891
2010	8,080	8,579	101	4,820	385
2011	5,494	5,785	8	3,179	385
2012-2013	7,081	9,631	15	2,124	770
2014-2015	4,735	8,604	13	627	718
2016 & beyond	14,505	44,215	78	523	5,644

Total	$63,768	$94,675	$324	$18,762	$9,793

      Of the $136.1 million of loans due after 2009, 24.11% of such loans have fixed interest rates and 75.89% have adjustable interest rates.

The following table sets forth total loans originated and repaid during the period ended December 31 (in thousands):

Originations:	2008	2007

Commercial loans	$16,224	$29,299
Commercial real estate loans	11,110	38,323
Consumer loans	5,467	10,197
Construction loans	2,899	13,637
Residential loans	299	-

Total loans originated	35,999	91,456

Principal reductions and participations sold	(24,019)	(48,624)

Increase in total loans	$11,980	$42,832

Deposit Activities and Other Sources of Funds

Deposits are the major source of funds for our lending and investment activities.  In addition, we also generate funds from loan principal repayments and prepayments, and from the maturities and cash flow of investment securities.  Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money-market conditions.  Borrowings from the Federal Home Loan Bank of Atlanta (the “FHLB”) may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or for long-term funding purposes.  We have “Fed Funds” lines of credit extended by our correspondent banks to utilize for overnight cash flow needs.  Longer-term funding is available through a Brokered CD Program and a Repurchase Agreement, both of which are set-up with our primary correspondent bank.  Repurchase agreements as a funding source were not utilized in 2008.

Deposit instruments include NOW accounts, demand deposit accounts, money-market accounts, statement savings accounts and certificates of deposit.  Deposit account terms vary, with the principal differences being the minimum balance deposit, early withdrawal penalties and interest rate.  We review our deposit mix and pricing on a frequent basis.

(continued)

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

With the substantial decline in local real estate and general business activity, we have seen similar declines in our deposit balances from both new and existing depositors, as evidenced in the table below.  This decrease in liquidity has resulted in an increase in wholesale funding sources, which has placed further pressure on deposit costs and the net-interest margin.

We may use premiums to attract new deposit accounts.  Such premiums would be reflected in an increase in our advertising and promotion expense, as well as our cost of funds.  We also actively solicit business checking accounts and individual retirement accounts.

    The following table shows the distribution of, and certain other information relating to deposit accounts by type (dollars in thousands):

	At December 31,
	2008		2007		2006
		% of		% of		% of
	Amount	Deposits	Amount	Deposits	Amount	Deposits
Demand deposits	$19,492	9.71%	$23,141	13.40%	$20,125	15.45%
Money-market deposits	30,262	15.08	26,121	15.13	26,541	20.38
NOW deposits	5,039	2.51	3,175	1.84	3,834	2.94
Savings deposits	4,157	2.07	4,061	2.35	5,111	3.92

Subtotal	58,950	29.37	56,498	32.72	55,611	42.69

Certificate of deposits:
0% - 0.99%	23.01		391.23		274.21
1.00% - 1.99%	140.07		170.10		-	-
2.00% - 2.99%	11,735	5.85	-	-	932.72
3.00% - 3.99%	48,016	23.93	1,497.87		2,364	1.82
4.00% - 4.99%	59,287	29.54	41,742	24.17	21,272	16.34
5.00% - 5.99%	22,532	11.23	72,379	41.91	49,766	38.22

Total certificates of deposit (1)	141,733	70.63	116,179	67.28	74,608	57.31

Total deposits	$200,683	100.00%	$172,677	100.00%	$130,219	100.00%

(1)	Included individual retirement accounts (“IRAs”) totaling $4.3 million, $4.5 and $4.0 million at December 31, 2008, 2007, and 2006 all of which are in the form of certificates of deposit.

     The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 2008, which mature during the periods indicated (in thousands):

	Year Ending December 31,
	2009	2010	2011	2012	2013	Total

0% - 0.99%	$23	$-	$-	$-	$-	$23
1.00% - 1.99%	140	-	-	-	-	140
2.00% - 2.99%	11,348	387	-	-	-	11,735
3.00% - 3.99%	42,066	3,353	1,238	23	1,336	48,016
4.00% - 4.99%	44,174	13,238	316	1,284	275	59,287
5.00% - 5.99%	9,265	5,415	3,477	4,375	-	22,532

Total certificates of deposit	$107,016	$22,393	$5,031	$5,682	$1,611	$141,733

    Jumbo certificates ($100,000 and over) mature as follows (in thousands):

	December 31,
	2008	2007	2006

Due three months or less	$11,778	$10,535	$6,512
Due over three months to six months	4,698	14,286	5,273
Due over six months to one year	22,404	16,464	19,118
Due over one year to five years	16,716	27,249	8,325

	$55,596	$68,534	$39,228

Interest Rate Sensitivity

Our operating results depend primarily on our net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits.  Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (“interest-rate spread”) and the relative amounts of interest-earning assets and interest-bearing liabilities.  Our interest-rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows.  In addition, our operations are also affected by the level of nonperforming loans and foreclosed assets, as well as the level of our non-interest income, and our non-interest expenses, such as salaries and employee benefits, occupancy and equipment costs and income taxes.

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

	Year Ended December 31,
	2008			2007			2006
		Interest	Average		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate	Balance	Dividends	Rate	Balance	Dividends	Rate
Interest-earning assets:
Loans	$185,005	12,988	7.02%	$151,760	12,878	8.49%	$115,533	9,626	8.33%
Securities	13,608	673	4.95	7,704	375	4.87	10,741	426	3.97
Other interest-earning assets (1)	7,063	141	2.00	6,732	335	4.98	12,587	574	4.56
Total interest-earning assets	205,676	13,802	6.71	166,196	13,588	8.18	138,861	10,626	7.65
Non interest-earning assets	12,065			10,528			8,700

Total assets	$217,741			$176,724			$147,561

Interest-bearing liabilities:
Savings, NOW and money-market deposits	38,292	976	2.55	34,200	1,156	3.38	37,710	1,121	2.97
Certificates of deposit	133,180	5,961	4.48	90,727	4,900	5.40	64,718	2,791	4.31
Other borrowings	552	14	2.54	100	4	4.00	1,350	64	4.74

Total interest-bearing liabilities	172,024	6,951	4.04	125,027	6,060	4.85	103,778	3,976	3.83

Demand deposits	22,765			23,004			20,978
Non-interest bearing liabilities	1,640			7,299			2,034
Stockholders' equity	21,312			21,394			20,771

Total liabilities and stockholders' equity	$217,741			$176,724			$147,561

Net interest income		$6,851			$7,528			$6,650

Interest-rate spread (2)			2.67%			3.33%			3.82%

Net interest margin (3)			3.33%			4.53%			4.79%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.20			1.33			1.34

(1)	Other interest-earning assets included federal funds sold, Federal Home Loan Bank stock and time deposits.
(2)	Interest-rate spread represents the difference between the average yield on interest-earning assets and the average rate of interest-bearing liabilities.
(3)	Net interest margin is net interest income divided by total average interest-earning assets.

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

Year Ended December 31, 2008 vs. 2007:

	Year Ended December 31, 2008 vs. 2007				Year Ended December 31, 2007 vs. 2006
	Increase (Decrease)				Increase (Decrease)
			Rate/				Rate/
	Rate	Volume	Volume	Total	Rate	Volume	Volume	Total
	(In thousands)				(In thousands)
Interest-earning assets:
Loans	$(2,231)	$2,830	$(489)	$110	$174	$3,019	$59	$3,252
Securities	6	287	5	298	97	(121)	(27)	(51)
Other interest-earning assets	(201)	17	(10)	(194)	53	(267)	(25)	(239)

Total	(2,426)	3,134	(494)	214	324	2,631	7	2,962

Interest-bearing liabilities:
Deposits:
Savings, money-market and NOW deposits	(284)	138	(34)	(180)	154	(105)	(14)	35
Certificates of deposit	(835)	2,287	(391)	1,061	705	1,121	283	2,109
Other borrowings	(1)	18	(7)	10	(10)	(59)	9	(60)

Total	(1,120)	2,443	(432)	891	849	957	278	2,084

Net change in net interest income	$(1,306)	$691	$(62)	$(677)	$(525)	$1,674	$(271)	$878

Comparison of Years Ended December 31, 2008 and 2007

General.  Net losses for the year ended December 31, 2008, were $3.0 million or ($1.46) per basic and diluted common share compared to net earnings of $177,000 or $.09 per basic and diluted common share for the year ended December 31, 2007.  This decrease in net operating results was primarily due to an increase the provision for loan losses of $3.2 million, an increase in interest expense and non-interest expense of $2.0 million, and a decrease in non-interest income of $122,000, partially offset by an increase in interest income of $214,000 and a decrease in income tax of $1.9 million.  In addition to the Company’s growth and expansion, the economic downturns both in our State and the country as a whole have resulted in a decline in the real estate market, new home construction and development, loss of jobs, foreclosures and business failures.  As a result of these factors, and in view of the lengthened expectations for a further weakened economy, we have significantly increased our provision for loan losses.

Interest Income.  Interest income increased to $13.8 million for the year ended December 31, 2008, from $13.6 million for the year ended December 31, 2007.  Interest income on loans increased to $13.0 million from $12.9 million due to an increase in the average loan portfolio balance for the year ended December 31, 2008, partially offset by a decrease in the weighted-average yield earned on the portfolio in 2008.  Interest on securities increased to $673,000 in 2008, from $375,000 in 2007, due to an increase in the average portfolio balance in 2008, and an increase in the average yield earned. Interest on other interest-earning assets decreased to $141,000 for the year ended December 31, 2008, from $335,000 for the year ended December 31, 2007, primarily due to a decrease in the average yield earned in 2008, partially offset by an increase in the average balance in 2008.

Interest Expense.  Interest expense increased to $7.0 million in 2008 from $6.1 million in 2007.  Interest expense increased due to growth in average interest-bearing liabilities in 2008, partially offset by a decrease in the weighted-average rate paid on liabilities.

Provision for Loan Losses.  The provision for loan losses is charged to operations to bring the total allowance to a level we deem appropriate and is based upon historical experience, the volume and the type of lending we conduct.  In addition, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to our market area, and other factors related to the collectibility of our loan portfolio were considered.  The provision for loan losses increased to $4.1 million in 2008 from $885,000 in 2007. The allowance for loan losses increased to $2.6 million at December 31, 2008 from $2.4 million at December 31, 2007. The increase in the allowance was due to the increase in the loan portfolio during the year, as well as an increase in non-performing loans in 2008. Management believes that the allowance for loan losses of $2.6 million is adequate at December 31, 2008.

Non-interest Income.  Non-interest income decreased to $874,000 in 2008 from $996,000 in 2007. This was primarily a result of decreased gains from the sales of loans held for sale and loan brokerage fees in 2008 compared to 2007, partially offset by an increase in service charges on deposit accounts in 2008.

Non-interest Expense.  Total non-interest expense increased to $8.5 million for the year ended December 31, 2008, compared to $7.4 million in 2007.  This was primarily due to increases in professional fees (as a result of an increase in problem assets), employee compensation and benefits, occupancy and equipment, data processing and other expenses, partially offset by a decrease in advertising, all a result of our overall growth and expansion.

Income Taxes.  The income tax benefit was $1.8 million (an effective rate of 38%) for 2008 compared   to an income tax provision of $77,000 (an effective rate of 30%) for 2007.

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

(continued)

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

	2008				2007
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income	$ 3,313	3,457	3,455	3,577	$ 3,694	3,640	3,286	2,968
Interest expense	1,794	1,674	1,707	1,776	1,737	1,636	1,417	1,270
Net interest income	1,519	1,783	1,748	1,801	1,957	2,004	1,869	1,698
Provision for loan losses	2,331	896	273	559	317	252	221	95
Loss before income taxes	(2,675)	(1,036)	(469)	(618)	26	43	53	132
Net loss	(1,663)	(643)	(291)	(381)	22	32	37	86
Basic per common share	(.81)	(.31)	(.14)	(.20)	.01	.02	.02	.04
Diluted earnings per common share	(.81)	(.31)	(.14)	(.20)	.01	.02	.02	.04
Cash dividends declared per common share	-	-	-	-	-	-	-	-

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)

	December 31,
	2008	2007
Assets
Cash and due from banks	$2,826	4,079
Federal funds sold	2,384	2,466
Interest-bearing deposits with banks	247	250

Total cash and cash equivalents	5,457	6,795

Securities available for sale	33,238	6,789
Security held to maturity (market value of $1 and $4)	1	4
Loans, net of allowance for loan losses of $2,552 and $2,393	184,182	172,251
Premises and equipment, net	5,881	5,466
Federal Home Loan Bank stock, at cost	853	280
Foreclosed assets	1,714	-
Accrued interest receivable	1,355	983
Deferred income taxes	1,654	628
Bank-owned life insurance	2,789	2,681
Other assets	2,049	876

Total assets	$239,173	196,753

Liabilities and Stockholders' Equity
Liabilities:
Non-interest bearing demand deposits	19,492	23,141
Savings, NOW and money-market deposits	39,458	33,357
Time deposits	141,733	116,179

Total deposits	200,683	172,677

Official checks	1,217	1,214
Federal Home Loan Bank advances	11,100	100
Other liabilities	1,277	831

Total liabilities	214,277	174,822

Commitments (Notes 4 and 7)

Stockholders' equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized, 5,800 shares of Series A issued and outstanding	-	-
Additional paid-in capital, preferred	5,800	-
Preferred stock discount	(521)	-
Common stock, $.01 par value; 5,000,000 shares authorized, 2,058,047 shares issued and outstanding	20	20
Additional paid-in capital, common	24,393	23,813
Accumulated deficit	(4,982)	(1,936)
Accumulated other comprehensive income	186	34

Total stockholders' equity	24,896	21,931

Total liabilities and stockholders' equity	$239,173	196,753

        See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Year Ended December 31,
Interest income:	2008	2007
Loans	$12,988	12,878
Securities	673	375
Other	141	335

Total interest income	13,802	13,588

Interest expense:
Deposits	6,937	6,056
Federal Home Loan Bank advances	7	1
Other	7	3

Total interest expense	6,951	6,060

Net interest income	6,851	7,528

Provision for loan losses	4,059	885
Net interest income after provision for loan losses	2,792	6,643

Non-interest income:
Service charges and fees on deposit accounts	532	473
Loan brokerage fees	158	205
Gain on sale of loans held for sale	15	175
Gain on sale of securities available for sale	41	-
Income from bank-owned life insurance	108	108
Other fees	20	35

Total non-interest income	874	996

Non-interest expenses:
Salaries and employee benefits	3,974	3,681
Occupancy and equipment	1,528	1,246
Advertising	434	566
Data processing	589	482
Supplies	178	151
Professional fees	589	185
Other	1,172	1,074

Total non-interest expenses	8,464	7,385

(Loss) earnings before income tax (benefit)	(4,798)	254
Income tax (benefit)	(1,820)	77

Net (loss) earnings	$(2,978)	177
Preferred stock dividend requirements and amortization of preferred stock discount	26	-
Net (loss) earnings available to common shareholders	$(3,004)	177

Net (loss) earnings per common share:
Basic	$(1.46)	.09
Diluted	$(1.46)	.09

Weighted-average number of common shares, basic	2,058,047	2,017,553
Weighted-average number of common shares, diluted	2,058,047	2,034,070

        See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2007 and 2008
(Dollars in thousands)

									Accumulated
	Preferred Stock				Common Stock				Other
			Additional				Additional		Compre-	Total
			Paid-In				Paid-In	Accumulated	hensive	Stockholders’
	Shares	Amount	Capital	Discount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance at December 31, 2006	-	$ -	-	-	1,906,203	$ 19	21,729	(634)	(51)	21,063

Comprehensive income:
Net earnings	-	-	-	-	-	-	-	177	-	177

Net change in unrealized loss on securities available for sale, net of tax of $51	-	-	-	-	-	-	-	-	85	85

Comprehensive income										262

5% stock dividend, fractional shares paid in cash of $6	-	-	-	-	94,915	1	1,472	(1,479)	-	(6)

Share-based compensation	-	-	-	-	-	-	32	-	-	32

Proceeds from exercise of common stock options	-	-	-	-	56,929	-	520	-	-	520

Tax benefit from the exercise of common stock options	-	-	-	-	-	-	60	-	-	60

Balance at December 31, 2007	-	$ -	-	-	2,058,047	$ 20	23,813	(1,936)	34	21,931

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2007 and 2008, Continued
(Dollars in thousands)

									Accumulated
	Preferred Stock				Common Stock				Other
			Additional				Additional		Compre-	Total
			Paid-In				Paid-In	Accumulated	hensive	Stockholders’
	Shares	Amount	Capital	Discount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance at December 31, 2007	-	$ -	-	-	2,058,047	$ 20	23,813	(1,936)	34	21,931

Comprehensive loss:
Net loss	-	-	-	-	-	-	-	(2,978)	-	(2,978)

Net change in unrealized gain on securities available for sale, net of tax of $92	-	-	-	-	-	-	-	-	152	152

Comprehensive Loss										(2,826)

Proceeds from issuance of 5,800 shares of Series A to US Treasury	5,800	-	5,800	-	-	-	-	-	-	5,800

Allocation of estimated fair value of common stock warrants issued to US Treasury in tandem with preferred stock to common equity	-	-	-	(526)	-	-	526	-	-	-

Preferred stock dividend requirements and amortization of preferred stock discount	-	-	-	5	-	-	-	(26)	-	(21)

Share-based compensation	-	-	-	-	-	-	54	-	-	54

Cumulative effect adjustment related to deferred compensation plans, net of tax benefit of $25 (see note 9)	-	-	-	-	-	-	-	(42)	-	(42)
Balance at December 31, 2008	5,800	$ -	5,800	(521)	2,058,047	$20	24,393	(4,982)	186	24,896

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2008	2007
Cash flows from operating activities:
Net (loss) earnings available to common shareholders	$(3,004)	177
Adjustments to reconcile net (loss) earnings available to common shareholders to net cash (used in) provided by operating activities:
Preferred stock dividend requirements and amortization of preferred stock discount	26	-
Depreciation and amortization	468	376
Provision for loan losses	4,059	885
Amortization of loan fees, net	(180)	(111)
Deferred income taxes	(1,093)	(311)
Net amortization of premiums and discounts on securities	11	8
Gain on sale of loans held for sale	(15)	(175)
Gain on sale of securities available for sale	(41)	-
Proceeds from sale of loans held for sale	400	4,562
Originations of loans held for sale	(385)	(4,387)
Increase in accrued interest receivable	(372)	(155)
Increase in other assets	(1,173)	(251)
Increase (decrease) in official checks and other liabilities	361	(12)
Income from bank-owned life insurance	(108)	(108)
Share-based compensation	54	32

Net cash (used in) provided by operating activities	(992)	530

Cash flows from investing activities:
Maturities and calls of securities available for sale	-	2,500
Maturities of securities held to maturity	-	2,500
Purchase of securities available for sale	(34,056)	(3,000)
Principal payments on securities available for sale	650	283
Proceeds from sale of securities available for sale	7,231	-
Principal payments on securities held to maturity	3	5
Net increase in loans	(17,524)	(42,892)
Purchase of premises and equipment	(883)	(1,564)
Purchase of Federal Home Loan Bank stock	(573)	(21)

Net cash used in investing activities	(45,152)	(42,189)

Cash flows from financing activities:
Net increase in deposits	28,006	42,458
Proceeds from Federal Home Loan Bank advances	11,000	-
Proceeds from the issuance of 5,800 shares of Series A preferred stock to US Treasury	5,800	-
Proceeds from the exercise of common stock options	-	520
Tax benefit associated with exercise of common stock options	-	60
Fractional shares of stock dividends paid in cash	-	(6)

Net cash provided by financing activities	44,806	43,032

Net (decrease) increase in cash and cash equivalents	(1,338)	1,373

Cash and cash equivalents at beginning of year	6,795	5,422

Cash and cash equivalents at end of year	$5,457	6,795

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued
(In thousands)

	Year Ended December 31,
	2008	2007
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest, net of interest capitalized of $21 in 2008 and $7 in 2007	$6,732	6,026

Income taxes	$75	448

Non-cash transactions:
Accumulated other comprehensive income, net change in unrealized gain (loss) on securities available for sale, net of tax	$152	85

Cumulative effect adjustment related to deferred compensation plans, net of tax benefit of $25	$42	-

Transfer of loans to foreclosed assets	$1,714	-

Accrual of preferred stock dividend	$21	-

Common stock dividend	$-	1,473

    See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

     December 31, 2008 and 2007 and the Years Then Ended

(1)  Summary of Significant Accounting Policies

Organization.  FPB Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of First Peoples Bank (the "Bank") and the Bank owns 100% of the outstanding common stock of Treasure Coast Holdings, Inc., (collectively referred to as the "Company"). The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank.  The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the maximum amounts by the Federal Deposit Insurance Corporation, which are currently $250,000 for all qualified deposits, and unlimited for non-interest bearing transaction accounts, both through  December 31, 2009. The Bank offers a variety of community banking services to individual and corporate customers through its six banking offices located in Port St. Lucie, Stuart, Fort Pierce, Vero Beach and Palm City, Florida.  The newest office opened in May, 2008, on Gatlin Boulevard in Port St. Lucie, Florida.  In addition, the Palm City, Florida office opened in January of 2008 and an 11,000 square foot Operations Center in Jensen Beach, Florida, opened in March of 2007.  The new subsidiary, Treasure Coast Holdings, Inc., was incorporated in June 2008 for the sole purpose of managing foreclosed assets.

The following is a description of the significant accounting policies and practices followed by the Company, which conform with U.S. generally accepted accounting principles and prevailing practices within the banking industry.

Basis of Presentation.  The consolidated financial statements include the accounts of the Holding Company, the Bank and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

The Bank may be required by law or regulation to maintain cash reserves in the form of vault cash or in non-interest earning accounts with the Federal Reserve Bank or other qualified banks. At December 31, 2008 and 2007, there was no required reserve balance.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)  Summary of Significant Accounting Policies, Continued

 Securities.  Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values.  Unrealized gains and losses on trading securities are included immediately in operations.  Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost.  Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities.  Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in accumulated other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

Loans.  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

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

Loans Held for Sale.  The Company originates loans guaranteed by the U.S. Small Business Administration, the guaranteed portion of which may be sold at a premium.  These loans are carried at the lower of cost or estimated fair value in the aggregate. There were no loans held for sale at December 31, 2008 or 2007.

Allowance for Loan Losses.  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on all loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Foreclosed Assets.  Assets acquired through, or in lieu of, loan foreclosures are to be sold and are initially recorded at the lower of the related loan balance or the fair value at the date of foreclosure establishing a new cost basis.  After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less costs to sell.  Revenue and expenses from operations are included in the consolidated statement of operations.

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

Income Taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes.  Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.  The Company recognized the deferred tax asset because management believes, based on detailed financial projections, that it is more likely than not, the Company will have sufficient future earnings to utilize this asset to offset future income tax liabilities.

Share-Based Compensation. The Company follows the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment (“SFAS 123(R)”), and expenses the fair value of any stock options granted after December 31, 2005.  SFAS 123(R) requires the measurement and recognition of compensation for all stock-based awards made to employees and directors including stock options based on estimated fair values.  Under the fair value recognition provisions of SFAS 123(R), the Company recognizes share-based compensation in compensation and benefits for officers and employees, and in other expense for directors in the consolidated statements of operations.  The expense is recognized on a straight-line basis over the vesting period.

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

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)    Summary of Significant Accounting Policies, Continued

(Loss) Earnings Per Share. Basic (loss) earnings per share have been computed on the basis of the weighted-average number of shares of common stock outstanding during the year. For 2007, diluted earnings per share were computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. In 2008, outstanding stock options and warrants are not considered dilutive due to the loss incurred by the Company. All per share amounts reflect the 5% stock dividend paid on June 15, 2007. (Loss) earnings per common share have been computed based on the following:

	Year Ended December 31,
	2008	2007
Weighted-average number of common shares outstanding used to calculate basic (loss) earnings per common share	2,058,047	2,017,553

Effect of dilutive stock options and warrants	-	16,517

Weighted-average number of common shares outstanding used to calculate diluted (loss) earnings per common share	2,058,047	2,034,070

The following options were excluded from the calculation of earnings per share for 2007, due to the exercise price being above the average market price:

	Number Outstanding	Exercise Price	Expires
For the year ended December 31, 2007	115,798	$15.42 - 16.67	2015 - 2017

Fair Value Measurements.  Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (SFAS 157).  SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1:  Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:  Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.  These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable.  Valuations may be obtained from, or corroborated by, third-party pricing services.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)    Summary of Significant Accounting Policies, Continued

           Fair Value Measurements, continued

Level 3:  Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

In October 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.  This FASB Staff Position clarifies the application of SFAS 157 in determining the fair value of a financial asset when the market for that financial asset is not active.  This FASB Staff Position was effective upon issuance.

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157.  This FSP delays the effective date of FAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The impact of adoption had no effect on the Company.

The following describes valuation methodologies used for assets and liabilities measured at fair value:

Securities Available for Sale.  Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy.  Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.  Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy.  Securities classified within level 3 include certain residual interests in securitizations and other less liquid securities.

Impaired Loans.  All of the Company’s loans are evaluated individually for impairment.  Estimates of fair value is determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas.  Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value.  Accordingly, fair value estimates for impaired loans is classified as Level 3.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)    Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Securities. Fair values for securities are based on the framework for measuring fair value established by SFAS 157.

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

Federal Home Loan Bank Advances.  The fair value of Federal Home Loan Bank advances are estimated using a discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowings.

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

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

 (1)    Summary of Significant Accounting Policies, Continued

Comprehensive Income (Loss).  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operations.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net earnings (loss), are components of comprehensive income (loss).  The components of other comprehensive income (loss) and related tax effects are as follows (in thousands):

	Before	Tax	After
Year Ended December 31, 2008:	Tax	Effect	Tax
Holding gains	$285	(107)	178
Gains included in net loss	(41)	15	(26)
Net unrealized holding gains	$244	(92)	152

Year Ended December 31, 2007:
Holding gains	136	(51)	85
Gains included in net earnings	-	-	-
Net unrealized holding gains	$136	(51)	85

Recent Accounting Pronouncements.  In December 2007, the FASB issued SFAS No. 141(R), Business Combinations ("SFAS 141(R)").  SFAS 141(R) is effective for the Company’s financial statements for the year and interim periods within the year beginning January 1, 2009.  SFAS 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.  Acquisition related costs including finder's fees, advisory, legal, accounting valuation and other professional and consulting fees are required to be expensed as incurred.  The adoption of SFAS 141(R) had no current effect on the Company’s financial condition or results of operations.

    In December 2007, the FASB issued SFAS No.160, Non-controlling Interests in Consolidated Financial Statements ("SFAS 160").  SFAS 160 requires the Company to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 is effective for the Company’s financial statements for the year and interim periods within the year beginning January 1, 2009. The adoption of SFAS 160 had no effect on the Company.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)    Summary of Significant Accounting Policies, Continued

Recent Accounting Pronouncements, continued

    In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). This standard requires enhanced disclosures regarding derivative instruments and hedging activities so as to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. SFAS 161 is effective for the Company's  financial statements for the year and interim periods within the year beginning January 1, 2009.  The Company does not engage in trading or hedging activities, nor does it invest in interest rate derivatives or enter into interest rate swaps. Accordingly, the adoption of SFAS 161 had no effect on its financial statements

    In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles ("SFAS 162"). This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles ("GAAP") in the United States. This Statement was effective in December 2008.  The adoption of SFAS 162 had no effect on the Company.

    In September, 2008, the FASB issued FSP No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 ("FSP 133-1"). FSP 133-1 requires expanded disclosures about credit derivatives and guarantees. The expanded disclosure requirements for FSP 133-1 were effective for the Company's financial statements for the year ending December 31, 2008. The adoption of FSP 133-1 had no effect on the Company.

    In June, 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities ("FSP 03-6-1"). FSP 03-6-1 defines unvested share-based payment awards that contain non-forfeitable rights to dividends as participating securities that should be included in computing earnings per share (EPS) using the two-class method under SFAS No. 128, Earnings per Share.  FSP 03-6-1 is effective for the Company's financial statements for the year and interim periods within the year beginning January 1, 2009. Additionally, all prior-period EPS data shall be adjusted retrospectively. The adoption of FSP 03-6-1 had no effect on the Company.

    In February, 2008, the FASB issued FSP No. FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions ("FSP 140-3").  FSP 140-3 requires that an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously with, or in contemplation of, the initial transfer be evaluated together as a linked transaction under SFAS 140, unless certain criteria are met. FSP 140-3 is effective for the Company's financial statements for the year and interim periods within the year beginning January 1, 2009. The adoption of FSP 140-3 had no effect on the Company.

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

 (2)  Securities

Securities have been classified according to management's intention. The carrying amount of securities and their fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2008: Securities available for sale:
U.S. Government agency securities	$16,247	128	-	16,375
Mortgage-backed securities	16,693	170	-	16,863

Total securities available for sale	$32,940	298	-	33,238

Security held to maturity -
Mortgage-backed security	$1	-	-	1

At December 31, 2007: Securities available for sale:
U.S. Government agency securities	6,000	62	(1)	6,061
Mortgage-backed securities	735	-	(7)	728

Total securities available for sale	$6,735	62	(8)	6,789

Security held to maturity -
Mortgage-backed security	$4	-	-	4

Available-for-sale securities at December 31, 2008, measured at fair value on a recurring basis, are summarized below (in thousands):

Fair Value Measurements at December 31, 2008 Using
Quoted Prices
	Fair	In Active	Significant
	Value	Markets for	Other	Significant
	As of	Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)

Available-for-sale securities	$33,238	-	33,238	-

There were no sales of available-for-sale securities in 2007. Securities available-for-sale sold during the year ended December 31, 2008 are summarized as follows (in thousands):

Principal received from sales	$7,231

Gross gains	$41

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

  The scheduled maturities of securities at December 31, 2008 are as follows (in thousands):

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$995	1,000	-	-
Due from one to five years	1,000	1,002	-	-
Due from five to ten years	3,499	3,577	-	-
Due in more than ten years	10,753	10,796	-	-
Mortgage-backed securities	16,693	16,863	1	1

	$32,940	33,238	1	1

At December 31, 2008 and 2007 securities with a carrying value of $24,135,000 and $6,724,000, respectively, were pledged for Federal Home Loan Bank advances, to the Federal Reserve Bank for Treasury Tax and Loan (TT&L) transactions, and the State of Florida as collateral for public funds.

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

(3)  Loans

    The components of loans are as follows (in thousands):

	At December 31,
	2008	2007

Commercial	$63,768	59,878
Commercial real estate	94,675	82,951
Construction	9,793	11,186
Consumer	18,762	21,279
Residential real estate	324	48

Total loans	187,322	175,342

Deduct:
Deferred loan costs and fees, net	(588)	(698)
Allowance for loan losses	(2,552)	(2,393)

Loans, net	$184,182	172,251

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)  Loans, Continued

An analysis of the change in the allowance for loan losses follows (in thousands):

	Year ended December 31,
	2008	2007

Beginning balance	$2,393	1,801
Provision for loan losses	4,059	885
Charge-offs, net of recoveries	(3,900)	(293)

Ending balance	$2,552	2,393

Information about impaired loans, all of which are collateral dependent, is as follows (in thousands):

	At December 31,
	2008	2007
Loans identified as impaired:
Gross loans with no related allowance for losses	$17,977	1,410
Gross loans with related allowance for loan losses recorded	4,707	1,280
Less: Allowance on these loans	486	355

Net investment in impaired loans	$22,198	2,335

	Year Ended December 31,
	2008	2007
Average investment in impaired loans	$7,498	1,331

Interest income recognized on impaired loans	$117	31

Interest income received on impaired loans	$103	31

Impaired collateral-dependent loans are carried at the lower of cost or fair value. At December 31, 2008, those impaired collateral-dependent loans which are measured at fair value or a non-recurring basis are as follows (in thousands):

						Losses Recorded in
	Fair				Total	Earnings
	Value(1)	Level 1	Level 2	Level 3	Losses	During 2008

Impaired Loans	$7,811	-	-	$7,811	$(2,970)	$(2,814)

(1) In addition, loans with a carrying value of $14.4 million were measured for impairment using Level 3 inputs and had a fair value in excess of carrying value.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)  Loans, Continued

Non-accrual loans and loans past due ninety days or more but still accruing were as follows (in thousands):

	At December 31,
	2008	2007

Non-accrual loans	$10,105	1,401
Past due ninety days or more but still accruing	250	349

	$10,355	1,750
(4)  Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2008	2007
Building and improvements	$3,936	2,779
Land	552	552
Furniture, fixtures and equipment	2,058	1,651
Leasehold improvements	964	811
Construction in process	-	834

Total, at cost	7,510	6,627

Less accumulated depreciation and amortization	(1,629)	(1,161)

Premises and equipment, net	$5,881	5,466

Interest capitalized and included in construction in process during 2008 and 2007 was approximately $21,000 and $7,000, respectively.

The Company leases its Stuart, Florida branch office facility under a non-cancelable lease. The initial lease term is five years with two five-year renewal options.  In November 2005, the Company signed a ten year lease with four five-year renewals, on a branch building in Vero Beach, Florida which opened in March, 2006.  In February of 2006, the Company signed a fifty year lease, with four ten-year renewal options on a ground lease for the Gatlin Boulevard, Port St. Lucie, Florida  branch site, which opened in May of 2008.  In April of 2006, the Company signed a seven year lease, with two five-year renewal options, on the Operations Center in Jensen Beach, Florida which opened in March of 2007. In May of 2007, the Company signed a 10 year lease with two five-year renewal options for a branch office in Palm City, Florida, which opened in January, 2008. The Company is required to pay an allowable share of common area maintenance, insurance and real estate taxes on these leases. Rent expense under the operating leases during the years ended December 31, 2008 and 2007 was approximately $593,000 and $488,000, respectively. In addition, the Company leases space in its Fort Pierce branch office facility to third parties. The leases have initial terms of five years and lease income was approximately $125,000 and $87,000 in 2008 and 2007, respectively.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)  Premises and Equipment, Continued

At December 31, 2008, future minimum rental commitments, including certain renewal options, under these non-cancelable leases were approximately as follows (in thousands):

Year Ending December 31,	Operating Lease Expense	Operating Lease Income
2009	$498	73
2010	509	-
2011	521	-
2012	539	-
2013	548	-
Thereafter	15,768	-

Total	$18,383	73

(5)  Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $55,596,000 and $68,534,000 at December 31, 2008 and 2007, respectively.

                        A schedule of maturities of time deposits at December 31, 2008 follows (in thousands):

Year EndingDecember 31,	Amount
2009	$107,016
2010	22,393
2011	5,031
2012	5,682
2013	1,611

$141,733

(6)  Federal Home Loan Bank Advances

Maturity and interest rate of the advances from the Federal Home Loan Bank of Atlanta ("FHLB") consisted of the following ($ in thousands):

Maturity	Fixed or
Year Ending	Variable		At December 31,
December 31,	Rate	Interest Rate	2008	2007

2009	Fixed	1.32%	$3,000	-
2010	Fixed	1.81%	3,000	-
2011	Fixed	2.31%	1,000	-
2012	Fixed	3.05%	2,500	-
2013	Fixed	3.20%	1,500	-
Thereafter	Fixed (1)	.50%	100	100

			$11,100	100

(1) Low interest rate due to being related to FHLB low-housing project lending.

The advances are collateralized by securities available for sale with a carrying value of approximately $13,193,000 and $250,000 at December 31, 2008 and 2007, respectively.

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(7)  Financial Instruments

The estimated fair values of the Company's financial instruments were as follows (in thousands):

	At December 31, 2008		At December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$5,457	5,457	6,795	6,795
Securities available for sale	33,238	33,238	6,789	6,789
Securities held to maturity	1	1	4	4
Loans, net	184,182	189,649	172,251	173,071
Federal Home Loan Bank stock	853	853	280	280
Accrued interest receivable	1,355	1,355	983	983

Financial liabilities:
Deposit liabilities	200,683	202,475	172,677	173,078
Federal Home Loan Bank advances	11,100	11,377	100	100

Off-balance-sheet financial instruments	-	-	-	-

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

The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

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

Standby letters of credit, available lines of credit and commitments to extend credit typically result in loans with a market interest rate when funded.  A summary of Company's financial instruments with off balance sheet risk at December 31, 2008 follows (in thousands):

Standby letters of credit	$148

Commitments to extend credit	$700

Available lines of credit	$16,182

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(8)  Credit Risk

The Company grants the majority of its loans to borrowers throughout the Port St. Lucie, Stuart, Palm City, Fort Pierce and Vero Beach, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in St. Lucie County, Martin County and Indian River County, Florida. The Company does not have significant concentrations to any one industry or customer. The Company did have eighteen loans aggregating $14.1 million and $16.9 million at December 31, 2008 and 2007 respectively, with original maturities of five years or less, respectively, where the primary source of repayment is the sale of the related collateral or the conversion of the existing debt into debt at another financial institution. The majority of these loans are located in Martin, St. Lucie and Indian Counties, Florida.

With the uncertain real estate market in Martin, St. Lucie and Indian River Counties, Florida, in the short-term, obtaining refinancing or sale of the collateral, with terms acceptable to the borrower may be difficult or impossible. While some of these loans have been extended, it is possible others will be extended and/or modified or the loans which have been extended may be extended again. Management is closely monitoring these loans and believes the loan loss allowance at December 31, 2008 is adequate.

(9)  Benefit Agreements

The Company has Deferred Compensation Agreements (the "Agreements") with certain officers and directors which require the Company to provide salary continuation benefits to them upon retirement.  The Agreements require the Company to pay annual benefits for five to fifteen years following their normal retirement ages. The Company has purchased life insurance policies on these officers and directors which although not formerly linked, have estimated future cash values that exceed the estimated future benefits that will be due under these Agreements. The Company recognized income on the life insurance policies, net of benefit expense accrued on the Agreements, of $84,000 in 2008 and $86,000 in 2007.

During 2007, the FASB issued EITF No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsed Split-Dollar Life Insurance Arrangements” (“EITF 06-4”), which requires an employer to recognize a liability for postretirement death benefits provided under endorsement split-dollar agreements. An endorsement split-dollar agreement is an arrangement whereby an employer owns a life insurance policy that covers the life of an employee and, pursuant to a separate agreement, endorses a portion of the policy’s death benefits to the insured employee’s beneficiary. EITF 06-4 was effective on January 1, 2008. The Company has entered into Supplemental Death Benefit Agreements with certain of its directors and executive officers pursuant to which the Company has agreed to pay a portion of the death benefit payable under certain life insurance policies owned by the Company to the directors’ or executives’ beneficiaries upon their death. As a result of the adoption of EITF 06-4, the Company recognized a cumulative effect adjustment (increase) to accumulated deficit of ($42,000) representing additional liability of $67,000 required to be provided under EITF 06-4 on January 1, 2008 relating to the agreements, net of deferred income taxes of $25,000.

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10) Income Taxes (Benefit)

    Income taxes (benefit) consisted of the following (in thousands):

	Year Ended December 31,
	2008	2007
Current:
Federal	$(727)	332
State	-	56
Total current	(727)	388

Deferred:
Federal	(829)	(265)
State	(264)	(46)
Total deferred	(1,093)	(311)

Income taxes (benefit)	$(1,820)	77

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2008		2007
	Amount	% of Pretax Loss	Amount	% of Pretax Earnings

Income taxes (benefit) at statutory rate	$(1,631)	(34)%	$86	34%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	(175)	(3)	7	3
Income from bank-owned life insurance	(43)	(1)	(40)	(16)
Nondeductible expenses	12	-	13	5
Share-based compensation	17	-	11	4
Income taxes (benefit)	$(1,820)	(38)%	$77	30%

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10) Income Taxes (Benefit), Continued
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2008	2007
Deferred tax assets:
Allowance for loan losses	$519	830
Net operating loss carryforward	1,166	-
Deferred compensation Impaired loan interest	127 68	64 8
Other	110	11

Deferred tax assets	1,990	913

Deferred tax liabilities:
Accrual to cash adjustment	(30	(60)
Accumulated depreciation	(81	(87)
Deferred loan costs	(113	(118)
Unrealized gain on securities available for sale	(112	(20)

Deferred tax liabilities	(336	(285)

Net deferred tax asset	$1,654	628

At December 31, 2008, the Company had net operating loss carryforwards of approximately $2.9 million for Federal and $5.0 million for Florida available to offset future taxable income. The carryforwards will expire in 2028.

(11) Related Party Transactions

In the ordinary course of business, the Company may make loans at terms and rates prevailing at the time to officers and directors of the Company or their affiliates. The Company also accepts deposits from these same related parties.  These are summarized as follows (in thousands):

	2008	2007
Loans:
Balance at beginning of year	$4,346	2,824
Borrowings	708	1,892
Repayments	(1,176)	(370

Balance at end of year	$3,878	4,346

Deposits	$3,954	2,867

                                                                                                                                FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12) Stock Options and Warrants

The Company established a Stock Option Plan in 1998 (“1998 Plan”) for directors, officers and employees of the Company. The 1998 Plan as amended provides for 131,553 shares (adjusted) of common stock to be available for grant.  The exercise price of the stock options is the fair market value of the common stock on the date of grant.  The options expire ten years from the date of grant. At December 31, 2008, no shares remain available for grant, as the Plan Agreement terminated on December 8, 2008. All per share amounts reflect the 5% stock dividend paid on June 15, 2007. A summary of stock option information follows ($ in thousands, except per share amounts):

	Number of Options	Weighted - Average Exercise Price	Weighted - Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2006	94,932	$10.19
Options exercised	(56,929)	(9.12)
Options forfeited	(1,050)	(15.42)

Outstanding at December 31, 2007	36,953	11.68
Options granted	579	8.50
Options forfeited	(771)	(9.52)

Outstanding at December 31, 2008	36,761	$11.68	2.41 years	$-

Exercisable at December 31, 2008	36,182	$11.73	2.30 years	$-

(continued)

 FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12) Stock Options and Warrants, Continued

In 2005, the Company established a new option plan (“2005 Plan”) for directors, officers and employees of the Company.  The 2005 Plan provides for 158,743 shares (adjusted) of common stock to be available for grant.  The exercise price of the stock options is the fair market value of the common stock on the date of grant. The 2005 Plan allows for various vesting periods and the options expire ten years from the date of grant. At December 31, 2008, 35,694 shares (adjusted) remain available for grant.  All per share amounts reflect the 5% stock dividend paid on June 15, 2007. A summary of stock option information follows:

	Number of Options	Weighted - Average Exercise Price	Weighted - Average Remaining Contractual Term	Aggregate Intrinsic Value

Options outstanding at December 31, 2006	87,573	$15.42
Options forfeited	(2,756)	(15.42)
Options granted	16,966	16.67

Options outstanding at December 31, 2007	101,783	15.63
Options forfeited	(6,442)	(14.47)
Options granted	27,708	9.34

Options outstanding at December 31, 2008	123,049	$14.27	7.74 years	$-

Options exercisable at December 31, 2008	85,030	$15.49	7.30 years	$-

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2008	2007
Dividend yield	-%	-%
Expected life	6 - 6.5 years	6 years
Expected volatility	23.44% - 28.74%	18.62%
Risk-free interest rate	4.07% - 4.98%	3.88%
Weighted-average grant-date fair value of options issued during the year	$2.27 - $3.40	$4.96

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12) Stock Options and Warrants, Continued

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

The total intrinsic value of options exercised in 2007 was $186,000 and the related tax benefit recognized was $60,000. The total fair value of shares vested and recognized as compensation expense was $54,000 and $32,000 for 2008 and 2007 respectively, and the related tax benefit recognized was $2,000 in 2008 and none in 2007. As of December 31, 2008, the Company had 38,598 (adjusted) stock options not fully vested and there was $89,000 of total unrecognized compensation cost related to these non-vested options. This cost is expected to be recognized monthly over a weighted-average period of 1.5 years on a straight-line basis.

Also in January 2004, 22,050 (adjusted) stock options were granted to a third party as compensation for services provided to the Company.  The options, which expire at the end of ten years, were issued at $11.00 per share and are fully vested.  As of December 31, 2008, none of these options had been exercised.

In addition, as discussed in more detail in Note 14, the Company sold on December 5, 2008 to the U.S. Treasury a ten year warrant to purchase at any time up to 183,158 shares of the Company’s common stock for $4.75 per share.

(13) Profit Sharing Plan

The Company sponsors a section 401(k) profit sharing plan (the "Plan") which is available to all employees electing to participate.  During 2008 and 2007, the Company approved a 1% and 2% match, respectively, to the Plan in an approximate amount of $24,000 and $43,000 respectively.

(14) Stockholders’ Equity

On December 5, 2008, the Company issued and sold to the United States Department of the Treasury (the “Treasury”) 5,800 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Shares”), along with a ten year warrant (the “Warrant”) to purchase at any time up to 183,158 shares of the Company’s common stock for $4.75 per share, for a total cash investment of $5.8 million from the Treasury (the “Transaction”). The Transaction was completed pursuant to, and is governed by, the U.S. Treasury’s Capital Purchase Program (the “CPP”), which is designed to attract broad participation by healthy institutions, to stabilize the financial system, and to increase lending for the benefit of the U.S. economy.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14) Stockholders’ Equity, Continued

The Transaction proceeds of $5.8 million were allocated between the Preferred Shares and Warrant based on the ratio of the estimated fair value of the Warrant to the aggregate estimated fair value of both the Preferred Shares and the Warrant. The value of the Warrant was computed to be $394,000 using the Black Scholes model with the following inputs: expected stock volatility of 61.89%, risk-free interest rate of 4.11%, expected life of 5 years and no dividend yield. The value of the Preferred Shares was computed to be $3.9 million based on the net present value of the expected cash flows over five years using a discount rate of 14%, which represents what the Company believes to be its incremental borrowing rate for a similar transaction in the private sector. The allocation of proceeds to the Warrant was recorded as a “preferred stock discount” against the Preferred Shares, with a corresponding and equal entry to additional paid in common equity in the amount of $526,000. This discount is being amortized over five years on a straight-line basis and increases the loss available to common shareholders.

The Preferred Shares carry a 5% per year cumulative preferred dividend rate, payable quarterly. The dividend rate increases to 9% after five years. Dividends compound if they accrue and are not paid. The Preferred Shares have a liquidation preference of $1,000 per share, plus accrued unpaid dividends. During the first three years after the Transaction, the Company may not redeem the Preferred Shares except in conjunction with a qualified equity offering meeting certain requirements. After three years, the Company may redeem the Preferred Shares, plus accrued unpaid dividends, in whole or in part, subject to the approval of the Company’s primary federal banking regulator.

While the Preferred Shares are outstanding, certain restrictions apply to the Company, including, among others, those that are discussed below.

The Preferred Shares have a senior rank and the Company cannot issue other preferred stock senior to the Preferred Shares. Until the third anniversary of the sale of the Preferred Shares, unless the Preferred Shares have been redeemed in whole or the Treasury has transferred all of the shares to a non-affiliated third party, the Company may not increase its common stock cash dividend or repurchase common stock or other equity shares (subject to certain limited exceptions) without the Treasury’s approval. If the Company were to pay a cash dividend in the future, any such dividend would have to be discontinued if a Preferred Share dividend were missed. Thereafter, dividends on common stock could be resumed only if all Preferred Share dividends in arrears were paid. Similar restrictions apply to the Company’s ability to repurchase common stock if Preferred Share dividends are missed. Failure to pay the Preferred Share dividend is not an event of default. However, a failure to pay a total of six   Preferred Share dividends, whether or not consecutive, gives the holders of the Preferred Shares the right to elect two directors to the Company’s board of directors.  That right would continue until the Company pays all dividends in arrears.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

 Notes to Consolidated Financial Statements, Continued

(14) Stockholders’ Equity, Continued

Senior Executive Officers of the Company and its subsidiary agreed to limit certain compensation, bonus, incentive and other benefit plans, arrangements, and policies with respect to the Senior Executive Officers during the period that the Treasury owns any debt or equity securities acquired in connection with the Transaction. The Preferred Shares generally are non-voting, other than in connection with proposals to issue preferred stock senior to the Preferred Shares, certain merger transactions, amendments to the rights of the holder of the Preferred Shares, and other than in connection with the board representation rights mentioned above, as required by Delaware State law. The Warrant is exercisable immediately and expires in ten years. The Warrant has anti-dilution protections and certain other protections for the holder, as well as potential registration rights upon written request from the Treasury. If requested by the Treasury, the Warrant (and the underlying common stock) may need to be listed on a national securities exchange. The Treasury has agreed not to exercise voting rights with respect to common shares it may acquire upon exercise of the Warrant. The number of common shares covered by the Warrant may be reduced by up to one-half if the Company completes an equity offering meeting certain requirements by December 31, 2009. If the Preferred Shares are redeemed in whole, the Company has the right to purchase any common shares held by the Treasury at their fair market value at that time.

(15) Restrictions on Dividends

The Company’s ability to pay cash dividends on its common stock is limited to the amount of dividends it could receive from the Bank plus its own cash and cash equivalents, which amounted to $4.4 million at December 31, 2008. It is also restricted as discussed in Note 14. The amount of dividends the Bank is permitted to pay to the Company is restricted to 100% of its calendar year-to-date net earnings plus retained earnings for the preceding two years.  In addition, no bank may pay a dividend at any time that net earnings in the current year when combined with retained earnings from the preceding two years produce a loss. Under Florida law, a Florida chartered commercial bank may not pay cash dividends that would cause the Bank’s capital to fall below the minimum amount required by Federal or Florida law.

(16) Regulatory Matters

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

(continued)

FPB BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements, Continued

(16) Regulatory Matters, Continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2008, the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category.  The Bank's actual capital amounts and percentages are also presented in the table ($ in thousands).

	Actual		Minimum for Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2008:
Total Capital to Risk - Weighted Assets	$21,280	10.88%	$15,647	8.00%	$19,559	10.00%
Tier 1 Capital to Risk - Weighted Assets	18,834	9.63	7,824	4.00	11,736	6.00
Tier 1 Capital To Total Assets	18,834	8.27	9,111	4.00	11,389	5.00

As of December 31, 2007:
Total Capital to Risk - Weighted Assets	$20,202	11.09	$14,579	8.00	$18,224	10.00
Tier 1 Capital to Risk - Weighted Assets	17,923	9.83	7,290	4.00	10,934	6.00
Tier 1 Capital To Total Assets	17,923	9.09	7,884	4.00	9,855	5.00

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(17) Holding Company Financial Information

The Holding Company's unconsolidated financial information is as follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2008	2007
Assets

Cash and cash equivalents	$4,402	3,687
Investment in subsidiary	20,248	17,957
Other assets	342	287

Total assets	$24,992	21,931

Liabilities

Total liabilities	$96	-

Stockholders’ Equity

Stockholders’ Equity	24,896	21,931

Total Liabilities and Stockholders’ Equity	$24,992	21,931

 Condensed Statements of Operations

	Year Ended December 31,
	2008	2007

Revenues	$-	-
Expenses	(159)	(96)

Loss before (loss) earnings of subsidiary	(159)	(96)
(Loss) earnings of subsidiary	(2,819)	273

Net (loss) earnings	$(2,978)	177

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(17) Holding Company Financial Information, Continued

Condensed Statements of Cash Flows
	Year Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net (loss) earnings available to common shareholders	$(3,004)	177
Adjustments to reconcile net (loss) earnings to net cash used in operating activities: Preferred stock dividend requirements and amortization of preferred stock discount	26	-
Share-based compensation	54	32
Undistributed (losses) earnings of subsidiary	2,819	(273)
Increase in other assets	(55)	(108)
Increase in other liabilities	75	-

Net cash used in operating activities	(85)	(172)

Cash flows from investing activity -
Investment in subsidiary	(5,000)	(5,000)

Cash flows from financing activities:
Proceeds from the issuance of 5,800 shares of Series A preferred stock to the US Treasury	5,800	-
Proceeds from the exercise of common stock options	-	520
Tax benefit associated with exercise of common stock options	-	60
Fractional shares of stock dividends, paid in cash	-	(6)

Net cash provided by financing activities	5,800	574

Net increase (decrease) in cash and cash equivalents	715	(4,598)

Cash and cash equivalents at beginning of year	3,687	8,285

Cash and cash equivalents at end of year	$4,402	3,687

Non-cash transactions:

Accumulated other comprehensive income of subsidiary, net change in unrealized gain (loss) on securities available for sale, net of tax	$152	85

Accrual of preferred stock dividend	$21	-

Cumulative effect adjustment related to deferred compensation plans, net of tax benefit of $25	$42	-

Common stock dividend	$-	1,473

Report of Independent Registered Public Accounting Firm

FPB Bancorp, Inc.
Port St. Lucie, Florida:

We have audited the accompanying consolidated balance sheets of FPB Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
March 3, 2009

BOARD OF DIRECTORS

Gary A. Berger, Chairman

Donald J. Cuozzo

Ann L. Decker, Secretary

Timothy K. Grimes

John S. Leighton, III

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

Timothy K. Grimes

John S. Leighton, III

Paul J. Miret

Robert L. Schweiger

Robert L. Seeley

David W. Skiles, President & Chief Executive Officer

Paul A. Zinter, Vice Chairman

OFFICERS

Marge Riley, Executive Vice President and Chief Operating Officer

Nancy E. Aumack, Senior Vice President and Chief Financial Officer

William V. West, Senior Vice President and Senior Lender

Stephen J. Krumfolz, Senior Vice President, SBA Commercial Lender

Philip Lee Brown, Senior Vice President and Area Executive – St. Lucie County

Melissa M. Favorite, Senior Vice President, BSA/Compliance Officer

Randy J. Riley, Senior Vice President and Area Executive – Indian River County

Craig C.  Dietz, Senior Vice President, Credit Administration

David P. Hoffman, Vice President, Senior Consumer Lender

Brenda K. Parmelee, Vice President, Branch Manager (Fort Pierce)

Amy M. Sowerby, Vice President, Deposit Operations

Jill E. Knapp, Vice President, Commercial Lender

Jillian A. Lopez, Assistant Vice President, Human Resource Officer

Christina M. Saltos, Assistant Vice President, Branch Manager (Port St. Lucie)

Sarah C. Baker, Assistant Vice President, Branch Manager (Stuart)

Peter G. Ferlatte, Assistant Vice President, Network Administration Officer

Rebekah A. Witt, Assistant Vice President, Loan Operations

Kim Prado, Assistant Vice President, Branch Manager (Vero Beach)

FIRST PEOPLES BANK

COMMUNITY LIAISON BOARDS

Fort Pierce

Barbara S. Allen, Associated Coastal Ear/Nose/Throat
Judy Culpepper, Retired
Dr. Kenneth Langley, St. Lucie Eye Associates
Stefan K. Matthes, Sr., Culpepper & Terpening, Inc.
Erik Melville, Raymond James
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
Howard Shields, Organizing Board Chairman & Director Emeritus
Gene R. Zweben, Schwartz Zweben, LLC - Attorney

Vero Beach

Joe Coakley, Market Rite, Inc.
Lynn Hall, Northwestern Mutual
Steve Henderson, Collins, Brown & Caldwell (of counsel)
James Kretsch, James Kretsch & Associates, LLC - Attorney
Catherine McKenzie, BellSouth
John Michael Matthews, John Michael Matthews Fine Jewelry
Mahendra Patel, Patel & Associates

GENERAL INFORMATION

Annual Meeting
The Annual Meeting of the Stockholders will be held at The Hilton Garden Inn – PGA Village, 8540 NW Commerce Centre Drive, Port St. Lucie, Florida 34986 at 5:30 P.M., Wednesday, April 29th, 2009.  A social hour will begin at 4:30 p.m.

Transfer Agent and	Registrar and Transfer Co.
Registrar	10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Corporate Counsel	Igler & Dougherty, P.A.
2457 Care Drive
Tallahassee, Florida 32308

Independent	Hacker, Johnson & Smith PA
Auditors	Independent Registered Public Accountants
500 West Cypress Creek Road, Suite 450
Fort Lauderdale, Florida 33309

Form 10-K
A copy of the Form 10-K as filed with the Securities and Exchange Commission may be obtained by stockholders without charge upon written request to Nancy E. Aumack, Senior Vice President and Chief Financial Officer, 1792 NE Jensen Beach Blvd., Jensen Beach, Florida  34957.

COMMON STOCK PRICES AND DIVIDENDS

The common stock of FPB Bancorp, Inc. is listed on the Nasdaq Capital Market, under the symbol "FPBI".  The Company did not declare a dividend for the year ended December 31, 2008.  Future dividends, if any, will be determined by the Board of Directors.  As of December 31, 2008, FPB Bancorp, Inc. had approximately 1,400 holders of record of common stock.