Form 10-K, Exhibit 13
period 2009-12-31
FPB BANCORP INC
filed 2010-03-19
CIK 1162245

2009

ANNUAL

REPORT

LETTER TO SHAREHOLDERS

March 15, 2010

Dear Shareholders:

We want to share with you the Annual Report for FPB Bancorp, Inc. (FPBI) for the year ended December 31, 2009. If 2008 was a significant and historical year because of the massive meltdown in our economy, then 2009 was like the Gulf Coast after hurricane Katrina. Construction and existing home sales came to a grinding halt last year while tourism and other related industries were affected as well. Our area experienced record residential foreclosures, unemployment levels near 20%, numerous business failures and land and property devaluations in some instances of up to 70%. The State of Florida continues to rank among the top five states that lead the country in these categories.

As a result of all of this turmoil, banks began to experience unprecedented defaults in their loan portfolios and many good, hard-working people who never dreamed of not paying their obligations, were laid off from their jobs with little cash to sustain their unexpected unemployment. Business owners dependent on people’s ability to spend found themselves cash-starved and unable to sustain their businesses and in many cases were forced to close their doors. In 2008, we all found out what the phrase “sub-prime mortgage” meant and in 2009, the phrase “Ponzi Scheme” reared its ugly head with the Madoff scandal leading the many stories of financial corruption in our country.

Despite all of these negative issues, our subsidiary First Peoples Bank avoided sub-prime lending, leveraged investments, and for the most part, speculative land-based loans and the high risk acquisition and development lending that caused havoc in our State and in the southeastern portion of the United States.  The entire banking industry has experienced deterioration in its loan portfolio and in credit quality. This has resulted in many customers being unable to make the scheduled payments on their loans. Banking regulations require us to downgrade these loans and recognize any future potential losses in our loan portfolio, causing us to significantly increase our loan loss reserves for these potential future losses. This was especially true in 2009 and was a large factor in the sizeable losses that we experienced for the year.

We ended 2009 with a consolidated net loss of $9.2 million, compared to 2008 net losses of $3.0 million. This dramatic change is a stark reminder of the impact of the declining local and national economies. The largest cause of our 2009 losses was a required accounting charge to create a deferred tax asset valuation allowance of $4.4 million.  The deferred tax asset is the result of cumulative tax benefits from both the 2008 and 2009 losses, and is normally allowable for use against future earnings spread out up to a 20-year period.  However, the significant impact of the declining economy has required a reassessment of the bank’s earnings history and trends over the past year, our estimate of future earnings, and the expiration of the net operating loss carryforwards.  The result of that analysis was a determination that it is more than likely that the deferred tax asset will not be realized in the near term, and we were required to reserve against the $4.4 million asset at the end of 2009. The end result was that our $4.8 million dollar operating loss was increased to $9.2 million. The good news is that the $4.4 million amount will remain on our books as a contra account and can be restored under the 20 year rule if we attain a history of profitability, and determine that it is more likely than not that we will realize the asset through future earnings. Please be assured that our board and entire management team is committed to attaining profitability as soon as possible.

Our management team recognized the economic downturn early on and elected to slow our loan growth in 2009. Total loans grew by $2.4 million, an increase of only 1.27%, and we ended the year with total loans of $189.7 million. This was in contrast to loan growth in several prior years, which averaged above 20%. We formed a Special Assets Department in June of 2009, which has resulted in significant improvement in the collection of our past due loans and troubled assets. In 2008 and 2009, we reduced our staff by 20% and negotiated with vendors and suppliers to cut expenses.  In addition, we have frozen all executive and employee salaries, suspended bonuses, and further reduced director fees, advertising and other overhead expenses. All of these efforts have had a positive effect on our overall financial status and we see progress in many of our key ratios.

The recession has also impacted both loan and deposit rates. The Prime rate of interest of 3¼% has remained constant throughout last year and has had a negative effect on our income, as many of our loans are tied to an adjustable rate, and the income earned on these loans decreased with the market.  In addition, competition for core deposits has increased significantly over the past several years.

Our two newest offices in Palm City, Florida and on Gatlin Boulevard, Port St. Lucie, Florida, were opened in 2008 and their performance has been dramatically affected by the economic downturn, which has significantly reduced their original growth projections. The cost effect of those two offices with their limited growth has had a negative impact on our earnings as well. As the economy rebounds, we expect the growth at those locations to resume. Our primary correspondent bank which was one of the largest bankers’ banks in the country, was closed by its regulators in June, and as stockholders in that institution, we experienced a significant loss from that action resulting in a write-off of $548,000 from that investment.

In spite of these issues, FPBI and First Peoples Bank continue to be adequately capitalized as defined by FDIC regulations. We were among the 660 banks in the country to apply and receive funds under the U.S. Treasury T.A.R.P.-Capital Purchase Program. Those funds allowed us to selectively meet our customer’s borrowing needs and provided supplemental capital for any additional reserves that might be required should economic conditions continue to deteriorate.

FPBI ended 2009 with total consolidated assets of $248.2 million, a 3.78% increase, or $9.0 million, over year-end 2008. Deposits were up 7.82%, or $15.7 million for a total of $216.4 million. All interest bearing accounts at First Peoples Bank are FDIC insured for $250,000 per account ownership category through December 31, 2013, and all non-interest bearing accounts are insured with no limit until June 30, 2010, unless this deadline is extended by the FDIC. We would like to emphasize that no one has ever lost a penny on an account that is covered by FDIC insurance.

As a local community bank, we are working with our customers, some of whom are experiencing severe difficulties during these trying times. This can result in our receiving lower performance scores for our bank when compared with our peer banks in some of the media published rating services, such as Bauer Financial. Our management team and directors, however, feel compelled to continue to assist our customers, helping them protect their credit scores and keep local businesses open rather than close them down. While our collection efforts have had to be intensified, we continue to assist borrowers who are trying to work their way through the current financial turmoil.

We can assure you that our management and Board of Directors are totally engaged and are working diligently to ensure the success and profitability of FPBI and First Peoples Bank. We will continue to strive to keep your Company safe and sound throughout this downward economic cycle and we are confident that we will be able to meet all challenges and overcome them. We will operate as we always have, proud of our heritage and purpose, to serve our customers and community and strive to enhance and achieve long-term shareholder value.

We continue to be optimistic about the future of the bank in the communities that we serve.  People will always be FIRST at First Peoples Bank and if you haven’t stopped in for a visit or to open your shareholder account, Advantage Checking or Holiday Account, please do so at any of our six convenient full service locations. On behalf of our directors, management and staff we again want to thank you for your support, commitment and belief in our mission to bring community and “People Centered Banking” to our area.

Sincerely,

David W. Skiles                                                                                                          Gary A. Berger
President & CEO                                                                                                        Chairman of the Board

CORPORATE PROFILE

FPB Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of First Peoples Bank (the "Bank") and the Bank owns 100% of the outstanding common stock of Treasure Coast Holdings, Inc., (collectively referred to as the "Company"). The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank.  The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the maximum amounts by the Federal Deposit Insurance Corporation, which are currently $250,000 for all qualified deposits through December 31, 2013, and unlimited for non-interest bearing transaction accounts, through June 30, 2010. The Bank offers a variety of community banking services to individual and corporate customers through its six banking offices located in Port St. Lucie, Stuart, Fort Pierce, Vero Beach and Palm City, Florida.  The newest office opened in May 2008, on Gatlin Boulevard in Port St. Lucie, Florida.  In addition, the Palm City, Florida office opened in January of 2008 and an 11,000 square foot Operations Center in Jensen Beach, Florida, opened in March of 2007.  The new subsidiary, Treasure Coast Holdings, Inc., was incorporated in June 2008 for the sole purpose of managing foreclosed assets.  At December 31, 2009, we had total consolidated assets of $248.2 million and total consolidated stockholders' equity of $14.6 million.  For the year ended December 31, 2009, we had net losses of $9.2 million, partially due to a $4.4 million accounting charge to record a valuation allowance on our deferred tax asset at December 31, 2009.

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

FINANCIAL HIGHLIGHTS

December 31, 2009, 2008 and 2007 or the Years Then Ended
(Dollars in thousands, except per share figures)

At Year End:	2009	2008	2007

Assets	$248,203	$239,173	$196,753
Loans, net	$184,312	$184,182	$172,251
Securities	$31,752	$33,239	$6,793
Deposits	$216,374	$200,683	$172,677
Stockholders' equity	$14,639	$24,896	$21,931
Book value per common share (1)	$4.50	$9.53	$10.66
Common shares outstanding (1)	2,058,047	2,058,047	2,058,047
Equity as a percentage of assets	5.90%	10.41%	11.15%
Nonperforming assets as a percentage of total assets	9.15%	5.05%	.89%

For The Year:

Interest income	$12,778	$13,802	$13,588
Net (loss) earnings	$(9,208)	$(2,978)	$177
(Loss) earnings per common share, basic (1)	$(4.66)	$(1.46)	$.09
(Loss) earnings per common share, diluted (1)	$(4.66)	$(1.46)	$.09
Return on average assets	(3.55)%	(1.37)%	.10%
Return on average equity	(41.74)%	(13.97)%	.83%
Average equity as a percentage of average assets	8.50%	9.79%	12.11%
Non-interest expenses to average assets	4.04%	3.89%	4.18%

Yields and Rates:

Loan portfolio	5.95%	7.02%	8.49%
Securities	4.20%	4.95%	4.87%
Other interest-earning assets	.26%	2.00%	4.98%
All interest-earning assets	5.47%	6.71%	8.18%
Deposits	2.96%	4.05%	4.85%
Borrowings	2.16%	2.54%	4.00%
All interest-bearing liabilities	2.92%	4.04%	4.85%
Interest-rate spread (2)	2.55%	2.67%	3.33%
Net yield on average interest earning assets (3)	2.81%	3.33%	4.53%

______________________________

(1)	All per share amounts reflect the 5% stock dividends declared on May 16, 2007 and paid on June 15, 2007.
(2)	Average yield on all interest-earning assets less average rate paid on all interest-bearing liabilities.
(3)	Net interest income divided by average interest-earning assets.

SELECTED FINANCIAL DATA

December 31, 2009, 2008, 2007, 2006, and 2005 and the

Years Ended December 31, 2009, 2008, 2007, 2006, and 2005

(Dollars in thousands, except per share figures)

At Year End:	2009	2008	2007	2006	2005
Cash and cash equivalents	$12,932	5,457	6,795	5,422	12,366
Securities	31,752	33,239	6,793	8,953	12,244
Loans, net	184,312	184,182	172,251	130,133	95,666
All other assets	19,207	16,295	10,914	8,931	7,033

Total assets	$248,203	239,173	196,753	153,439	127,309

Deposit accounts	$216,374	200,683	172,677	130,219	102,809
Federal Home Loan Bank advances	14,600	11,100	100	100	2,600
All other liabilities	2,590	2,494	2,045	2,057	1,559
Stockholders' equity	14,639	24,896	21,931	21,063	20,341

Total liabilities and stockholders' equity	$248,203	239,173	196,753	153,439	127,309

For the Period:
Total interest income	$12,778	13,802	13,588	10,626	7,243
Total interest expense	6,215	6,951	6,060	3,976	1,939
Net interest income	6,563	6,851	7,528	6,650	5,304
Provision for loan losses	4,959	4,059	885	429	352
Net interest income after provision for loan losses	1,604	2,792	6,643	6,221	4,952
Non-interest income	1,189	874	996	824	930
Non-interest expenses	10,482	8,464	7,385	6,082	4,639

(Loss) earnings before income taxes	(7,689)	(4,798)	254	963	1,243
Income tax (benefit)	1,519	(1,820)	77	332	478

Net (loss) earnings	$(9,208)	(2,978)	177	631	765

(Loss) earnings per basic common share (1)	$(4.66)	(1.46)	.09	.32	.50
(Loss) earnings per diluted common share (1)	$(4.66)	(1.46)	.09	.31	.49
Weighted-average number of common shares outstanding for basic (1)	2,058,047	2,058,047	2,017,553	1,998,871	1,539,513
Weighted-average number of common shares outstanding for diluted (1)	2,058,047	2,058,047	2,034,070	2,030,344	1,553,623

Ratios and Other Data:
Return on average assets	(3.55)%	(1.37)%	.10%	.43%	.64%
Return on average equity	(41.74)%	(13.97)%	.83%	3.04%	5.42%
Average equity as a percentage of average assets	8.50%	9.79%	12.11%	14.08%	11.85%
Interest-rate spread during the period	2.55%	2.67%	3.33%	3.82%	3.79%
Net yield on average interest-earning assets	2.81%	3.33%	4.53%	4.79%	4.67%
Non-interest expenses to average assets	4.04%	3.89%	4.18%	4.12%	3.89%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.10	1.20	1.33	1.34	1.51
Nonperforming loans and foreclosed real estate as a percentage of total assets at end of year	9.15%	5.05%	.89%	.22%	-%
Allowance for loan losses as a percentage of total loans at end of year	2.49%	1.36%	1.36%	1.36%	1.42%
Total number of banking offices	6	6	4	4	3
Total shares outstanding at end of year (1)	2,058,047	2,058,047	2,058,047	2,001,513	1,996,172
Book value per share at end of year (1)	$4.50	$9.53	$10.66	$10.52	$10.19

(1)	All per share amounts reflect the 5% stock dividends declared on May 16, 2007 and paid on June 15, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and our results of operations should be read in conjunction with the consolidated financial statements and the related notes, as of December 31, 2009 and 2008, included elsewhere in this Annual Report.  This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

General

FPB Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of First Peoples Bank (the "Bank") and the Bank owns 100% of the outstanding common stock of Treasure Coast Holdings, Inc., (collectively referred to as the "Company"). The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank. The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the maximum amounts by the Federal Deposit Insurance Corporation, which are currently $250,000 for all qualified deposits (through December 31, 2013), and unlimited for non-interest bearing transaction accounts, (through June 30, 2010, unless extended). The Bank offers a variety of community banking services to individual and corporate customers through its six banking offices located in Port St. Lucie, Stuart, Fort Pierce, Vero Beach and Palm City, Florida.  The newest office opened in May, 2008, on Gatlin Boulevard in Port St. Lucie, Florida.  In addition, the Palm City, Florida office opened in January of 2008 and an 11,000 square foot Operations Center in Jensen Beach, Florida, opened in March of 2007. The new subsidiary, Treasure Coast Holdings, Inc., was incorporated in June 2008 for the sole purpose of managing foreclosed assets.  At December 31, 2009, we had total consolidated assets of $248.2 million and total consolidated stockholders' equity of $14.6 million.  For the year ended December 31, 2009, we had net losses of $9.2 million, partially due to an accounting charge to record a deferred tax valuation allowance of $4.4 million at year-end.

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

Our primary sources of funds for loans and for other general business purposes are our capital, deposits  and loan repayments. We expect that loan repayments will be relatively stable sources of funds, while deposit inflows and outflows will be significantly influenced by prevailing interest rates, money market rates, and general economic conditions. Generally, short- term borrowings may be used to compensate for reductions in normal sources of funds while longer-term borrowings may be used to support expanded lending activities.

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

Credit Risk

Our primary business is making business and consumer loans.  That activity entails potential loan losses, the magnitude of which depends on a variety of economic factors affecting borrowers which are beyond our control.  While underwriting guidelines have been instituted and credit review procedures have been put in place to protect us from avoidable credit losses, some losses will inevitably occur.  At December 31, 2009, we had nonperforming assets of $22.7 million.

Allowance for Loan Losses

The following table presents information regarding our total allowance for loan losses as well as the allocation of such amounts to the various categories of loans at
December 31, (dollars in thousands):

	2009		2008		2007		2006		2005
		Loans to Total Loans		Loans to Total Loans		Loans to Total Loans		Loans to Total Loans		Loans to Total Loans

	Amount		Amount		Amount		Amount		Amount

Commercial	$1,584	33.64%	$1,292	34.04%	$1,156	34.15%	$811	38.13%	$576	37.42%
Commercial real estate	2,749	56.30	916	50.54	857	47.31	631	42.24	478	40.79
Construction	18.57		113	5.23	145	6.38	65	4.59	53	4.47
Consumer	319	9.07	228	10.02	234	12.13	293	14.80	274	17.11
Residential real estate	60.42		3.17		1.03		1.24		2.21

Total allowance for loan losses	$4,730	100.00%	$2,552	100.00%	$2,393	100.00%	$1,801	100.00%	$1,383	100.00%

Allowance for loan losses as a percent- age of total loans outstanding		2.49%		1.36%		1.36%		1.36%		1.42%

Loan Portfolio

The following table sets forth the composition of our loan portfolio at December 31, (dollars in thousands):

	2009		2008		2007		2006		2005
		% of Total		% of Total		% of Total		% of Total		% of Total
	Amount		Amount		Amount		Amount		Amount

Commercial	$63,815	33.64%	$63,768	34.04%	$59,878	34.15%	$50,521	38.13%	$36,510	37.42%
Commercial real estate	106,803	56.30	94,675	50.54	82,951	47.31	55,967	42.24	39,794	40.79
Construction	1,081.57		9,793	5.23	11,186	6.38	6,089	4.59	4,365	4.47
Consumer	17,207	9.07	18,762	10.02	21,279	12.13	19,618	14.80	16,688	17.11
Residential real estate	790.42		324.17		48.03		315.24		206.21

	189,696	100.00%	187,322	100.00%	175,342	100.00%	132,510	100.00%	97,563	100.00%

Less:
Deferred loan costs and fees, net	(654)		(588)		(698)		(576)		(514)
Allowance for loan losses	(4,730)		(2,552)		(2,393)		(1,801)		(1,383)

Loans, net	$184,312		$184,182		$172,251		$130,133		$95,666

The contractual maturity ranges of our loan portfolio and the amount of such loans with fixed and variable interest rates in each maturity range classified by borrower type as of December 31, 2009 (dollars in thousands):

	One Year or Less	After One Through Five Years	After Five Years	Total

Commercial & Industrial	$13,383	$19,286	$31,146	$63,815
Commercial real estate	8,769	11,430	86,604	106,803
Construction & Development	-	-	1,081	1,081
Consumer	2,413	11,739	3,055	17,207
Residential real estate	195	595	-	790
Total loans	$24,760	$43,050	$121,886	$189,696

Loans with a fixed interest rate	$23,623	$27,334	$14,087	$65,044
Loans with a variable interest rate	1,137	15,716	107,799	124,652
Total loans	$24,760	$43,050	$121,886	$189,696

As of December 31, 2009, our loan portfolio was composed of approximately 34.29% fixed interest rate loans and 65.71% variable interest rate loans. Scheduled contractual principal repayments do not reflect the actual maturities of loan. The average actual maturity of our loans is substantially less than their average contractual term because of prepayments. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loans rates are substantially lower than rates on existing mortgages due primarily to refinancing of adjustable rate and fixed rate loans at lower rates.

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

	At December 31,
	2009	2008	2007	2006	2005
Non-accrual loans:
Commercial real estate	$11,438	$6,627	$805	$-	$-
Commercial	2,990	1,635	297	154	-
Construction and land development	169	1,106	-	-	-
Residential	173	179	272	172	-
Home equity	275	446	-	-	-
Other loans	38	112	27	1 18	-

Total non-accrual loans	15,083	10,105	1,401	344	-

Accruing loans over 90 days delinquent:
Commercial real estate	888	-	243	-	-
Commercial	-	250	106	-	-
Other loans	19	-	-	-	-

Total accrual loans over 90 days delinquent	907	250	349	-	-

Total nonperforming loans	15,990	10,355	1,750	344	-

Foreclosed assets	6,719	1,714	-	-	-

Total non-performing loans and foreclosed assets	$22,709	$12,069	$1,750	$344	$-
Total non-performing loans as a percentage of total loans	8.43%	5.53%	1.00%	.26%	-%
Total non-performing loans as a percentage of total assets	6.44%	4.33%	.89%	.22%	-%
Total non-performing loans and foreclosed assets
as a percentage of total assets	9.15%	5.05%	.89%	.22%	-%

Restructured troubled debt	$5,591	$12,279	$-	$-	$-

     As of December 31, 2009, the $5.6 million in restructured troubled debt are performing loans.

Asset Quality

In mid-2008, we formulated a plan to reduce our exposure to weaker lending relationships. Management’s practice has been to do business with borrowers in our area who we know. The Bank did not fund any sub-prime loans and had very limited exposure to non-owner occupied commercial real estate and residential real estate. We have moved further away from this class of assets by establishing a moratorium on residential construction and development lending in the current economic environment. As of December 31, 2009, we have reduced our exposure in total construction and development loans by more than $8.7 million, or 89% from December 31, 2008. The majority of the Bank’s loans are owner occupied commercial loans to local borrowers or consumer loans to their employees. Our market area as a whole has felt the impact of the residential real estate market’s deterioration and our customers appear to be working hard to adjust their business plans to this new reality.

The increase in nonperforming assets in 2009 was due primarily to the continued decline in the economy, resulting in continued deterioration in the real estate and commercial secured sectors of our loan portfolio.

We have endeavored to deal aggressively with problem assets in our loan portfolio. Since the Bank’s inception in 1999, we have engaged a third-party audit firm to conduct independent asset quality reviews that are specialized and targeted loan reviews by type. We believe our enhanced credit risk management process positions us to deal effectively with reducing our credit risk profile and maintaining a high quality loan portfolio on an ongoing basis. Additionally, in the future we intend to develop a more balanced real estate portfolio by reducing our concentration of higher risk non-owner occupied commercial real estate and construction and development loans.

Furthermore, since December 31, 2008, we have enhanced our credit risk management processes by:

❑	forming a real estate holding company to manage and liquidate foreclosed assets;
❑	developing processes for supervising criticized and classified loans;
❑	adopting a specific action plan for managing and disposing OREO;
❑	performing a quarterly assessment of the Bank’s monitoring systems for timely identification of problem loans;
❑	forming a Special Assets Committee of the Board that meets monthly to review management’s progress on all classified assets; and
❑	creating a Special Assets Department to reduce the Bank’s underperforming credits.

We believe our enhanced credit risk management process positions us to deal effectively with reducing our credit risk profile.

In 2009, we have taken several properties into our subsidiary incorporated for the purpose of divesting our foreclosed assets, and we are actively working to market these properties.  For example, in 2009 we have (i) sold three commercial properties carried at $2.4 million for $2.6 million; (ii) sold five vacant lots carried at $173,000 for $172,000; and (iii) sold six residential properties carried at $796,000 for $792,000.

The following table illustrates the payment status of certain classes of loans in our portfolio (dollars in thousands):

	Accruing and Past Due 30-89 Days	Non-Accrual and Past Due 90 days and Over	Total
	Amount	Amount	Amount
As of December 31, 2009
Commercial Real Estate	$548	$12,326	$12,874
Commercial & Industrial	560	2,990	3,550
Construction and Land development	-	169	169
Residential	10	173	183
Home Equity Lines	-	275	275
Other	162	57	219
Total	$1,280	$15,990	$17,270

As of December 31, 2008
Commercial Real Estate	$3,781	$6,627	$10,408
Commercial & Industrial	2,010	1,885	3,895
Construction and Land development	-	1,106	1,106
Residential	211	179	390
Home Equity Lines	199	446	645
Other	157	112	269
Total	$6,358	$10,355	$16,713

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

We actively monitor our asset quality to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although we believe we use the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations.  We consider several factors in determining the allowances, including charge-off history, the relative level of nonperforming assets, and the value of the underlying collateral.  Nonperforming loans  at December 31, 2009, increased to 8.43% of total loans, compared to 5.53% at December 31, 2008.  During 2009, our allowance increased by $2.2 million or 85.3%, and totaled $4.7 million at December 31, 2009. Additional allowance was made to cover the loan growth of 1% in 2009, as well as the increase in non-performing loans. We believe that the allowance for loan losses was adequate at December 31, 2009.

The following table sets forth information with respect to activity in our allowance for loan losses during the years indicated (dollars in thousands):

	Year Ended December 31,
	2009	2008	2007	2006	2005
Allowance at beginning of year	$2,552	$2,393	$1,801	$1,383	$1,097

Charge-offs:
Real estate loans	925	2,898	123	-	-
Consumer loans	306	394	49	19	17
Construction	841	-	-	-	-
Commercial real estate	140	-	-	-	-
Commercial	786	631	128	14	55

Total charge-offs	2,998	3,923	300	33	72

Recoveries:
Real estate loans	15	10	-	-	-
Consumer loans	29	6	6	10	1
Construction	135	-	-	-	-
Commercial and all other loans	38	7	1	12	5

Total recoveries	217	23	7	22	6

Provision for loan losses charged to operations	4,959	4,059	885	429	352

Allowance at end of year	$4,730	$2,552	$2,393	$1,801	$1,383

Ratio of net charge-offs during the year to average loans outstanding during the year	1.47%	2.11%	.19%	.01%	.08%

Allowance for loan losses as a percentage of total loans at end of year	2.49%	1.36%	1.36%	1.36%	1.42%

Allowance for loan losses as a percentage of non-performing loans	29.58%	24.65%	136.74%	523.55%	-%

Capital Resources and Liquidity

In managing liquidity, our objective is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion.  Liquidity management addresses the ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.  Our primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments.  External sources of funds include increases in deposits, advances from the FHLB and   a secured  line of credit extended by the Federal Reserve Bank for overnight cash flow needs.  Longer term funding sources include brokered CD's and repurchase agreements both with our primary correspondent bank.

Our management team monitors our liquidity position on an on-going basis and reports regularly to our Board of Directors the level of liquidity compared to minimum levels established by Board policy.  As of December 31, 2009, our level of liquidity was within the established guidelines of Board policy.

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

(continued)

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk weighted assets and Tier 1 capital to average assets.  As of December 31, 2009, we exceeded the minimum applicable capital adequacy requirements.  See "Regulation and Supervision - Capital Requirements."

As of December 31, 2009, our actual and required minimum capital ratios were as follows (dollars in thousands):

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2009:	Amount	%	Amount	%	Amount	%

Total Capital to Risk-Weighted Assets	$17,324	8.96%	$15,461	8.00%	$19,326	10.00%
Tier 1 Capital to Risk-Weighted Assets	14,880	7.70	7,730	4.00	11,596	6.00
Tier 1 Capital to Total Assets	14,880	5.65	10,538	4.00	13,172	5.00

Our primary source of cash during the year ended December 31, 2009, was from the proceeds from net deposit inflows of $15.7 million, proceeds from Federal Home Loan Bank advances of $3.5 million, net proceeds from the sale, maturity, call and repayment of securities totaling $53.0 million, and proceeds from the sale of foreclosed assets of $3.2 million. Cash was used primarily to purchase securities, premises and equipment and originate loans. At December 31, 2009, we had outstanding commitments to originate loans totaling $3.3 million, available lines of credit of $14.4 million, and standby letters of credit of $86,000.

Investment Activities

Our securities portfolio is managed by our Funds Management Committee in accordance with a written investment policy of the Board of Directors that addresses strategies, types and levels of permitted investments.  At December 31, 2009, our securities portfolio equaled $31.8 million, or 12.8% of total assets. Our investment portfolio is comprised of agency securities, mortgage-backed securities, asset-backed securities and CMO securities.

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

Securities

The following table sets forth the carrying value of our securities portfolio at December 31, 2009 (in thousands):

	2009	2008	2007
Securities available for sale:
U.S. Government agency securities	$14,332	$16,375	$6,061
Mortgage-backed securities	5,087	16,863	728
Asset-backed securities	6,097	-	-
CMO securities	6,236	-	-
	31,752	33,238	6,789
Securities held to maturity:
U.S. Government agency securities	-	-	-
Mortgage-backed securities	-	1	4
	-	1	4

Total	$31,752	$33,239	$6,793

The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio as follows (dollars in thousands):

	Due in		From One Year		From Five Years		Due in More Than
	One Year or Less		to Five Years		to Ten Years		Ten Years		Total
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield
December 31, 2009:
U.S. Government agency securities	$-	-%	$-	-%	$5,766	3.97%	$8,566	4.51%	$14,332	4.21%
Mortgage-backed securities	-	-	-	-	-	-	-	-	5,087	4.07%
Asset-backed securities	-	-	-	-	-	-	-	-	6,097	4.35%
CMO securities	-	-	-	-	-	-	-	-	6,236	4.05%

Total									$31,752	4.18%

December 31, 2008:
U.S. Government agency securities	$1,000	2.46%	$1,002	4.32%	$3,577	4.94%	$10,796	5.39%	$16,375	5.05%
Mortgage-backed securities									16,864	5.49

Total									$33,239	5.27%

December 31, 2007:
U.S. Government agency securities	$1,499	4.26%	$1,003	5 00%	$3,559	5.71%	-	-	$6,061	5.24%
Mortgage-backed securities									732	4.03

Total									$6,793	5.11%

Regulatory Matters

Board Resolutions.  The Federal Reserve Bank of Atlanta (“Federal Reserve”) has requested our Board of Directors to adopt resolutions limiting us from reducing our capital position. Pursuant to these resolutions, we  have committed to: (i) not incurring debt at the holding company level without prior Federal Reserve approval; (ii) not paying dividends on our securities (including our Series A Preferred Stock) without prior Federal Reserve approval; (iii) not purchasing or redeeming stock without Federal Reserve approval; (iv) not making any other payment which would represent a reduction in capital, other than normal and routine operating expenses; and (v) providing to the Federal Reserve on a quarterly basis, a parent-only balance sheet and confirmation of compliance with the resolutions.  Our Board of Directors adopted these resolutions at its October 21, 2009. These resolutions also prohibit us from paying dividends on, or redeeming, the Series A Preferred Stock without Federal Reserve approval.

Memorandum of Understanding.  The Bank has agreed with the bank regulatory agencies, in a memorandum of understanding, that by December 31, 2009 and thereafter, the Bank will maintain a Tier 1 leverage capital ratio of not less than 8% and a total risk-based capital ratio of not less than 11%. The Bank has also committed to reducing its ratio of classified assets to the sum of its capital and allowance for loan and lease losses on a graduated basis over the next year, culminating in a ratio of 60% by September 2010. At December 31, 2009, the Bank had a Tier 1 leverage capital ratio of 5.65% and a total risk-based capital ratio of 8.96%, with FPB retaining $379,000 in cash at the holding company level which could be down-streamed to the Bank as capital.

Consent Order.  The FDIC on December 18, 2009, requested that the Bank agree to the entry of a Consent Order. The proposed terms of the Consent Order are substantially similar to the terms of the Bank’s current memorandum of understanding, and in certain cases, are less stringent.  The Bank and the FDIC have reached agreement relative to certain terms and deadlines, and anticipate the entry of a Consent Order in March or April of 2010.

As proposed, the Consent Order would require the Bank to achieve within 90 days of the effective date and thereafter maintain an 8% Tier 1 Leverage Capital Ratio and a 11% Total Risk Based Capital Ratio. The memorandum of understanding currently requires the Bank to maintain ratios of 8% and 11%, respectively.

With respect to reducing the level of assets classified as “Substandard,” the proposed Consent Order is less stringent than the memorandum of understanding. As proposed, the Consent Order would require the ratio of such assets to Tier 1 Capital plus the Allowance for Loan and Lease Losses (“ALLL”) to be reduced to no greater than: (i) 140% within 90 days of the effective date; (ii) 120% within 120 days; (iii) 100% within 270 days; (iv) 80% within 360 days; and (v) 60% within 540 days. The memorandum of understanding currently requires the Bank to reach the 60% target by September 2010.

The proposed Consent Order also imposes a new asset growth restriction of 10% per year. In light of the current economic conditions, the Bank’s management has not intended to budget asset growth in excess of 10% for 2010. Other new obligations are a requirement of the Bank to perform a risk segmentation analysis with respect to its concentrations of credit and the elimination of a quantitative target with respect to the Bank’s net non-core funding dependence ratio. The Bank will also be prohibited from making dividend payments to FPB during the term of the Consent Order.

The Consent Order, as proposed, also contains requirements similar to those the Bank is already obligated to adhere to with respect to: (i) Board involvement with overseeing compliance; (ii) maintaining an adequate ALLL; (iii) not extending credit to borrowers with classified assets at the Bank, except under limited circumstances; and (iv) developing and adopting a strategic plan, a liquidity plan, a profit plan and a budget. When the Consent Order becomes effective, it will replace and supersede the MOU.

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

    The following table sets forth certain information relating to interest-earning assets and interest-bearing liabilities at December 31, 2009, that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

		More	More
		than One	than Five
		Year and	Years and	Over
	One Year	Less than	Less than	Fifteen
	or Less	Five Years	Fifteen years	Years	Total
Mortgage and commercial loans (1):
Commercial	$28,041	$30,131	$5,643	$-	$63,815
Commercial real estate	16,443	72,932	16,501	927	106,803
Construction	-	-	497	584	1,081
Consumer	2,275	11,372	3,420	140	17,207
Residential mortgage	136	654	-	-	790

Total loans	46,895	115,089	26,061	1,651	189,696

Interest-bearing deposits with banks	10,043	-	-	-	10,043
Federal funds sold	-	-	-	-	-
Federal Home Loan Bank stock	-	-	-	1,087	1,087
Securities (2)	19,402	1,683	919	9,748	31,752

Total rate-sensitive assets	76,340	116,772	26,980	12,486	232,578

Deposit accounts (3):
Money market deposits	40,424	-	-	-	40,424
NOW deposits	14,270	-	-	-	14,270
Savings deposits	5,997	-	-	-	5,997
Certificates of deposit	88,675	48,083	-	-	136,758

Total deposit accounts	149,366	48,083	-	-	197,449

Federal Home Loan Bank advances	5,500	9,100	-	-	14,600

Total rate-sensitive liabilities	154,866	57,183	-	-	212,049

GAP (repricing differences)	$(78,526)	$59,589	$26,980	$12,486	$20,529

Cumulative GAP	$(78,526)	$(18,937)	$8,043	$20,529

Cumulative GAP/total assets	(31.64)%	(7.63)%	3.24%	8.27%

(1)
In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature.  Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2)	Securities are scheduled through the maturity or call dates.
(3)	Money-market, NOW, and savings deposits are regarded as readily accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

The following table reflects the contractual principal repayments by period of the loan portfolio at December 31, 2009 (in thousands):

		Commercial
		Real	Residential
Years Ending	Commercial	Estate	Mortgage	Consumer	Construction
December 31,	Loans	Loans	Loans	Loans	Loans

2010	$23,006	$19,102	$439	$7,550	$61
2011	8,316	7,561	218	4,342	61
2012	5,158	6,290	133	2,297	61
2013-2014	7,404	11,539	-	1,743	122
2015-2016	4,391	9,798	-	720	122
2017 & beyond	15,540	52,513	-	555	654

Total	$63,815	$106,803	$790	$17,207	$1,081

Of the $139.6 million of loans due after 2010, 20.26% of such loans have fixed interest rates and 79.74% have adjustable interest rates.

The following table sets forth total loans originated and repaid during the period ended December 31 (in thousands):

Originations:	2009	2008

Commercial loans	$16,764	$16,224
Commercial real estate loans	14,202	11,110
Consumer loans	4,411	5,467
Construction loans	-	2,899
Residential loans	790	299

Total loans originated	36,167	35,999

Principal reductions and participations sold	(33,793)	(24,019)

Increase in total loans	$2,374	$11,980

Deposit Activities and Other Sources of Funds

Deposits are the major source of funds for our lending and investment activities.  In addition, we also generate funds from loan principal repayments and prepayments, and from the maturities and cash flow of investment securities.  Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money-market conditions.  Borrowings from the Federal Home Loan Bank of Atlanta (the “FHLB”) may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or for long-term funding purposes. We also have lines of credit extended by the Federal Reserve Bank  to utilize for overnight cash flow needs.  Longer-term funding is available through a Brokered CD Program and a Repurchase Agreement, both of which are set-up with our primary correspondent bank.  Repurchase agreements as a funding source were not utilized in 2009.

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

The following table shows the distribution of, and certain other information relating to deposit accounts by type (dollars in thousands):

	At December 31,
	2009		2008		2007
		% of		% of		% of
	Amount	Deposits	Amount	Deposits	Amount	Deposits
Demand deposits	$18,925	8.75%	$19,492	9.71%	$23,141	13.40%
Money-market deposits	40,424	18.68	30,262	15.08	26,121	15.13
NOW deposits	14,270	6.60	5,039	2.51	3,175	1.84
Savings deposits	5,997	2.77	4,157	2.07	4,061	2.35

Subtotal	79,616	36.80	58,950	29.37	56,498	32.72

Certificate of deposits:
0%- 0.99%	748.34		23	.01	391	.23
1.00% - 1.99%	38,056	17.59	140	.07	170	.10
2.00% - 2.99%	56,831	26.26	11,735	5.85	-	-
3.00% - 3.99%	12,659	5.85	48,016	23.93	1,497	.87
4.00% - 4.99%	15,140	7.00	59,287	29.54	41,742	24.17
5.00% - 5.99%	13,324	6.16	22,532	11.23	72,379	41.91

Total certificates of deposit (1)	136,758	63.20	141,733	70.63	116,179	67.28

Total deposits	$216,374	100.00%	$200,683	100.00%	$172,677	100.00%

(1)	Included individual retirement accounts (“IRAs”) totaling $5.0 million, $4.3 and $4.5 million at December 31, 2009, 2008, and 2007 all of which are in the form of certificates of deposit.

The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 2009, which mature during the periods indicated (in thousands):

	Year Ending December 31,
	2010	2011	2012	2013	2014	Total

0% - 0.99%	$443	$105	$200	$-	$-	$748
1.00% - 1.99%	33,247	4,809	-	-	-	38,056
2.00% - 2.99%	31,370	19,823	4,974	236	428	56,831
3.00% - 3.99%	4,973	1,245	4,459	1,328	654	12,659
4.00% - 4.99%	13,224	322	1,306	288	-	15,140
5.00% - 5.99%	5,418	3,489	4,417	-	-	13,324
Total certificates of deposit	$88,675	$29,793	$15,356	$1,852	$1,082	$136,758

                     Jumbo certificates ($100,000 and over) mature as follows (in thousands):

	December 31,
	2009	2008	2007

Due three months or less	$6,922	$11,778	$10,535
Due over three months to six months	4,493	4,698	14,286
Due over six months to one year	16,044	22,404	16,464
Due over one year to five years	17,243	16,716	27,249

	$44,702	$55,596	$68,534

Other Borrowings

The following table illustrates the types, available amounts and outstanding balances of our sources of other borrowings (dollars in thousands) as of December 31, 2009. All borrowings require adequate collateral, such as unpledged investment securities or loans.

Type of Borrowing	Outstanding	Line Amount	Available

Fed Funds Purchased	$-	$-	$-
Repurchase Agreements	-	-	-
FHLB Advances	14,600	14,600	-
FRB Discount Window	-	64,975	64,975
	$14,600	$79,575	$64,975

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

	Year Ended December 31,
	2009			2008			2007
		Interest	Average		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate	Balance	Dividends	Rate	Balance	Dividends	Rate
Interest-earning assets:
Loans	$189,672	11,287	5.95%	$185,005	12,988	7.02%	$151,760	12,878	8.49%
Securities	34,961	1,468	4.20	13,608	673	4.95	7,704	375	4.87
Other interest-earning assets (1)	8,894	23.26		7,063	141	2.00	6,732	335	4.98
Total interest-earning assets	233,527	12,778	5.47	205,676	13,802	6.71	166,196	13,588	8.18
Non interest-earning assets	26,034			12,065			10,528

Total assets	$259,561			$217,741			$176,724

Interest-bearing liabilities:
Savings, NOW and money-market deposits	58,070	986	1.70	38,292	976	2.55	34,200	1,156	3.38
Certificates of deposit	143,781	4,986	3.47	133,180	5,961	4.48	90,727	4,900	5.40
Other borrowings	11,250	243	2.16	552	14	2.54	100	4	4.00

Total interest-bearing liabilities	213,101	6,215	2.92	172,024	6,951	4.04	125,027	6,060	4.85

Demand deposits	21,640			22,765			23,004
Non-interest bearing liabilities	2,758			1,640			7,299
Stockholders' equity	22,062			21,312			21,394

Total liabilities and stockholders' equity	$259,561			$217,741			$176,724

Net interest income		$6,563			$6,851			$7,528

Interest-rate spread (2)			2.55%			2.67%			3.33%

Net interest margin (3)			2.81%			3.33%			4.53%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.10			1.20			1.33
 ______________________________________________________

(1)	Other interest-earning assets included federal funds sold, Federal Home Loan Bank stock and interest-bearing deposits with banks.
(2)	Interest-rate spread represents the difference between the average yield on interest-earning assets and the average rate of interest-bearing liabilities.
(3)	Net interest margin is net interest income divided by total average interest-earning assets.

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

Year Ended December 31, 2009 vs. 2008:

	Year Ended December 31, 2009 vs. 2008				Year Ended December 31, 2008 vs. 2007
	Increase (Decrease)				Increase (Decrease)
			Rate/				Rate/
	Rate	Volume	Volume	Total	Rate	Volume	Volume	Total
	(In thousands)				(In thousands)
Interest-earning assets:
Loans	$(1,979)	$328	$(50)	$(1,701)	$(2,231)	$2,830	$(489)	$110
Securities	(102)	1,057	(160)	795	6	287	5	298
Other interest-earning assets	(123)	37	(32)	(118)	(201)	17	(10)	(194)

Total	(2,204)	1,422	(242)	(1,024)	(2,426)	3,134	(494)	214

Interest-bearing liabilities:
Deposits:
Savings, money-market and NOW deposits	(326)	504	(168)	10	(284)	138	(34)	(180)
Certificates of deposit	(1,343)	475	(107)	(975)	(835)	2,287	(391)	1,061
Other borrowings	(2)	272	(41)	229	(1)	18	(7)	10

Total	(1,671)	1,251	(316)	(736)	(1,120)	2,443	(432)	891

Net change in net interest income	$(533)	$171	$74	$(288)	$(1,306)	$691	$(62)	$(677)

Comparison of Years Ended December 31, 2009 and 2008

General.  Net losses for the year ended December 31, 2009, were $9.2 million or ($4.66) per basic and diluted common share compared to net loss of $3.0 million or ($1.46) per basic and diluted common share for the year ended December 31, 2008. This increase in the net loss was primarily due to a $4.4 million accounting charge to record a deferred tax asset valuation allowance, which resulted in income tax expense of $1.5 million in 2009, compared to a tax benefit of $1.8 million in 2008, an increase in the provision for loan losses of $900,000, a decrease in interest income of $1.0 million,  and an increase in non-interest expense of $2.0 million, partially offset by and an increase in non-interest income of $315,000, and a decrease in interest expense of $736,000.  In addition to the Company’s growth, the economic downturns both in our State and the country as a whole have resulted in a continued decline in the real estate market, loss of jobs, foreclosures and business failures.  As a result of these factors, and in view of the lengthened expectations for a further weakened economy, we have significantly increased our provision for loan losses.

Interest Income.  Interest income decreased to $12.8 million for the year ended December 31, 2009, from $13.8 million for the year ended December 31, 2008. Interest income on loans decreased to $11.3 million from $13.0 million due to a decrease in the weighted-average yield earned on the portfolio for 2009, partially offset by an increase in the average loan portfolio balance for the year ended December 31, 2009. Interest on securities increased to $1.5 million in 2009, from $673,000 in 2008, due to an increase in the average portfolio balance in 2009, partially offset by a decrease in the average yield earned. Interest on other interest-earning assets decreased to $23,000 for the year ended December 31, 2009, from $141,000 for the year ended December 31, 2008, primarily due to a decrease in the average yield earned in 2009, partially offset by an increase in the average balance in 2009.

Interest Expense.  Interest expense decreased to $6.2 million in 2009 from $7.0 million in 2008.  Interest   expense decreased due to a decrease in the weighted-average rate paid on liabilities, partially offset by an increase in average interest-bearing liabilities in 2009.

Provision for Loan Losses.  The provision for loan losses is charged to operations to bring the total allowance to a level we deem appropriate and is based upon historical experience, the volume and the type of lending we conduct.  In addition, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to our market area, and other factors related to the collectibility of our loan portfolio were considered.  The provision for loan losses increased to $5.0 million in 2009 from $4.1 million in 2008. The allowance for loan losses increased to $4.7 million at December 31, 2009 from $2.6 million at December 31, 2008. The increase in the allowance was due to the increase in the loan portfolio during the year, as well as an increase in non-performing loans in 2009. Management believes that the allowance for loan losses of $4.7 million is adequate at December 31, 2009.

Non-interest Income.  Non-interest income increased to $1.2 million in 2009 from $874,000 in 2008. This was primarily a result of increases in service charges on deposit accounts, and gains on the sale of loans held for sale and securities available for sale, partially offset by the $548,000 corporate stock write down representing the Company’s investment in 200 shares of common stock of Silverton Bank, N.A. in 2009. This common stock was recorded as an other asset and not considered part of the Company’s investment portfolio.

Non-interest Expense.  Total non-interest expense increased to $10.5 million for the year ended December 31, 2009, compared to $8.5 million in 2008.  This was primarily due to increases in professional fees (as a result of an increase in problem assets), FDIC insurance, and expenses and losses related to foreclosed assets, partially offset by decreases in employee compensation and benefits, supplies and advertising.

Income Taxes.  As a result of a $4.4 million charge related to the recording of a deferred tax asset valuation allowance, the adjusted income tax was $1.5 million for 2009, compared to an income tax benefit of $1.8 million for 2008.

Comparison of Years Ended December 31, 2008 and 2007

General.  Net losses for the year ended December 31, 2008, were $3.0 million or ($1.46) per basic and diluted common share compared to net earnings of $177,000 or $.09 per basic and diluted common share for the year ended December 31, 2007. This decrease in net operating results was primarily due to an increase in the provision for loan losses of $3.2 million, an increase in interest expense  and non-interest expense of $2.0 million, and a decrease in non-interest income of $122,000, partially offset by an increase in interest income of $214,000, and a decrease in income tax of $1.9 million. In addition to the Company’s growth and expansion, the economic downturns both in our State and the country as a whole have resulted in significant declines in real estate values, new home construction and development, high unemployment, foreclosures and business failures. As a result of these factors, and in view of the lengthened expectations for a further weakened economy, we have significantly increased our provision for loan losses.

Interest Income.  Interest income increased to $13.8 million for the year ended December 31, 2008, from $13.6 million for the year ended December 31, 2007. Interest income on loans increased to $13.0 million from $12.9 million due to an increase in the average loan portfolio balance for the year ended December 31, 2008, partially offset by a decrease in the weighted-average yield earned on the portfolio in 2008. Interest on securities increased to $673,000 in 2008, from $375,000 in 2007, due to a increase in the average portfolio balance in 2008, and an increase in the average yield earned. Interest on other interest-earning assets decreased to $141,000 for the year ended December 31, 2008, from $335,000 for the year ended December 31, 2007, primarily due to a decrease in the average yield earned in 2008, partially offset by an increase in the average balance in 2008.

Interest Expense.  Interest expense increased to $7.0 million in 2008 from $6.1 million in 2007.  Interest expense increased due to growth in average interest-bearing deposits in 2008, partially offset by a decrease in the weighted-average rate paid on deposits.

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

Income Taxes.  The income tax benefit was $1.8 million (an effective rate of 38%) for 2008 compared   to a tax provision of $77,000 (an effective rate of 30%) for 2007.

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

	2009				2008
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income	$3,178	3,207	3,174	3,219	$3,313	3,457	3,455	3,577
Interest expense	1,311	1,580	1,660	1,664	1,794	1,674	1,707	1,776
Net interest income	1,867	1,627	1,514	1,555	1,519	1,783	1,748	1,801
Provision for loan losses	1,046	1,981	863	1,069	2,331	896	273	559
Loss before income taxes	(1,771)	(2,714)	(1,970)	(1,234)	(2,675)	(1,036)	(469)	(618)
Net loss	(5,773)	(1,580)	(1,093)	(762)	(1,663)	(643)	(291)	(381)
Basic loss per common share	(2.85)	(.81)	(.58)	(.42)	(.81)	(.31)	(.14)	(.20)
Diluted loss per common share	(2.85)	(.81)	(.58)	(.42)	(.81)	(.31)	(.14)	(.20)
Cash dividends declared per common share	-	-	-	-	-	-	-	-

 FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)

	December 31,
		2008
Assets
Cash and due from banks	$2,889	2,826
Federal funds sold	-	2,384
Interest-bearing deposits with banks	10,043	247

Total cash and cash equivalents	12,932	5,457

Securities available for sale	31,752	33,238
Security held to maturity (market value of $1)	-	1
Loans, net of allowance for loan losses of $4,730 and $2,552	184,312	184,182
Premises and equipment, net	5,432	5,881
Federal Home Loan Bank stock, at cost	1,087	853
Foreclosed assets	6,719	1,714
Accrued interest receivable	1,201	1,355
Deferred income taxes, net	-	1,654
Bank-owned life insurance	3,017	2,789
Other assets	1,751	2,049

Total assets	$248,203	239,173

Liabilities and Stockholders' Equity
Liabilities:
Non-interest bearing demand deposits	18,925	19,492
Savings, NOW and money-market deposits	60,691	39,458
Time deposits	136,758	141,733

Total deposits	216,374	200,683

Official checks	960	1,217
Federal Home Loan Bank advances	14,600	11,100
Other liabilities	1,630	1,277

Total liabilities	233,564	214,277

Commitments (Notes 4, 7 and 17)

Stockholders' equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized, 5,800 shares of Series A issued and outstanding	-	-
Additional paid-in capital, preferred	5,800	5,800
Preferred stock discount	(429	(521)
Common stock, $.01 par value; 25,000,000 shares authorized, 2,058,047 shares issued and outstanding	20	20
Additional paid-in capital, common	24,444	24,393
Accumulated deficit	(14,572	(4,982)
Accumulated other comprehensive (loss) income	(624	186

Total stockholders' equity	14,639	24,896

Total liabilities and stockholders' equity	$248,203	239,173

   See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
	Year Ended December 31,
Interest income:	2009	2008
Loans	$11,287	12,988
Securities	1,468	673
Other	23	141

Total interest income	12,778	13,802

Interest expense:
Deposits	5,972	6,937
Other borrowings	243	14

Total interest expense	6,215	6,951

Net interest income	6,563	6,851
Provision for loan losses	4,959	4,059
Net interest income after provision for loan losses	1,604	2,792

Non-interest income:
Service charges and fees on deposit accounts	725	532
Loan brokerage fees	117	158
Gain on sale of loans held for sale	233	15
Gain on sale of securities available for sale	520	41
Write-down of other assets	(548)	-
Income from bank-owned life insurance	120	108
Other fees	22	20

Total non-interest income	1,189	874

Non-interest expenses:
Salaries and employee benefits	3,820	3,974
Occupancy and equipment	1,564	1,528
Advertising	245	434
Data processing	589	589
Supplies	118	178
Professional fees	757	589
Loss on sale of foreclosed assets	142	-
Write-down of foreclosed assets	880	-
Expenses on foreclosed assets	899	55
FDIC insurance	610	185
Other	858	932

Total non-interest expenses	10,482	8,464

Loss before income taxes (benefit)	(7,689)	(4,798)
Income tax expense (benefit)	1,519	(1,820)

Net loss	(9,208)	(2,978)
Preferred stock dividend requirements and amortization of preferred stock discount	382	26
Net loss available to common shareholders	$(9,590)	(3,004)

Net Loss per common share (basic)	$(4.66)	(1.46)
Net Loss per common share (diluted)	$(4.66)	(1.46)

Weighted-average number of common shares, basic	2,058,047	2,058,047
Weighted-average number of common shares, diluted	2,058,047	2,058,047

    See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2008 and 2009
(Dollars in thousands)

									Accumulated
	Preferred Stock				Common Stock				Other
			Additional				Additional		Compre-	Total
			Paid-In				Paid-In	Accumulated	hensive	Stockholders’
	Shares	Amount	Capital	Discount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance at December 31, 2007	-	$ -	-	-	2,058,047	$20	23,813	(1,936)	34	21,931

Comprehensive income:
Net loss	-	-	-	-	-	-	-	(2,978)	-	(2,978)

Net change in unrealized gain on securities available for sale, net of tax of $92	-	-	-	-	-	-	-	-	152	152

Comprehensive loss										(2,826)

Proceeds from issuance of $5,800 shares of Series A to US Treasury	5,800	-	5,800	-	-	-	-	-	-	5,800

Allocation of estimated fair value of common stock warrants issued to US Treasury in tandem with preferred stock to common equity	-	-	-	(526)	-	-	526	-	-	-

Preferred stock dividend requirements and mortization of preferred stock discount	-	-	-	5	-	-	-	(26)	-	(21)

Share-based compensation	-	-	-	-	-	-	54	-	-	54

Cumulative effect adjustment related to deferred compensation plans, net of tax benefit of $25 (see note 9)	-	-	-	-	-	-	-	(42)	-	(42)

Balance at December 31, 2008	5,800	$ -	5,800	(521)	2,058,047	$20	24,393	(4,982)	186	24,896

See Accompanying Notes to Consolidated Financial Statements.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2008 and 2009, Continued
(Dollars in thousands)

									Accumulated
	Preferred Stock				Common Stock				Other
			Additional				Additional		Compre-	Total
			Paid-In				Paid-In	Accumulated	hensive	Stockholders’
	Shares	Amount	Capital	Discount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance at December 31, 2008	5,800	$ -	5,800	(521)	2,058,047	$20	24,393	(4,982)	186	24,896

Comprehensive loss:
Net loss	-	-	-	-	-	-	-	(9,208)	-	(9,208)

Net change in unrealized gain on securities available for sale	-	-	-	-	-	-	-	-	(810)	(810)

Comprehensive Loss										(10,018)

Preferred stock dividend requirements and amortization of preferred stock discount	-	-	-	92	-	-	-	(382)	-	(290)

Share-based compensation	-	-	-	-	-	-	51	-	-	51

Balance at December 31, 2009	5,800	$ -	5,800	(429)	2,058,047	$20	24,444	(14,572)	(624)	14,639

See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(9,208)	(2,978)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	467	468
Provision for loan losses	4,959	4,059
Amortization of loan fees, net	(105)	(180)
Deferred income taxes	1,766	(1,093)
Net amortization of premiums and discounts on securities	154	11
Gain on sale of loans held for sale	(233)	(15)
Gain on sale of securities available for sale	(520)	(41)
Proceeds from sale of loans held for sale	5,876	400
Originations of loans held for sale	(5,643)	(385)
Write-down of foreclosed assets	880	-
Loss on sale of foreclosed assets	142	-
Decrease (increase) in accrued interest receivable	154	(372)
Decrease (increase) in other assets	298	(1,173)
Increase in official checks and other liabilities	81	361
Income from bank-owned life insurance	(120)	(108)
Share-based compensation	51	54

Net cash used in operating activities	(1,001)	(992)

Cash flows from investing activities:
Maturities and calls of securities available for sale	16,400	-
Purchase of securities available for sale	(52,041)	(34,056)
Principal payments on securities available for sale	2,919	650
Proceeds from sale of securities available for sale	33,652	7,231
Principal payments on securities held to maturity	1	3
Net increase in loans	(14,224)	(17,524)
Purchase of premises and equipment	(18)	(883)
Purchase of Federal Home Loan Bank stock	(234)	(573)
Purchase of bank-owned life insurance	(108)	-
Proceeds from the sale of foreclosed assets	3,213	-

Net cash used in investing activities	(10,440)	(45,152)

Cash flows from financing activities:
Net increase in deposits	15,691	28,006
Cash paid to preferred stockholder	(275)	-
Proceeds from Federal Home Loan Bank advances	3,500	11,000
Proceeds from the issuance of 5,800 shares of Series A preferred stock to US Treasury	-	5,800

Net cash provided by financing activities	18,916	44,806

Net increase (decrease) in cash and cash equivalents	7,475	(1,338)

Cash and cash equivalents at beginning of year	5,457	6,795

Cash and cash equivalents at end of year	$12,932	5,457

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued
(In thousands)

	Year Ended December 31,
	2009	2008
Supplemental disclosure of cash flow information:
Cash paid (received) during the year for:
Interest, net of interest capitalized of $21 in 2008	$6,347	6,732

Income taxes	$(1,011)	75

Non-cash transactions:
Accumulated other comprehensive income (loss), net change in unrealized gain on securities available for sale, net of tax	$(810)	152

Cumulative effect adjustment related to deferred compensation plans, net of tax benefit of $25	$-	(42)

Transfer of loans to foreclosed assets	$9,240	1,714

Amortization of preferred stock discount	$92	5

Accrual of preferred stock dividend at end of period	$37	21

    See Accompanying Notes to Consolidated Financial Statements.

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

     December 31, 2009 and 2008 and the Years Then Ended

(1)  Summary of Significant Accounting Policies

Organization.  FPB Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of First Peoples Bank (the "Bank") and the Bank owns 100% of the outstanding common stock of Treasure Coast Holdings, Inc., (collectively referred to as the "Company"). The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank.  The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the maximum amounts by the Federal Deposit Insurance Corporation, which are currently $250,000 for all qualified deposits through December 31, 2013, and unlimited for non-interest bearing transaction accounts, through  June 30, 2010. The Bank offers a variety of community banking services to individual and corporate customers through its six banking offices located in Port St. Lucie, Stuart, Fort Pierce, Vero Beach and Palm City, Florida.  The newest office opened in May, 2008, on Gatlin Boulevard in Port St. Lucie, Florida.  In addition, the Palm City, Florida office opened in January of 2008 and an 11,000 square foot Operations Center in Jensen Beach, Florida, opened in March of 2007. The new subsidiary, Treasure Coast Holdings, Inc., was incorporated in June 2008 for the sole purpose of managing foreclosed assets.

The following is a description of the significant accounting policies and practices followed by the Company, which conform with U.S. generally accepted accounting principles and prevailing practices within the banking industry.

Subsequent Events.  Management has evaluated events occurring subsequent to the balance sheet date through March 15, 2010, determining no events require additional disclosure in these consolidated financial statements.

Basis of Presentation.  The consolidated financial statements include the accounts of the Holding Company, the Bank and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates.  In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, foreclosed assets and deferred tax assets.

Cash and Cash Equivalents.  For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold, all of which mature within ninety days.

The Bank may be required by law or regulation to maintain cash reserves in the form of vault cash or in non-interest earning accounts with the Federal Reserve Bank or other qualified banks. At December 31, 2009 and 2008, there was no required reserve balance.

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

Loans Held for Sale.  The Company originates loans guaranteed by the U.S. Small Business Administration, the guaranteed portion of which may be sold at a premium.  These loans are carried at the lower of cost or estimated fair value in the aggregate. There were no loans held for sale at December 31, 2009 or 2008.

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

  Income Taxes.  The Company follows accounting guidance relating to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management's judgment.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. As of December 31, 2009, the Company recorded a $4.4 million valuation allowance against the deferred tax asset of $4.4 million.

The Company recognizes interest and penalties on income taxes as a component of income tax (benefit) expense.

Share-Based Compensation. The Company has adopted the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, Stock Compensation ("ASC 718"), and expenses the fair value of any stock options as they vest.  Under the fair value recognition provisions of ASC 718, the Company recognizes stock-based compensation in the accompanying consolidated statement of operations.

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

Loss Per Common Share. Loss per common share has been computed on the basis of the weighted-average number of shares of common stock outstanding during the year.  In 2009 and 2008, outstanding stock options and warrants are not considered dilutive due to the losses incurred by the Company.

Fair Value Measurements. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

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

The following describes valuation methodologies for assets and liabilities measured at fair value:

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

Impaired Loans.  Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company's management related to values of properties in the Company's market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans are classified as Level 3.

Foreclosed Assets. The Company's foreclosed assets are recorded at lower of cost or fair market value less estimated costs to sell.  Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company's senior lending officers related to values of properties in the Company's market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, the fair values estimates for foreclosed assets are classified as Level 3.

Fair Values of Financial Instruments. The fair value of a financial instrument is the current        amount that would be exchanged between willing parties, other than in a forced liquidation.     Fair value is best determined based upon quoted market prices.  However, in many instances,   there are no quoted market prices for the Company's various financial instruments.  In cases     where quoted market prices are not available, fair values are based on estimates using present   value or other valuation techniques. Those techniques are significantly affected by the               assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Company.  The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Securities. The fair value for securities are based on the framework for measuring fair value.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Loans.  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values.  Fair values for fixed-rate mortgage (e.g. one-to-four     family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to     borrowers of similar credit quality. Fair values for impaired loans are based on the framework for measuring fair value.

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

Comprehensive Loss.  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operations.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net loss, are components of comprehensive loss.  The components of other comprehensive loss and related tax effects are as follows (in thousands):

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued
      Comprehensive Loss, Continued

	Before	Tax	After
Year Ended December 31, 2009:	Tax	Effect	Tax
Holding losses	$(290)	-	(290)
Gains included in net loss	$(520)	-	(520)
Net unrealized holding losses	$(810)	-	(810)

Year Ended December 31, 2008:
Holding gains	$285	(107)	178
Gains included in net loss	(41)	15	(26)
Net unrealized holding gains	$244	(92)	152

Recent Accounting Pronouncements.  In 2009, the FASB Accounting Standards Codification ("ASC") became the single source of authoritative generally accepted accounting principles in the United States of America ("GAAP") recognized by the FASB to be applied be nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission ("SEC") are also sources of authoritative GAAP for SEC registrants.  The ASC superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the ASC is non-authoritative. The Company's policies were not affected by the conversion to ASC.

In 2009, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140, ("SFAS No. 166") (This SFAS was incorporated into the ASC on January 1, 2010) amending the accounting for the transfers of financial assets. This new standard enhances reporting about transfers of financial assets, including loan participations and securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a "qualifying special-purpose entity" and changes the requirements for derecognizing financial assets. It also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The standard was effective January 1, 2010 and did not have a material impact on the Company's consolidated financial statements.

In 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), ("SFAS No. 167")  (This SFAS was incorporated into the ASC on January 1, 2010) on how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. The standard requires additional disclosures about the reporting entity's involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity's financial statements. The standard was effective January 1, 2010 and did not have a material impact on the Company's consolidated financial statements.

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

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

 (2) Securities

        Securities have been classified according to management's intention.  The carrying amount of securities and their fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2009: Securities available for sale:
U.S. Government agency securities	$14,620	2	(290)	14,332
Mortgage-backed securities	5,182	4	(99)	5,087
Asset-backed securities	6,282	-	(185)	6,097
CMO securities	6,292	-	(56)	6,236
Total securities available for sale	$32,376	6	(630)	31,752

At December 31, 2008: Securities available for sale:
U.S. Government agency securities	$16,247	128	-	16,375
Mortgage-backed securities	16,693	170	-	16,863

Total securities available for sale	$32,940	298	-	33,238

Security held to maturity -
Mortgage-backed security	$1	-	-	1

Sales of securities available-for-sale are summarized as follows (in thousands):

	Year Ended December 31,
	2009	2008

Principal received from sales	$33,641	$7,231

Gross gains	$520	$41

Information pertaining to securities with gross unrealized losses at December 31, 2009, aggregated by investment category and length of time that individual securities available for sale have been in a continuous loss position, follows (in thousands):

At December 31, 2009:	Gross Unrealized Losses	ApproximateFair Value
U.S. Government agency securities	$(290)	$10,842
Mortgage-backed securities	(99)	4,900
Asset-backed securities	(185)	6,097
CMO securities	(56)	6,236

Total	$(630)	$28,075

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

The scheduled maturities of securities at December 31, 2009 are as follows (in thousands):

	Available for Sale
	Amortized Cost	Fair Value

Due from five to ten years	5,864	5,766
Due in more than ten years	8,756	8,566
Asset-backed securities	6,282	6,097
CMO securities	6,292	6,236
Mortgage-backed securities	5,182	5,087

	$32,376	$31,752

At December 31, 2009 and 2008, securities with a carrying value of $31,332,000 and $24,135,000, respectively, were pledged for Federal Home Loan Bank advances, to the Federal Reserve Bank for Treasury Tax and Loan (TT&L) transactions, and the State of Florida as collateral for public funds.

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

The unrealized losses on fifteen investment securities available for sale were caused by market conditions.  It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(continued)

 FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans

The components of loans are as follows (in thousands):

	At December 31,
	2009	2008

Commercial	$63,815	63,768
Commercial real estate	106,803	94,675
Construction	1,081	9,793
Consumer	17,207	18,762
Residential real estate	790	324

Total loans	189,696	187,322

Deduct:
Deferred loan costs and fees, net	(654)	(588)
Allowance for loan losses	(4,730)	(2,552)

Loans, net	$184,312	184,182

An analysis of the change in the allowance for loan losses follows (in thousands):

	Year ended December 31,
	2009	2008

Beginning balance	$2,552	2,393
Provision for loan losses	4,959	4,059
Charge-offs, net of recoveries	(2,781)	(3,900)

Ending balance	$4,730	2,552

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

             Information related to impaired loans is as follows (in thousands):

	At December 31,
	2009	2008
Collateral dependent loans identified as impaired:
Gross loans with no related allowance for losses (1)	$7,197	6,960

Gross loans with related allowance for losses recorded	8,443	3,445
Less allowances on these loans	(2,007)	(448)

Net loans with related allowance	6,436	2,997

Net investment in collateral dependent impaired loans	13,633	9,957

Noncollateral dependent loans identified as impaired:
Gross loans with no related allowance for losses	1,945	11,017

Gross loans with related allowance for losses recorded	3,645	1,262
Less allowance on these loans	(79)	(38)

Net loans with related allowance	3,566	1,224

Net investment in noncollateral dependent impaired loans	5,511	12,241

Net investment in impaired loans	$19,144	22,198

(1)	At December 31, 2009, includes loans with partial charge-offs of $734,000 relating to loans with a net carrying value of $915,000.

	Year Ended December 31,
	2009	2008
Average investment in impaired loans	$21,202	7,498

Interest income recognized on impaired loans	$404	117

Interest income received on impaired loans	$426	103

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

           Non-accrual loans and loans past due ninety days or more but still accruing were as follows (in thousands):

	At December 31,
	2009	2008

Non-accrual loans	$15,083	10,105
Past due ninety days or more but still accruing	907	250
	$15,990	10,355

	At December 31,
	2009	2008

Non-accrual loans	$15,083	10,105
Past due ninety days or more but still accruing	907	250
	$15,990	10,355

(4) Premises and Equipment

    A summary of premises and equipment follows (in thousands):

	At December 31,
	2009	2008
Building and improvements	$3,936	3,936
Land	552	552
Furniture, fixtures and equipment	2,072	2,058
Leasehold improvements	965	964

Total, at cost	7,525	7,510

Less accumulated depreciation and amortization	(2,093)	(1,629)

Premises and equipment, net	$5,432	5,881

Interest capitalized and included in construction in process during 2008 was approximately $21,000. No interest was capitalized during 2009.

The Company leases its Stuart, Florida branch office facility under a non-cancelable lease. The initial lease term is five years with two five-year renewal options.  In November 2005, the Company signed a ten year lease with four five-year renewals, on a branch building in Vero Beach, Florida which opened in March, 2006.  In February of 2006, the Company signed a fifty year lease, with four ten-year renewal options on a ground lease for the Gatlin Boulevard, Port St. Lucie, Florida  branch site, which opened in May of 2008.  In April of 2006, the Company signed a seven year lease, with two five-year renewal options, on the Operations Center in Jensen Beach, Florida which opened in March of 2007. In May of 2007, the Company signed a 10 year lease with two five-year renewal options for a branch office in Palm City, Florida, which opened in January, 2008. The Company is required to pay an allowable share of common area maintenance, insurance and real estate taxes on these leases. Rent expense under the operating leases during the years ended December 31, 2009 and 2008 was approximately $655,000 and $593,000, respectively. In addition, the Company leases space in its Fort Pierce branch office facility to third parties, one of whom is now on a month-by-month basis. The second lease was renewed in 2009 for a term of five years, with one five-year renewal term. Total lease income was approximately $141,000 and $125,000 in 2009 and 2008, respectively.

(continued)

 FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Premises and Equipment, Continued

At December 31, 2009, future minimum rental commitments, including certain renewal options, under these non-cancelable leases were approximately as follows (in thousands):

Year Ending December 31,	OperatingLease Expense	OperatingLease Income
2010	509	17
2011	521	17
2012	539	17
2013	548	17
2014	559	11
Thereafter	15,209	-

Total	$17,885	79

(5) Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $44,702,000 and $55,596,000 at December 31, 2009 and 2008, respectively.

    A schedule of maturities of time deposits at December 31, 2009 follows (in thousands):

Year Ending December 31,	Amount
2010	$88,675
2011	29,793
2012	15,356
2013	1,852
2014	1,082

$136,758

(continued)

 FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(6) Federal Home Loan Bank Advances

Maturity and interest rate of the advances from the Federal Home Loan Bank of Atlanta ("FHLB") consisted of the following ($ in thousands):

Maturity Year Ending	Fixed or Variable		At December 31,
December 31,	Rate	Interest Rate	2009	2008

2009	Fixed	1.32%	-	3,000
2010	Fixed	1.81%	3,000	3,000
2010	Variable	.36%	2,500	-
2011	Fixed	2.31%	1,000	1,000
2011	Fixed	1.41%	4,000	-
2012	Fixed	3.05%	2,500	2,500
2013	Fixed	3.20%	1,500	1,500
2015	Fixed (1)	.50%	100	100

			$14,600	11,100

(1) Low interest rate due to being related to FHLB low-housing project lending.

The advances are collateralized by securities available for sale with a carrying value of approximately $10,039,000 and $13,193,000 at December 31, 2009 and 2008, respectively. In addition, at December 31, 2009, advances were also collateralized by $1,921,000 in cash and $8,107,000 in residential real estate, home equity lines of credit and multi-family loans.

(7) Financial Instruments

The estimated fair values of the Company's financial instruments were as follows (in thousands):

	At December 31, 2009		At December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$12,932	12,932	5,457	5,457
Securities available for sale	31,752	31,752	33,238	33,238
Securities held to maturity	-	-	1	1
Loans, net	184,312	184,701	184,182	189,649
Federal Home Loan Bank stock	1,087	1,087	853	853
Accrued interest receivable	1,201	1,201	1,355	1,355

Financial liabilities:
Deposit liabilities	216,374	218,124	200,683	202,475
Federal Home Loan Bank advances	14,600	14,618	11,100	11,377
Off-balance-sheet financial instruments	-	-	-	-

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

Standby letters of credit, available lines of credit and commitments to extend credit typically result in loans with a market interest rate when funded. A summary of Company's financial instruments with off balance sheet risk at December 31, 2009 follows (in thousands):

Standby letters of credit	$86

Commitments to extend credit	$3,278

Available lines of credit	$14,408

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued
(8) Credit Risk

The Company grants the majority of its loans to borrowers throughout the Port St. Lucie, Stuart, Palm City, Fort Pierce and Vero Beach, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in St. Lucie County, Martin County and Indian River County, Florida. The Company does not have significant concentrations to any one industry or customer. The Company did have fifteen loans aggregating $11.6 million and eighteen loans aggregating $14.1 million at December 31, 2009 and 2008 respectively, with original maturities of five years or less, where the primary source of repayment is the sale of the related collateral or the conversion of the existing debt into debt at another financial institution. The majority of these loans are located in Martin, St. Lucie and Indian Counties, Florida.

With the uncertain real estate market in Martin, St. Lucie and Indian River Counties, Florida, in the short-term, obtaining refinancing or sale of the collateral, with terms acceptable to the borrower may be difficult or impossible. While some of these loans have been extended, it is possible others will be extended and/or modified or the loans which have been extended may be extended again. Management is closely monitoring these loans and believes the loan loss allowance at December 31, 2009 is adequate.

(9) Fair Value Measurements

The following table summarizes financial assets measured at fair value on a recurring basis as of December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

		Fair Value Measurements at December 31, 2009 Using
	Fair Value As of December 31,2009	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities	$31,752	-	31,752	-

    The following table summarizes financial assets measured at fair value on a nonrecurring basis as of December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

	At December 31, 2009					Losses Recorded in
	Fair				Total	Operations
	Value (1)	Level 1	Level 2	Level 3	Losses	During 2009

Impaired loans	$7,351	-	-	7,351	(3,173)	(2,425)
Foreclosed assets	5,358	-	-	5,358	(336)	(336)

Total	$12,709	-	-	12,709	(3,509)	(2,761)

(1)
In addition, impaired loans and foreclosed real estate with a carrying value of $6.3 million and $1.4 million, respectively, were measured for impairment using Level 3 inputs and had a fair value in excess of carrying value.

 (continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10)  Benefit Agreements

The Company has Deferred Compensation Agreements (the "Agreements") with certain officers and directors which require the Company to provide salary continuation benefits to them upon retirement.  The Agreements require the Company to pay annual benefits for five to fifteen years following their normal retirement ages. The Company has purchased life insurance policies on these officers and directors which although not formerly linked, have estimated future cash values that exceed the estimated future benefits that will be due under these Agreements. The Company recognized income on the life insurance policies, net of benefit expense accrued on the Agreements, of $96,000 in 2009 and $84,000 in 2008.

The Company is required to recognize a liability for postretirement death benefits provided under endorsement split-dollar agreements. An endorsement split-dollar agreement is an arrangement whereby an employer owns a life insurance policy that covers the life of an employee and, pursuant to a separate agreement, endorses a portion of the policy’s death benefits to the insured employee’s beneficiary. The Company has entered into Supplemental Death Benefit Agreements with certain of its directors and executive officers pursuant to which the Company has agreed to pay a portion of the death benefit payable under certain life insurance policies owned by the Company to the directors’ or executives’ beneficiaries upon their death. As a result, the Company recognized a cumulative effect adjustment (increase) to accumulated deficit of ($42,000) representing additional liability of $67,000 on January 1, 2008 relating to the agreements, net of deferred income taxes of $25,000.

 (continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11) Income Taxes (Benefit)

       Income tax benefit consisted of the following (in thousands):

	Year Ended December 31,
	2009	2008
Current:
Federal	$(247)	(727)
State	-	-
Total current	$(247)	(727)

Deferred:
Federal	(2,241)	(829)
State	(426)	(264)
Valuation allowance	4,433	-
Total deferred	1,766	(1,093)

Income taxes (benefit)	$1,519	(1,820)

     The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2009		2008
	Amount	% of Pretax Loss	Amount	% of Pretax Loss

Income taxes (benefit) at statutory rate	$(2,614)	(34)%	$(1,631)	(34)%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	(281)	(4)	(175)	(3)
Valuation allowance	4,433	58	-	-
Income from bank-owned life insurance	(46)	(1)	(43)	(1)
Nondeductible expenses	12	-	12	-
Share-based compensation	15	1	17	-
Income taxes (benefit)	$1,519	20%	$(1,820)	(38)%

 (continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11) Income Taxes (Benefit), Continued

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2009	2008
Deferred tax assets:
Allowance for loan losses	$1,208	519
Net operating loss carryforward	2,772	1,166
Foreclosed property expenses	354	-
Deferred compensation	181	127
Impaired loan interest	-	68
Other	192	110

Gross deferred tax assets	4,707	1,990
Less: Valuation allowance	4,433	-
Net deferred tax asset	274	1,990

Deferred tax liabilities:
Accrual to cash adjustment	-	(30)
Premises and equipment	(147)	(81)
Deferred loan costs	(127)	(113)
Unrealized gain on securities available for sale	-	(112)

Deferred tax liabilities	(274)	(336)

Net deferred tax asset	$-	1,654

During the year ended December 31, 2009, the Company assessed its earnings history and trend over the past year, its estimate of future earnings, and the expiration of the net operating loss carryforwards and determined that it is more likely than not that the deferred tax assets will not be realized in the near term.  Accordingly, a full valuation allowance was recorded against the net deferred tax asset.

At December 31, 2009, the Company had net operating loss carryforwards of approximately $7.1 million for Federal and $9.9 million for Florida available to offset future taxable income. The carryforwards will begin to expire in 2028.

The Company files income tax returns in the U.S. Federal jurisdiction and the State of Florida. The Company is no longer subject to U.S. Federal, State and local income tax examinations by tax authorities for years before 2006.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12) Related Party Transactions

    In the ordinary course of business, the Company may make loans at terms and rates prevailing at the time to officers and directors of the Company or their affiliates. The Company also accepts deposits from these same related parties. These are summarized as follows (in thousands):

	2009	2008
Loans:
Balance at beginning of year	$3,878	4,346
Borrowings	1,140	708
Repayments	(495)	(1,176)

Balance at end of year	$4,523	3,878

Deposits	$3,507	3,954

(13) Stock Options and Warrants

The Company established a Stock Option Plan in 1998 (“1998 Plan”) for directors, officers and employees of the Company. The 1998 Plan as amended provides for 131,553 shares of common stock to be available for grant.  The exercise price of the stock options is the fair market value of the common stock on the date of grant.  The options expire ten years from the date of grant. At December 31, 2009, no shares remain available for grant, as the Plan Agreement terminated on December 8, 2008. A summary of stock option information follows ($ in thousands, except per share amounts):

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2007	36,953	$11.68
Options granted	579	8.50
Options forfeited	(771)	(9.52)

Outstanding at December 31, 2008	36,761	11.68
Options forfeited	(2,755)	11.88
Options expired	(3,306)	9.07

Outstanding at December 31, 2009	30,700	$11.94	1.30 years	$-

Exercisable at December 31, 2009	30,237	$11.99	1.19 years	$-

(continued)

 FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(13) Stock Options and Warrants, Continued

In 2005, the Company established a new option plan (“2005 Plan”) for directors, officers and employees of the Company.  The 2005 Plan provides for 158,743 shares of common stock to be available for grant.  The exercise price of the stock options is the fair market value of the common stock on the date of grant. The 2005 Plan allows for various vesting periods and the options expire ten years from the date of grant. At December 31, 2009, 41,627 shares remain available for grant.  A summary of stock option information follows:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Options outstanding at December 31, 2007	101,783	$15.63
Options forfeited	(6,442)	(14.47)
Options granted	27,708	9.34

Options outstanding at December 31, 2008	123,049	14.27
Options forfeited	(6,433)	(15.91)
Options granted	500	8.85

Options outstanding at December 31, 2009	117,116	$14.16	6.76 years	$-

Options exercisable at December 31, 2009	92,461	$15.05	6.44 years	$-

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2009	2008
Dividend yield	-%	-%
Expected life	6 years	6-6.5 years
Expected volatility	86.14%	23.44%-28.74%
Risk-free interest rate	3.76%	4.07%-4.98%
Weighted-average grant-date fair value of options issued during the year	$1.18	$2.27-$3.40

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(13) Stock Options and Warrants, Continued

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

The total fair value of shares vested and recognized as compensation expense was $51,000 and $54,000 for 2009 and 2008 respectively, and the related tax benefit recognized was $2,000 in 2008. As of December 31, 2009, the Company had 25,118 stock options not fully vested and there was $38,000 of total unrecognized compensation cost related to these non-vested options. This cost is expected to be recognized monthly over a weighted-average period of 1.5 years on a straight-line basis.

Also in January 2004, 22,050 stock options were granted to a third party as compensation for services provided to the Company.  The options, which expire at the end of ten years, were issued at $11.00 per share and are fully vested.  As of December 31, 2009, none of these options had been exercised.

In addition, as discussed in more detail in Note 14, the Company sold on December 5, 2008 to the U.S. Treasury a ten year warrant to purchase at any time up to 183,158 shares of the Company’s common stock for $4.75 per share.

(14) Profit Sharing Plan

The Company sponsors a section 401(k) profit sharing plan (the "Plan") which is available to all employees electing to participate.  During 2008, the Company approved 1% match, to the Plan in an approximate amount of $24,000. The Company did not approve a match during 2009.

(15) Stockholders’ Equity

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

(15) Stockholders’ Equity, Continued

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

(15) Stockholders’ Equity, Continued

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

(16) Restrictions on Dividends

The Company’s ability to pay cash dividends on its common stock is limited to the amount of dividends it could receive from the Bank plus its own cash and cash equivalents. It is also restricted as discussed in Note 15 and Note 17. The amount of dividends the Bank is permitted to pay to the Company is restricted to 100% of its calendar year-to-date net earnings plus retained earnings for the preceding two years.  In addition, no bank may pay a dividend at any time that net earnings in the current year when combined with retained earnings from the preceding two years produce a loss. Under Florida law, a Florida chartered commercial bank may not pay cash dividends that would cause the Bank’s capital to fall below the minimum amount required by Federal or Florida law.

(17) Regulatory Matters

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

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(17) Regulatory Matters, Continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2009, the Bank met all capital adequacy requirements to which they are subject.

To be categorized as adequately capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category.  The Bank's actual capital amounts and percentages are also presented in the table ($ in thousands).

	Actual		Minimum for Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2009:
Total Capital to Risk- Weighted Assets	$17,324	8.96%	$15,461	8.00%	$19,326	10.00%
Tier 1 Capital to Risk- Weighted Assets	14,880	7.70	7,730	4.00	11,596	6.00
Tier 1 Capital To Average Assets	14,880	5.65	10,538	4.00	13,172	5.00

As of December 31, 2008:
Total Capital to Risk-Weighted Assets	21,280	10.88	15,647	8.00	19,559	10.00
Tier 1 Capital to Risk-Weighted Assets	18,834	9.63	7,824	4.00	11,736	6.00
Tier 1 Capital To Total Assets	18,834	8.27	9,111	4.00	11,389	5.00

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(17) Regulatory Matters, Continued

Board Resolutions.  The Federal Reserve Bank of Atlanta (“Federal Reserve”) has requested our Board of Directors to adopt resolutions limiting us from reducing our capital position. Pursuant to these resolutions, we  have committed to: (i) not incurring debt at the holding company level without prior Federal Reserve approval; (ii) not paying dividends on our securities (including our Series A Preferred Stock) without prior Federal Reserve approval; (iii) not purchasing or redeeming stock without Federal Reserve approval; (iv) not making any other payment which would represent a reduction in capital, other than normal and routine operating expenses; and (v) providing to the Federal Reserve on a quarterly basis, a parent-only balance sheet and confirmation of compliance with the resolutions.  Our Board of Directors adopted these resolutions at its October 21, 2009. These resolutions also prohibit us from paying dividends on, or redeeming, the Series A Preferred Stock without Federal Reserve approval.

Memorandum of Understanding.  The Bank has agreed with the bank regulatory agencies, in a memorandum of understanding, that by December 31, 2009 and thereafter, the Bank will maintain a Tier 1 leverage capital ratio of not less than 8% and a total risk-based capital ratio of not less than 11%. The Bank has also committed to reducing its ratio of classified assets to the sum of its capital and allowance for loan and lease losses on a graduated basis over the next year, culminating in a ratio of 60% by September 2010. At December 31, 2009, the Bank had a Tier 1 leverage capital ratio of 5.65% and a total risk-based capital ratio of 8.96%, with FPB retaining $379,000 in cash at the holding company level which could be down-streamed to the Bank as capital.

Consent Order.  The FDIC on December 18, 2009, requested that the Bank agree to the entry of a Consent Order. The proposed terms of the Consent Order are substantially similar to the terms of the Bank’s current memorandum of understanding, and in certain cases, are less stringent.  The Bank and the FDIC have reached agreement relative to certain terms and deadlines, and anticipate the entry of a Consent Order in March or April of 2010.

As proposed, the Consent Order would require the Bank to achieve within 90 days of the effective date and thereafter maintain an 8% Tier 1 Leverage Capital Ratio and a 11% Total Risk Based Capital Ratio. The memorandum of understanding currently requires the Bank to maintain ratios of 8% and 11%, respectively.

With respect to reducing the level of assets classified as “Substandard,” the proposed Consent Order is less stringent than the memorandum of understanding. As proposed, the Consent Order would require the ratio of such assets to Tier 1 Capital plus the Allowance for Loan and Lease Losses (“ALLL”) to be reduced to no greater than: (i) 140% within 90 days of the effective date; (ii) 120% within 120 days; (iii) 100% within 270 days; (iv) 80% within 360 days; and (v) 60% within 540 days. The memorandum of understanding currently requires the Bank to reach the 60% target by September 2010.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(17) Regulatory Matters, Continued

The proposed Consent Order also imposes a new asset growth restriction of 10% per year. In light of the current economic conditions, the Bank’s management has not intended to budget asset growth in excess of 10% for 2010. Other new obligations are a requirement of the Bank to perform a risk segmentation analysis with respect to its concentrations of credit and the elimination of a quantitative target with respect to the Bank’s net non-core funding dependence ratio. The Bank will also be prohibited from making dividend payments to FPB during the term of the Consent Order.

The Consent Order, as proposed, also contains requirements similar to those the Bank is already obligated to adhere to with respect to: (i) Board involvement with overseeing compliance; (ii) maintaining an adequate ALLL; (iii) not extending credit to borrowers with classified assets at the Bank, except under limited circumstances; and (iv) developing and adopting a strategic plan, a liquidity plan, a profit plan and a budget. When the Consent Order becomes effective, it will replace and supersede the MOU.

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(18) Holding Company Financial Information

The Holding Company's unconsolidated financial information is as follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2009	2008
Assets

Cash and cash equivalents	$379	4,402
Investment in subsidiary	14,255	20,248
Other assets	192	342

Total assets	$14,826	24,992

Liabilities

Total liabilities	$187	96

Stockholders’ Equity

Stockholders’ Equity	14,639	24,896

Total Liabilities and Stockholders’ Equity	$14,826	24,992

Condensed Statements of Operations

	Year Ended December 31,
	2009	2008

Revenues	$-	-
Expenses	(225)	(159)

Loss before loss of subsidiary	(225)	(159)
Loss of subsidiary	(8,983)	(2,819)

Net loss	$(9,208)	(2,978)

(continued)

FPB BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(18) Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(9,208)	(2,978)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	51	54
Undistributed losses of subsidiary	8,983	2,819
Decrease (increase) in other assets	150	(55)
Increase in other liabilities	76	75

Net cash provided by (used in) operating activities	52	(85)

Cash flows from investing activity -
Investment in subsidiary	(3,800)	(5,000)

Cash flows from financing activities:
Proceeds from the issuance of 5,800 shares of Series A preferred stock to the US Treasury	-	5,800
Cash dividends paid to preferred shareholder	(275)	-

Net cash (used in) provided by financing activities	(275)	5,800

Net (decrease) increase in cash and cash equivalents	(4,023)	715

Cash and cash equivalents at beginning of year	4,402	3,687

Cash and cash equivalents at end of year	$379	4,402

Non-cash transactions:

Accumulated other comprehensive (loss) income of subsidiary, net change in unrealized gain on securities available for sale, net of tax	$(810)	152

Accrual of preferred stock dividend	$290	21

Cumulative effect adjustment related to deferred compensation plans, net of tax benefit of $25	$-	42

Report of Independent Registered Public Accounting Firm

FPB Bancorp, Inc.
Port St. Lucie, Florida:

We have audited the accompanying consolidated balance sheets of FPB Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
March 15, 2010

BOARD OF DIRECTORS

Gary A. Berger, Chairman

Donald J. Cuozzo

Ann L. Decker, Secretary

Timothy K. Grimes

John S. Leighton, III

Paul J. Miret

Robert L. Seeley

David W. Skiles, President and Chief Executive Officer

Paul A. Zinter, Vice Chairman

NON-DIRECTOR EXECUTIVE OFFICERS

Marge Riley, Executive Vice President and Chief Operating Officer

Nancy E. Aumack, Senior Vice President and Chief Financial Officer

William V. West, Senior Vice President and Senior Lender

FIRST PEOPLES BANK

BOARD OF DIRECTORS

Gary A. Berger, Chairman

Donald J. Cuozzo

Ann L. Decker, Secretary

Timothy K. Grimes

John S. Leighton, III

Paul J. Miret

Robert L. Seeley

David W. Skiles, President and Chief Executive Officer

Paul A. Zinter, Vice Chairman

OFFICERS

David W. Skiles, President and Chief Executive Officer

Marge Riley, Executive Vice President and Chief Operating Officer

Nancy E. Aumack, Senior Vice President and Chief Financial Officer

William V. West, Senior Vice President and Senior Lender

Stephen J. Krumfolz, Senior Vice President, SBA Commercial Lender

Melissa M. Favorite, Senior Vice President, BSA/Compliance Officer

Randy J. Riley, Senior Vice President and Special Assets Manager

Craig C.  Dietz, Senior Vice President, Credit Administration

Brenda K. Parmelee, Vice President, Branch Manager (Fort Pierce)

Amy M. Sowerby, Vice President, Deposit Operations

Marianne Keehan, Vice President, SBA Commercial Lender

Larry T. Hall, Vice President, Commercial Lender

Jillian A. Lopez, Assistant Vice President, Human Resource Officer

Christina M. Saltos, Assistant Vice President, Branch Manager (Gatlin)

Sarah C. Baker, Assistant Vice President, Branch Manager (Stuart)

Peter G. Ferlatte, Assistant Vice President, Network Administration Officer

Rebekah A. Witt, Assistant Vice President, Loan Operations

Kim Prado, Assistant Vice President, Branch Manager (Vero Beach)

Kathryn Hayden, Assistant Vice President, Branch Manager (Port St. Lucie)

Ashley Calcagno, Branch Manager (Palm City)