Form 10-K, Exhibit 13
period 2010-12-31
FPB BANCORP INC
filed 2011-04-14
CIK 1162245

2010

ANNUAL

REPORT

CORPORATE PROFILE

FPB Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of First Peoples Bank (the "Bank") and the Bank owns 100% of the outstanding common stock of Treasure Coast Holdings, Inc., (collectively referred to as the "Company"). The Holding Company operates as a one-bank holding company and it’s only business activity is the operation of the Bank.  The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the maximum amounts by the Federal Deposit Insurance Corporation, which are $250,000 for all qualified deposits, and unlimited for non-interest bearing transaction accounts, through December 31, 2012. The Bank offers a variety of community banking services to individual and corporate customers through its six banking offices located in Port St. Lucie, Stuart, Fort Pierce, Vero Beach and Palm City, Florida.  The newest office opened in May 2008, on Gatlin Boulevard in Port St. Lucie, Florida.  In addition, the Palm City, Florida office opened in January of 2008 and an 11,000 square foot Operations Center in Jensen Beach, Florida, opened in March of 2007. The Bank’s subsidiary, Treasure Coast Holdings, Inc., was incorporated in June 2008 for the sole purpose of managing foreclosed assets.  At December 31, 2010, we had total consolidated assets of $232.4 million and total consolidated stockholders' equity of $6.7 million.  For the year ended December 31, 2010, we had net losses of $8.0 million.

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

FINANCIAL HIGHLIGHTS

December 31, 2010, 2009 and 2008 or the Years Then Ended
(Dollars in thousands, except per share figures)

At Year End:	2010	2009	2008

Assets	$232,445	$248,203	$239,173
Loans, net	$161,946	$184,312	$184,182
Securities	$37,731	$31,752	$33,239
Deposits	$208,366	$216,374	$200,683
Stockholders' equity	$6,712	$14,639	$24,896
Book value per common share	$.61	$4.50	$9.53
Common shares outstanding	2,058,047	2,058,047	2,058,047
Equity as a percentage of assets	2.89%	5.90%	10.41%
Non-performing assets as a percentage of total assets	9.26%	9.17%	5.05%

For The Year:

Interest income	$11,920	$12,778	$13,802
Net loss	$(7,958)	$(9,208)	$(2,978)
Loss per common share, basic	$(4.05)	$(4.66)	$(1.46)
Loss per common share, diluted	$(4.05)	$(4.66)	$(1.46)
Return on average assets	(3.18)%	(3.55)%	(1.37)%
Return on average equity	(69.27)%	(41.74)%	(13.97)%
Average equity as a percentage of average assets	4.60%	8.50%	9.79%
Non-interest expenses to average assets	4.65%	4.04%	3.89%

Yields and Rates:

Loan portfolio	6.03%	5.95%	7.02%
Securities	3.64%	4.20%	4.95%
Other interest earning assets	.24%	.26%	2.00%
All interest earning assets	5.18%	5.47%	6.71%
Deposits	1.98%	2.96%	4.05%
Borrowings	1.64%	2.16%	2.54%
All interest bearing liabilities	1.95%	2.92%	4.04%
Interest rate spread (1)	3.23%	2.55%	2.67%
Net yield on average interest earning assets (2)	3.36%	2.81%	3.33%
___________________________

(1)	Average yield on all interest earning assets less average rate paid on all interest bearing liabilities.
(2)	Net interest income divided by average interest earning assets.

SELECTED FINANCIAL DATA

December 31, 2010, 2009, 2008, 2007, and 2006 and the
Years Ended December 31, 2010, 2009, 2008, 2007, and 2006
(Dollars in thousands, except per share figures)

At Year End:	2010	2009	2008	2007	2006
Cash and cash equivalents	$12,229	12,932	5,457	6,795	5,422
Securities	37,731	31,752	33,239	6,793	8,953
Loans, net	161,946	184,312	184,182	172,251	130,133
All other assets	20,539	19,207	16,295	10,914	8,931

Total assets	$232,445	248,203	239,173	196,753	153,439

Deposit accounts	$208,366	216,374	200,683	172,677	130,219
Federal Home Loan Bank advances	14,600	14,600	11,100	100	100
All other liabilities	2,767	2,590	2,494	2,045	2,057
Stockholders' equity	6,712	14,639	24,896	21,931	21,063

Total liabilities and stockholders' equity	$232,445	248,203	239,173	196,753	153,439

For the Period:
Total interest income	$11,920	12,778	13,802	13,588	10,626
Total interest expense	4,200	6,215	6,951	6,060	3,976
Net interest income	7,720	6,563	6,851	7,528	6,650
Provision for loan losses	5,679	4,959	4,059	885	429
Net interest income after provision for loan losses	2,041	1,604	2,792	6,643	6,221
Non-interest income	2,004	1,189	874	996	824
Non-interest expenses	11,631	10,482	8,464	7,385	6,082

(Loss) earnings before income taxes	(7,586)	(7,689)	(4,798)	254	963
Income tax (benefit)	372	1,519	(1,820)	77	332

Net (loss) earnings	$(7,958)	(9,208)	(2,978)	177	631

(Loss) earnings per basic common share (1)	$(4.05)	(4.66)	(1.46)	.09	.32
(Loss) earnings per diluted common share (1)	$(4.05)	(4.66)	(1.46)	.09	.31
Weighted-average number of common shares outstanding for basic (1)	2,058,047	2,058,047	2,058,047	2,017,553	1,998,871
Weighted-average number of common shares outstanding for diluted (1)	2,058,047	2,058,047	2,058,047	2,034,070	2,030,344

Ratios and Other Data:
Return on average assets	(3.18)%	(3.55)%	(1.37)%	.10%	.43%
Return on average equity	(69.27)%	(41.74)%	(13.97)%	.83%	3.04%
Average equity as a percentage of average assets	4.60%	8.50%	9.79%	12.11%	14.08%
Interest rate spread during the period	3.23%	2.55%	2.67%	3.33%	3.82%
Net yield on average interest earning assets	3.36%	2.81%	3.33%	4.53%	4.79%
Non-interest expenses to average assets	4.65%	4.04%	3.89%	4.18%	4.12%
Ratio of average interest earning assets to average interest bearing liabilities	1.07	1.10	1.20	1.33	1.34
Non-performing loans and foreclosed assets as a percentage of total assets at end of year	9.26%	9.17%	5.05%	.89%	.22%
Allowance for loan losses as a percentage of total loans at end of year	2.88%	2.49%	1.36%	1.36%	1.36%
Total number of banking offices	6	6	6	4	4
Total shares outstanding at end of year (1)	2,058,047	2,058,047	2,058,047	2,058,047	2,001,513
Book value per common share at end of year (1)	$.61	$4.50	$9.53	$10.66	$10.52

(1)	All per share amounts reflect the 5% stock dividends declared on May 16, 2007 and paid on June 15, 2007

             MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and our results of operations should be read in conjunction with the consolidated financial statements and the related notes, as of December 31, 2010 and 2009, included elsewhere in this Annual Report.  This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

General

FPB Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of First Peoples Bank (the "Bank") and the Bank owns 100% of the outstanding common stock of Treasure Coast Holdings, Inc., (collectively referred to as the "Company"). The Holding Company operates as a one-bank holding company and it’s only business activity is the operation of the Bank. The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the maximum amounts by the Federal Deposit Insurance Corporation, which are $250,000 for all qualified deposits, and unlimited for non-interest bearing transaction accounts, through December 31, 2012. The Bank offers a variety of community banking services to individual and corporate customers through its six banking offices located in Port St. Lucie, Stuart, Fort Pierce, Vero Beach and Palm City, Florida.  The newest office opened in May, 2008, on Gatlin Boulevard in Port St. Lucie, Florida.  In addition, the Palm City, Florida office opened in January of 2008 and an 11,000 square foot Operations Center in Jensen Beach, Florida, opened in March of 2007. The bank’s subsidiary, Treasure Coast Holdings, Inc., was incorporated in June 2008 for the sole purpose of managing foreclosed assets.  At December 31, 2010, we had total consolidated assets of $232.4 million and total consolidated stockholders' equity of $6.7 million.  For the year ended December 31, 2010, we had net losses of $8.0 million.

Management’s Strategy

We are organized as a locally owned, locally managed community financial institution, owned and managed by people who are actively involved in our market area and are committed to our economic growth and development.  With local ownership, management, and directors, we believe that we can be more responsive to the communities that we serve.  Local ownership allows faster, more responsive and flexible decision-making, which is not available at the majority of the financial institutions in or near our market area which consist primarily of branch offices of large regional holding company banks with headquarters located elsewhere in the United States.

Our principal business is to attract deposits from the general public and to invest those funds in various types of loans and other interest earning assets.  Funds are provided for the operations by the proceeds from the sale of investments, from amortization and repayment of outstanding loans and investments, from net deposit inflow, and from borrowings.  Our earnings depend primarily upon the difference between: (1) non-interest income, and the interest and fees we receive from loans, the securities held in our investment portfolio and other investments; and (2) the expenses we incur in connection with obtaining funds for lending (including interest paid on deposits and other borrowings) and expenses relating to day-to-day operations.

To the extent market conditions permit, our strategy is intended to insulate our interest rate gap from adverse changes in interest rates by maintaining spreads through the adjustability of our interest earning assets and interest bearing liabilities.  Our ability to reduce interest rate risk in our loan and investment portfolios depends upon a number of factors, many of which are beyond our control, including among others, competition for loans and deposits in our market area and conditions prevailing in the economy.

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

(continued)

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

Credit Risk

Our primary business is making business and consumer loans.  That activity entails potential loan losses, the magnitude of which depends on a variety of economic factors affecting borrowers which are beyond our control. While underwriting guidelines have been instituted and credit review procedures have been put in place   to protect us from avoidable credit losses, some losses will inevitably occur. At December 31, 2010, we had non-performing assets of $21.5 million.

Allowance for Loan Losses

     The following table presents information regarding our total allowance for loan losses as well as the allocation of such amounts to the various categories of loans at December 31, (dollars in thousands):

	2010		2009		2008		2007		2006
		Loans to Total Loans		Loans to Total Loans		Loans to Total Loans		Loans to Total Loans		Loans to Total Loans

	Amount		Amount		Amount		Amount		Amount

Commercial and industrial	$2,192	35.29%	$1,712	33.64%	$1,292	34.04%	$1,156	34.15%	$811	38.13%
Commercial real estate	1,931	55.53	2,654	56.30	916	50.54	858	47.31	631	42.24
Construction and development	-	-	18.57		113	5.23	145	6.38	65	4.59
Consumer	135	3.69	127	4.39	173	6.47	176	8.62	216	8.87
Residential real estate	551	5.49	219	5.10	58	3.72	58	3.54	78	6.17

Total allowance for loan loss	$4,809	100.00%	$4,730	100.00%	$2,552	100.00%	$2,393	100.00%	$1,801	100.00%

Allowance for loan losses as a percentage of total loans outstanding		2.88%		2.49%		1.36%		1.36%		1.36%

Loan Portfolio

The following table sets forth the composition of our loan portfolio at December 31, (dollars in thousands):

	2010		2009		2008		2007		2006
		% of Total		% of Total		% of Total		% of Total		% of Total
	Amount		Amount		Amount		Amount		Amount

Commercial and industrial	$59,003	35.29%	$63,815	33.64%	$63,768	34.04%	$59,878	34.15%	$50,521	38.13%
Commercial real estate	92,835	55.53	106,803	56.30	94,675	50.54	82,951	47.31	55,967	42.24
Construction and development	-	-	1,081.57		9,793	5.23	11,186	6.38	6,089	4.59
Consumer	6,175	3.69	8,329	4.39	12,118	6.47	15,115	8.62	11,757	8.87
Residential real estate	9,182	5.49	9,668	5.10	6,968	3.72	6,212	3.54	8,176	6.17
	167,195	100.00%	189,696	100.00%	187,322	100.00%	175,342	100.00%	132,510	100.00%
Less:
Deferred loan costs and fees, net	(440)		(654)		(588)		(698)		(576)
Allowance for loan losses	(4,809)		(4,730)		(2,552)		(2,393)		(1,801)
Loans, net	$161,946		$184,312		$184,182		$172,251		$130,133

The contractual maturity ranges of our loan portfolio and the amount of such loans with fixed and variable interest rates in each maturity range classified by borrower type as of December 31, 2010 (dollars in thousands):

	One Year or Less	After One Through Five Years	After Five Years	Total

Commercial and industrial	$10,108	$17,229	$31,666	$59,003
Commercial real estate	7,347	8,873	76,615	92,835
Consumer	1,613	4,256	306	6,175
Residential real estate	1,904	4,409	2,869	9,182
Total loans	$20,972	$34,767	$111,456	$167,195

Loans with a fixed interest rate	$17,739	$23,998	$12,401	$54,138
Loans with a variable interest rate	3,233	10,769	99,055	113,057
Total loans	$20,972	$34,767	$111,456	$167,195

    As of December 31, 2010, our loan portfolio was composed of approximately 32.38% fixed interest rate loans and 67.62% variable interest rate loans. Scheduled contractual principal repayments do not reflect the actual maturities of the loans. The average actual maturity of our loans is substantially less than their average contractual term because of prepayments. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loans rates are substantially lower than rates on existing mortgages due primarily to refinancing of adjustable rate and fixed rate loans at lower rates.

    The following table sets forth certain information on nonaccrual loans and foreclosed assets, the ratio of such loans and foreclosed assets to total assets as of the dates indicated, and certain other related information (dollars in thousands).  The increase in nonaccrual loans is primarily attributable to the downturn in the economy, and the expectations for a lengthened period of economic weakness.

	At December 31,
	2010	2009	2008	2007	2006
Nonaccrual loans:
Commercial real estate	$5,834	$8,443	$6,627	$805	$-
Commercial and industrial	6,220	6,154	1,635	297	154
Construction and development	-	-	1,106	-	-
Residential real estate	232	448	625	272	172
Consumer	39	38	112	27	18

Total nonaccrual loans	12,325	15,083	10,105	1,401	344

Accruing loans over 90 days delinquent:
Commercial real estate	-	400	-	243	-
Commercial and industrial	-	488	250	106	-
Consumer	-	19	-	-	-

Total accrual loans over 90 days delinquent	-	907	250	349	-

Total non-performing loans	12,325	15,990	10,355	1,750	344

Foreclosed assets	9,190	6,763	1,816	41	26

Total non-performing loans and foreclosed assets	$21,515	$22,753	$12,171	$1,791	$370
Total non-performing loans as a percentage of total loans	7.37%	8.43%	5.53%	1.00%	.26%
Total non-performing loans as a percentage of total assets	5.30%	6.44%	4.33%	.89%	.22%
Total non-performing loans and foreclosed assets
as a percentage of total assets	9.26%	9.17%	5.05%	.89%	.22%

Restructured troubled debt	$10,754	$5,591	$12,279	$-	$-

As of December 31, 2010, the $10.8 million in restructured troubled debt are performing loans.

Asset Quality

In mid-2008, we formulated a plan to reduce our exposure to weaker lending relationships. Management’s practice has been to do business with borrowers in our area whom we know. The Bank did not fund any sub-prime loans and had very limited exposure to non-owner occupied commercial real estate and residential real estate. We have moved further away from this class of assets by establishing a moratorium on residential construction and development lending in the current economic environment. As of December 31, 2010, we have reduced our exposure in total construction and development loans by $1.1 million, or 100 % from December 31, 2009. The majority of the Bank’s loans are owner occupied commercial loans to local borrowers or consumer loans to their employees. Our market area as a whole has felt the impact of the residential real estate market’s deterioration and our customers appear to be working hard to adjust their business plans to this new reality.

In 2010, total non-performing loans decreased $3.7 million (-22.92%), but foreclosed assets increased $2.4 million (35.89%) and troubled debt restructured increased $5.2 million (92.38%). The overall increase in non-performing assets in 2010 was due primarily to the continued decline in the economy, resulting in continued deterioration in the real estate and commercial secured sectors of our loan portfolio.

(continued)

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

Furthermore, since December 31, 2008, we have enhanced our credit risk management processes by:

❑	forming a real estate holding company to manage and liquidate foreclosed assets;
❑	developing processes for supervising criticized and classified loans;
❑	adopting a specific action plan for managing and disposing of foreclosed assets;
❑	performing a quarterly assessment of the Bank’s monitoring systems for timely identification of problem loans;
❑	forming a Special Assets Committee of the Board that meets monthly to review management’s progress on all classified assets; and
❑	creating a Special Assets Department to reduce the Bank’s underperforming credits.

We believe our enhanced credit risk management process positions us to deal effectively with reducing our credit risk profile.

In 2010, we have taken several properties into our subsidiary incorporated for the purpose of divesting our foreclosed assets, and we are actively working to market these properties.  For example, in 2010 we have (i) sold one commercial property carried at $302,000 for $262,000; (ii) sold five vacant lots carried at $593,000 for $468,000; (iii) sold three residential properties carried at $516,000 for $445,000; and (iv) sold four other foreclosed assets carried at $31,000 for $41,000.

The following table illustrates the payment status of certain classes of loans in our portfolio (dollars in thousands):

	Accruing and Past Due 30-89 Days	Nonaccrual and Past Due 90 days and Over	Total
	Amount	Amount	Amount
As of December 31, 2010
Commercial real estate	$967	$5,834	$6,801
Commercial and industrial	538	6,220	6,758
Residential real estate	269	232	501
Consumer	66	39	105
Total	$1,840	$12,325	$14,165

As of December 31, 2009
Commercial real estate	$548	$8,843	$9,391
Commercial and industrial	560	6,642	7,202
Residential real estate	10	448	458
Consumer	162	57	219
Total	$1,280	$15,990	$17,270

Allowance for Credit Losses

In originating loans, we recognize that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions.  It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, management’s loan loss experience, evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. We consider several factors in determining the allowances, including charge-off history, the relative level of non-performing assets, and the value of the underlying collateral.

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

        We actively monitor our asset quality to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although we believe we use the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations.  We consider several factors in determining the allowances, including charge-off history, the relative level of non-performing assets, and the value of the underlying collateral.  Non-performing loans  at December 31, 2010, decreased to 7.37% of total loans, compared to 8.43% at December 31, 2009.  During 2010, our allowance increased by $79,000 or 1.67%, and totaled $4.8 million at December 31, 2010. Additional allowance was made to cover the increase in non-performing loans. We believe that the allowance for loan losses was adequate at December 31, 2010.

The following table sets forth information with respect to activity in our allowance for loan losses during the years indicated (dollars in thousands):

	Year Ended December 31,
	2010	2009	2008	2007	2006
Allowance at beginning of year	$4,730	$2,552	$2,393	$1,801	$1,383

Charge-offs:
Residential real estate	343	953	202	71	-
Consumer	237	267	110	144	19
Construction and development	-	-	490	-	-
Commercial real estate	2,856	241	1,926	-	-
Commercial an industrial	2,355	1,537	1,195	85	14

Total charge-offs	5,791	2,998	3,923	300	33

Recoveries:
Residential real estate	12	12	2	-	-
Consumer	42	19	9	7	10
Construction and development	-	-	-	-	-
Commercial real estate	8	-	-	-	-
Commercial an industrial	129	186	12	-	12

Total recoveries	191	217	23	7	22

Provision for loan losses charged to operations	5,679	4,959	4,059	885	429

Allowance at end of year	$4,809	$4,730	$2,552	$2,393	$1,801

Ratio of net charge-offs during the year to average loans outstanding during the year	3.19%	1.47%	2.11%	.19%	.01%

Allowance for loan losses as a percentage of total loans at end of year	2.88%	2.49%	1.36%	1.36%	1.36%

Allowance for loan losses as a percentage of non-performing loans	39.02%	29.58%	24.65%	136.74%	523.55%

Capital Resources and Liquidity

In managing liquidity, our objective is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion.  Liquidity management addresses the ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.  Our primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments.  External sources of funds include increases in deposits, advances from the FHLB and   a secured line of credit extended by the Federal Reserve Bank for overnight cash flow needs.  Longer term funding sources include a repurchase agreement with our correspondent bank.

Our management team monitors our liquidity position on an ongoing basis and reports regularly to our Board of Directors the level of liquidity compared to minimum levels established by Board policy.  As of December 31, 2010, our level of liquidity was within the established guidelines of Board policy.

(continued)

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

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk weighted assets and Tier 1 capital to average assets.  As of December 31, 2010, we did not meet the minimum applicable capital adequacy requirements.  See "Regulation and Supervision - Capital Requirements."

As of December 31, 2010, our actual and required minimum capital ratios were as follows (dollars in thousands):

	Actual		Minimum for Capital Adequacy Purposes		Requirements of Consent Order
As of December 31, 2010:	Amount	%	Amount	%	Amount	%

Total Capital to Risk-Weighted Assets	9,373	5.57%	13,472	8.00%	18,524	11.00%
Tier 1 Capital to Risk-Weighted Assets	7,235	4.30	6,736	4.00	N/A	N/A
Tier 1 Capital to Average Assets	7,235	3.02	9,588	4.00	19,176	8.00

Our primary source of cash during the year ended December 31, 2010, was from net proceeds from the sale, maturity, call and repayment of securities totaling $56.1 million. Cash was used primarily to purchase securities, and fund the deposit decrease. At December 31, 2010, we had outstanding commitments to originate loans totaling $509,000, available lines of credit of $10.2 million, and standby letters of credit of $26,000.

Investment Activities

Our securities portfolio is managed by our Funds Management Committee in accordance with a written investment policy of the Board of Directors that addresses strategies, types and levels of permitted investments.  At December 31, 2010, our securities portfolio equaled $37.7 million, or 16.2% of total assets. Our investment portfolio is comprised of SBA securities, mortgage-backed securities, taxable municipal securities and CMO securities.

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

Securities

The following table sets forth the carrying value of our securities portfolio at December 31, 2010, 2009 and 2008 (in thousands):

	2010	2009	2008
Securities available for sale:
U.S. Government agency securities	$-	$14,332	$16,375
Municipal bonds-taxable	1,902	-	-
SBA securities	1,999	-	-
Asset-backed securities	-	6,097	-
Mortgage-backed securities	12,769	5,087	16,863
CMO securities	19,596	6,236	-
	36,266	31,752	33,238
Securities held to maturity:
Mortgage-backed securities	1,465	-	1

Total	$37,731	$31,752	$33,239

The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio as follows (dollars in thousands):

	Due in		From One Year		From Five Years		Due in More Than
	One Year or Less		to Five Years		to Ten Years		Ten Years		Total
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield
December 31, 2010:
Municipal bonds-taxable	$-	-%	$-	-%	$-	-%	$1,902	5.23%	$1,902	5.23%
SBA securities	-	-	-	-	-	-	-	-	1,999	3.34%
Mortgage-backed securities	-	-	-	-	-	-	-	-	14,234	2.60%
CMO securities	-	-	-	-	-	-	-	-	19,596	2.60%

Total									$37,731	3.64%

December 31, 2009:
U.S. Government agency securities	$-	-%	$-	-%	$5,766	3.97%	$8,566	4.51%	$14,332	4.21%
Mortgage-backed securities	-	-	-	-	-	-	-	-	5,087	4.07%
Asset-backed securities	-	-	-	-	-	-	-	-	6,097	4.35%
CMO securities	-	-	-	-	-	-	-	-	6,236	4.05%

Total									$31,752	4.20%

December 31, 2008:
U.S. Government agency securities	$1,000	2.46%	$1,002	4.32%	$3,577	4.94%	$10,796	5.39%	$16,375	5.05%
Mortgage-backed securities									16,864	5.49

Total									$33,239	4.95%

Regulatory Matters

Board Resolutions.  The Federal Reserve Bank of Atlanta (“Federal Reserve”) has requested our Board of Directors to adopt resolutions limiting us from reducing our capital position. Pursuant to these resolutions, we  have committed to: (i) not incurring debt at the holding company level without prior Federal Reserve approval; (ii) not paying dividends on our securities (including our Series A Preferred Stock) without prior Federal Reserve approval; (iii) not purchasing or redeeming stock without Federal Reserve approval; (iv) not making any other payment which would represent a reduction in capital, other than normal and routine operating expenses; and (v) providing to the Federal Reserve on a quarterly basis, a parent-only balance sheet and confirmation of compliance with the resolutions.  Our Board of Directors adopted these resolutions at its October 21, 2009 meeting. These resolutions also prohibit us from paying dividends on, or redeeming, the Series A Preferred Stock without Federal Reserve approval.

        Consent Order.  Effective March 18, 2010, the Bank entered into a Stipulation to the Issuance of a Consent Order (“Stipulation”) with the Federal Deposit Insurance Corporation (the “FDIC”) and the Florida Office of Financial Regulation (the “OFR”). Pursuant to the Stipulation, the Bank consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation, to the issuance of a Consent Order by the FDIC and the OFR, also effective as of March 18, 2010.

         The Consent Order represents an agreement among the Bank, the FDIC and the OFR as to areas of the Bank’s operations that warrant improvement and presents a plan for making those improvements. The Consent Order imposes no fines or penalties on the Bank.

Pursuant to the Consent Order:
➢The Bank’s Board of Directors is required to increase its participation in the affairs of the Bank. This participation shall include comprehensive, documented meetings to be held no less frequently than monthly. Prior to the entry of the Consent Order, the Board conducted such meetings, but it now requires more detailed management reports. The Board has also established a committee to oversee the Bank’s compliance with the Consent Order.

➢By June 16, 2010, and during the life of the Consent Order, the Bank shall achieve and maintain a Tier 1 leverage capital ratio of not less than 8% and a total risk-based capital ratio of not less than 11%. At December 31, 2010, the Bank’s Tier 1 leverage capital ratio was 3.02% and its total risk-based capital ratio was 5.57%. As of December 31, 2010, an additional $12 million in capital would be required by the Bank to attain the required capital levels.

➢The Bank must maintain a fully funded Allowance for Loan and Lease Losses (“ALLL”), which must be satisfactory to the FDIC and the OFR. The Board of Directors shall quarterly review the adequacy of the ALLL. The Bank has always endeavored to maintain a fully funded, adequate ALLL and believes its ALLL is adequate.

➢The Bank shall also reduce the aggregate balance of assets classified “Substandard” by the FDIC in October 2009: (i) by June 16, 2010, to not more than 140% of Tier 1 capital plus the ALLL; (ii) by September 14, 2010, to not more than 120% of Tier 1 capital plus the ALLL; (iii) by December 13, 2010, to not more than 100% of Tier 1 capital plus the ALLL; (iv) by March 23, 2011, to not more than 80% of Tier 1 capital plus the ALLL; and (v) by September 19, 2011, to not more than 60% of Tier 1 capital plus the ALL. As of December 31, 2010, the Bank’s ratio was 187%.

➢The Bank shall not extend any credit to, or for the benefit of, any borrower who has a loan that has been charged off or classified “Substandard” and is uncollected, unless the Bank documents that such extension of credit is in the Bank’s best interest. The Bank had, and has, no intention of extending credit to such borrowers in violation of these requirements.

(continued)

➢By May 2, 2010, the Bank shall perform a risk segmentation analysis with respect to any concentration cited by the FDIC, including commercial real estate loans. The Bank shall also develop a plan to reduce any segment of the portfolio deemed by the FDIC or OFR to be an undue concentration of credit. Both were completed and submitted on April 29, 2010.

➢By June 16, 2010, the Bank shall formulate and implement a strategic plan and a plan to improve and sustain Bank earnings. Additionally, the Bank must prepare a budget and update the profit plan by November 30th of each year. All such items must be submitted to the FDIC and the OFR. The Bank was granted an extension to September 28, 2010 to submit its strategic plan and submitted it prior to that date.

 ➢By May 17, 2010, the Bank must review, revise and adopt its liquidity, contingency funding and funds management policy, including implementing any changes recommended by the FDIC or the OFR. These were completed and submitted on May 27, 2010, following an extension granted to May 28, 2010.

➢Throughout the life of the Consent Order, the Bank shall not accept, renew, or rollover any brokered deposit, and shall comply with the restrictions on the effective yields on deposits exceeding national averages. In addition, by March 28, 2010, the Bank was required to submit to the FDIC and the OFR a plan to reduce reliance on brokered deposits, which it has done. The Bank has not accepted, renewed or rolled over any brokered deposits since July 2009. With respect to the yield limitations, it is possible that the Bank could experience a decrease in deposit inflows, or the migration of current deposits to competitor institutions, if other institutions offer higher interest rates than those permitted to be offered by the Bank.

➢During the life of the Consent Order, the Bank shall limit its asset growth to 10% per year, unless the FDIC and the OFR consent to greater growth. Under the recently adopted strategic plan, the growth percentage will not exceed these growth parameters.

➢While the Consent Order is in effect, the Bank shall not declare or pay dividends, or any other form of payment representing a reduction in capital without the prior written approval of the FDIC and the OFR. The Bank has never paid a dividend to the holding company.

➢Within 30 days of the end of each calendar quarter, the Bank shall furnish written progress reports to the FDIC and the OFR detailing the form, manner, and results of any actions taken to secure compliance. The Bank has, and will continue to prepare and submit such reports.

On February 2, 2011, the Bank received a Supervisory Prompt Corrective Action Directive (the “Directive”), effective as of January 28, 2011 (the “Effective Date”) from the Federal Deposit Insurance Corporation (“FDIC”).  The FDIC issued the Directive due to the Bank’s failure to submit an acceptable capital restoration plan to the FDIC, the deteriorating condition of the Bank and management’s failure to improve the condition of the Bank.  The Directive requires that: (1) within 30 days of the Effective Date (by February 27, 2011), the Bank must comply with the requirements of its Consent Order by attaining a Tier 1 Leverage Capital Ratio of 8% and a Total Risk Based Capital Ratio of 11% and (2) within 10 days of the Effective Date (extended to February 11, 2011) submit an acceptable capital restoration plan to the FDIC, which expressly provides that the Bank will attain such capital levels.  An updated capital restoration plan was submitted on February 11, 2011.

The Directive further requires that if the Bank does not increase its capital to such levels by February 27, 2011, the Bank must take any necessary action for the Bank to be acquired by, or merged into, another financial institution.

If the Bank fails to satisfy the requirements of the Directive, it is likely that the FDIC or the Florida Office of Financial Regulation will take further regulatory enforcement action against the Bank, including the closure of the Bank and the placement of it into receivership with the FDIC.

(continued)

The Directive also prohibits the Bank from: (1) making any payments on its subordinated debt or paying any capital distributions or dividends; (2) providing certain compensation to senior executive officers or excessive compensation or bonuses generally; (3) accepting, renewing or rolling over any brokered deposits; (4) paying interest on deposits in excess of FDIC-established market rates; and (5) acquiring any interest in any company, establishing any branches, engaging in any new line of business, entering into any material transaction outside the ordinary course of business, extending credit for any highly leveraged transaction, amending its Articles of Incorporation or Bylaws, materially changing its accounting methods, or engaging in certain transactions with affiliates (including the holding company), without the FDIC’s prior approval.  Furthermore, the Directive requires the Bank to alter, reduce or terminate any activity the FDIC determines poses excessive risk to the Bank.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates.  We do not engage in securities trading or hedging activities and do not invest in interest rate derivatives or enter into interest rate swaps. Our market risk arises primarily from interest rate risk inherent in our loan and deposit-taking activities.  To that end, we actively monitor and manage our interest rate risk exposure.  The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 8 of Notes to Consolidated Financial Statements.

The primary objective in managing interest rate risk is to maximize earnings and minimize the potential adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure.  We rely primarily on our asset-liability structure to manage interest rate risk.  However, a sudden and substantial decrease in interest rates may adversely impact our earnings, to the extent that the interest earning assets and interest bearing liabilities do not change at the same speed, to the same extent, or on the same basis.

Asset and Liability Structure

Our asset and liability management program establishes and implements various internal asset-liability decision processes, as well as communications and control procedures to aid us in managing our operations.  We believe that these processes and procedures provide us with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest rate guidelines which should result in tighter controls and less exposure to interest rate risk.

The matching of assets and liabilities may be accomplished in part by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.”  An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.  The interest rate sensitivity gap is defined as the difference between interest earning assets and interest bearing liabilities maturing or repricing within a given time period.  The gap ratio is computed as the amount of rate sensitive assets less the amount of rate sensitive liabilities divided by total assets.  A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities.  A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets.  During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income.  During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

     In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, we continue to monitor asset and liability management policies to better match the maturities and repricing terms of our interest earning assets and interest bearing liabilities.  Such policies have consisted primarily of emphasizing the origination of adjustable-rate loans; maintaining a stable core deposit base; and maintaining a significant portion of liquid assets consisting primarily of cash and short-term securities.

(continued)

The following table sets forth certain information relating to interest earning assets and interest bearing liabilities at December 31, 2010, that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

		More	More
		than One	than Five
		Year and	Years and	Over
	One Year	Less than	Less than	Fifteen
	or Less	Five Years	Fifteen Years	Years	Total
Loan portfolio (1):
Commercial and industrial	$32,065	$22,851	$4,087	$-	$59,003
Commercial real estate	21,549	57,642	13,147	497	92,835
Consumer	2,659	3,362	154	-	6,175
Residential real estate	2,218	6,603	361	-	9,182

Total loans	58,491	90,458	17,749	497	167,195

Interest bearing deposits with banks	10,031	-	-	-	10,031
Federal funds sold	104	-	-	-	104
Federal Home Loan Bank stock	-	-	-	1,087	1,087
Securities (2)	-	97	15,469	22,165	37,731

Total rate-sensitive assets	68,626	90,555	33,218	23,749	216,148

Deposit accounts (3):
Money market deposits	36,177	-	-	-	36,177
NOW deposits	9,276	-	-	-	9,276
Savings deposits	6,013	-	-	-	6,013
Certificates of deposit	86,681	51,883	-	-	138,564

Total deposit accounts	138,147	51,883	-	-	190,030

Federal Home Loan Bank advances	10,500	4,100	-	-	14,600

Total rate-sensitive liabilities	148,647	55,983	-	-	204,630

GAP (repricing differences)	$(80,021)	$34,572	$33,218	$23,749	$11,518

Cumulative GAP	$(80,021)	$(45,449)	$(12,231)	$11,518

Cumulative GAP/total assets	(34.43)%	(19.55)%	(5.26)%	4.96%

(1)
In preparing the table above, adjustable-rate loans are included in the period in which the interest are next scheduled to adjust rather than in the period in which the loans mature.  Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2)	Securities are scheduled through the maturity or call dates.
(3)	Money-market, NOW, and savings deposits are regarded as readily accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

The following table reflects the contractual principal repayments by period of the loan portfolio at December 31, 2010 (in thousands):

	Commercial	Commercial
	and	Real	Residential
Years Ending	Industrial	Estate	Real Estate	Consumer
December 31,	Loans	Loans	Loans	Loans

2011	$19,967	$15,107	$4,360	$3,563
2012	7,806	7,551	1,914	1,442
2013	4,865	6,324	897	667
2014-2015	7,028	9,265	1,036	388
2016-2017	4,003	8,654	631	62
2018 & beyond	15,334	45,934	344	53

Total	$59,003	$92,835	$9,182	$6,175

Of the $124.2 million of loans due after 2011, 19.38% of such loans have fixed interest rates and 80.62 % have adjustable interest rates.

The following table sets forth total loans originated and repaid during the period ended December 31 (in thousands):

Originations:	2010	2009

Commercial and industrial loans	$5,153	$16,764
Commercial real estate loans	511	14,202
Consumer loans	894	4,411
Construction and development loans	59	-
Residential real estate loans	952	790

Total loans originated	7,569	36,167

Principal reductions and participations sold	(18,895)	(21,943)

(Decrease) increase in total loans	$(11,326)	$14,224

Deposit Activities and Other Sources of Funds

Deposits are the major source of funds for our lending and investment activities.  In addition, we also generate funds from loan principal repayments and prepayments, and from the maturities and cash flow of investment securities.  Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money-market conditions.  Borrowings from the Federal Home Loan Bank of Atlanta (the “FHLB”) may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or for long-term funding purposes. We also have lines of credit extended by the Federal Reserve Bank to utilize for overnight cash flow needs.  Longer-term funding is available through a Repurchase Agreement, which is set-up with a correspondent bank.  Repurchase agreements as a funding source were not utilized in 2010 or 2009.

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

In 2010, matured brokered deposits of $26.3 million and public funds of $3.5 million were repaid. This decrease in liquidity has resulted in an increase in wholesale funding sources, which has placed further pressure on deposit costs and the net-interest margin.

We may use premiums to attract new deposit accounts.  Such premiums would be reflected in an increase in our advertising and promotion expense, as well as our cost of funds.  We also actively solicit business checking accounts and individual retirement accounts.

The following table shows the distribution of, and certain other information relating to deposit accounts by type (dollars in thousands):

	At December 31,
	2010		2009		2008
		% of		% of		% of
	Amount	Deposits	Amount	Deposits	Amount	Deposits
Demand deposits	$18,336	8.80%	$18,925	8.75%	$19,492	9.71%
Money-market deposits	36,177	17.36	40,424	18.68	30,262	15.08
NOW deposits	9,276	4.45	14,270	6.60	5,039	2.51
Savings deposits	6,013	2.89	5,997	2.77	4,157	2.07

Subtotal	69,802	33.50	79,616	36.80	58,950	29.37

Certificate of deposits:
0%- 0.99%	10,891	5.23	748.34		23.01
1.00% - 1.99%	72,601	34.84	38,056	17.59	140.07
2.00% - 2.99%	37,459	17.98	56,831	26.26	11,735	5.85
3.00% - 3.99%	7,692	3.69	12,659	5.85	48,016	23.93
4.00% - 4.99%	1,948.93		15,140	7.00	59,287	29.54
5.00% - 5.99%	7,973	3.83	13,324	6.16	22,532	11.23

Total certificates of deposit (1)	138,564	66.50	136,758	63.20	141,733	70.63

Total deposits	$208,366	100.00%	$216,374	100.00%	$200,683	100.00%

(1)	Included individual retirement accounts (“IRAs”) totaling $6.9, $5.0 and $4.3 million at December 31, 2010, 2009, and 2008 all of which are in the form of certificates of deposit.

The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 2010, which mature during the periods indicated (in thousands):

	Year Ending December 31,
	2011	2012	2013	2014	2015	Total

0% - 0.99%	$10,663	$228	$-	$-	$-	$10,891
1.00% - 1.99%	51,038	17,662	3,690	211	-	72,601
2.00% - 2.99%	19,899	8,662	4,382	1,788	2,728	37,459
3.00% - 3.99%	1,253	4,445	1,340	654	-	7,692
4.00% - 4.99%	327	1,321	300	-	-	1,948
5.00% - 5.99%	3,501	4,472	-	-	-	7,973
Total certificates of deposit	$86,681	$36,790	$9,712	$2,653	$2,728	$138,564

Jumbo certificates ($100,000 and over) mature as follows (in thousands):

	December 31,
	2010	2009	2008

Due three months or less	$9,518	$6,922	$11,778
Due over three months to six months	7,512	4,493	4,698
Due over six months to one year	13,678	16,044	22,404
Due over one year to five years	15,003	17,243	16,716

	$45,711	$44,702	$55,596

Other Borrowings

        The following table illustrates the types, available amounts and outstanding balances of our sources of other borrowings (dollars in thousands) as of December 31, 2010. All borrowings require adequate collateral, such as unpledged investment securities or loans.

Type of Borrowing	Outstanding	Line Amount	Available

Repurchase Agreement	$-	$5,000	$5,000
FHLB Advances	14,600	14,600	-
FRB Discount Window	-	23,454	23,454
	$14,600	$43,054	$28,454

Interest Rate Sensitivity

        Our operating results depend primarily on our net interest income, which is the difference between interest income on interest earning assets and interest expense on interest bearing liabilities, consisting primarily of deposits.  Net interest income is determined by the difference between yields earned on interest earning assets and rates paid on interest bearing liabilities (“interest rate spread”) and the relative amounts of interest earning assets and interest bearing liabilities.  Our interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows.  In addition, our operations are also affected by the level of non-performing loans and foreclosed assets, as well as the level of our non-interest income, and our non-interest expenses, such as salaries and employee benefits, occupancy and equipment costs and income taxes.

    (continued)

The following table sets forth, for the years indicated, information regarding: (i) the total dollar amount of interest and dividend income from interest earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest rate spread; and (v) net interest margin.  Average balances are based on average daily balances (dollars in thousands):

	Year Ended December 31,
	2010			2009			2008
		Interest	Average		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate	Balance	Dividends	Rate	Balance	Dividends	Rate
Interest earning assets:
Loans	$175,710	10,589	6.03%	$189,672	11,287	5.95%	$185,005	12,988	7.02%
Securities	35,278	1,285	3.64	34,961	1,468	4.20	13,608	673	4.95
Other interest earning assets (1)	19,015	46.24		8,894	23.26		7,063	141	2.00
Total interest earning assets	230,003	11,920	5.18	233,527	12,778	5.47	205,676	13,802	6.71
Non-interest earning assets	19,953			26,034			12,065

Total assets	$249,956			$259,561			$217,741

Interest bearing liabilities:
Savings, NOW and money-market deposits	55,235	536.97		58,070	986	1.70	38,292	976	2.55
Certificates of deposit	144,564	3,415	2.36	143,781	4,986	3.47	133,180	5,961	4.48
Other borrowings	15,206	249	1.64	11,250	243	2.16	552	14	2.54

Total interest bearing liabilities	215,005	4,200	1.95	213,101	6,215	2.92	172,024	6,951	4.04

Demand deposits	17,684			21,640			22,765
Non-interest bearing liabilities	5,779			2,758			1,640
Stockholders' equity	11,488			22,062			21,312

Total liabilities and stockholders' equity	$249,956			$259,561			$217,741

Net interest income		$7,720			$6,563			$6,851

Interest rate spread (2)			3.23%			2.55%			2.67%

Net interest margin (3)			3.36%			2.81%			3.33%

Ratio of average interest earning assets to average interest bearing liabilities	1.07			1.10			1.20

(1)	Other interest earning assets included federal funds sold, Federal Home Loan Bank stock and interest bearing deposits with banks.
(2)	Interest rate spread represents the difference between the average yield on interest earning assets and the average rate of interest bearing liabilities.
(3)	Net interest margin is net interest income divided by total average interest earning assets.

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense for the years indicated.  For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

	Year Ended December 31, 2010 vs. 2009				Year Ended December 31, 2009 vs. 2008
	Increase (Decrease)				Increase (Decrease)
			Rate/				Rate/
	Rate	Volume	Volume	Total	Rate	Volume	Volume	Total
	(In thousands)				(In thousands)
Interest earning assets:
Loans	$143	$(830)	$(11)	$(698)	$(1,979)	$328	$(50)	$(1,701)
Securities	(194)	13	(2)	(183)	(102)	1,057	(160)	795
Other interest earning assets	(1)	26	(2)	23	(123)	37	(32)	(118)

Total	(52)	(791)	(15)	(858)	(2,204)	1,422	(242)	(1,024)

Interest bearing liabilities:
Deposits:
Savings, money-market and NOW deposits	(423)	(48)	21	(450)	(326)	504	(168)	10
Certificates of deposit	(1,589)	27	(9)	(1,571)	(1,343)	475	(107)	(975)
Other borrowings	(58)	85	(21)	6	(2)	272	(41)	229

Total	(2,070)	64	(9)	(2,015)	(1,671)	1,251	(316)	(736)

Net change in net interest income	$2,018	$(855)	$(6)	$1,157	$(533)	$171	$74	$(288)

Comparison of Years Ended December 31, 2010 and 2009

General. Net losses for the year ended December 31, 2010, were $8.0 million or $(4.05) per basic and diluted common share compared to net loss of $9.2 million or ($4.66) per basic and diluted common share for the year ended December 31, 2009. This decrease in the net loss was primarily due a decrease in interest expense of $2.0 million, an increase in non-interest income of $815,000, and a decrease in income tax expense of $1.1 million in 2010, partially offset by a decrease in interest income of $858,000, an increase in the provision for loan losses of $720,000 and an increase in non-interest expense of $1.1 million.  The prolonged recession in our state and the country as a whole have resulted in a continued decline in the real estate market, loss of jobs, foreclosures and business failures.  As a result of these factors, and in view of the lengthened expectations for a further weakened economy, we have significantly increased our provision for loan losses.

Interest Income. Interest income decreased to $11.9 million for the year ended December 31, 2010, from $12.8 million for the year ended December 31, 2009. Interest income on loans decreased to $10.6 million from $11.3 million due to a decrease in the average loan portfolio balance in 2010, partially offset by an increase in the weighted-average yield earned on the portfolio for 2010. Interest on securities decreased to $1.3 million in 2010, from $1.5 million in 2009, due to a decrease in the average yield earned in 2010, partially offset by an increase in the average portfolio balance in 2010. Interest on other interest earning assets increased to $46,000 for the year ended December 31, 2010, from $23,000 for the year ended December 31, 2009, primarily due to an increase in the average balance in 2010.

(continued)

Interest Expense. Interest expense decreased to $4.2 million in 2010 from $6.2 million in 2009.  Interest   expense decreased due to a decrease in the weighted-average rate paid on liabilities, partially offset by an increase in average interest bearing liabilities in 2010.

Provision for Loan Losses. The provision for loan losses is charged to operations to bring the total allowance to a level we deem appropriate and is based upon historical experience, the volume and the type of lending we conduct.  In addition, industry standards, the amounts of non-performing loans, general economic conditions, particularly as they relate to our market area, and other factors related to the collectibility of our loan portfolio were considered.  The provision for loan losses increased to $5.7 million in 2010 from $5.0 million in 2009. The allowance for loan losses increased to $4.8 million at December 31, 2010 from $4.7 million at December 31, 2009. The increase was due to an increase in charge-offs and required reserves on loans in 2010, partially offset by a decrease in the loan portfolio during the year. Management believes that the allowance for loan losses of $4.8      million is adequate at December 31, 2010.

Non-interest Income. Non-interest income increased to $2.0 million in 2010 from $1.2 million in 2009. This was primarily a result of an increase in the gains on the sale of securities available for sale and no write-down of other assets in 2010, partially offset by a decrease in gains on the sale of loans held for sale.

Non-interest Expense. Total non-interest expense increased to $11.6 million for the year ended December 31, 2010, compared to $10.5 million in 2009.  This was primarily due to increases in data processing, supplies, professional fees (as a result of an increase in problem assets), FDIC insurance, and expenses and losses related to foreclosed assets, partially offset by decreases in employee compensation and benefits, advertising and occupancy.

Income Taxes. The adjusted income tax for 2010 decreased to $372,000, from the income tax expense of $1.5 million for 2009.

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

Interest Income.  Interest income decreased to $12.8 million for the year ended December 31, 2009, from $13.8 million for the year ended December 31, 2008. Interest income on loans decreased to $11.3 million from $13.0 million due to a decrease in the weighted-average yield earned on the portfolio for 2009, partially offset by an increase in the average loan portfolio balance for the year ended December 31, 2009. Interest on securities increased to $1.5 million in 2009, from $673,000 in 2008, due to an increase in the average portfolio balance in 2009, partially offset by a decrease in the average yield earned. Interest on other interest earning assets decreased to $23,000 for the year ended December 31, 2009, from $141,000 for the year ended December 31, 2008, primarily due to a decrease in the average yield earned in 2009, partially offset by an increase in the average balance in 2009.

Interest Expense. Interest expense decreased to $6.2 million in 2009 from $7.0 million in 2008.  Interest   expense decreased due to a decrease in the weighted-average rate paid on liabilities, partially offset by an increase in average interest bearing liabilities in 2009.

(continued)

Provision for Loan Losses. The provision for loan losses is charged to operations to bring the total allowance to a level we deem appropriate and is based upon historical experience, the volume and the type of lending we conduct.  In addition, industry standards, the amounts of non-performing loans, general economic conditions, particularly as they relate to our market area, and other factors related to the collectibility of our loan portfolio were considered.  The provision for loan losses increased to $5.0 million in 2009 from $4.1 million in 2008. The allowance for loan losses increased to $4.7 million at December 31, 2009 from $2.6 million at December 31, 2008. The increase in the allowance was due to the increase in the loan portfolio during the year, as well as an increase in non-performing loans in 2009. Management believes that the allowance for loan losses of $4.7 million is adequate at December 31, 2009.

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

Commercial Real Estate Lending

The bank has significant exposure to commercial real estate loans.

Loan extensions.  On occasion, the bank may extend such loans at or near original maturity and, due to the existence of guarantees, not consider them to be impaired. As of December 31, 2010, the bank had fewer than ten loans that would be classified in this category. Terms vary by the individual circumstances, guarantor strength and collateral. Management typically looks for some improvement in the bank’s position in exchange for a renewal. This improvement may come in the form of a principal reduction, revised amortization and/or additional conditions agreed upon via a written forbearance agreement. The bank has offered some of these borrowers periods of interest-only payment (typically one year or less) or some other reduced amortization, but this is not always the case. None of these loans would be considered collateral dependent.

Furthermore, the bank never extends loan terms solely due to the existence of a guarantee. A loan extension would be considered a troubled debt restructuring if the bank granted a distressed borrower reduced payment terms for six months or longer. The bank may offer such terms at the same or a reduced rate to allow for improved cash flow. The bank does not typically offer reduced payment terms without revaluating the credit.

       Evaluation of guarantors. The bank requires personal guarantees on all commercial real estate loans, except a small number of loans to non-profit organizations where guarantees are not available. A cash flow analysis is performed on the guarantor and the project, along with a consolidated analysis of the entire credit relationship. Information used in this review is collected from personal financial statements, credit reports and tax returns as well as any other available information. A guarantor’s cash flow, liquidity, financial obligations, net worth, payment history and any collections, judgments or other adverse filings are reviewed. When originating new loans the bank generally requires that personal financial statements be no older than one month from application, but in no case older than six months. Underwriting requires the last three years of complete tax returns and extensions if the most recent return is not available. Financial statements and W-2’s are used to supplement this information when the tax returns are stale. The bank does not make new loans where the guarantor is outside of a tax filing extension period and has not provided a current return. Updated financial information is required, and loans are reviewed, at least annually.

(continued)

        Collection from guarantors.  Management has often found that the threat or filing of a suit will bring a guarantor to commence settlement negotiations. In these cases the bank has occasionally considered and accepted the release of a guarantee in exchange for the payment of an expected deficiency. The bank has also released guarantees in exchange for deeds-in-lieu and voluntary foreclosures. In these instances a current certified financial disclosure is obtained from the guarantor. The bank considers the guarantor’s assets, cash flow, the size of any expected deficiency and the cost of litigation to determine whether it is appropriate to release a guarantee or whether to require an additional payment in exchange for a release.

Management has classified the bank’s experience pursuing guarantors since 2007 into three categories: Resolved Satisfactorily, Resolved Unsatisfactorily and Pending. Both categories referred to as Resolved include any relationship where the bank has either come to an agreement with the borrower, come to a settlement, completed litigation or is otherwise very close to settling the entire relationship. Loans accounted for in the Satisfactory subset of Resolved are where the borrower/guarantor is still in compliance with an agreement or where the bank has been able to take possession of collateral to recover at least 90% of the bank’s exposure, with or without additional guarantor support. Some of these have required a series of simple forceful discussions, others have required varying degrees of legal involvement and others have required court action. Many of these did not require a change in terms. A Resolved Unsatisfactorily situation is one were the bank has either completed litigation or reached a settlement where the 90% recovery threshold has not been met. Pending relationships are almost all in litigation currently.

         In the table below, the year correlates to the year the borrower first began having financial difficulty. Some negotiations have carried on through multiple years. The large jump in 2008 and then the subsequent decline are noteworthy. This is especially true in 2010 where new issues were limited to $4.2MM and all of these were resolved satisfactorily. Almost all of the bank’s current issues have been ongoing for several years (dollars in millions, totals may not reconcile due to rounding).

	Status as of December 31, 2010
	Resolved Satisfactorily		Resolved Unsatisfactorily		Pending		Totals
	#	Approximate Amount	#	Approximate Amount	#	Approximate Amount	#	Approximate Amount
2007	14	$5.6	7	$2.4	0	$0	21	$7.9
2008	46	24.5	13	8.0	2	2.5	61	35.0
2009	51	16.5	16	4.2	3	1.9	70	22.7
2010	4	4.2	0	0	0	0	4	4.3
Total	115	$50.8	36	$14.6	5	$4.4	156	$69.9

Updating appraisals. The bank obtains updated appraisals at least annually for non-accrual loans. The bank’s management regularly monitors a variety of local and national economic data such as unemployment, foreclosures and current sales prices on various types of properties. When the bank observes continued deterioration or other issues within any of these factors management may choose to obtain an earlier valuation, such as a comparable market analysis or updated appraisal. The bank’s Special Assets Department also closely monitors comparable sales on properties similar to the collateral on non-accrual loans. All appraisals are reviewed for accuracy by the bank’s credit department and the responsible loan officer. The bank does not make adjustments to appraised values. If a discrepancy is perceived with an appraisal, it is discussed with the appraiser and the appraiser may decide to adjust the value if he or she agrees with the bank’s comments. The bank’s allowance for loan losses calculations are always based on current appraisals. The bank’s credit department is independent from the lending staff and provides an additional level of oversight in the process.

Out of market lending. FPB operates as a community bank; as such all of the bank’s loans are located in the South Florida markets, with one exception in an out-of-area participation. The out-of-area participation is nonperforming and is currently controlled by the FDIC. The bank has a 1.77% participation ownership in this property for a total balance of just under $1,000,000. The bank received an updated appraisal on this property within the last six months and receives monthly progress reports on the resolution of the asset. The property is located in North Florida and an onsite inspection was conducted by one of the bank’s officers.

(continued)

Interest reserves. The bank has made only one loan with an interest reserve within the last twenty-one months.  The original principal was less than $200,000 and the interest reserve was depleted prior to February 2010. The guarantors have the ability to make their payments without cash flow from the collateral property and have been doing so since February 2010. The interest reserve was made as an inducement to approve and was not needed to support the bank’s analysis of the borrower’s and guarantors’ cash flow. This loan is not on non-accrual status.

During Q2 2010 the bank also entered into an agreement with a borrower to pre-pay a year of amortized payments in advance on another commercial real estate loan relationship that is in workout. The borrower has been making the payments for these loans on its own since 2007, without an interest reserve. This borrower-funded reserve was obtained as an inducement to us to grant an extension and no new bank-lent funds were extended to fund the reserve.

The bank has only made three other loans with interest reserves in its entire operating history and does not intend to make any in the future, unless such reserves are established by the borrower with funds from sources other than a loan made by the bank.

Construction Lending

         All of the bank’s construction loans are underwritten based on project feasibility and historical cash flow. The bank currently has no construction loans in its portfolio and ceased making non-owner occupied construction loans in 2008.

         The bank performs the same underwriting procedures for construction loans as described above for commercial real estate loans. The bank also requires a current title insurance policy and satisfactory environmental report. Construction is monitored by an independent construction inspector with supervision and review by the responsible officer. A draw request, current construction inspection and construction lien releases are required prior to the dispersal of each draw.

Restructured Loans

A borrower must make at least six consecutive monthly payments on time to be considered eligible to be returned to accrual status once a loan is restructured. Additionally, a borrower would be required to demonstrate the ability to service the debt with financial statements and/or tax returns.

With respect to troubled debt restructurings, the primary concession the bank offers is a reduced amortization or an interest-only period lasting from one month to one year. The bank rarely grants payment extensions on anything other than small consumer loans. Management has found that payment extensions cause extended periods of delayed amortization that do not work to the benefit of the borrower or the bank. The bank has made a few exceptions when a borrower grants additional collateral that improves the bank’s position beyond the impact of the payment deferral.

The bank currently has fewer than ten loan relationships where it has granted some interest rate relief. These were granted for limited periods of less than three years. The bank’s policy when granting relief is to have an interest rate floor of 5% and to charge as close to the current market rate as possible for a similar term loan.

The bank has no instances where it has forgiven principal. There are two instances where the bank has charged-off a note and is not requiring the borrower to make payments until another note is satisfied or collateral is sold. Each of those charge-offs was for less than $100,000.

The bank typically requires written forbearance agreements for any commercial real estate loan modifications in excess of six months and frequently require them on shorter modifications. The forbearance agreement form requires a borrower to admit a default and grants the bank numerous legal benefits in the event the bank is are forced to foreclose.

(continued)

The bank has had significant success working with borrowers. A modification is discussed thoroughly among the bank’s senior officers prior to making an offer to a borrower. All modifications are vetted and customized to be feasible considering a borrower’s circumstances and to match the best possible circumstances available for the bank. The addition of a written forbearance agreement provides substantial leverage with a borrower and expedites legal action or settlement in the event a borrower is not able to meet the revised terms.

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

Selected Quarterly Results

Selected quarterly results of operations for the four quarters ended December 31 are as follows (in thousands, except per share amounts):

	2010				2009
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income	$2,844	2,995	3,069	3,012	$3,178	3,207	3,174	3,219
Interest expense	923	1,024	1,113	1,140	1,311	1,580	1,660	1,664
Net interest income	1,921	1,971	1,956	1,872	1,867	1,627	1,514	1,555
Provision for loan losses	1,049	1,477	1,263	1,890	1,046	1,981	863	1,069
Loss before income taxes	(2,276)	(1,464)	(1,429)	(2,417)	(1,771)	(2,714)	(1,970)	(1,234)
Net loss	(2,648)	(1,464)	(1,429)	(2,417)	(5,773)	(1,580)	(1,093)	(762)
Basic loss per common share	(1.47)	(.76)	(.74)	(1.22)	(2.85)	(.81)	(.58)	(.42)
Diluted loss per common share	(1.47)	(.76)	(.74)	(1.22)	(2.85)	(.81)	(.58)	(.42)
Cash dividends declared per common share	-	-	-	-	-	-	-	-

Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)

	December 31,
	2010	2009
Assets
Cash and due from banks	$2,094	2,889
Federal funds sold	104	-
Interest bearing deposits with banks	10,031	10,043

Total cash and cash equivalents	12,229	12,932

Securities available for sale	36,266	31,752
Security held to maturity (market value of $1,482)	1,465	-
Loans, net of allowance for loan losses of $4,809 and $4,730	161,946	184,312
Premises and equipment, net	5,006	5,432
Federal Home Loan Bank stock, at cost	1,087	1,087
Foreclosed assets, net	9,190	6,763
Accrued interest receivable	884	1,201
Bank-owned life insurance	3,138	3,017
Other assets	1,234	1,707

Total assets	$232,445	248,203

Liabilities and Stockholders' Equity
Liabilities:
Non-interest bearing demand deposits	18,336	18,925
Savings, NOW and money-market deposits	51,466	60,691
Time deposits	138,564	136,758

Total deposits	208,366	216,374

Official checks	1,218	960
Federal Home Loan Bank advances	14,600	14,600
Other liabilities	1,549	1,630

Total liabilities	225,733	233,564

Commitments (Notes 4, 9 and 19)

Stockholders' equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized, 5,800 shares of Series A issued and outstanding	-	-
Additional paid-in capital, preferred	5,800	5,800
Preferred stock discount	(337)	(429)
Common stock, $.01 par value; 25,000,000 shares authorized, 2,058,047 shares issued and outstanding	20	20
Additional paid-in capital, common	24,469	24,444
Accumulated deficit	(22,625)	(14,572)
Accumulated other comprehensive loss	(615)	(624)

Total stockholders' equity	6,712	14,639

Total liabilities and stockholders' equity	$232,445	248,203

See Accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Year Ended December 31,
Interest income:	2010	2009
Loans	$10,589	11,287
Securities	1,285	1,468
Other	46	23

Total interest income	11,920	12,778

Interest expense:
Deposits	3,951	5,972
Other borrowings	249	243

Total interest expense	4,200	6,215

Net interest income	7,720	6,563
Provision for loan losses	5,679	4,959
Net interest income after provision for loan losses	2,041	1,604

Non-interest income:
Service charges and fees on deposit accounts	728	725
Loan brokerage fees	117	117
Gain on sale of loans held for sale	199	233
Gain on sale of securities available for sale	809	520
Write-down of other assets	-	(548)
Income from bank-owned life insurance	121	120
Other fees	30	22

Total non-interest income	2,004	1,189

Non-interest expenses:
Salaries and employee benefits	3,743	3,820
Occupancy and equipment	1,532	1,564
Advertising	126	245
Data processing	650	589
Supplies	199	118
Professional fees	981	757
Expenses on foreclosed assets	2,254	1,938
FDIC insurance	1,075	610
Other	1,071	841

Total non-interest expenses	11,631	10,482

Loss before income taxes	(7,586)	(7,689)
Income tax expense	372	1,519

Net loss	(7,958)	(9,208)
Preferred stock dividend requirements and amortization of preferred stock discount	385	382
Net loss available to common shareholders	$(8,343)	(9,590)

Net Loss per common share (basic)	$(4.05)	(4.66)
Net Loss per common share (diluted)	$(4.05)	(4.66)

Weighted-average number of common shares, basic	2,058,047	2,058,047
Weighted-average number of common shares, diluted	2,058,047	2,058,047

See Accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2009 and 2010, Continued
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

See Accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2009 and 2010, Continued
(Dollars in thousands)

									Accumulated
	Preferred Stock				Common Stock				Other
			Additional				Additional		Compre-	Total
			Paid-In				Paid-In	Accumulated	hensive	Stockholders’
	Shares	Amount	Capital	Discount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance at December 31, 2009	5,800	$ -	5,800	(429)	2,058,047	$20	24,444	(14,572)	(624)	14,639

Comprehensive loss:
Net loss	-	-	-	-	-	-	-	(7,958)	-	(7,958)

Net change in unrealized loss on securities available for sale, net of tax	-	-	-	-	-	-	-	-	9	9

Comprehensive Loss										(7,949)

Preferred stock dividend requirements and amortization of preferred stock discount	-	-	-	92	-	-	-	(95)	-	(3)

Share-based compensation	-	-	-	-	-	-	25	-	-	25

Balance at December 31, 2010	5,800	$ -	5,800	(337)	2,058,047	$20	24,469	(22,625)	(615)	6,712

See Accompanying Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(7,958)	(9,208)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	433	467
Provision for loan losses	5,679	4,959
Amortization of loan fees, net	(207)	(105)
Deferred income taxes	-	1,766
Net amortization of premiums and discounts on securities	199	154
Gain on sale of loans held for sale	(199)	(233)
Gain on sale of securities available for sale	(809)	(520)
Proceeds from sale of loans held for sale	2,989	5,876
Originations of loans held for sale	(2,790)	(5,643)
Write-down of foreclosed assets	1,211	880
Provision for losses on foreclosed assets	242	-
Loss on sale of foreclosed assets	152	142
Decrease in accrued interest receivable	317	154
Decrease in other assets	473	298
Increase in official checks and other liabilities	174	81
Income from bank-owned life insurance	(121)	(120)
Share-based compensation	25	51

Net cash used in operating activities	(190)	(1,001)

Cash flows from investing activities:
Maturities and calls of securities available for sale	12,125	16,400
Purchase of securities available for sale	(58,929)	(52,041)
Principal payments on securities available for sale	2,247	2,919
Proceeds from sale of securities available for sale	40,668	33,652
Principal payments on securities held to maturity	97	1
Purchase of securities held to maturity	(2,568)	-
Call of securities held to maturity	1,000	-
Net decrease (increase) in loans	11,326	(14,224)
Purchase of premises and equipment	(7)	(18)
Purchase of Federal Home Loan Bank stock	-	(234)
Purchase of bank-owned life insurance	-	(108)
Proceeds from the sale of foreclosed assets	1,236	3,213
Principal reduction in foreclosed assets	300	-

Net cash provided by (used in) investing activities	7,495	(10,440)

Cash flows from financing activities:
Net (decrease) increase in deposits	(8,008)	15,691
Cash paid to preferred stockholder	-	(275)
Proceeds from Federal Home Loan Bank advances	-	3,500

Net cash (used in) provided by financing activities	(8,008)	18,916

Net (decrease) increase in cash and cash equivalents	(703)	7,475

Cash and cash equivalents at beginning of year	12,932	5,457

Cash and cash equivalents at end of year	$12,229	12,932

(continued)

Consolidated Statements of Cash Flows, Continued
(In thousands)

	Year Ended December 31,
	2010	2009
Supplemental disclosure of cash flow information:
Cash paid (received) during the year for:
Interest	$4,044	6,347

Income taxes	$-	(1,011)

Non-cash transactions:
Accumulated other comprehensive loss, net change in unrealized loss (gain) on securities available for sale, net of tax	$9	(810)

Transfer of loans to foreclosed assets	$5,568	9,284

Preferred dividends payable at beginning of period	$37	21

Preferred dividends payable at end of period	$40	37

Amortization of preferred stock discount	$92	92

See Accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

                December 31, 2009 and 2008 and the Years Then Ended

(1)	Summary of Significant Accounting Policies

Organization.  FPB Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of First Peoples Bank (the "Bank") and the Bank owns 100% of the outstanding common stock of Treasure Coast Holdings, Inc., (collectively referred to as the "Company"). The Holding Company operates as a one-bank holding company and it’s only business activity is the operation of the Bank.  The Bank is a state (Florida)-chartered commercial bank and its deposits are insured up to the maximum amounts by the Federal Deposit Insurance Corporation, which are $250,000 for all qualified deposits, and unlimited for non-interest bearing transaction accounts, through December 30, 2012. The Bank offers a variety of community banking services to individual and corporate customers through its six banking offices located in Port St. Lucie, Stuart, Fort Pierce, Vero Beach and Palm City, Florida.  The newest office opened in May, 2008, on Gatlin Boulevard in Port St. Lucie, Florida.  In addition, the Palm City, Florida office opened in January of 2008 and an 11,000 square foot Operations Center in Jensen Beach, Florida, opened in March of 2007. The new subsidiary, Treasure Coast Holdings, Inc., was incorporated in June 2008 for the sole purpose of managing foreclosed assets.

Going Concern.  The Company’s recent and continuing increases in non-performing assets, continuing high levels of operating expenses related to the credit problems and eroding regulatory capital raise substantial doubt about the Company’s ability to continue as a going concern.  The Company has not complied with its regulatory capital requirements set forth in the Consent Order and Prompt Corrective Action discussed in Footnote 19, Regulatory Matters.  The Company needs to raise substantial additional capital.  Management is evaluating all potential sources of capital to meet the Company’s capital requirements, to include offering stock to outside parties and seeking a strategic merger partner.  There is no guarantee that sufficient capital would be available at acceptable terms, if at all, or that the Company would be able to sell assets at terms favorable enough to accomplish its regulatory capital needs.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The following is a description of the significant accounting policies and practices followed by the Company, which conform with U.S. generally accepted accounting principles ("GAAP") and prevailing practices within the banking industry.

Basis of Presentation.  The consolidated financial statements include the accounts of the Holding Company, the Bank and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

(continued)

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Use of Estimates.  In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, foreclosed assets and deferred tax assets.

Cash and Cash Equivalents.  For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest bearing deposits with banks and federal funds sold, all of which mature within ninety days.

The Bank may be required by law or regulation to maintain cash reserves in the form of vault cash or in non-interest earning accounts with the Federal Reserve Bank or other qualified banks. At December 31, 2010 and 2009, there was no required reserve balance

Securities.  Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values.  Unrealized gains and losses on trading securities are included immediately in operations.  Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost.  Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in accumulated other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

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

For loans amortized at cost, interest income is accrued based on the unpaid principal balance.

The accrual of interest on all classes of loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection.  In all cases, all loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.  Past-due status is based on contractual terms of the loan.

All interest accrued but not collected for all classes of loans that are placed on nonaccrual or charged-off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(continued)

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Loans Held for Sale.  The Company originates loans guaranteed by the U.S. Small Business Administration, the guaranteed portion of which may be sold at a premium.  These loans are carried at the lower of cost or estimated fair value in the aggregate. There were no loans held for sale at December 31, 2010 or 2009.

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

For non-specific loans in all classes, the general component is based on historical loss experience and adjusted for the following qualitative factors economic conditions and other trends or uncertainties that could affect management’s estimate of probable loss.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

(continued)

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses, Continued.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Bank generally does not separately identify individual consumer and residential real estate loans for impairment disclosures.

Foreclosed Assets.  Assets acquired through, or in lieu of, loan foreclosures are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis.  After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of the new cost basis or fair value less costs to sell.  Revenue and expenses from operations are included in the consolidated statement of operations.

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

Transfer of Financial Assets.  Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.  A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.

Income Taxes.  There are two components of income tax expense:  current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.  Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.

(continued)

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Income Taxes, Continued

Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

On January 1, 2009, the Company adopted accounting guidance relating to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. As of December 31, 2010 and 2009, the Company recorded a $7.7 million and $4.4 million valuation allowance against the deferred tax asset of $7.9 million and $4.4 million respectively.

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

Loss Per Common Share. Loss per common share has been computed on the basis of the weighted-average number of shares of common stock outstanding during the year.  In 2010 and 2009, outstanding stock options and warrants are not considered dilutive due to the losses incurred by the Company.

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

(continued)

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

The following describes valuation methodologies for assets and liabilities measured at fair value

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

(continued)

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

Accrued Interest Receivable. The carrying amounts of accrued interest receivable approximate their fair values.

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

	Before	Tax	After
	Tax	Effect	Tax
Year Ended December 31, 2010:
Holding gains	$818	-	818
Gains included in net loss	$(809)	-	(809)
Net unrealized holding gains	$9	-	9

Year Ended December 31, 2009:
Holding losses	$(290)	-	(290)
Gains included in net loss	$(520)	-	(520)
Net unrealized holding losses	$(810)	-	(810)

Recent Accounting Pronouncements.  In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements (Topic 820), which amends the guidance for fair value measurements and disclosures.  The guidance in ASU 2010-06 requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. Furthermore, ASU 2010-06 requires a reporting entity to present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs; clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value; and amends guidance on employers' disclosures about postretirement benefit plan assets to require that disclosures be provided by classes of assets instead of by major categories of assets.  The ASU was effective for interim and annual reporting periods beginning January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures were effective January 1, 2011 and for interim periods thereafter. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes.  The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

In July 2010, the FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  The new disclosures will require significantly more information about credit quality in a financial institution's loan portfolio. This statement addresses only disclosures and does not change recognition or measurement of the allowance.  For public entities, the disclosures as of the end of a reporting period was effective for interim and annual reporting periods ending on December 31, 2010. The disclosures about activity that occurs during a reporting period was effective for interim and annual reporting periods beginning on or after January 1, 2011.  For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011.  The adoption of the ASU is not expected to have a material impact on the Company's consolidated financial statements.

(continued)

Notes to Consolidated Financial Statements, Continued

(2)	Securities

Securities have been classified according to management's intention. The carrying amount of securities and their fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2010: Securities available for sale:
Municipal bonds-taxable	$2,059	-	(157)	1,902
SBA securities	2,059	-	(60)	1,999
Mortgage-backed securities	12,969	2	(202)	12,769
Collateralized Mortgage Obligation ("CMO") securities	20,166	-	(570)	19,596
Total securities available for sale	$37,253	2	(989)	36,266

Security held to maturity -
Mortgage-backed security	$1,465	17	-	1,482

At December 31, 2009: Securities available for sale:
U.S. Government agency securities	$14,620	2	(290)	14,332
Mortgage-backed securities	5,182	4	(99)	5,087
Asset-backed securities	6,282	-	(185)	6,097
CMO securities	6,292	-	(56)	6,236
Total securities available for sale	$32,376	6	(630)	31,752

Sales of securities available for sale are summarized as follows (in thousands):

	Year Ended December 31,
	2010	2009

Proceeds received from sales	$40,668	$33,641

Gross gains	$809	$520

Information pertaining to securities with gross unrealized losses at December 31, 2010, aggregated by investment category and length of time that individual securities available for sale have been in a continuous loss position, follows (in thousands):

	Less Than Twelve Months
	Gross Unrealized Losses	Approximate Fair Value
At December 31, 2010
Municipal bonds-taxable	$(157)	$1,902
SBA securities	(60)	1,999
Mortgage-backed securities	(202)	12,670
CMO securities	(570)	19,596

Total	$(989)	$36,167

(continued)

Notes to Consolidated Financial Statements, Continued

(2)	Securities, continued

The scheduled maturities of securities at December 31, 2010 are as follows (in thousands):

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in more than ten years	2,059	1,902	-	-
SBA securities	2 059	1,999	-	-
Mortgage-backed securities	12,969	12,769	1,465	1,482
CMO securities	20,166	19,596	-	-

	$37,253	$36,266	$1,465	$1,482

At December 31, 2010 and 2009, securities with a carrying value of $28,330,000 and $31,332,000, respectively, were pledged for Federal Home Loan Bank advances, to the Federal Reserve Bank for Treasury Tax and Loan (TT&L) transactions, and the State of Florida as collateral for public funds.

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

 The unrealized losses on twenty-two investment securities available for sale were caused by market conditions.  It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(continued)

Notes to Consolidated Financial Statements, Continued

(3)	Loans

Our primary source of income is generated from the interest earned on our loan portfolio and fees generated from our lending activities.  We primarily focus our lending activities on commercial real estate lending to small and medium-sized businesses, including professionals, such as physicians, law firms and accountants. Our commercial mortgage loans include loans for acquisition/development, construction or rehabilitation of commercial, multi-family or residential real property.

We also emphasize commercial loans secured by assets other than real estate.  Our target commercial loan market includes companies in the medical services, retail construction, wholesale, manufacturing, and tourism industries. We also offer residential mortgage loans, as well as consumer loans, such as home equity lines of credit.  Our goal is to develop commercial lending opportunities where the loan relationships provide us with opportunities to develop depository relationships and other non-commercial loan relationships.

We offer Small Business Administration ("SBA"), 7(a) and 504 loans to small businesses throughout our market area. SBA loans are a complement to our focus on strengthening and supporting local communities. SBA loans are generally made pursuant to a federal government program designed to assist small businesses in obtaining financing. The federal government guarantees 75% to 90% of the SBA loan balances as an incentive for financial institutions to make loans to small businesses.  We generally sell the guaranteed portion of the SBA loan at a premium sale price between approximately 5% and 9%.  We had $14.5 million of outstanding SBA loans at December 31, 2010, of which $8.9 million is guaranteed.

The following table summarizes our loan portfolio by type of loan as of the dates indicated (dollars in thousands):

	At December 31,
	2010	2009

Commercial and Industrial	$59,003	63,815
Commercial real estate	92,835	106,803
Construction and development	-	1,081
Consumer	6,175	8,329
Residential real estate	9,182	9,668

Total loans	167,195	189,696

Deduct:
Deferred loan costs and fees, net	(440)	(654)
Allowance for loan losses	(4,809)	(4,730)

Loans, net	$161,946	184,312

(continued)

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The contractual maturity ranges of our loan portfolio and the amount of such loans with fixed and variable interest rates in each maturity range classified by borrower type as of December 31, 2010 is as follows (dollars in thousands):

	One Year or Less	After One Through Five Years	After Five Years	Total

Commercial and Industrial	$10,108	$17,229	$31,666	$59,003
Commercial Real Estate	7,347	8,873	76,615	92,835
Consumer	1,613	4,256	306	6,175
Residential Real Estate	1,904	4,409	2,869	9,182
Total loans	$20,972	$34,767	$111,456	$167,195

Loans with a fixed interest rate	$17,739	$23,998	$12,401	$54,138
Loans with a variable interest rate	3,233	10,769	99,055	113,057
Total loans	$20,972	$34,767	$111,456	$167,195

As of December 31, 2010, our loan portfolio was composed of approximately 32.38% fixed interest rate loans and 67.62% variable interest rate loans. Scheduled contractual principal repayments do not reflect the actual maturities of loan. The average actual maturity of our loans is substantially less than their average contractual term because of prepayments. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loans rates are substantially lower than rates on existing mortgages due primarily to refinancing of adjustable rate and fixed rate loans at lower rates.

An analysis of the change in the allowance for loan losses for the year ended December 31, 2010 follows (in thousands):

	Year Ended December 31, 2010
	Commercial and Industrial	Commercial Real Estate	Construction and Development	Consumer	Residential Real Estate	Total	2009

Beginning balance	$1,712	2,654	18	127	219	4,730	2,552
Provision for loan losses	2,706	2,125	(18)	203	663	5,679	4,959
Charge-offs	(2,355)	(2,856)	-	(237)	(343)	(5,791)	(2,998)
Recoveries	129	8	-	42	12	191	217

Ending balance	$2,192	1,931	-	135	551	4,809	4,730

Individually evaluated for impairment:
Recorded investment	$9,224	13,574	-	49	232	23,079	20,586
Balance in allowance for loan losses	$546	229	-	1	-	776	2,086

Collectively evaluated for impairment:
Recorded investment	$49,779	79,261	-	6,126	8,950	144,116	169,110
Balance in allowance for loan losses	$1,646	1,702	-	134	551	4,033	2,644

(continued)

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

An analysis of the change in the allowance for loan losses for the year ended December 31, 2009 follows (in thousands):

Year-ended December 31, 2009
Beginning balance	$2,552
Provision for loan losses	4,959
Charge-offs, net of recoveries	(2,781)

Ending balance	$4,730

   The following summarizes the loan credit quality at December 31, 2010 (in thousands):

	At December 31, 2010
	Pass	Potential Problem	OLEM (Other Loans Especially Mentioned)	Substandard	Doubtful	Loss	Total
Commercial and Industrial:
Equipment secured	$6,819	$754	$197	$1,887	$-	$-	$9,657
Real estate secured	31,245	3,362	1,238	10,154	-	-	45,999
Other	2,759	-	94	494	-	-	3,347
Total commercial and industrial	$40,823	$4,116	$1,529	$12,535	$-	$-	$59,003

Commercial Real Estate:
Owner-occupied	$46,147	$1,762	$3,112	$8,930	$-	$-	$59,951
Nonowner-occupied	16,836	1,186	3,120	3,657	-	-	24,799
Land	2,524	611	2,380	2,570	-	-	8,085
Total commercial Real Estate	$65,507	$3,559	$8,612	$15,157	$-	$-	$92,835

Consumer:
Vehicles and other tangible assets	$3,831	$78	$-	$39	$-	$-	$3,948
Other	2,217	-	10	-	-	-	2,227
Total consumer	$6,048	$78	$10	$39	$-	$-	$6,175

Residential Real Estate:
HELOC	$4,029	$85	$-	$268	$-	$-	$4,382
Closed-end	4,430	162	113	95	-	-	4,800
Total residential Real Estate	$8,459	$247	$113	$363	$-	$-	$9,182

Total	$120,837	$8,000	$10,264	$28,094	$-	$-	$167,195

Internally assigned loan grades are defined as follows:

Pass – a Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.  These are loans that conform in all aspects to bank policy and regulatory requirements, and no repayment risk has been identified.

(continued)

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

Potential Problem – a Potential Problem loan is considered performing, but may exhibit some weaknesses that warrant more frequent review by management.

OLEM (Other Loans Especially Mentioned) – an Other Loan Especially Mentioned has potential weaknesses that deserve management’s close attention.  If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date.

Substandard – a Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful – a loan classified Doubtful has all the weaknesses inherent in one classified Substandard, with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.  The Company fully charges off any loan classified as Doubtful.

Loss – a loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted.  This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.  The Company fully charges off any loan classified as Loss.

(continued)

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

Age analysis of past due loans is as follows at December 31, 2010 (in thousands):

	Year Ended December 31, 2010
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans	Past Due 90 Days or More but Still Accruing	Nonaccrual Loans
Commercial & Industrial
Equipment-secured	$-	101	212	313	9,344	$9,657	$-	1,175
RE - secured	314	1,201	2,944	4,459	41,540	45,999	-	4,521
Other	6	-	-	6	3,341	3,347	-	524
Subtotal	$320	1,302	3,156	4,778	54,225	$59,003	$-	6,220

Commercial Real Estate
Owner-Occupied	$382	976	3,339	4,697	55,254	$59,951	$-	5,369
Non Owner Occupied	-	-	-	-	24,799	24,799	-	-
Other	-	584	465	1,049	7,036	8,085	-	465
Subtotal	$382	1,560	3,804	5,746	87,089	$92,835	$-	5,834

Consumer
Vehicles & Other Tangible	$-	66	-	66	3,882	$3,948	$-	39
Other	-	-	-	-	2,227	2,227	-	-
Subtotal	$-	66	-	66	6,109	$6,175	$-	39

Residential Real Estate
HELOC	$-	-	160	160	4,222	$4,382	$-	232
Closed - End	187	82	-	269	4,531	4,800	-	-
Subtotal	$187	82	160	429	8,753	$9,182	$-	232

Total	$889	3,010	7,120	11,019	156,176	$167,195	$-	12,325

Nonaccrual loans and loans past due ninety days or more but still accruing were as follows (in thousands):

At December 31, 2009

Nonaccrual loans	$15,083
Past due ninety days or more but still accruing	907
$15,990

(continued)

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

  The following summarizes the amount of impaired loans at December 31, 2010 (in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial and Industrial
Equipment-secured	$487	$848	$-
RE-secured	3,942	4,380	-
Other	447	456	-
Subtotal	4,876	5,684	-
Commercial Real Estate
Owner-occupied	6,866	7,897	-
Nonowner -occupied	264	310	-
Land	201	397	-
Subtotal	7,331	8,604	-
Consumer
Vehicles & Other Tangible	39	39	-
Other	-	-	-
Subtotal	39	39	-
Residential Real Estate
HELOC	232	321	-
Closed-end	-	-	-
Subtotal	232	321	-

Subtotal no related allowance	12,478	14,648	-

With allowance recorded:
Commercial and Industrial
Equipment-secured	974	1,065	257
RE-secured	3,374	3,374	289
Other	-	-	-
Subtotal	4,348	4,439	546
Commercial Real Estate
Owner-occupied	3,757	3,757	157
Nonowner -occupied	2,486	2,486	72
Land	-	-	-
Subtotal	6,243	6,243	229
Consumer
Vehicles & Other Tangible	-	-	-
Other	10	10	1
Subtotal	10	10	1
Residential Real Estate
HELOC	-	-	-
Closed-end	-	-	-
Subtotal	-	-	-

Subtotal with related allowance	10,601	10,692	776

Total	$23,079	$25,340	$776

(continued)

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The average net investment in impaired loans and interest income recognized and received on impaired loans for the year ended 2010, are as follows (in thousands):

	For the Year Ended December 31, 2010
	Average Net Investment	Interest Income Recognized	Interest Income Received
Commercial and Industrial
Equipment-secured	$1,303	5	5
RE-secured	$7,032	180	177
Other	$483	-	-

Commercial Real Estate
Owner-occupied	$7,888	200	196
Nonowner -occupied	$1,791	-	-
Land	$215	-	-

Consumer
Vehicles & Other Tangible	$3	-	-
Other	$3	-	-

Residential Real Estate
HELOC	$272	-	-
Closed-end	$-	-	-

The following summarizes the amount of impaired loans at December 31, 2009 (in thousands):

Collateral-dependent loans identified as impaired:
Gross loans with no related allowance for losses (1)	$7,197

Gross loans with related allowance for losses recorded	8,443
Less allowances on these loans	(2,007)

Net loans with related allowance	6,436

Net investment in collateral dependent impaired loans	13,633

Noncollateral dependent loans identified as impaired:
Gross loans with no related allowance for losses	1,945

Gross loans with related allowance for losses recorded	3,645
Less allowance on these loans	(79)

Net loans with related allowance	3,566

Net investment in noncollateral dependent impaired loans	5,511

Net investment in impaired loans	$19,144

(1)	At December 31, 2009, includes loans with partial charge-offs of $734,000 relating to loans with a net carrying value of $915,000.

(continued)

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

	Year ended December 31
	2010	2009

Average investment in impaired loans	$18,990	21,202

Interest income recognized on impaired loans	$385	404

Interest income received on impaired loans	$378	426

Troubled debt restructurings during the year ended December 31, 2010 are as follows (dollars in thousands):

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial real estate
Owner-occupied
Modified interest rate	1	$734	$728
Modified amortization	4	1,820	1,890
Modified interest rate and amortization	2	2,331	2,323
Non Owner-occupied
Modified interest rate and amortization	1	2,486	2,486

Commercial
Equipment secured
Modified interest rate and amortization	1	94	92
Real-estate secured
Modified amortization	1	34	31
Modified interest rate and amortization	5	3,326	3,194

Consumer
Other
Modified interest rate and amortization	1	10	10

Total Troubled Debt Restructurings:	16	$10,835	$10,754

The allowance for loan losses on all loans that have been restructured and are considered troubled debt restructurings (“TDR”) is included in the Company’s specific reserve.  The specific reserve is determined on a loan by loan basis by either the present value of expected cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent.  TDR’s that have subsequently defaulted are considered collateral dependent.

(continued)

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

	Number of Contracts	Recorded Investment
Troubled Debt Restructurings That Subsequently Defaulted During the Last Twelve Months (dollars in thousands):
Commercial real estate
Owner-occupied	3	$3,052
Non owner-occupied	1	2,486

Commercial
Real estate secured	4	2,834

Consumer
Other	1	10

Total	9	$8,382

(4)	Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2010	2009

Building and improvements	$3,937	3,936
Land	552	552
Furniture, fixtures and equipment	2,077	2,072
Leasehold improvements	966	965

Total, at cost	7,532	7,525

Less accumulated depreciation and amortization	(2,526)	(2,093)

Premises and equipment, net	$5,006	5,432

The Company leases its Stuart, Vero Beach, Palm City, and Jensen Beach (Operations Center), Florida branch office facilities under leases with various terms. The Company owns the Gatlin, Florida branch office but leases the land under a 50 year lease. The Company is required to pay an allowable share of common area maintenance, insurance and real estate taxes on these leases. Rent expense under the operating leases during the years ended December 31, 2010 and 2009 was approximately $642,000 and $655,000, respectively. In addition, the Company leases space in its Fort Pierce branch office facility to third parties, one of whom is now on a month-by-month basis. The second lease was renewed in 2009 for a term of five years, with one five-year renewal term. Total lease income was approximately $136,000 and $141,000 in 2010 and 2009, respectively

(continued)

Notes to Consolidated Financial Statements, Continued

(4)	Premises and Equipment, Continued

At December 31, 2010, future minimum rental commitments, including certain renewal options, under these non-cancelable leases were approximately as follows (in thousands):

Year Ending December 31,	Operating Lease Expense	Operating Lease Income

2011	$521	17
2012	539	17
2013	548	17
2014	559	11
2015	571	-
Thereafter	14,638	-

Total	$17,376	62

(5)	Foreclosed Assets

               The following table illustrates the activity in foreclosed assets as of the dates indicated (dollars in thousands):

	Year Ended December 31,
	2010	2009

Total foreclosed assets at beginning of period	$6,763	$1,714

Additions to foreclosed assets:
Commercial real estate	4,546	4,256
Residential real estate	-	2,346
Vacant land	436	1,083
Other	586	1,599
Total	5,568	9,284

Sales of foreclosed assets:
Commercial real estate	(282)	(2,342)
Residential real estate	(445)	(719)
Vacant land	(468)	(152)
Other	(41)	-
Total	(1,236)	(3,213)

Write-down of foreclosed assets	(1,211)	(880)

Pay-down on foreclosed assets	(300)	-

Loss on sale of foreclosed assets	(152)	(142)

Provision for losses on foreclosed assets	(242)	-

Foreclosed assets at end of period	$9,190	$6,763

(continued)

Notes to Consolidated Financial Statements, Continued

(5)	Foreclosed Assets, Continued

An analysis of the allowance for losses on foreclosed assets is as follows (in thousands):

Year Ended
December 31, 2010
Balance at the beginning of the year	$-
Provision for losses on foreclosed assets	(242)
Charge-offs	-

Balance at the end of the year	$(242)

There was no activity in the allowance for losses on foreclosed assets in 2009.

Expenses applicable to foreclosed assets include the following (in thousands):

	Year Ended December 31,
	2010	2009

Net loss on sales of real estate	$152	142
Provision for losses	242	-
Operating expenses, net of rental income	1,860	1,796

	$2,254	1,938

(6)	Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $45,711,000 and $44,702,000 at December 31, 2010 and 2009, respectively.

A schedule of maturities of time deposits at December 31, 2010 follows (in thousands):

Year Ending December 31,	Amount

2011	$86,681
2012	36,790
2013	9,712
2014	2,653
2015	2,728

Total	$138,564

(continued)

Notes to Consolidated Financial Statements, Continued

(7)	Federal Home Loan Bank Advances

Maturity and interest rate of the advances from the Federal Home Loan Bank of Atlanta ("FHLB") consisted of the following ($ in thousands):

Maturity Year Ending	Fixed or Variable		At December 31,
December 31,	Rate	Interest Rate	2010	2009

2010	Fixed	1.81%	$-	3,000
2011	Variable	.36% –.47%	5,500	2,500
2011	Fixed	2.31%	1,000	1,000
2011	Fixed	1.41%	4,000	4,000
2012	Fixed	3.05%	2,500	2,500
2013	Fixed	3.20%	1,500	1,500
2015	Fixed (1)	.50%	100	100

			$14,600	14,600

(1)	Low interest rate due to being related to FHLB low-housing project lending.

The advances were collateralized by securities available for sale with a carrying value of approximately $14,634,000 and $10,039,000 at December 31, 2010 and 2009, respectively. In addition, at December 31, 2010 and 2009, advances were also collateralized by $5,037,000 and $8,107,000, respectively in residential real estate, home equity lines of credit and multi-family loans.

(8)	Financial Instruments

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31, 2010		At December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$12,229	12,229	12,932	12,932
Securities available for sale	36,266	36,266	31,752	31,752
Securities held to maturity	1,465	1,482	-	-
Loans, net	161,946	157,376	184,312	184,701
Federal Home Loan Bank stock	1,087	1,087	1,087	1,087
Accrued interest receivable	884	884	1,201	1,201

Financial liabilities:
Deposit liabilities	$208,366	209,757	216,374	218,124
Federal Home Loan Bank advances	14,600	14,794	14,600	14,618
Off-balance-sheet financial instruments	-	-	-	-

(9)	Off-Balance Sheet Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments are commitments to extend credit, available lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

(continued)

Notes to Consolidated Financial Statements, Continued

(9)	Off-Balance Sheet Financial Instruments, Continued

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

Commitments to extend credit, available lines of credit, and standby letters of credit typically result in loans with a market interest rate when funded. A summary of Company's financial instruments with off balance sheet risk at December 31, 2010 follows (in thousands):

Commitments to extend credit	$509

Available lines of credit	$10,220

Standby letters of credit	$26

(10)	Credit Risk

The Company grants the majority of its loans to borrowers throughout the Port St. Lucie, Stuart, Palm City, Fort Pierce and Vero Beach, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in St. Lucie County, Martin County and Indian River County, Florida. The Company does not have significant concentrations to any one industry or customer. The Company did have fourteen loans aggregating $9.6 million and fifteen loans aggregating $11.6 million at December 31, 2010 and 2009 respectively, with original maturities of five years or less, where the primary source of repayment is the sale of the related collateral or the conversion of the existing debt into debt at another financial institution. The majority of these loans are located in Martin, St. Lucie and Indian Counties, Florida.

(continued)

Notes to Consolidated Financial Statements, Continued

(10)	Credit Risk, Continued

With the uncertain real estate market in Martin, St. Lucie and Indian River Counties, Florida, in the short-term, obtaining refinancing or sale of the collateral, with terms acceptable to the borrower may be difficult or impossible. While some of these loans have been extended, it is possible others will be extended and/or modified or the loans which have been extended may be extended again. Management is closely monitoring these loans and believes the loan loss allowance at December 31, 2010 is adequate.

(11)	Fair Value Measurements

The following table summarizes financial assets measured at fair value on a recurring basis as of December 31, 2010 segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

		Fair Value Measurements at Reporting Date Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2010:
Municipal bonds-taxable	$1,902	-	1,902	-
SBA securities	1,999	1,999	-	-
Mortgage-backed securities	12,769	-	12,769	-
CMO securities	19,596	-	19,596	-
	$36,266	1,999	34,267	-

As of December 31, 2009:
U.S. government agency securities	$14,332	-	14,332	-
Mortgage-backed securities	5,087	-	5,087	-
Asset-backed securities	6,097	-	6,097	-
CMO securities	6,236	-	6,236	-
	$31,752	-	31,752	-

During the year ended December 31, 2010 or 2009, no securities were transferred in or out of Level 1, Level 2, and Level 3.

Impaired collateral-dependent loans and foreclosed assets are carried at fair value when the current collateral value is lower than the carrying value of the assets. Those impaired collateral-dependent assets which are measured at fair value on a nonrecurring basis are as follows (in thousands):

(continued)

Notes to Consolidated Financial Statements, Continued

(11)	Fair Value Measurements, Continued

	At December 31, 2010
	Fair Value(1)	Level 1	Level 2	Level 3	Total Losses	Losses Recorded in Operations For the Year Ended December 31, 2010
Commercial & Industrial
Equipment-secured	$937	-	-	937	$646	$371
RE - secured	3,080	-	-	3,080	718	485
Other	-	-	-	-	-	-
Subtotal	$4,017	-	-	4,017	$1,364	$856

Commercial Real Estate
Owner-Occupied	$3,739	-	-	3,739	$1,139	$974
Non Owner Occupied	264	-	-	264	46	-
Other	190	-	-	190	154	125
Subtotal	$4,193	-	-	4,193	$1,339	$1,099

Residential Real Estate
HELOC	$160	-	-	160	$89	$46
Closed - End	-	-	-	-	-	-
Subtotal	$160	-	-	160	$89	$46

Total impaired loans	$8,370	-	-	8,370	$2,792	$2,001

Foreclosed assets	$9,190	-	-	9,190	$1,667	$1,428

(1)	In addition, impaired loans with a carrying value of $3.4 million were measured for impairment using Level 3 inputs and had a fair value in excess of carrying value.

The following table summarizes financial assets measured at fair value on a nonrecurring basis as of December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

(continued)

Notes to Consolidated Financial Statements, Continued

(11)	Fair Value Measurements, Continued

	At December 31, 2009
	Fair Value(1)	Level 1	Level 2	Level 3	Total Losses	Losses Recorded in Operations For the Year Ended December 31, 2009
Commercial & Industrial
Equipment-secured	$1,036	-	-	1,036	$718	$618
RE - secured	1,178	-	-	1,178	443	424
Other	-	-	-	-	-	-
Subtotal	$2,214	-	-	2,214	$1,161	$1,042

Commercial Real Estate
Owner-Occupied	$4,870	-	-	4,870	$1,847	$1,218
Non Owner Occupied	-	-	-	-	-	-
Other	-	-	-	-	-	-
Subtotal	$4,870	-	-	4,870	$1,847	$1,218

Residential Real Estate
HELOC	$207	-	-	207	$43	$43
Closed - End	60	-	-	60	122	122
Subtotal	$267	-	-	267	$165	$165

Total impaired loans	$7,351	-	-	7,351	$3,173	$2,425

Foreclosed assets	$6,763	-	-	6,763	$336	$336

(1)	In addition, impaired loans with a carrying value of $6.3 million were measured for impairment using Level 3 inputs and had a fair value in excess of carrying value.

(12)	Benefit Agreements

The Company has Deferred Compensation Agreements (the "Agreements") with certain officers and directors which require the Company to provide salary continuation benefits to them upon retirement.  The Agreements require the Company to pay annual benefits for five to fifteen years following their normal retirement ages. The Company has purchased life insurance policies on these officers and directors which although not formerly linked, have estimated future cash values that exceed the estimated future benefits that will be due under these Agreements. The Company recognized income on the life insurance policies, net of benefit expense accrued on the Agreements, of $121,000 in 2010 and $96,000 in 2009.

(continued)

Notes to Consolidated Financial Statements, Continued

(13)	Income Taxes (Benefit)

Income tax benefit consisted of the following (in thousands):

	Year Ended December 31,
	2010	2009
Current:
Federal	$-	(247)
State	-	-
Total current	$-	(247)

Deferred:
Federal	$(2,462)	(2,241)
State	(422)	(426)
Valuation allowance	3,256	4,433
Total deferred	$372	1,766

Income taxes (benefit)	$372	1,519

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2010		2009
	Amount	% of Pretax Loss	Amount	% of Pretax Loss

Income taxes (benefit) at statutory rate	$(2,579)	(34)%	$(2,614)	(34)%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	(278)	(4)	(281)	(4)
Change in Valuation allowance	3,256	43	4,433	58
Income from bank-owned life insurance	(47)	(1)	(46)	(1)
Nondeductible expenses	14	1	12	-
Share-based compensation	6	-	15	1
Income taxes (benefit)	$372	5%	$1,519	20%

(continued)

Notes to Consolidated Financial Statements, Continued

(13)	Income Taxes (Benefit), Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2010	2009
Deferred tax assets:
Allowance for loan losses	$958	1,208
Net operating loss carryforward	5,013	2,772
Foreclosed property expenses	1,083	354
Deferred compensation	201	181
Tax on unrealized gain on securities available for sale	371	-
Other	226	192

Gross deferred tax assets	7,852	4,707
Less: Valuation allowance	7,689	4,433
Net deferred tax asset	163	274

Deferred tax liabilities:
Accrual to cash adjustment	-	-
Premises and equipment	(44)	(147)
Deferred loan costs	(119)	(127)

Deferred tax liabilities	(163)	(274)

Net deferred tax asset	$-	-

During the year ended December 31, 2010 and 2009 the Company assessed its earnings history and trend over the past year, its estimate of future earnings, and the expiration of the net operating loss carryforwards and determined that it is more likely than not that the deferred tax assets will not be realized in the near term.  Accordingly, a full valuation allowance was recorded against the net deferred tax asset.

At December 31, 2010, the Company had net operating loss carryforwards of approximately $7.1 million for Federal and $9.9 million for Florida available to offset future taxable income. The carryforwards will begin to expire in 2028.

The Company files income tax returns in the U.S. Federal jurisdiction and the State of Florida. The Company is no longer subject to U.S. Federal, State and local income tax examinations by tax authorities for years before 2007.

(continued)

Notes to Consolidated Financial Statements, Continued

(14)	Related Party Transactions

In the ordinary course of business, the Company may make loans at terms and rates prevailing at the time to officers and directors of the Company or their affiliates. The Company also accepts deposits from these same related parties. These are summarized as follows (in thousands):

	2010	2009
Loans:
Balance at beginning of year	$4,523	3,878
Borrowings	171	1,140
Repayments	(670)	(495)

Balance at end of year	$4,024	4,523

Deposits	$2,803	3,507

(15)	Stock Options and Warrants

The Company established a Stock Option Plan in 1998 (“1998 Plan”) for directors, officers and employees of the Company. The 1998 Plan as amended provides for 131,553 shares of common stock to be available for grant.  The exercise price of the stock options is the fair market value of the common stock on the date of grant.  The options expire ten years from the date of grant. At December 31, 2010, no shares remain available for grant, as the Plan Agreement terminated on December 8, 2008. A summary of stock option information follows related to the 1998 Plan ($ in thousands, except per share amounts):

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2008	36,761	$11.68
Options forfeited	(2,755)	11.88
Options expired	(3,306)	9.07

Outstanding at December 31, 2009	30,700	11.94
Options forfeited	(2,791)	9.52

Options outstanding at December 31, 2010	27,909	$12.18	3.43 years	$-

Options exercisable at December 31, 2010	27,562	$12.23	3.38 years	$-

(continued)

Notes to Consolidated Financial Statements, Continued

(15)	Stock Options and Warrants, Continued

In 2005, the Company established a new option plan (“2005 Plan”) for directors, officers and employees of the Company.  The 2005 Plan provides for 158,743 shares of common stock to be available for grant.  The exercise price of the stock options is the fair market value of the common stock on the date of grant. The 2005 Plan allows for various vesting periods and the options expire ten years from the date of grant. At December 31, 2010, 50,507 shares remain available for grant.  A summary of stock option information related to the 2005 Plan follows ($ in thousands, except per share amounts):

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Options outstanding at December 31, 2008	123,049	$14.27
Options forfeited	(6,433)	(15.91)
Options granted	500	8.85

Options outstanding at December 31, 2009	117,116	14.16
Options forfeited	(8,880)	13.13

Options outstanding at December 31, 2010	108,236	$14.24	5.73 years	$-

Options exercisable at December 31, 2010	97,611	$14.88	5.56 years	$-

The fair value of each option granted during the year ended December 31, 2009, was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Dividend yield	-%
Expected life	6 years
Expected volatility	86.14%
Risk-free interest rate	3.76%
Weighted-average grant-date fair value of options issued during the year	$1.18

The Company examined its historical pattern of option exercises by its directors and employees in an effort to determine if there was any pattern based on these populations. From this analysis, the Company could not identify any patterns in the exercise of options. As such, the Company used the guidance in Staff Accounting Bulletin No. 107 issued by the Securities and Exchange Commission to determine the estimated life of options. Expected volatility is based on historical volatility of the Company’s common stock. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant. The dividend yield assumptions are based on the Company’s history and expectation of dividend payments.

(continued)

Notes to Consolidated Financial Statements, Continued

(15)	Stock Options and Warrants, Continued

The total fair value of shares vested and recognized as compensation expense was $25,000 and $51,000 for 2010 and 2009 respectively. As of December 31, 2010, the Company had 10,972 stock options not fully vested and there was $12,000 of total unrecognized compensation cost related to these non-vested options. This cost is expected to be recognized monthly over a weighted-average period of .49 years on a straight-line basis.

Also in January 2004, 22,050 stock options were granted to a third party as compensation for services provided to the Company.  The options, which expire at the end of ten years, were issued at $11.00 per share and are fully vested.  As of December 31, 2010, none of these options had been exercised.

In addition, as discussed in more detail in Note 16, the Company sold on December 5, 2008 to the U.S. Treasury a ten year warrant to purchase at any time up to 183,158 shares of the Company’s common stock for $4.75 per share. As of December 31, 2010, this warrant had not yet been exercised.

(16)	Profit Sharing Plan

The Company sponsors a section 401(k) profit sharing plan (the "Plan") which is available to all employees electing to participate. The Company did not approve any matching contributions during 2010 or 2009.

(17)	Stockholders’ Equity

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

(continued)

Notes to Consolidated Financial Statements, Continued

(17)	Stockholders' Equity, Continued

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

At December 31, 2010 the Company had $290,000 in unpaid dividends.

(18)	Restrictions on Dividends

The Company’s ability to pay cash dividends on its common and preferred stock is limited to the amount of dividends it could receive from the Bank plus its own cash and cash equivalents. It is also restricted as discussed in Note 17 and Note 19. The amount of dividends the Bank is permitted to pay to the Company is restricted to 100% of its calendar year-to-date net earnings plus retained earnings for the preceding two years.  In addition, no bank may pay a dividend at any time that net earnings in the current year when combined with retained earnings from the preceding two years produce a loss. Under Florida law, a Florida chartered commercial bank may not pay cash dividends that would cause the Bank’s capital to fall below the minimum amount required by Federal or Florida law.

(continued)

Notes to Consolidated Financial Statements, Continued

(19)	Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).  As of December 31, 2010, the Bank did not meet the capital adequacy requirements.

To be categorized as adequately capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage percentages as set forth in the following tables. There are no conditions or events that management believes have changed the Bank's category.  The Bank's actual capital amounts and percentages are also presented in the table ($ in thousands).

	Actual		Minimum for Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions		Requirements of Consent Order
	Amount	%	Amount	%	Amount	%	Amount	%
As of December 31, 2010:
Total Capital to Risk-Weighted Assets	$9,373	5.57%	$13,472	8.00%	$16,840	10.00%	$18,524	11.00%
Tier 1 Capital to Risk-Weighted Assets	7,235	4.30	6,736	4.00	10,104	6.00	N/A	N/A
Tier 1 Capital To Average Assets	7,235	3.02	9,588	4.00	11,985	5.00	19,176	8.00

As of December 31, 2009:
Total Capital to Risk-Weighted Assets	17,324	8.96	15,461	8.00	19,326	10.00	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	14,880	7.70	7,730	4.00	11,596	6.00	N/A	N/A
Tier 1 Capital To Average Assets	14,880	5.65	10,538	4.00	13,172	5.00	N/A	N/A

(continued)

Notes to Consolidated Financial Statements, Continued

(19)	Regulatory Matters, Continued

Board Resolutions.  The Federal Reserve Bank of Atlanta (“Federal Reserve”) has requested our Board of Directors to adopt resolutions limiting us from reducing our capital position. Pursuant to these resolutions, we  have committed to: (i) not incurring debt at the holding company level without prior Federal Reserve approval; (ii) not paying dividends on our securities (including our Series A Preferred Stock) without prior Federal Reserve approval; (iii) not purchasing or redeeming stock without Federal Reserve approval; (iv) not making any other payment which would represent a reduction in capital, other than normal and routine operating expenses; and (v) providing to the Federal Reserve on a quarterly basis, a parent-only balance sheet and confirmation of compliance with the resolutions.  Our Board of Directors adopted these resolutions at its October 21, 2009 meeting. These resolutions also prohibit us from paying dividends on, or redeeming, the Series A Preferred Stock without Federal Reserve approval.

Consent Order.  Effective March 18, 2010, the Bank entered into a Stipulation to the Issuance of a Consent Order (“Stipulation”) with the Federal Deposit Insurance Corporation (the “FDIC”) and the Florida Office of Financial Regulation (the “OFR”). Pursuant to the Stipulation, the Bank consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation, to the issuance of a Consent Order by the FDIC and the OFR, also effective as of March 18, 2010.

The Consent Order represents an agreement among the Bank, the FDIC and the OFR as to areas of the Bank’s operations that warrant improvement and presents a plan for making those improvements. The Consent Order imposes no fines or penalties on the Bank.

Pursuant to the Consent Order:

➢
The Bank’s Board of Directors is required to increase its participation in the affairs of the Bank. This participation shall include comprehensive, documented meetings to be held no less frequently than monthly. Prior to the entry of the Consent Order, the Board conducted such meetings, but it now requires more detailed management reports. The Board has also established a committee to oversee the Bank’s compliance with the Consent Order.

➢
By June 16, 2010, and during the life of the Consent Order, the Bank shall achieve and maintain a Tier 1 leverage capital ratio of not less than 8% and a total risk-based capital ratio of not less than 11%. At December 31, 2010, the Bank’s Tier 1 leverage capital ratio was 3.02% and its total risk-based capital ratio was 5.57%. As of December 31, 2010, an additional $12 million in capital would be required by the Bank to attain the required capital levels.

➢
The Bank must maintain a fully funded Allowance for Loan and Lease Losses (“ALLL”), which must be satisfactory to the FDIC and the OFR. The Board of Directors shall quarterly review the adequacy of the ALLL. The Bank has always endeavored to maintain a fully funded, adequate ALLL and believes its ALLL is adequate.

(continued)

Notes to Consolidated Financial Statements, Continued

(19)	Regulatory Matters, Continued

➢
The Bank shall also reduce the aggregate balance of assets classified “Substandard” by the FDIC in October 2009: (i) by June 16, 2010, to not more than 140% of Tier 1 capital plus the ALLL; (ii) by September 14, 2010, to not more than 120% of Tier 1 capital plus the ALLL; (iii) by December 13, 2010, to not more than 100% of Tier 1 capital plus the ALLL; (iv) by March 23, 2011, to not more than 80% of Tier 1 capital plus the ALLL; and (v) by September 19, 2011, to not more than 60% of Tier 1 capital plus the ALLL. As of December 31, 2010, the Bank’s ratio was 187%.

➢
The Bank shall not extend any credit to, or for the benefit of, any borrower who has a loan that has been charged off or classified “Substandard” and is uncollected, unless the Bank documents that such extension of credit is in the Bank’s best interest. The Bank had, and has, no intention of extending credit to such borrowers in violation of these requirements.

➢
By May 2, 2010, the Bank shall perform a risk segmentation analysis with respect to any concentration cited by the FDIC, including commercial real estate loans. The Bank shall also develop a plan to reduce any segment of the portfolio deemed by the FDIC or OFR to be an undue concentration of credit. Both were completed and submitted on April 29, 2010.

➢
By June 16, 2010, the Bank shall formulate and implement a strategic plan and a plan to improve and sustain Bank earnings. Additionally, the Bank must prepare a budget and update the profit plan by November 30th of each year. All such items must be submitted to the FDIC and the OFR. The Bank was granted an extension to September 28, 2010 to submit its strategic plan and submitted it prior to that date.

➢
By May 17, 2010, the Bank must review, revise and adopt its liquidity, contingency funding and funds management policy, including implementing any changes recommended by the FDIC or the OFR. These were completed and submitted on May 27, 2010, following an extension granted to May 28, 2010.

➢
Throughout the life of the Consent Order, the Bank shall not accept, renew, or rollover any brokered deposit, and shall comply with the restrictions on the effective yields on deposits exceeding national averages. In addition, by March 28, 2010, the Bank was required to submit to the FDIC and the OFR a plan to reduce reliance on brokered deposits, which it has done. The Bank has not accepted, renewed or rolled over any brokered deposits since July 2009. With respect to the yield limitations, it is possible that the Bank could experience a decrease in deposit inflows, or the migration of current deposits to competitor institutions, if other institutions offer higher interest rates than those permitted to be offered by the Bank.

➢
During the life of the Consent Order, the Bank shall limit its asset growth to 10% per year, unless the FDIC and the OFR consent to greater growth. Under the recently adopted strategic plan, the growth percentage will not exceed these growth parameters.

➢
While the Consent Order is in effect, the Bank shall not declare or pay dividends, or any other form of payment representing a reduction in capital without the prior written approval of the FDIC and the OFR. The Bank has never paid a dividend to the holding company.

(continued)

Notes to Consolidated Financial Statements, Continued

(19)	Regulatory Matters, Continued

➢
Within 30 days of the end of each calendar quarter, the Bank shall furnish written progress reports to the FDIC and the OFR detailing the form, manner, and results of any actions taken to secure compliance. The Bank has, and will continue to prepare and submit such reports.

On February 2, 2011, the Bank received a Supervisory Prompt Corrective Action Directive (the “Directive”), effective as of January 28, 2011 (the “Effective Date”) from the Federal Deposit Insurance Corporation (“FDIC”).  The FDIC issued the Directive due to the Bank’s failure to submit an acceptable capital restoration plan to the FDIC, the deteriorating condition of the Bank and management’s failure to improve the condition of the Bank.  The Directive requires that: (1) within 30 days of the Effective Date (by February 27, 2011), the Bank must comply with the requirements of its Consent Order by attaining a Tier 1 Leverage Capital Ratio of 8% and a Total Risk Based Capital Ratio of 11% and (2) within 10 days of the Effective Date (extended to February 11, 2011) submit an acceptable capital restoration plan to the FDIC, which expressly provides that the Bank will attain such capital levels.  An updated capital restoration plan was submitted on February 11, 2011; however, the Bank has not been able to comply with the required capital ratios.

The Directive further requires that if the Bank does not increase its capital to such levels by February 27, 2011, the Bank must take any necessary action for the Bank to be acquired by, or merged into, another financial institution.

If the Bank fails to satisfy the requirements of the Directive, it is likely that the FDIC or the Florida Office of Financial Regulation will take further regulatory enforcement action against the Bank, including the closure of the Bank and the placement of it into receivership with the FDIC.

The Directive also prohibits the Bank from: (1) making any payments on its subordinated debt or paying any capital distributions or dividends; (2) providing certain compensation to senior executive officers or excessive compensation or bonuses generally; (3) accepting, renewing or rolling over any brokered deposits; (4) paying interest on deposits in excess of FDIC-established market rates; and (5) acquiring any interest in any company, establishing any branches, engaging in any new line of business, entering into any material transaction outside the ordinary course of business, extending credit for any highly leveraged transaction, amending its Articles of Incorporation or Bylaws, materially changing its accounting methods, or engaging in certain transactions with affiliates (including the holding company), without the FDIC’s prior approval.  Furthermore, the Directive requires the Bank to alter, reduce or terminate any activity the FDIC determines poses excessive risk to the Bank.

(20)	Subsequent Events

The Federal Deposit Insurance Corporation (“FDIC”) and the Florida Office of Financial Regulation (“OFR”) recently completed the fieldwork for their joint examination of the Bank.  As a result of the examination, the Bank, with the concurrence of the FDIC and OFR, will record an additional provision for loan losses during the quarter ended March 31, 2011.  The range of additional losses to be recorded is $2.0 million to $2.7 million.

                                                                           (continued)

 Notes to Consolidated Financial Statements, Continued

(21)	Holding Company Financial Information

The Holding Company's unconsolidated financial information is as follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2010	2009
Assets

Cash and cash equivalents	$57	379
Investment in subsidiary	6,619	14,255
Other assets	405	192

Total assets	$7,081	14,826

Liabilities

Total liabilities	$369	187

Stockholders’ Equity

Stockholders’ Equity	6,712	14,639

Total Liabilities and Stockholders’ Equity	$7,081	14,826

Condensed Statements of Operations

	Year Ended December 31,
	2010	2009

Revenues	$-	-
Expenses	(313)	(225)

Loss before loss of subsidiary	(313)	(225)
Loss of subsidiary	(7,645)	(8,983)

Net loss	$(7,958)	(9,208)

(continued)

Notes to Consolidated Financial Statements, Continued

(21)	Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(7,958)	(9,208)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Share-based compensation	25	51
Undistributed losses of subsidiary	7,645	8,983
(Increase) decrease in other assets	(213)	150
Increase in other liabilities	179	76

Net cash (used in) provided by operating activities	(322)	52

Cash flows from investing activity -
Investment in subsidiary	-	(3,800)

Cash flows from financing activities -
Cash dividends paid to preferred shareholder	-	(275)

Net decrease in cash and cash equivalents	(322)	(4,023)

Cash and cash equivalents at beginning of year	379	4,402

Cash and cash equivalents at end of year	$57	379

Non-cash transactions:

Accumulated other comprehensive loss of subsidiary, net change in unrealized loss (gain) on securities available for sale, net of tax	$9	(810)

Accrual of preferred stock dividend	$3	290

Report of Independent Registered Public Accounting Firm

FPB Bancorp, Inc.
Port St. Lucie, Florida:

We have audited the accompanying consolidated balance sheets of FPB Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s operating and capital requirements, along with recurring losses raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
April 14, 2011

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

Jillian A. Lopez, Vice President, Human Resource Officer

Christina M. Saltos, Assistant Vice President, Branch Manager (Gatlin)

Sarah C. Baker, Assistant Vice President, Branch Manager (Stuart)

Peter G. Ferlatte, Vice President, Network Administration Officer

Rebekah A. Witt, Vice President, Loan Operations

Leonardo Miranda, Vice President, Credit Administration

Marie Lezeau, Assistant Vice President, Controller

Kathleen Dayball, Assistant Vice President, Branch Manager (Vero Beach)

Kathryn Hayden, Assistant Vice President, Branch Manager (Port St. Lucie)

Rochelle Black, Assistant Vice President, Branch Manager (Palm City)

GENERAL INFORMATION

Annual Meeting	The Annual Meeting of the Stockholders has not been scheduled.

Transfer Agent and	Registrar and Transfer Co.
Registrar	10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Corporate Counsel	Igler & Dougherty, P.A.
2457 Care Drive
Tallahassee, Florida 32308

Independent	Hacker, Johnson & Smith PA
Auditors	Independent Registered Public Accountants
500 West Cypress Creek Road, Suite 450
Fort Lauderdale, Florida 33309

Form 10-K
A copy of the Form 10-K as filed with the Securities and Exchange Commission may be obtained by stockholders without charge upon written request to Nancy E. Aumack, Senior Vice President and Chief Financial Officer, 1792 NE Jensen Beach Blvd., Jensen Beach, Florida 34957.

COMMON STOCK PRICES AND DIVIDENDS

The common stock of FPB Bancorp, Inc. is listed on the Nasdaq Capital Market, under the symbol "FPBI". The Company did not declare a dividend for the year ended December 31, 2010.  Future dividends, if any, will be determined by the Board of Directors. As of December 31, 2010, FPB Bancorp, Inc. had approximately 1,400 holders of record of common stock.

Office Locations

1301 SE Port St. Lucie Blvd.
Port St. Lucie, FL 34952
(772) 398-1388

715 Colorado Avenue
Stuart, FL 34994
(772) 287-1300

2500 Virginia Avenue
Fort Pierce, FL 34982
(772) 460-2220

4000 20th Street
Vero Beach, FL 32960
(772) 770-0090

3001 SW Martin Downs Blvd.
Palm City, FL 34990
(772) 283-5857

  2031 SW Gatlin Blvd.
Port St. Lucie, FL 34953
(772) 340-7550